As filed with the Securities and Exchange Commission on March 1, 2010

Registration No. 333-164313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Phillips Edison – ARC Shopping Center REIT Inc.

(Exact name of registrant as specified in its charter)

Maryland	6798	27-1106076
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

11501 Northlake Drive

Cincinnati, Ohio 45249

(513) 554-1110

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Jeffrey S. Edison

Chief Executive Officer

11501 Northlake Drive

Cincinnati, Ohio 45249

(513) 554-1110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.	Peter M. Fass, Esq.
Michael S. O’Sullivan, Esq.	James P. Gerkis, Esq.
DLA Piper LLP (US)	Proskauer Rose LLP
4141 Parklake Avenue, Suite 300	1585 Broadway
Raleigh, North Carolina 27612-2350	New York, New York 10036-8299
(919) 786-2000	(212) 969-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☒

(Do not check if smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any state where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED                 , 2010

Phillips Edison – ARC Shopping Center REIT Inc.

Maximum Offering of 180,000,000 Shares of Common Stock

Minimum Offering of 250,000 Shares of Common Stock

Phillips Edison – ARC Shopping Center REIT Inc. is a newly organized Maryland corporation that will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase. In addition, we may invest in other retail properties including power and lifestyle shopping centers, multi-tenant shopping centers, free standing single-tenant retail properties, and other real estate and real estate-related loans and securities depending on real estate market conditions and investment opportunities that our board of directors determines are in the best interests of our stockholders. We intend to elect to qualify and be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our taxable year ending December 31, 2010, although such election may be postponed to our taxable year ending December 31, 2011.

We are offering up to 150,000,000 shares of our common stock at a price of $10.00 per share on a “best efforts” basis through Realty Capital Securities, LLC, our dealer manager. “Best efforts” means that our dealer manager is not obligated to purchase any specific number or dollar amount of shares. We also are offering up to 30,000,000 shares of our common stock pursuant to our dividend reinvestment plan at $9.50 per share. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our dividend reinvestment plan.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 26 to read about risks you should consider before buying shares of our common stock. These risks include the following:

•	We are a “blind pool” offering because we do not currently own any investments and have not identified any investments to acquire.
•

No public market currently exists for our common stock, and we have no plans to list our shares on an exchange. If you are able to sell your shares, you would likely have to sell them at a substantial discount or loss.

•

No one may own more than 9.8% of our aggregate outstanding stock unless exempted by our board and we may prohibit transfers of our shares to ensure our qualification as a REIT. See “Description of Shares—Restriction on Ownership of Shares” beginning on page 190.

•	This price is arbitrary and unrelated to the book or net value of our assets or to our expected operating income.
•	We depend on our advisor to conduct our operations. Our advisor has no operating history and limited experience operating a public company.
•	We have no operating history, and our total assets consist of $200,000 cash and $942,618 of deferred offering costs.
•

All of our executive officers and some of our directors are also officers, managers, directors and/or holders of a controlling interest in our advisor, sub-advisor, dealer manager and other affiliates of our sponsors. As a result, they will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other sponsor-advised programs.

•

If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of real estate assets and the value of your investment may vary more widely with the performance of specific assets.

•	We will pay substantial fees and expenses to our advisor, our sub-advisor and their respective affiliates and broker-dealers. These fees increase your risk of loss.
•

Although our distribution policy is not to use the proceeds of this offering to make distributions, our organizational documents permit us to pay distributions from any source without limit, including offering proceeds. Until the proceeds from this offering are fully invested and from time to time during our operational stage, we expect to use proceeds from financings to fund distributions in anticipation of cash flow to be received in later periods. We may also fund such distributions from advances from our advisor or sponsors or from our advisor’s deferral of its fees.

•

We may incur debt exceeding 75.0% of the cost of our tangible assets with the approval of the conflicts committee. During the early stages of this offering, we expect that our conflicts committee will approve debt in excess of this limit. Higher debt levels increase the risk of your investment.

Neither the U.S. Securities and Exchange Commission, or SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

	Price to Public		Selling Commissions		Dealer Manager Fee		Net Proceeds (Before Expenses)
Primary Offering
Per Share	$10.00	*	$0.70	*	$0.30	*	$9.00
Total Minimum	$2,500,000.00	*	$175,000.00	*	$75,000.00	*	$2,250,000.00
Total Maximum	$1,500,000,000.00	*	$105,000,000.00	*	$45,000,000.00	*	$1,350,000,000.00
Dividend Reinvestment Plan
Per Share	$9.50		$0.00		$0.00		$9.50
Total Maximum	$285,000,000.00		$0.00		$0.00		$285,000,000.00

*	Discounts are available for some categories of investors. Reductions in commissions and fees will result in corresponding reductions in the purchase price.

We will not sell any shares unless we raise gross offering proceeds of $2,500,000 from persons who are not affiliated with us or our sponsors by , 2011. Pending satisfaction of this condition, all subscription payments will be placed in an account held by the escrow agent,                     , in trust for our subscribers’ benefit, pending release to us. You are entitled to receive the interest earned on your subscription payment while it is held in the escrow account. Once we have raised the minimum offering amount and instructed the escrow agent to disburse the funds in the account, funds representing the gross purchase price for the shares will be distributed to us and the escrow agent will disburse directly to you any interest earned on your subscription payment while it was held in the escrow account. If we do not raise gross offering proceeds of $2,500,000 by                     , we will promptly return all funds in the escrow account (including interest), and we will stop selling shares. We will not deduct any fees if we return funds from the escrow account.

We expect to sell the 150,000,000 shares offered in our primary offering over a two-year period, or by                     , 2012. If we have not sold all of the shares within two years, we may continue the primary offering for an additional year until                     , 2013. If we decided to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually.

We will not sell any shares to Pennsylvania investors unless we raise $50.0 million in gross offering proceeds (including sales made to residents of other jurisdictions) from persons not affiliated with us or our sponsors. If we do not raise this amount by                     , 2012, we will promptly return all funds held in escrow for the benefit of Pennsylvania investors.

The date of this prospectus is             , 2010.

INVESTOR SUITABILITY STANDARDS

An investment in our common stock involves significant risk and is suitable only for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment. Persons who meet this standard and seek to diversify their personal portfolios with a finite-life, real estate-based investment, which among its benefits hedges against inflation and the volatility of the stock market, seek to receive current income, seek to preserve capital, wish to obtain the benefits of potential long-term capital appreciation and who are able to hold their investment for a time period consistent with our liquidity plans are most likely to benefit from an investment in our company. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment not to consider an investment in our common stock as meeting these needs. Notwithstanding these investor suitability standards, potential investors should note that investing in shares of our common stock involves a high degree of risk and should consider all the information contained in this prospectus, including the “Risk Factors” section contained herein, in determining whether an investment in our common stock is appropriate.

In order to purchase shares in this offering, you must:

•	meet the applicable financial suitability standards as described below; and

•	purchase at least the minimum number of shares as described below.

We have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, home furnishings and automobiles, either:

•	minimum net worth of at least $250,000; or

•	minimum annual gross income of at least $70,000 and a minimum net worth of at least $70,000.

The minimum purchase is 250 shares ($2,500). You may not transfer fewer shares than the minimum purchase requirement. In addition, you may not transfer, fractionalize or subdivide your shares so as to retain less than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for individual retirement accounts, or IRAs, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and automobiles.

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

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Kentucky

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Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington

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Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10.0% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident’s net worth.

Tennessee

•	In addition to the general suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10.0% of the resident’s net worth.

Kansas

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In addition to the general suitability requirements described above, it is recommended that investors should invest no more than 10.0% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

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In addition to the general suitability requirements described above, no more than 10.0% of any one Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

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In addition to the general suitability requirements described above, investors’ maximum investment in our shares will be limited to 10.0% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama and Mississippi

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In addition to the general suitability requirements described above, shares will only be sold to Alabama and Mississippi residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

In addition, because the minimum offering amount is less than $100 million, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of subscriptions proceeds. Further, the minimum aggregate closing amount for Pennsylvania investors is $50,000,000.

In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan or pension or profit-sharing plan), these minimum suitability standards must be satisfied by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase our common stock if the donor or the grantor is the fiduciary. Prospective investors with investment discretion over the assets of an individual retirement account, employee benefit plan or other retirement plan or arrangement that is covered by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or Section 4975 of the Internal Revenue Code should carefully review the information in the section of this prospectus entitled “ERISA Considerations.” Any such prospective investors are required to consult their own legal and tax advisors on these matters.

In the case of gifts to minors, the minimum suitability standards must be met by the custodian of the account or by the donor.

In order to ensure adherence to the suitability standards described above, requisite criteria must be met, as set forth in the subscription agreement in the form attached hereto as Appendix B. In addition, our sponsors, our dealer manager and the soliciting dealers, as our agents, must make every reasonable effort to determine that the purchase of our shares is a suitable and appropriate investment for an investor. In making this determination, the soliciting dealers will rely on relevant information provided by the investor in the investor’s subscription agreement, including information regarding the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information. Executed subscription agreements will be maintained in our records for six years. See “Plan of Distribution—Suitability Standards” for a detailed discussion of the determinations regarding suitability that we require.

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PROSPECTUS SUMMARY

As used herein and unless otherwise required by context, the term “prospectus” refers to this prospectus as amended and supplemented. This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, before making a decision to invest in our common stock. In this prospectus, references to “Phillips Edison – ARC Shopping Center REIT Inc.,” “our company,” “the company,” “we,” “us” and “our” mean Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation, and Phillips Edison – ARC Shopping Center Operating Partnership, L.P., a Delaware limited partnership and the subsidiary through which we will conduct substantially all of our business and which we refer to as “our operating partnership,” except where it is clear from the context that the term only means the issuer of the common stock in this offering, Phillips Edison – ARC Shopping Center REIT Inc. When we refer to our “charter” in this prospectus, we are referring to our charter as it will be amended and restated prior to the commencement of this offering.

As described in more detail throughout this prospectus, we have entered into a contractual relationship with our advisor. In exchange for services provided to us, we will pay our advisor certain fees and reimburse certain expenses. Our advisor has entered into a contractual relationship with a sub-advisor that provides some of these services to us on behalf of the advisor. Any fees that we pay to our advisor may be assigned by our advisor to the sub-advisor according to the terms of the agreement between those parties. Any references in this prospectus to fees or expenses that we pay or reimburse to “our sub-advisor” or its affiliates are actually fees or expenses paid or reimbursed to our advisor that are then paid or assigned to the sub-advisor by our advisor pursuant to the terms of agreement between those parties.

What is Phillips Edison – ARC Shopping Center REIT Inc.?

Phillips Edison – ARC Shopping Center REIT will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. The shopping centers will have a mix of national, regional, and local retailers who sell essential goods and services to customers who live in the neighborhood. We expect to build a high quality portfolio with the following characteristics:

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Necessity Based Retail – We expect to acquire well-occupied shopping centers that focus on serving the day-to-day shopping needs of the community in the surrounding trade area (e.g. grocery stores, general merchandise stores, discount stores, drug stores, restaurants, and neighborhood service providers);

•

Diversified Portfolio – Once we have substantially invested all of the proceeds of this offering, we expect to acquire a well diversified portfolio based on geography, anchor tenant diversity, tenant mix, lease expirations, and other factors;

•	Infill Locations – We will target properties in more densely populated locations with higher barriers to entry which limits additional competition;

•

Growth Markets – Our properties will be located in established or growing markets based on trends in population growth, employment, household income, employment diversification, and other key demographic factors; and

•	Discount To Replacement Cost – In the current acquisition environment, we expect to acquire properties at values based on current rents and at a substantial discount to replacement cost.

We will focus on maximizing stockholder value and some of the key elements of our financial strategy include:

•

Institutional Seasoned Management – We will acquire and manage the portfolio through our advisor and sub-advisor and their affiliates, including Phillips Edison sponsor’s seasoned team of professional managers with over 180 years of combined operating history and extensive knowledge and expertise in the retail sector;

•

National Platform – We will provide reliable execution of the investment and operating strategies through our advisor and sub-advisor and their affiliates who have a fully integrated, scalable, national operating platform with extensive knowledge of the retail marketplace and established national tenant relationships;

•	Property Focus – We will utilize a property-specific focus that combines intensive leasing and merchandising plans with cost containment measures and delivers a more solid and stable income stream;

•	Stable Dividend – We expect to pay monthly distributions to our stockholders that will be covered by funds from operations (FFO);

•	Low Leverage – We will target a prudent leverage strategy with no more than a 50.0% loan to value ratio on our portfolio (calculated once we have invested substantially all of the offering proceeds);

•	Upside Potential – We expect our portfolio to have upside potential from a combination of lease-up, rent growth, cost containment and increased cash flow; and

•	Exit Strategy – We expect to sell our assets, sell or merge our company, or list our company within three to five years after the end of this offering.

We were incorporated in the State of Maryland on October 13, 2009 and we currently do not own any real estate assets. Because we have not yet identified any specific assets to acquire, we are considered to be a blind pool.

Our external advisor and sub-advisor, American Realty Capital II Advisors, LLC (“ARC Advisor” or “our advisor”) and Phillips Edison & Company SubAdvisor LLC (the “Phillips Edison Sub-Advisor” or “our sub-advisor”), respectively, will conduct our operations and manage our portfolio of real estate investments. We have no paid employees.

Our office is located at 11501 Northlake Drive, Cincinnati, Ohio 45249. Our telephone number is (513) 554-1110. Our fax number is (513) 554-1820, and our web site address is

What is a REIT?

In general, a REIT is an entity that:

•	combines the capital of many investors to acquire or provide financing for real estate investments;

•	allows individual investors to invest in a professionally managed, large-scale, diversified portfolio of real estate assets;

•	pays distributions to investors of at least 90.0% of its annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain); and

•

avoids the “double taxation” treatment of income that normally results from investments in a corporation because a REIT is not generally subject to U.S. federal corporate income taxes on that portion of its income distributed to its stockholders, provided certain U.S. federal income tax requirements are satisfied.

However, under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year after electing REIT status, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for U.S. federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

What are your investment objectives?

Our primary investment objectives are:

•	to provide you with stable cash distributions;

•	to preserve and protect your capital contribution;

•	to realize growth in the value of our assets upon the sale of such assets; and

•

to provide you with the potential for future liquidity through the sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction. See “—What are your exit strategies?”

We may return all or a portion of your capital contribution in connection with the sale of the company or the assets we will acquire or upon maturity or payoff of debt investments we may make. Alternatively, you may be able to obtain a return of all or a portion of your capital contribution in connection with the sale of your shares.

Are there any risks involved in an investment in your shares?

Investing in our common stock involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus beginning on page 26, which contains a detailed discussion of the material risks that you should consider before you invest in our common stock. Some of the more significant risks relating to an investment in our shares include:

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No public market currently exists for our shares of common stock, and we currently have no plans to list our shares on a national securities exchange. Our shares cannot be readily sold and, if you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.

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Our charter prohibits the ownership of more than 9.8% in value of our aggregate outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock, unless exempted by our board of directors, which may inhibit large investors from purchasing your shares.

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The offering price of our shares may not be indicative of the price at which our shares would trade if they were listed on an exchange or actively traded, and this price bears no relationship to the book or net value of our assets or to our expected operating income.

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We are dependent on our advisor to select investments and conduct our operations. Our advisor has no operating history and limited experience operating a public company. This inexperience makes our future performance difficult to predict.

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We have no operating history and, as of the date of this prospectus, our total assets consist of $200,000 cash and $942,618 deferred offering costs. Because we have not identified any real estate properties to acquire or real estate-related assets to acquire or originate with proceeds from this offering, you will not have an opportunity to evaluate our investments before we make them, making an investment in us more speculative.

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All of our executive officers and some of our directors and other key real estate professionals are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, sub-advisor, dealer manager and other sponsor-affiliated entities. As a result, our executive officers, some of our directors, some of our key real estate professionals, our advisor and sub-advisor and their respective affiliates will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other programs and investors advised by our sponsors and their respective affiliates and conflicts in allocating time among us and these other programs and investors. These conflicts could result in action or inaction that is not in the best interests of our stockholders.

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Affiliates of our sponsors will receive fees in connection with transactions involving the purchase of our investments. These fees, at least initially, will be based on the cost of the investment, and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us.

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We may also pay significant fees in connection with a liquidity event. Although most of the fees payable in connection with a liquidity event are contingent on our investors first receiving agreed-upon investment returns, affiliates of our sponsors could also receive significant payments even without our reaching the investment-return thresholds should we seek to become self-managed.

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If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of real estate properties and real estate-related assets and the value of your investment may vary more widely with the performance of specific assets.

•

We will pay substantial fees to and expenses of our sponsors, our advisor, our sub-advisor and their respective affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

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Our organizational documents permit us to pay distributions from any source without limit, including offering proceeds. Until the proceeds from this offering are fully invested and from time to time during our operational stage, we expect to use proceeds from financings to fund distributions in anticipation of cash flow to be received in later periods. We may also fund such distributions from advances from our advisor or sponsors or from our advisor’s deferral of its fees.

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Our policies do not limit us from incurring debt until our borrowings would exceed 75.0% of the cost (before deducting depreciation or other non-cash reserves) of our tangible assets, and we may exceed this limit with the approval of the conflicts committee of our board of directors. During the early stages of this offering and to the extent financing in excess of this limit is available on attractive terms, we expect that our conflicts committee will approve debt in excess of this limit. High debt levels could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

•	We depend on tenants for our revenue and, accordingly, our revenue is dependent upon the success and economic viability of our tenants.

•

Our current and future investments in real estate properties and real estate-related loans and securities may be affected by unfavorable real estate market and general economic conditions, which could decrease the value of those assets and reduce the investment return to you.

•	Continued disruptions in the financial markets and challenging economic conditions could adversely affect our ability to obtain financing on favorable terms, if at all.

What is the role of the board of directors?

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. We will have seven members of our board of directors, four of which will be independent of our sponsors and their respective affiliates. Our charter requires that a majority of our directors be independent of our sponsors and creates a committee of our board consisting solely of all of our independent directors. This committee, which we call the conflicts committee, is responsible for reviewing the performance of ARC Advisor and must approve other matters set forth in our charter. Our directors are elected annually by the stockholders.

Who is your advisor and sub-advisor and what will they do?

American Realty Capital II Advisors, LLC, an affiliate of American Realty Capital II, LLC, one of our sponsors, is our advisor. As our advisor, ARC Advisor will be responsible for coordinating the management of our day-to-day operations and for identifying and making investments in real estate properties on our behalf, subject to the supervision of our board of directors. Subject to the terms of the advisory agreement between ARC Advisor and us, ARC Advisor will delegate certain duties, including the management of our day-to-day operations and our portfolio of real estate assets, to Phillips Edison Sub-Advisor, which is indirectly wholly-owned by Phillips Edison Limited Partnership, our other sponsor, and which we generally refer to throughout this prospectus as the “sub-advisor.” Notwithstanding such delegation to the sub-advisor, ARC Advisor retains ultimate responsibility for the performance of all the matters entrusted to it under the advisory agreement.

Because our advisor is owned by affiliates of American Realty Capital II, LLC and because our sub-advisor is owned by affiliates of Phillips Edison Limited Partnership, we consider ourselves to be co-sponsored by the individuals who own and control those entities. Unless the context dictates otherwise, throughout this prospectus we generally refer collectively to Phillips Edison Limited Partnership and the individuals who own and control it, as our “Phillips Edison sponsors.” We generally refer collectively to American Realty Capital II, LLC and the individuals who own and control it, as our “ARC sponsors.”

ARC Advisor and Phillips Edison Sub-Advisor will make most of the decisions regarding the selection and the negotiation of real estate investments. ARC Advisor or Phillips Edison Sub-Advisor will then make recommendations on all investments to our board of directors and the independent directors that constitute our conflicts committee will have the right to approve or reject all proposed investments. ARC Advisor and Phillips Edison Sub-Advisor will also provide asset-management, marketing, investor-relations and other administrative services on our behalf with the goal of maximizing our operating cash flow.

What is the experience of your advisor?

ARC Advisor is a recently organized limited liability company that was formed in the State of Delaware on December 28, 2009. Our advisor has no operating history and limited experience managing a public company.

What is the experience of your Phillips Edison sponsors?

Formed in 1991, Phillips Edison is a fully-integrated, real estate operating company that acquires and repositions underperforming (primarily anchored) neighborhood retail shopping centers throughout the United States. Since its inception, Phillips Edison has operated with financial partners through both property-specific joint ventures and multi-asset discretionary private equity funds. Phillips Edison and its affiliates have acquired and currently manage assets having an aggregate value of approximately $1.8 billion, providing its investors with a vehicle through which they could invest in a carefully selected and professionally managed portfolio of operating assets and development opportunities which have produced a track record of strong financial results. Phillips Edison and its affiliates have over 3,000 tenants and long standing relationships with national and regional companies with high credit ratings.

Michael C. Phillips, Co-Chairman of the Board, has served as a principal of Phillips Edison since 1991. Jeffrey S. Edison, Co-Chairman of the Board and our Chief Executive Officer, has served as a principal of Phillips Edison since 1995. We consider Messrs. Phillips and Edison to be our individual Phillips Edison sponsors. They have significant experience in real estate acquisitions, repositionings, financings and dispositions, as well as property management, project development and leasing. Messrs. Phillips and Edison have invested in commercial real estate through all economic cycles and together have more than 50 years of experience in the real estate industry.

What is the experience of your ARC sponsors?

American Realty Capital II, LLC, our ARC sponsor, is owned by Nicholas S. Schorsch, William M. Kahane, one of our directors, Peter M. Budko, Brian S. Block and Michael Weil. Each of these individuals is an executive officer of American Realty Capital Trust, Inc., a non-traded public REIT that focuses on acquiring a diversified portfolio of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants.

Nicholas S. Schorsch is the Chairman and Chief Executive Officer of American Realty Capital New York Recovery REIT, Inc. Mr. Schorsch has also been the Chief Executive Officer of American Realty Capital Trust, Inc., American Realty Capital Properties, LLC, and American Realty Capital Advisors, LLC. Mr. Schorsch has executed in excess of 1,000 acquisitions with an aggregate transactional value of approximately $5.0 billion. William M. Kahane is the President, Chief Operating Officer and Treasurer of American Realty Capital Trust, Inc., American Realty Capital Properties, LLC and American Realty Capital Advisors, LLC and has been active in the structuring and financial management of commercial real estate investments for over 25 years. We consider Messrs. Schorsch and Kahane to be our individual ARC sponsors.

How do you expect your portfolio to be allocated between real estate properties and real estate-related loans and securities?

We intend to acquire and manage a diverse portfolio of real estate properties and real estate-related loans and securities. We plan to diversify our portfolio by geographic region, tenant mix, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate properties and real estate-related assets that provide stable returns to our investors. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our portfolio to other real estate properties, real estate-related loans and securities and the equity securities of other REITs and real estate companies, assuming we sell the maximum offering amount.

How will you select potential properties for acquisition?

To find properties that best meet our criteria for investment, our advisor and sub-advisor have developed a disciplined investment approach that combines the experience of their teams of real estate professionals with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment.

What types of debt-related investments do you expect to make?

Assuming that we sell the maximum offering amount, we expect that our real estate-related investments will constitute no more than 10.0% of our portfolio or to represent a substantial portion of our assets at any one time. With respect to our investments in such assets, we will primarily focus on investments in first mortgages. The other debt-related investments in which we may invest include mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; collateralized debt obligations; debt securities issued by real estate companies; and credit default swaps.

What types of investments will you make in the equity securities of other companies?

We expect to make equity investments in REITs and other real estate companies. We may purchase the common or preferred stock of these entities or options to acquire their stock. We do not expect our non-controlling equity investments in other public companies to exceed 5.0% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. In addition, we do not expect our non-controlling equity investments in other public companies combined with our investments in real estate properties outside of our target shopping center investments and other real estate-related investments to exceed 10.0% of our portfolio, assuming we sell the maximum offering amount.

Will you use leverage?

Yes. We expect that once we have fully invested the proceeds of this offering, assuming we sell the maximum amount, our debt financing will be approximately 50.0% of the value of our real estate investments (calculated after the close of this offering) plus the value of our other assets, but may be as high as 65.0%. There is no limitation on the amount we may borrow for the purchase of any single asset. Our charter limits our borrowings to 75.0% of the cost (before deducting depreciation or other non-cash reserves) of our tangible assets; however, we may exceed that limit if a majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. In all events, we expect that our secured and unsecured borrowings will be reasonable in relation to the net value of our assets and will be reviewed by our board of directors at least quarterly.

We do not intend to exceed the leverage limit in our charter except in the early stages of our development when the costs of our investments are most likely to exceed our net offering proceeds. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. However, high levels of debt could cause us to incur higher interest charges and higher debt service payments, which would decrease the amount of cash available for distribution to our investors.

How will you structure the ownership and operation of your assets?

We plan to own substantially all of our assets and conduct our operations through Phillips Edison – ARC Shopping Center Operating Partnership, L.P., which we refer to as our operating partnership in this prospectus. Because we plan to conduct substantially all of our operations through the operating partnership, we are considered an UPREIT. UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” Using an UPREIT structure may give us an advantage in acquiring properties from persons who may not otherwise sell their properties because of certain unfavorable U.S. federal income tax consequences.

What conflicts of interest will your sponsors face?

Each of our Phillips Edison and ARC sponsors, and their respective affiliates and personnel, will experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our sponsors and their respective affiliates will face include the following:

•

Our Phillips Edison sponsor and its affiliates must determine which investment opportunities to recommend to us and to two other operating private Phillips Edison-sponsored programs for which the offering proceeds have not been fully invested, as well as any programs Phillips Edison affiliates may sponsor in the future;

•

Our ARC sponsor and its affiliates must determine which investment opportunities to recommend to us and to other ARC-sponsored programs, as well as any programs ARC affiliates may sponsor in the future;

•

Because our ARC sponsor is a sponsor of two other public offerings concurrently with this offering, we will have to compete with other programs sponsored by our ARC sponsor for the same investors when raising capital;

•	ARC Advisor and its affiliates may structure the terms of joint ventures between us and other Phillips Edison- or ARC-sponsored programs or Phillips Edison- or ARC-advised entities;

•	Our sponsors and their respective affiliates will have to allocate their time between us and other real estate programs and activities in which they are involved;

•

Our sponsors and their respective affiliates will receive fees in connection with transactions involving the purchase, origination, management and sale of our assets regardless of the quality of the asset acquired or the services provided to us;

•	Our dealer manager, Realty Capital Securities, LLC, is an affiliate of ARC Advisor and will receive fees in connection with our public offerings of equity securities;

•	We may only terminate our dealer manager in limited circumstances and, except under certain conditions, will be obligated to use our dealer manager in future offerings;

•

ARC Advisor may terminate the advisory agreement without penalty upon 60 days’ written notice and, upon termination of the advisory agreement, ARC Advisor may be entitled to a termination fee if (based upon an independent appraised value of the portfolio) it would have been entitled to a subordinated share of cash flows had the portfolio been liquidated on the termination date, which fee ARC Advisor may choose to defer until such time as we list our shares on a national securities exchange, if ever, or until such time as we liquidate substantially all of our assets; and

•

We may seek stockholder approval to internalize our management by acquiring assets and personnel from our advisor for consideration that would be negotiated at that time. The payment of such consideration could result in dilution to your interest in us and may provide incentives to our advisor or its management to pursue an internalization transaction rather than an alternative strategy, even if such alternative strategy might otherwise be in our stockholders’ best interests.

What is the ownership structure of the company and the entities that perform services for you?

The following chart shows the ownership structure of the various entities that perform or are likely to perform important services for us.

(1) Indirectly wholly-owned subsidiary of Phillips Edison Limited Partnership.

(2) Currently owns 20,000 of our shares.

What are the fees that you will pay to the advisor, its affiliates, the dealer manager and your directors?

ARC Advisor and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. We will also compensate the dealer manager and our independent directors for their service to us. The most significant items of compensation are included in the table below. Unless otherwise noted, the fees to be paid and expenses to be reimbursed described below will be paid or reimbursed to our advisor, an affiliate of our ARC sponsor. ARC Advisor may then assign such fees or expense reimbursements to our sub-advisor, an affiliate of our Phillips Edison sponsor, in whole or in proportion to the amount of services provided or expenses incurred on our behalf (collectively the advisor and sub-advisor, the “Advisor Entities”) pursuant to the terms of the sub-advisory agreement between those parties. Selling commissions and dealer manager fees may vary for different categories of purchasers. This table assumes that we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers) and assumes a $9.50 price for each share sold through our dividend reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold through our dividend reinvestment plan or the “friends and family” program.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering
Organization and Offering Stage

Selling Commissions – Dealer Manager	7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except no selling commissions are payable on shares sold under the dividend reinvestment plan or our “friends and family” program. We expect that the dealer manager will reallow 100% of commissions earned to participating broker-dealers.	$175,000/$105,000,000

Dealer Manager Fee – Dealer Manager	3.0% of gross offering proceeds, except no dealer manager fee is payable on shares sold under the dividend reinvestment plan or our “friends and family” program. The dealer manager may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$75,000/$45,000,000

Other Organization and Offering Expenses	To date, the sub-advisor has paid organization and offering expenses on our behalf. We will reimburse on a monthly basis the sub-advisor for these costs and future organization and offering costs it, our advisor or their respective affiliates may incur on our behalf but only to the extent that the reimbursement would not exceed 1.5% of gross offering proceeds over the life of the offering or cause the selling commissions, the dealer manager fee and such other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement.	$37,500/$22,500,000

Acquisition and Development Stage
Acquisition Fees	We will pay to our Advisor Entities 1.0% of the contract purchase price of each property acquired (including our	$22,125 (minimum offering and no

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering
	pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case exclusive of acquisition fees and acquisition expenses, but in each case including any indebtedness assumed or incurred in respect of such investment.	debt)/$13,275,000 (maximum offering and no debt)/$26,550,000 (maximum offering and target leverage of 50.0% of the cost of our investments)/$53,100,000 (maximum offering, assuming levarage of 75.0% of the cost of our investments (which is the maximum leverage permitted under our charter, unless a majority of our conflicts committee approves additional borrowings))

Acquisition Expenses	We will reimburse our Advisor Entities for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses payable with respect to a particular investment exceed 6.0% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 6.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).	$11,063/$6,637,500

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering
Development Fee	If we engage an affiliate of one of our sponsors to provide development services with respect to a particular property, we will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project.	We cannot determine these amounts at the present time.

Operational Stage
Asset Management Fee	We will pay our advisor a quarterly fee of 0.25% of the sum of the cost of all real estate and real estate-related investments we own and of our investments in joint ventures, including acquisition fees, acquisition and origination expenses and any debt attributable to such investments until 18 months following the end of this or any follow-on public offering. Thereafter, the quarterly fee will equal 0.25% of the combined fair market value of all real estate and real estate-related investments we own and of our investments in joint ventures. Fair market value shall be determined by the Advisor Entities or by an independent third-party valuation. This fee will be payable quarterly in advance, on January 1, March 1, July 1 and October 1 based on assets held by us during the pervious quarter, adjusted for appropriate closing dates for individual property acquisitions.	The actual amounts depend on the total equity and debt capital we raise and the results of our operations; we cannot determine these amounts at the present time.

Financing Fee	We will pay our advisor a financing fee equal to 0.75% of all amounts made available under any loan or line of credit.	The actual amounts depend on the total debt capital made available to us; we cannot determine these amounts at the present time.

Leasing Fee – Property Manager	If we engage an affiliate of one of our sponsors to provide leasing services with respect to a particular property, we will pay a leasing fee in an amount that is usual and customary for comparable services rendered in the geographic market of the property.	We cannot determine these amounts at the present time.

Construction Oversight Fee	If we engage an affiliate of one of our sponsors to provide construction oversight services with respect to a particular property, we will pay a construction oversight fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the property.	We cannot determine these amounts at the present time.

Other Operating Expenses	We will reimburse the expenses incurred by our Advisor Entities in connection with its provision of services to us, including our allocable share of our Advisor Entities’ overhead, such as rent, personnel costs, utilities and IT costs. Though our Advisor Entities have contractual rights to seek reimbursement for personnel costs, our Advisor Entities do not intend	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering
to do so at this time. If our Advisor Entities do decide to seek reimbursement for personnel costs, such costs include salaries and benefits, but do not include bonuses. Personnel costs are allocated to programs for reimbursement based on the percentage of time devoted by personnel to the program, except that we do not reimburse for the personnel costs of acquisition, financing or disposition personnel. We will also reimburse our Advisor Entities and their respective affiliates for expenses paid on our behalf in connection with investigating and acquiring assets, regardless of whether we acquire the assets. We may not, however, reimburse expenses that exceed the greater of 6.0% of the contract price of any real estate asset or, in the case of a loan, 6.0% of the funds advanced. Reimbursable expenses include items such as property appraisals, environmental surveys, property audit fees, legal fees, asset due diligence review and business travel, such as airfare, hotel, meal and phone charges.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering
Property Management Fees – Property Manager	Property management fees equal to 4.5% of the annualized gross revenues of the properties managed by Phillips Edison Property Manager, our property manager, will be payable monthly. In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we will pay the property manager an oversight fee equal to 1.0% of the annualized gross revenues of the property managed payable monthly. In no event will we pay both a property management fee and an oversight fee to an affiliated property manager with respect to any particular property. In addition to the property management fee or oversight fee, if our property manager provides leasing services with respect to a property, we will pay our property manager leasing fees in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable property. Our property manager may subcontract the performance of its property management and leasing duties to third parties, and our property manager may pay a portion of its property management or leasing fees to the third parties with whom it subcontracts for these services. We will reimburse the costs and expenses incurred by our property manager on our behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, as well as fees and expenses of third-party accountants. We will not, however, reimburse our property manager for the wages and salaries and other employee-related expenses of on-site employees of our property manager or its subcontractors who are engaged in the operation, management, maintenance or access control of our properties (including taxes, insurance and benefits relating to such employees).	Actual amounts depend on gross revenues of specific properties and actual management fees or property management fees and customary leasing fees and therefore cannot be determined at the present time.

Independent Director Compensation	We will pay each of our independent directors an annual retainer of $30,000. We will also pay our independent directors for attending meetings as follows: (1) $1,000 for each board meeting attended in person or telephonically and (2) $1,000 for each committee meeting attended in person or telephonically. The audit committee chair will also receive an annual retainer of $5,000 and the conflicts committee chair an annual retainer of $3,000. We expect to grant our independent directors an annual award of 2,500 shares of restricted stock. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.	Actual amounts depend on the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering

Liquidation/Listing Stage
Disposition Fees	For substantial assistance in connection with the sale of properties or other investments, we will pay our Advisor Entities or their respective affiliates 2.0% of the contract sales price of each property or other investment sold; provided, however, in no event may the disposition fees paid to our Advisor Entities, their respective affiliates and unaffiliated third parties exceed 6.0% of the contract sales price. The conflicts committee will determine whether our Advisor Entities or their affiliates have provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of a property includes our advisor’s or sub-advisor’s preparation of an investment package for the property (including an investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by the advisor or sub-advisor in connection with a sale. We do not intend to sell properties or other assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor or sub-advisor a disposition fee. Before we sold an asset to an affiliate, the charter would require that our conflicts committee conclude, by a majority vote, that the transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Subordinated Share of Cash Flows	Our Advisor Entities will receive 15.0% of remaining net cash flows after return of capital contributions plus payment to investors of a 7.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ and their respective affiliates’ incentive compensation.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Subordinated Incentive Fee	Our Advisor Entities will receive 15.0% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 7.0% cumulative, pre-tax, non-compounded annual return to investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ and their respective affiliates’ incentive compensation.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Termination Fee	Upon termination or non-renewal of the advisory	Not determinable at this

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering
	agreement, our advisor shall be entitled to a subordinated termination fee. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing on a national securities exchange or other liquidity event occurs.	time. There is no maximum amount of this fee.

How many real estate investments do you currently own?

We currently do not own any properties or other real estate investments. Because we have not yet identified any specific assets to acquire, we are considered to be a blind pool. As property acquisitions become probable, we will supplement this prospectus to provide information regarding the likely acquisition to the extent material to an investment decision with respect to our common stock. We will also describe material changes to our portfolio, including the closing of property acquisitions, by means of a supplement to this prospectus.

Will you acquire properties or other assets in joint ventures?

Possibly. Among other reasons, joint venture investments permit us to own interests in large assets without unduly restricting the diversity of our portfolio. We may also want to acquire properties and other investments through joint ventures in order to diversify our portfolio by investment size or investment risk. In determining whether to invest in a particular joint venture, ARC Advisor will evaluate the real estate assets that such joint venture owns or is being formed to own under the same criteria as our other investments.

If I buy shares, will I receive distributions and how often?

In order that investors may generally begin earning distributions immediately upon our acceptance of their subscription, we expect to authorize and declare daily distributions that will be paid on a monthly basis beginning no later than the first calendar month after the calendar month in which we make our first real estate investment. Once we commence paying distributions, we expect to pay distributions monthly and continue paying distributions monthly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. The timing and amount of distributions will be determined by our board, in its sole discretion, may vary from time to time, and will be influenced in part by its intention to comply with REIT requirements of the Internal Revenue Code.

We expect to have little, if any, funds from operations available for distribution until we make substantial investments. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need funds from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of funds that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third-party borrowings to fund our distributions. We may also fund such distributions from advances from our advisor or sponsors or from our advisor’s deferral of its fees.

Our distribution policy is not to use the proceeds of this offering to pay distributions. However, our board has the authority under our organizational documents, to the extent permitted by Maryland law, to pay distributions from any source without limit, including proceeds from this offering or the proceeds from the issuance of securities in the future.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90.0% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on the income that we distribute to our stockholders each year. See “Certain Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison – ARC Shopping Center REIT Inc.—Annual Distribution Requirements.” Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

May I reinvest my distributions in shares of Phillips Edison – ARC Shopping Center REIT Inc.?

Yes. You may participate in our dividend reinvestment plan by checking the appropriate box on the subscription agreement or by filling out an enrollment form we will provide to you at your request. The purchase price for shares purchased under the dividend reinvestment plan will initially be $9.50. Once we establish an estimated value per share that is not based on the price to acquire a share in our primary offering or a follow-on public or private offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public or private offering after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities — whether through this offering or follow-on public or private offerings — and have not done so for 18 months. No selling commissions or dealer manager fees will be payable on shares sold under our dividend reinvestment plan. We may amend, suspend or terminate the dividend reinvestment plan for any reason at any time upon 10 days’ notice to the participants. We may provide notice by including such information (1) in a current report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (2) in a separate mailing to the participants.

Will the distributions I receive be taxable as ordinary income?

Yes and no. Distributions that you receive (not designated as capital gain dividends), including distributions reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent they are paid from our earnings and profits (as determined for U.S. federal income tax purposes). However, distributions that we designate as capital gain dividends generally will be taxable as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year. Some portion of your distributions may not be subject to tax in the year in which they are received because depreciation expense reduces the amount of taxable income, but does not reduce cash available for distribution. The portion of your distribution which is not designated as a capital gain dividend and is in excess of our current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the tax basis of your investment, deferring such portion of your tax until your investment is sold or our company is liquidated, at which time you will be taxed at capital gains rates. Please note that each investor’s tax considerations are different, therefore, you should consult with your tax advisor prior to making an investment in our shares.

How will you use the proceeds raised in this offering?

We expect to invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. The shopping centers will have a mix of national, regional, and local retailers who sell essential goods and services to customers who live in the neighborhood. We also expect to invest in other real estate properties and real estate-related loans and securities. Depending primarily upon the number of shares we sell in this offering and assuming a $10.00 purchase price for shares sold in the primary offering, we estimate that we will use approximately 87.20% of the gross proceeds to make investments in real estate properties and other real estate-related loans and securities. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection and acquisition of properties. We expect to use substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan to repurchase shares under our share repurchase program.

Until we invest the proceeds of this offering in real estate investments, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high of a return as we expect to earn on our real estate investments, and we may not be able to invest the proceeds in real estate promptly.

	250,000 Shares		180,000,000 Shares
	Minimum Offering ($10.00/share)		Primary Offering (150,000,000 shares) ($10.00/share)				Div. Reinv. Plan (30,000,000 shares) ($9.50/share)
	$	%	$		%	$	%
Gross Offering Proceeds	2,500,000	100.00%	1,500,000,000		100.00%	285,000,000	100.00%
Selling Commissions	175,000	7.00%	105,000,000		7.00%	0	0.00%
Dealer Manager Fee	75,000	3.00%	45,000,000		3.00%	0	0.00%
Other Organization and Offering Expenses	37,500	1.50%	22,500,000		1.50%	427,500	0.15%

Amount available for investment	2,212,500	88.50%	1,327,500,000		88.50%	284,572,500	99.85%
Acquisition Fees (1)	22,125	0.90%	13,275,000	(2)	0.90%	0	0.00%
Acquisition Expenses	11,063	0.40%	6,637,500		0.40%	0	0.00%

Amount Invested in Properties(3)	$2,179,313	87.20%	$1,307,587,500		87.20%	$284,572,500	99.85%

(1)    For purposes of this table, we have assumed approximately 90.0% of our portfolio are necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and approximately 10.0% of our investments are other real estate and real estate-related loans and securities.

(2)    If we raise the maximum offering amount and our debt financing is equal to 65.0% of the value of our real estate investments, then acquisition fees would be approximately $37.9 million. If we raise the maximum offering amount and our debt financing is equal to 75.0% of the cost of our real estate investments, then acquisition fees would be approximately $53.1 million.

(3)    We expect any working capital reserves to be maintained at the property level.

What kind of offering is this?

We are offering up to 180,000,000 shares of common stock on a “best efforts” basis. We are offering 150,000,000 of these shares in our primary offering at $10.00 per share, with volume discounts available to investors who purchase more than $1,000,000 in shares through the same participating broker-dealer. Discounts are also available for investors who purchase shares through certain distribution channels. We are offering up to 30,000,000 shares pursuant to our dividend reinvestment plan at a purchase price initially equal to $9.50 per share. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our dividend reinvestment plan.

How does a “best efforts” offering work? What happens if you don’t raise at least $2.5 million in gross offering proceeds?

When shares are offered on a “best efforts” basis, the dealer manager will be required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. Therefore, we may sell substantially less than what we are offering.

How long will this offering last?

We expect to sell the 150,000,000 shares offered in our primary offering over a two-year period, or by                     , 2012. If we have not sold all of the shares within two years, we may continue the primary offering for an additional year until                     , 2013. If we decided to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. At the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually.

Who can buy shares?

An investment in our shares is only suitable for persons who have adequate financial means and who will not need immediate liquidity from their investment. Residents of most states can buy shares in this offering provided that they have either (1) a net worth of at least $70,000 and an annual gross income of at least $70,000 or (2) a net worth of at least $250,000. For the purpose of determining suitability, net worth does not include an investor’s home, home furnishings or personal automobiles. The minimum suitability standards are more stringent for investors in Alabama, California, Iowa, Kansas, Kentucky, Massachusetts, Michigan, Missouri, Mississippi, Ohio, Oregon, Pennsylvania, Tennessee and Washington.

Who might benefit from an investment in our shares?

An investment in our shares may be beneficial for you if you meet the minimum suitability standards described in this prospectus, seek to diversify your personal portfolio with a real estate-based investment, seek to receive current income, seek to preserve capital, seek to obtain the benefits of potential long-term capital appreciation and are able to hold your investment for a time period consistent with our liquidity strategy. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.

Is there any minimum investment required?

Yes. We require a minimum investment of $2,500. After you have satisfied the minimum investment requirement, any additional purchases must be in increments of at least $100. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our dividend reinvestment plan.

Are there any special restrictions on the ownership or transfer of shares?

Yes. Our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% in value of our aggregate outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock unless exempted by our board of directors. These restrictions are designed to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code. Our charter also limits your ability to sell your shares unless: (1) the prospective purchaser meets the suitability standards regarding income or net worth and (2) the transfer complies with the minimum purchase requirements.

Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?

Yes. The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts (each an “IRA”) and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should carefully read this section of the prospectus. Prospective investors with investment discretion over the assets of an IRA, employee benefit plan or other retirement plan or arrangement that is covered by ERISA or Section 4975 of the Internal Revenue Code should carefully review the information in the section of this prospectus entitled “ERISA Considerations.” Any such prospective investors are required to consult their own legal and tax advisors on these matters.

We may make some investments that generate “excess inclusion income” which, when passed through to our tax-exempt stockholders, can be taxed as unrelated business taxable income (UBTI) or, in certain circumstances, can result in a tax being imposed on us. Although we do not expect the amount of such income to be significant, there can be no assurance in this regard.

May I make an investment through my IRA, SEP or other tax-deferred account?

Yes. You may make an investment through your IRA, a simplified employee pension (“SEP”) plan or other tax-deferred account. In making these investment decisions, you should consider, at a minimum: (1) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (2) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (3) whether the investment will generate UBTI to your IRA, plan or other account, (4) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (5) the need to value the assets of your IRA, plan or other account annually or more frequently and (6) whether the investment would constitute a prohibited transaction under applicable law. Prospective investors with investment discretion over the assets of an IRA, employee benefit plan or other retirement plan or arrangement that is covered by ERISA or Section 4975 of the Internal Revenue Code should carefully review the information in the section of this prospectus entitled “ERISA Considerations.” Any such prospective investors are required to consult their own legal and tax advisors on these matters.

How do I subscribe for shares?

If you choose to purchase shares in this offering, you will need to complete and sign a subscription agreement (in the form attached to this prospectus as Appendix B) for a specific number of shares and pay for the shares at the time of your subscription.

If I buy shares in this offering, how may I later sell them?

At the time you purchase the shares, they will not be listed for trading on any securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. In addition, our charter imposes restrictions on the ownership of our common stock that will apply to potential purchasers of your shares. As a result, if you wish to sell your shares, you may not be able to do so promptly or at all, or you may only be able to sell them at a substantial discount from the price you paid.

After you have held your shares for at least one year, you may be able to have your shares repurchased by us pursuant to our share repurchase program. We will repurchase shares on the last business day of each month (and in all events on a date other than a dividend payment date). The prices at which we will initially repurchase shares are as follows:

•	The lower of $9.25 or 92.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least one year;

•	The lower of $9.50 or 95.0% of the price paid to acquire the shares from us for stockholders who have held their shares for at least two years;

•	The lower of $9.75 or 97.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least three years; and

•	The lower of $10.00 or 100% of the price paid to acquire the shares from us for stockholders who have held their shares for at least four years.

Notwithstanding the above, once we establish an estimated value per share of our common stock that is not based on the price to acquire a share in our primary offering or a follow-on public or private offering, the repurchase price per share for all stockholders would be equal to the estimated value per share, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months.

The terms of our share repurchase program are more generous with respect to repurchases sought upon a stockholder’s death or qualifying disability:

•	There is no one-year holding requirement;

•

Until we establish an estimated value per share, which we expect to be no later than three years after the completion of our offering stage, the repurchase price is the amount paid to acquire the shares from us; and

•	Once we have established an estimated value per share, the repurchase price would be the estimated value of the shares, as determined by our advisor or another firm chosen for that purpose.

The share repurchase program also contains numerous restrictions on your ability to sell your shares to us. The decision to accept repurchase requests will be made by our board of directors after consideration of a number of factors including the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year and the amount of our revenues and expenses generally. Further, during any calendar year, we may repurchase no more than 5.0% of the weighted average number of shares outstanding during the prior calendar year. We also have no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. We may amend, suspend or terminate the program at any time upon 30 days’ notice.

What are your exit strategies?

It is our intention to begin the process of achieving a Liquidity Event not later than three to five years after the termination of this primary offering. A “Liquidity Event” could include a sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction.

If we do not begin the process of achieving a Liquidity Event by the fifth anniversary of the termination of this offering, our charter requires either (1) an amendment to our charter to extend the deadline to begin the process of achieving a Liquidity Event or (2) the holding of a stockholders meeting to vote on a proposal for an orderly liquidation of our portfolio.

If we sought and failed to obtain stockholder approval of a charter amendment extending the deadline with respect to a Liquidity Event, our charter requires us to submit a plan of liquidation for the approval of our stockholder, and vice versa. If we sought and failed to obtain stockholder approval of both the charter amendment and our liquidation, we would continue our business. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where our properties are located and the U.S. federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

One of the factors our board of directors will consider when making this determination is the liquidity needs of our stockholders. In assessing whether to list or liquidate, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, the board believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interests of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, the board may still opt to list our shares of common stock in keeping with its obligations under Maryland law. The board would also likely consider whether there was a large pent-up demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our dividend reinvestment plan and the number of requests for repurchases under the share repurchase program at this time could be an indicator of stockholder demand to liquidate their investment.

Will I be notified of how my investment is doing?

Yes, we will provide you with periodic updates on the performance of your investment in us, including:

•	detailed quarterly dividend reports;

•	an annual report;

•	supplements to the prospectus, provided quarterly during the primary offering; and

•	three quarterly financial reports.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•	U.S. mail or other courier;

•	facsimile;

•	electronic delivery; or

•	posting on our web site at .

To assist the Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that participate in this offering, pursuant to FINRA Conduct Rule 5110, we disclose in each annual report distributed to stockholders a per share estimated value of our shares, the method by which it was developed, and the date of the data used to develop the estimated value. In addition, ARC Advisor, our advisor, prepares annual statements of estimated share values to assist fiduciaries of retirement plans subject to the annual reporting requirements of ERISA in the preparation of their reports relating to an investment in our shares. Our advisor has indicated that it intends to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public or private offering as its estimated per share value of our shares until we have completed our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. Our charter does not restrict our ability to conduct offerings in the future. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership.)

Although this initial estimated value represents the most recent price at which most investors are willing to purchase shares in this primary offering, this reported value is likely to differ from the price at which a stockholder could resell his or her shares because: (1) there is no public trading market for the shares at this time; (2) the estimated value does not reflect, and is not derived from, the fair market value of our properties and other assets, nor does it represent the amount of net proceeds that would result from an immediate liquidation of those assets, because the amount of proceeds available for investment from our primary public offering is net of selling commissions, dealer manager fees, other organization and offering costs and acquisition fees and expenses; (3) the estimated value does not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (4) the estimated value does not take into account how developments related to individual assets may have increased or decreased the value of our portfolio.

When will I get my detailed tax information?

We intend to issue and mail your Form 1099-DIV tax information, or such other successor form, by January 31 of each year.

Who can help answer my questions about the offering?

If you have more questions about the offering, or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Realty Capital Securities, LLC

Three Copley Place

Suite 3300

Boston, MA 02116

1-877-373-2522

www.americanrealtycap.com

Who is the transfer agent?

The name and address of our transfer agent is as follows:

DST Systems, Inc.

430 W 7th St

Kansas City, MO 64105-1407

Phone (866) 771-2088

Fax (877) 694-1113

To ensure that any account changes are made promptly and accurately, all changes (including your address, ownership type and distribution mailing address) should be directed to the transfer agent.

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to an Investment in Us

Because no public trading market for our shares currently exists, it will be difficult for our stockholders to sell their shares and, if our stockholders are able to sell their shares, it will likely be at a substantial discount to the public offering price.

Our charter does not require our directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require our directors to list our shares for trading on a national securities exchange by a specified date. There is no public market for our shares and we currently have no plans to list our shares on a national securities exchange. Until our shares are listed, if ever, stockholders may not sell their shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our charter prohibits the ownership of more than 9.8% in value of our aggregate outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock, unless exempted by our board of directors, which may inhibit large investors from purchasing your shares. In its sole discretion, our board of directors could amend, suspend or terminate our share repurchase program upon 30 days’ notice. Further, the share repurchase program includes numerous restrictions that would limit a stockholder’s ability to sell his or her shares. We describe these restrictions in more detail under “Description of Shares—Share Repurchase Program.” Therefore, it will be difficult for our stockholders to sell their shares promptly or at all. If a stockholder is able to sell his or her shares, it would likely be at a substantial discount to the public offering price. It is also likely that our shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, investors should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

We are a recently formed company with no operating history and our advisor has no operating history and limited experience operating a public company, which makes our future performance difficult to predict.

We are a recently formed company and have no operating history. We were incorporated in the State of Maryland on October 13, 2009. As of the date of this prospectus, we have not made any investments, and our total assets consist of $200,000 cash and $942,618 deferred offering costs. Our stockholders should not assume that our performance will be similar to the past performance of other real estate investment programs sponsored by affiliates of our advisor.

Our advisor was formed on December 28, 2009 and has had no operations as of the date of this prospectus. Because the previous Phillips Edison-sponsored programs were conducted through privately held entities, they were not subject to the up-front commissions, fees and expenses associated with a public offering nor all of the laws and regulations that will apply to us. Our ARC sponsor and its affiliates have experience with only four similar public programs, whose offerings are ongoing. Our executive officers and directors have limited experience managing public companies. For all of these reasons, our stockholders should be especially cautious when drawing conclusions about our future performance and you should not assume that it will be similar to the prior performance of other Phillips Edison- or ARC-sponsored programs. Our lack of an operating history, our advisor’s limited experience operating a public company and the differences between us and the private Phillips Edison-sponsored programs significantly increase the risk and uncertainty our stockholders face in making an investment in our shares.

Our dealer manager, Realty Capital Securities, LLC, has a limited operating history and our ability to implement our investment strategy is dependent, in part, upon the ability of our dealer manager to successfully conduct this offering, which makes an investment in us more speculative.

We have retained Realty Capital Securities, LLC, an affiliate of our advisor, to conduct this offering. Realty Capital Securities, LLC has a limited operating history. This offering is the fourth public offering conducted by our dealer manager. The success of this offering, and our ability to implement our business strategy, is dependent upon the ability of Realty Capital Securities, LLC to build and maintain a network of broker-dealers to sell our shares to their clients. If Realty Capital Securities, LLC is not successful in establishing, operating and managing this network of broker-dealers, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, our stockholders could lose all or a part of their investment.

If our dealer manager terminates its dealer manager relationship with us, our ability to successfully complete this offering and implement our investment strategy would be significantly impaired.

We have retained Realty Capital Securities, LLC, an affiliate of our advisor, to conduct this offering. Realty Capital Securities, LLC has the right to terminate its relationship with us if, among other things, any of the following occur: (1) our voluntary or involuntary bankruptcy; (2) we materially change our business; (3) we become subject to a material action, suit, proceeding or investigation; (4) we materially reduce the rate of any dividend we may pay in the future without its prior written consent; (5) we suspend or terminate our share repurchase program without its prior written consent; (6) the value of our common shares materially adversely changes, (7) a material breach of the dealer manager agreement by us (which breach has not been cured within the required timeframe), (8) our willful misconduct or a willful or grossly negligent breach of our obligations under the dealer manager agreement, (9) the issuance of a stop order suspending the effectiveness of the registration statement by the SEC and not rescinded within 10 business days of its issuance, (10) the occurrence of any event materially adverse to us and our prospects or our ability to perform our obligations under the dealer manager agreement. If our dealer manager elects to terminate its relationship with us our ability to complete this offering and implement our investment strategy would be significantly impaired and would increase the likelihood that our stockholders could lose all or a part of their investment.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions depends upon the performance of ARC Advisor, our advisor, in the acquisition of our investments, including the determination of any financing arrangements, and the ability of our advisor to source loan origination opportunities for us. Competition from competing entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Additionally, disruptions and dislocations in the credit markets have materially impacted the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. This lack of available debt could result in a further reduction of suitable investment opportunities and create a competitive advantage to other entities that have greater financial resources than we do. We will also depend upon the performance of our property managers in the selection of tenants and negotiation of leasing arrangements. Rising vacancies across commercial real estate have resulted in increased pressure on real estate investors and their property managers to find new tenants and keep existing tenants. In order to do so, we may have to offer inducements, such as free rent and tenant improvements, to compete for attractive tenants. We are also subject to competition in seeking to acquire real estate-related investments. The more shares we sell in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. Our investors must rely entirely on the management abilities of ARC Advisor and Phillips Edison Sub-Advisor, the property managers our advisor selects and the oversight of our board of directors. We can give no assurance that our advisor will be successful in obtaining suitable investments on financially attractive terms or that, if our advisor makes investments on our behalf, our objectives will be achieved. If we, through our sub-advisor, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term assets. If we would continue to be unsuccessful in locating suitable investments, we may ultimately decide to liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to pay distributions and we may not be able to meet our investment objectives.

Continued disruptions in the financial markets and challenging economic conditions could adversely impact the commercial mortgage market as well as the market for real estate-related debt investments generally, which could hinder our ability to implement our business strategy and generate returns to our stockholders.

We intend to allocate a small percentage of our portfolio to real estate-related investments such as mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. The returns available to investors in these investments are determined by: (1) the supply and demand for such investments, (2) the performance of the assets underlying the investments and (3) the existence of a market for such investments, which includes the ability to sell or finance such investments.

During periods of volatility, the number of investors participating in the market may change at an accelerated pace. As liquidity or “demand” increases the returns available to investors on new investments will decrease. Conversely, a lack of liquidity will cause the returns available to investors on new investments to increase.

For nearly two years, concerns pertaining to the deterioration of credit in the residential mortgage market have expanded to almost all areas of the debt capital markets including corporate bonds, asset-backed securities and commercial real estate bonds and loans. We cannot foresee when these markets will stabilize. This instability may interfere with the successful implementation of our business strategy.

Continued disruptions in the financial markets and challenging economic conditions could adversely affect our ability secure debt financing on attractive terms, our ability to service any future indebtedness that we may incur and the values of our investments.

The capital and credit markets have been experiencing extreme volatility and disruption for nearly two years. Liquidity in the global credit market has been severely contracted by these market disruptions, making it costly to obtain new lines of credit. We will rely on debt financing to finance our properties and possibly other real estate-related investments. As a result of the ongoing credit market turmoil, we may not be able to obtain additional debt financing on attractive terms. As such, we may be forced to use a greater proportion of our offering proceeds to finance our acquisitions, reducing the number of acquisitions we would otherwise make, and/or to dispose of some of our assets. If the current debt market environment persists we may modify our investment strategy in order to optimize our portfolio performance. Our options would include limiting or eliminating the use of debt and focusing on those higher yielding investments that do not require the use of leverage to meet our portfolio goals.

The continued disruptions in the financial markets and challenging economic conditions could adversely affect the values of investments we will acquire. Turmoil in the capital markets has constrained equity and debt capital available for investment in commercial real estate, resulting in fewer buyers seeking to acquire commercial properties and possible increases in capitalization rates and lower property values. Furthermore, these challenging economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values of real estate properties and in the collateral securing any loan investments we may make. These could have the following negative effects on us:

•	the values of our investments in commercial properties could decrease below the amounts we will pay for such investments;

•	the value of collateral securing any loan investment that we may make could decrease below the outstanding principal amounts of such loans;

•

revenues from properties we acquire could decrease due to fewer tenants and/or lower rental rates, making it more difficult for us to pay dividends or meet our debt service obligations on future debt financings; and/or

•

revenues on the properties and other assets underlying any loan investments we may make could decrease, making it more difficult for the borrower to meet its payment obligations to us, which could in turn make it more difficult for us to pay dividends or meet our debt service obligations on future debt financings.

All of these factors could impair our ability to make distributions to our investors and decrease the value of an investment in us.

Because this is a blind-pool offering, our stockholders will not have the opportunity to evaluate our investments before we make them, which makes our stockholders’ investment more speculative.

Because we have not yet acquired or identified any investments that we may make, we are not able to provide our stockholders with any information to assist you in evaluating the merits of any specific properties or other investments that we may acquire, except for investments that may be described in one or more supplements to this prospectus. We will seek to invest substantially all of the net proceeds from the primary offering, after the payment of fees and expenses, in the acquisition of or investment in interests in real estate properties and real estate-related assets. However, because our stockholders will be unable to evaluate the economic merit of specific real estate projects before we invest in them, our stockholders will have to rely entirely on the ability of our advisor to select suitable and successful investment opportunities. Furthermore, our board of directors will have broad discretion in implementing policies regarding tenant or mortgagor creditworthiness and our stockholders will not have the opportunity to evaluate potential tenants, managers or borrowers. These factors increase the risk that our stockholders’ investment may not generate returns consistent with their expectations.

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on your investment.

We rely upon our sponsors and the real estate professionals affiliated with our sponsors to identify suitable investments. The private Phillips Edison-sponsored programs, especially those for which the offering proceeds have not been fully invested, rely on our Phillips Edison sponsors for investment opportunities. Similarly, the ARC-sponsored programs rely on our ARC sponsors for investment opportunities. To the extent that our sponsors and the other real estate professionals employed by our advisor face competing demands upon their time at times when we have capital ready for investment, we may face delays in locating suitable investments. Further, the more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly and on attractive terms. Therefore, the large size of this offering and the continuing high demand for the types of properties and other investments we desire to purchase increase the risk of delays in investing our net offering proceeds. Delays we encounter in the selection and acquisition or origination of income-producing assets would likely limit our ability to pay distributions to our stockholders and lower their overall returns. Further, if we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, our stockholders could suffer delays in the distribution of cash distributions attributable to those particular properties. Our stockholders should expect to wait at least several months after the closing of a property acquisition before receiving cash distributions attributable to that property.

We may change our targeted investments without stockholder consent.

We expect to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our portfolio to other real estate properties and real estate-related loans and securities such as mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. We do not expect our non-controlling equity investments in other public companies to exceed 5.0% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. Though this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to our stockholders.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we make and the value of our stockholders’ investment in us will fluctuate with the performance of the specific assets we acquire.

This offering is being made on a “best efforts” basis, meaning that the dealer manager is only required to use its best efforts to sell our shares and has no firm commitment or obligation to purchase any of the shares. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a diversified portfolio of investments. We may be unable to raise even the minimum offering amount. If we are unable to raise substantially more than the minimum offering amount, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Our stockholders’ investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and cash flow and limiting our ability to make distributions.

Because we are dependent upon our advisor and its affiliates to conduct our operations, any adverse changes in the financial health of our advisor or its affiliates or our relationship with them could hinder our operating performance and the return on our stockholders’ investment.

We are dependent on ARC Advisor to manage our operations and our portfolio of real estate assets. Our advisor has no operating history and it will depend upon the fees and other compensation that it will receive from us in connection with the purchase, management and sale of assets to conduct its operations. Any adverse changes in the financial condition of our advisor or our relationship with our advisor could hinder its ability to successfully manage our operations and our portfolio of investments.

The loss of or the inability to obtain key real estate professionals at our advisor, sub-advisor or our dealer manager could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.

Our success depends to a significant degree upon the contributions of Messrs. Schorsch and Kahane at our advisor and dealer manager, and Messrs. Phillips and Edison, John Bessey, our President, and Richard J. Smith, our Chief Financial Officer, at our sub-advisor. Neither we nor our affiliates have employment agreements with these individuals and they may not remain associated with us. If any of these persons were to cease their association with us, our operating results could suffer. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our advisor’s and its affiliates’ ability to hire and retain highly skilled managerial, operational and marketing professionals. Competition for such professionals is intense, and our advisor and its affiliates may be unsuccessful in attracting and retaining such skilled individuals. Further, we intend to establish strategic relationships with firms, as needed, that have special expertise in certain services or detailed knowledge regarding real properties in certain geographic regions. Maintaining such relationships will be important for us to effectively compete with other investors for properties and tenants in such regions. We may be unsuccessful in establishing and retaining such relationships. If we lose or are unable to obtain the services of highly skilled professionals or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered, and the value of our stockholders’ investment may decline.

If we pay distributions from sources other than our funds from operations, we will have less funds available for investment in properties and other assets and our stockholders’ overall return may be reduced.

Our organizational documents permit us to pay distributions from any source without limit. If we fund distributions from financings, the net proceeds from this offering or other sources, we will have less funds available for investment in real estate properties and other real estate-related assets and our stockholders’ overall return may be reduced. We expect to have little, if any, funds from operations available for distribution until we make substantial investments. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need funds from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of funds that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to use third-party borrowings to fund our distributions. We may also fund such distributions from advances from our advisor, sub-advisor or sponsors or from our advisor’s or sub-advisor’s deferral of their fees. To the extent distributions exceed our current and accumulated earnings and profits, a stockholder’s tax basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s tax basis, the stockholder may recognize capital gain.

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce our stockholders’ and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter generally provides that no independent director shall be liable to us or our stockholders for monetary damages and that we will indemnify them for losses unless they are grossly negligent or engage in willful misconduct. As a result, our stockholders and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce our stockholders’ and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees (if we ever have employees) and agents) in some cases, which would decrease the cash otherwise available for distribution to our stockholders.

Risks Related to Conflicts of Interest

Our sponsors and their respective affiliates, including all of our executive officers, some of our directors and other key real estate professionals, will face conflicts of interest caused by their compensation arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

Our advisor and sub-advisor and their respective affiliates will receive substantial fees from us. These fees could influence our advisor’s and sub-advisor’s advice to us as well as their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with affiliates of our ARC sponsor, including the advisory agreement and the dealer-manager agreement;

•	the continuation, renewal or enforcement of our agreements with Phillips Edison and its affiliates, including the sub-advisory agreement and the property management agreement;

•	public offerings of equity by us, which will likely entitle our advisor to increased acquisition and asset-management fees;

•	sales of properties and other investments, which entitle our advisor to disposition fees and possible subordinated incentive fees;

•

acquisitions of properties and other investments from other Phillips Edison- or ARC-sponsored programs, might entitle affiliates of ARC or Phillips Edison to disposition fees and possible subordinated incentive fees in connection with its services for the seller;

•	acquisitions of properties and other investments from third parties, which entitle our advisor to acquisition and asset-management fees, including acquisition fees related to loan originations;

•	borrowings to acquire properties and other investments and to originate loans, which borrowings will increase the acquisition, and asset-management fees payable to our advisor;

•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle our advisor to a subordinated incentive fee;

•

whether we seek stockholder approval to internalize our management, which may entail acquiring assets (such as office space, furnishings and technology costs) and negotiating compensation for real estate professionals at our advisor and its affiliates that may result in such individuals receiving more compensation from us than they currently receive from our advisor; and

•	whether and when we seek to sell the company or its assets, which sale could entitle our advisor to a subordinated incentive fee.

The fees our advisor receives in connection with transactions involving the acquisition of assets are based initially on the cost of the investment, including costs related to loan originations,

and not based on the quality of the investment or the quality of the services rendered to us. This may influence our advisor to recommend riskier transactions to us.

Because other real estate programs sponsored by our sponsors and offered through our dealer manager may conduct offerings concurrently with our offering, our sponsors and our dealer manager will face potential conflicts of interest arising from competition among us and these other programs for investors and investment capital, and such conflicts may not be resolved in our favor.

An affiliate of our advisor is also the advisor of American Realty Capital Trust, Inc., which is raising capital in an ongoing public offering of its common stock. An affiliate of our advisor is also the advisor of American Realty Capital New York Recovery REIT, Inc., which is a non-traded REIT in registration with the SEC but which has not yet commenced operations. Our dealer manager, Realty Capital Securities, LLC, an affiliate of our ARC sponsors, is the dealer manager or is named in the registration statement as the dealer manager in five offerings, including two offerings in which American Realty Capital is the sole sponsor, that are either effective or in registration. In addition, our sponsors may decide to sponsor future programs that would seek to raise capital through public offerings conducted concurrently with our offering. As a result, our sponsors and our dealer manager may face conflicts of interest arising from potential competition with these other programs for investors and investment capital. Our sponsors generally seek to avoid simultaneous public offerings by programs that have a substantially similar mix of investment characteristics, including targeted investment types and key investment objectives. Nevertheless, there may be periods during which one or more programs sponsored by our sponsors will be raising capital and which might compete with us for investment capital. Such conflicts may not be resolved in our favor and you will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

Our sponsors will face conflicts of interest relating to the acquisition of assets and leasing of properties and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets and obtain less creditworthy tenants, which could limit our ability to make distributions and reduce our stockholders’ overall investment return.

We rely on our sponsors and the executive officers and other key real estate professionals at our advisor and sub-advisor to identify suitable investment opportunities for us. Our individual ARC and Phillips Edison sponsors and several of the other key real estate professionals of our advisor and sub-advisor are also the key real estate professionals at our sponsor and their other public and private programs. Many investment opportunities that are suitable for us may also be suitable for other Phillips Edison- or ARC-sponsored programs. Generally, our advisor and sub-advisor will not pursue any opportunity to acquire any real estate properties or real estate-related loans and securities that are directly competitive with our investment strategies, unless and until the opportunity is first presented to us. See “Conflicts of Interest—Certain Conflict Resolution Measures—Restrictions on Competing Business Activities of Our Sponsors.” For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to purchase real estate or any significant asset related to real estate unless the advisor has recommended the investment to us. Thus, the executive officers and real estate professionals of our advisor and sub-advisor could direct attractive investment opportunities to other entities or investors. Such events could result in us investing in properties that provide less attractive returns, which may reduce our ability to make distributions we may be able to pay to our stockholders.

We and other Phillips Edison- and ARC-sponsored programs also rely on these real estate professionals to supervise the property management and leasing of properties. If our advisor or sub-advisor directs creditworthy prospective tenants to properties owned by another Phillips Edison- or ARC-sponsored program when they could direct such tenants to our properties, our tenant base may have more inherent risk than might otherwise be the case. Further, existing and future Phillips Edison- and ARC-sponsored programs our executive officers and key real estate professionals are not prohibited from engaging, directly or indirectly, in any business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, leasing or sale of real estate investments. For a detailed description of the conflicts of interest that our sponsors and their respective affiliates will face, see “Conflicts of Interest.”

Our advisor and sub-advisor will face conflicts of interest relating to joint ventures that we may form with affiliates of our sponsors, which conflicts could result in a disproportionate benefit to the other venture partners at our expense.

If approved by a majority of our independent directors not otherwise interested in the transaction, we may enter into joint venture agreements with other sponsor-affiliated programs or entities for the acquisition, development or improvement of properties or other investments. All of our executive officers, some of our directors and the key real estate professionals assembled by our advisor and sub-advisor are also executive officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, our sub-advisor, our dealer manager and other sponsor-affiliated entities. These persons will face conflicts of interest in determining which sponsor-affiliated program should enter into any particular joint venture agreement. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the sponsor-affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and a sponsor-affiliated co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. The sponsor -affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus benefit to our and your detriment.

Our sponsors, our officers, our advisor and our sub-advisor, and the real estate professionals assembled by our advisor and sub-advisor, will face competing demands relating to their time and this may cause our operations and our stockholders’ investment to suffer.

We rely on our sponsors, our officers, our advisor and our sub-advisor, and the real estate professionals assembled by our advisor and sub-advisor for the day-to-day operation of our business. Messrs. Phillips and Edison are principals of Phillips Edison and its affiliates that manage the assets of the other Phillips Edison-sponsored programs. Similarly, our individual ARC sponsors are key executives in other ARC-sponsored programs. As a result of their interests in other Phillips Edison- or ARC-sponsored programs, respectively, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities, these individuals will face conflicts of interest in allocating their time among us, ARC Advisor, Phillips Edison Sub-Advisor and other Phillips Edison- or ARC-sponsored programs and other business activities in which they are involved. During times of intense activity in other programs and ventures, these individuals may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. If this occurs, the returns on our investments, and the value of our stockholders’ investment, may decline.

All of our executive officers and some of our directors and the key real estate professionals assembled by our advisor, sub-advisor and dealer manager face conflicts of interest related to their positions and/or interests in its affiliates of our sponsors that could hinder our ability to implement our business strategy and to generate returns to our stockholders.

All of our executive officers, some of our directors and the key real estate professionals assembled by our advisor are also executive officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, the sub-advisor, our dealer manager and other sponsor-affiliated entities. Through our ARC sponsor’s affiliates, some of these persons work on behalf of American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc., which is currently in registration with the SEC and has not yet commenced operations, and other ARC-sponsored programs. Through our Phillips Edison sponsor’s affiliates, some of these persons work on behalf of other Phillips Edison-sponsored programs. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and these investors, which fiduciary duties may from time to time conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (a) allocation of new investments and management time and services between us and the other entities, (b) our purchase of properties from, or sale of properties, to affiliated entities, (c) the timing and terms of the investment in or sale of an asset, (d) development of our properties by affiliates, (e) investments with affiliates of our advisor or sub-advisor, (f) compensation to our advisor or sub-advisor, and (g) our relationship with our dealer manager and property manager. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets.

Risks Related to This Offering and Our Corporate Structure

The offering price of our shares was not established on an independent basis; the actual value of your investment may be substantially less than what you pay. We may use the most recent price paid to acquire a share in our offering or a follow-on public or private offering as the estimated value of our shares until we have completed our offering stage. Even when our advisor begins to use other valuation methods to estimate the value of our shares, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.

We established the offering price of our shares on an arbitrary basis. The selling price of our shares bears no relationship to our book or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

To assist FINRA members and their associated persons that participate in this public offering of common stock, pursuant to FINRA Conduct Rule 5110, we intend to disclose in each annual report distributed to stockholders a per share estimated value of the shares, the method by which it was developed, and the date of the data used to develop the estimated value. In addition, ARC Advisor, our advisor, will prepare annual statements of estimated share values to assist fiduciaries of retirement plans subject to the annual reporting requirements of ERISA in the preparation of their reports relating to an investment in our shares. Our advisor has indicated that it intends to use the most recent price paid to acquire a share in this offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public or private offering as its estimated per share value of our shares until we have completed our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. If our board of directors determines that it is in our best interest, we may conduct follow-on offerings upon the termination of this offering. (For purposes of this definition, we will not consider an “equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership.) Our charter does not restrict our ability to conduct offerings in the future.

Although this initial estimated value will represent the most recent price at which most investors will purchase shares in an offering, this reported value will likely differ from the price at which a stockholder could resell his or her shares because: (1) there is no public trading market for the shares at this time; (2) the estimated value will not reflect, and will not be derived from, the fair value of our properties and other assets, nor will it represent the amount of net proceeds that would result from an immediate liquidation of those assets, because the amount of proceeds available for investment from an offering will be net of selling commissions, dealer manager fees, other organization and offering costs and acquisition fees and expenses; (3) the estimated value will not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (4) the estimated value will not take into account how developments related to individual assets may increase or decrease the value of our portfolio.

When determining the estimated value of our shares by methods other than the last price paid to acquire a share in an offering, our advisor, or another firm we choose for that purpose, will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. Accordingly, these estimates may not be an accurate reflection of the fair market value of our investments and will not likely represent the amount of net proceeds that would result from an immediate sale of our assets.

Because the dealer manager is an affiliate of our ARC sponsor, you will not have the benefit of an independent due diligence review of us, which is customarily performed in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty you face as a stockholder.

Our dealer manager, Realty Capital Securities, LLC, is an affiliate of our ARC sponsor. Because Realty Capital Securities, LLC is an affiliate of our ARC sponsor, its due diligence review and investigation of us and the prospectus cannot be considered to be an independent review. Therefore, you do not have the benefit of an independent review and investigation of this offering of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, among other purposes, our charter prohibits a person from directly or constructively owning more than 9.8% in value of our aggregate outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Because Maryland law permits our board to adopt certain anti-takeover measures without stockholder approval, investors may be less likely to receive a “control premium” for their shares.

In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits our board, without stockholder approval, to amend our charter to:

•	stagger our board of directors into three classes;

•	require a two-thirds stockholder vote for removal of directors;

•	provide that only the board can fix the size of the board;

•	provide that all vacancies on the board, however created, may be filled only by the affirmative vote of a majority of the remaining directors in office; and

•	require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.

Under Maryland law, a corporation can opt to be governed by some or all of these provisions if it has a class of equity securities registered under the Securities Exchange Act of 1934 and has at least three independent directors. Our charter provides that we will be governed by the fourth bullet above with respect to vacancies on the board as soon as we are eligible, which we expect will occur as early as April 2011. Although our board has no current intention to opt in to any of the other above provisions permitted under Maryland law, our charter does not prohibit our board from doing so. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities.

Our stockholders’ investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we become an unregistered investment company, we could not continue our business.

We do not intend to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

Unless a statutory exception is available to us, we will not be deemed to be an “investment company” if:

•	we are not engaged primarily, nor hold ourselves out as being engaged primarily, nor propose to engage primarily, in the business of investing, reinvesting or trading in securities; and

•

we are not engaged and do not propose to engage in the business of investing, reinvesting, owning, holding or trading in securities and do not own or propose to acquire “investment securities” having a value exceeding 40% of the value of our total assets on an unconsolidated basis. “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company relating to private investment companies.

In order to satisfy both tests above, or to qualify for a statutory exception, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to make investments that we would otherwise want to make.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement and a court could appoint a receiver to take control of us and liquidate our business.

Our stockholders will have limited control over changes in our policies and operations, which increases the uncertainty and risks our stockholders face.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks our stockholders face.

Our stockholders may not be able to sell their shares under our share repurchase program and, if they are able to sell their shares under the program, they may not be able to recover the amount of their investment in our shares.

Our share repurchase program includes numerous restrictions that limit our stockholders’ ability to sell their shares. Our stockholders must hold their shares for at least one year in order to participate in the share repurchase program, except for repurchases sought upon a stockholder’s death or “qualifying disability.” The decision to accept repurchase requests will be made by our board of directors after consideration of a number of factors including the amount of net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year and the amount of our revenues and expenses generally. In addition, we will limit the number of shares repurchased pursuant to the share repurchase program to no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year. Further, we have no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all repurchase requests made in any year. Our board would be free to amend, suspend or terminate the share repurchase program upon 30 days’ notice.

The prices at which we will initially repurchase shares under the program are as follows:

•	The lower of $9.25 or 92.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least one year;

•	The lower of $9.50 or 95.0% of the price paid to acquire the shares from us for stockholders who have held their shares for at least two years;

•	The lower of $9.75 or 97.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least three years; and

•	The lower of $10.00 or 100% of the price paid to acquire the shares from us for stockholders who have held their shares for at least four years.

Notwithstanding the above, once we establish an estimated value per share of our common stock that is not based on the price to acquire a share in our primary offering or a follow-on public or private offering, the repurchase price per share for all stockholders would be equal to the estimated value per share, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share after the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities – whether through this offering or follow-on public or private offerings – and have not done so for 18 months. See “Description of Shares—Share Repurchase Program” for more information about the program. These restrictions would severely limit your ability to sell your shares should you require liquidity and would limit your ability to recover the value you invested.

Our stockholders’ interests in us will be diluted if we issue additional shares, which could reduce the overall value of our stockholders’ investment.

Our common stockholders do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock. Our board of directors may amend our charter to increase or decrease the number of authorized shares of capital stock or the number of shares of stock of any class or series that we have authority to issue without stockholder approval. After our investors purchase shares in this offering, our board may elect to (1) sell additional shares in this or future public offerings, (2) issue equity interests in private offerings, (3) adopt a stock-award plan (with stockholder approval and subject to the limitations set forth in our charter) and issue share-based awards to our independent directors, (4) issue shares to our advisor or sub-advisor, or its successors or assigns, in payment of an outstanding fee obligation or (5) issue shares of our common stock to sellers of properties or assets we acquire in connection with an exchange of limited partnership interests of the operating partnership. To the extent we issue additional equity interests after our investors purchase shares in this offering, their percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our real estate investments, our investors may also experience dilution in the book value and fair value of their shares.

Payment of fees to our advisor, our sub-advisor and their respective affiliates will reduce cash available for investment and distribution and increases the risk that our stockholders will not be able to recover the amount of their investment in our shares.

Our advisor, our sub-advisor and their respective affiliates will perform services for us in connection with the selection and acquisition of our investments, the management and leasing of our properties and the administration of our other investments. We will pay them substantial fees for these services, which will result in immediate dilution to the value of our stockholders’ investment and will reduce the amount of cash available for investment or distribution to stockholders. Depending primarily upon the number of shares we sell in this offering and assuming a $10.00 purchase price for shares sold in the primary offering and a $9.50 purchase price for shares sold under the dividend reinvestment plan, we estimate that we will use approximately 87.2% of the gross proceeds to make investments in real estate properties and other real estate-related loans and securities. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection and acquisition of properties, and to repurchase shares of our common stock under our share repurchase program.

We may also pay significant fees during our listing/liquidation stage. Although most of the fees payable during our listing/liquidation stage are contingent on our investors first receiving agreed-upon investment returns, affiliates of our advisor and sub-advisor could also receive significant payments even without our reaching the investment-return thresholds should we seek to become self-managed. Due to the apparent preference of the public markets for self-managed companies, a decision to list our shares on a national securities exchange might be preceded by a decision to become self-managed. Given our advisor’s and sub-advisor’s familiarity with our assets and operations, we might prefer to become self-managed by acquiring entities affiliated with our advisor and sub-advisor. Such an internalization transaction could result in significant payments to affiliates of our advisor or sub-advisor irrespective of whether our stockholders received the returns on which we have conditioned other incentive compensation.

Therefore, these fees increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than stockholders paid for our shares. These substantial fees and other payments also increase the risk that our stockholders will not be able to resell their shares at a profit, even if our shares are listed on a national securities exchange.

If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.

When tenants do not renew their leases or otherwise vacate their space, we will often need to expend substantial funds for improvements to the vacated space in order to attract replacement tenants. Even when tenants do renew their leases we may agree to make improvements to their space as part of our negotiation. If we need additional capital in the future to improve or maintain our properties or for any other reason, we may have to obtain financing from sources, beyond our funds from operations, such as borrowings or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to our stockholders and could reduce the value of your investment.

Our stockholders may be more likely to sustain a loss on their investment because our sponsors do not have as strong an economic incentive to avoid losses as do sponsors who have made significant equity investments in their companies.

Our sponsors have initially invested only $200,000 in us through the purchase of 20,000 shares of our common stock at $10.00 per share. Therefore, if we are successful in raising enough proceeds to reimburse our sponsors for our significant organization and offering expenses, our sponsors will have little exposure to loss in the value of our shares. Without this exposure, our investors may be at a greater risk of loss because our sponsors do not have as much to lose from a decrease in the value of our shares as do those sponsors who make more significant equity investments in their companies.

Although we will not currently be afforded the protection of the Maryland General Corporation Law relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their stock in connection with a business combination.

Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law could provide similar anti-takeover protection. For more information about the business combination, control share acquisition and Subtitle 8 provisions of Maryland law, see “Description of Shares—Business Combinations,” “Description of Shares—Control Share Acquisitions” and “Description of Shares—Subtitle 8.”

General Risks Related to Investments in Real Estate

Economic and regulatory changes that impact the real estate market generally may decrease the value of our investments and weaken our operating results.

Our properties and their performance will be subject to the risks typically associated with real estate, including:

•	downturns in national, regional and local economic conditions;

•	increased competition for real estate assets targeted by our investment strategy;

•	adverse local conditions, such as oversupply or reduction in demand for similar properties in an area and changes in real estate zoning laws that may reduce the desirability of real estate in an area;

•	vacancies, changes in market rental rates and the need to periodically repair, renovate and re-let space;

•	changes in interest rates and the availability of permanent mortgage financing, which may render the sale of a property or loan difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws;

•	periods of high interest rates and tight money supply; and

•	the illiquidity of real estate investments generally.

Any of the above factors, or a combination thereof, could result in a decrease in the value of our investments, which would have an adverse effect on our operations, on our ability to pay distributions to our stockholders and on the value of our stockholders’ investment.

We will depend on our tenants for revenue, and, accordingly, our revenue and our ability to make distributions to our stockholders is dependent upon the success and economic viability of our tenants.

A property may incur vacancies either by the expiration of a tenant lease, the continued default of a tenant under its lease or the early termination of a lease by a tenant. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to distribute to stockholders. In addition, if we are unable to attract additional or replacement tenants, the resale value of the property could be diminished, even below our cost to acquire the property, because the market value of a particular property depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction on the resale value of a property could also reduce the value of our stockholders’ investment.

Retail conditions may adversely affect our base rent and subsequently, our income.

Some of our leases may provide for base rent plus contractual base rent increases. A number of our retail leases may also include a percentage rent clause for additional rent above the base amount based upon a specified percentage of the sales our tenants generate. Under those leases which contain percentage rent clauses, our revenue from tenants may increase as the sales of our tenants increase. Generally, retailers face declining revenues during downturns in the economy. As a result, the portion of our revenue which we may derive from percentage rent leases could decline upon a general economic downturn.

Our revenue will be impacted by the success and economic viability of our anchor retail tenants. Our reliance on single or significant tenants in certain buildings may decrease our ability to lease vacated space and adversely affect the returns on our stockholders’ investment.

In the retail sector, a tenant occupying all or a large portion of the gross leasable area of a retail center, commonly referred to as an anchor tenant, may become insolvent, may suffer a downturn in business, or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us and would adversely affect our financial condition. A lease termination by an anchor tenant could result in lease terminations or reductions in rent by other tenants whose leases may permit cancellation or rent reduction if another tenant’s lease is terminated. In such event, we may be unable to re-lease the vacated space. Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor tenant could also allow other tenants to make reduced rental payments or to terminate their leases. In the event that we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to re-model the space to be able to re-lease the space to more than one tenant.

Dislocations in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to our stockholders.

Domestic and international credit markets currently are experiencing significant disruptions and dislocations which have been brought about in large part by failures in the U.S. banking system. These disruptions and dislocations have materially impacted the cost and availability of debt to finance real estate acquisitions, which is a key component of our acquisition strategy. If the lack of available debt persists, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. This lack of available debt could result in a reduction of suitable investment opportunities and create a competitive advantage for other entities that have greater financial resources than we do. In addition, if we pay fees to lock in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. If we acquire properties and other investments at higher prices and/or by using less-than-ideal capital structures, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets. All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

The continued economic downturn in the United States has had, and may continue to have, an adverse impact on the retail industry generally. Slow or negative growth in the retail industry could result in defaults by retail tenants which could have an adverse impact on our financial operations.

The current economic downturn in the United States has had an adverse impact on the retail industry generally. As a result, the retail industry is facing reductions in sales revenues and increased bankruptcies throughout the United States. The continuation of adverse economic conditions may result in an increase in distressed or bankrupt retail companies, which in turn would result in an increase in defaults by tenants at our commercial properties. Additionally, slow economic growth is likely to hinder new entrants into the retail market which may make it difficult for us to fully lease the real properties that we plan to acquire. Tenant defaults and decreased demand for retail space would have an adverse impact on the value of the retail properties that we plan to acquire and our results of operations.

We anticipate that our properties will consist primarily of retail properties. Our performance, therefore, is linked to the market for retail space generally.

The market for retail space has been and could be adversely affected by weaknesses in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, excess amounts of retail space in a number of markets and competition for tenants with other shopping centers in our markets. Customer traffic to these shopping areas may be adversely affected by the closing of stores in the same shopping center, or by a reduction in traffic to such stores resulting from a regional economic downturn, a general downturn in the local area where our store is located, or a decline in the desirability of the shopping environment of a particular shopping center. Such a reduction in customer traffic could have a material adverse effect on our business, financial condition and results of operations.

A high concentration of our properties in a particular geographic area, or with tenants in a similar industry, would magnify the effects of downturns in that geographic area or industry.

We expect that our properties will be diverse according to geographic area and industry of our tenants. However, in the event that we have a concentration of properties in any particular geographic area, any adverse situation that disproportionately effects that geographic area would have a magnified adverse effect on our portfolio. Similarly, if tenants of our properties are concentrated in a certain industry or industries, any adverse effect to that industry generally would have a disproportionately adverse effect on our portfolio.

Our retail tenants will face competition from numerous retail channels, which may reduce our profitability and ability to pay distributions.

Retailers at our properties will face continued competition from discount or value retailers, factory outlet centers, wholesale clubs, mail order catalogues and operators, television shopping networks and shopping via the Internet. Such competition could adversely affect our tenants and, consequently, our revenues and funds available for distribution.

The bankruptcy or insolvency of a major tenant may adversely impact our operations and our ability to pay distributions to stockholders.

The bankruptcy or insolvency of a significant tenant or a number of smaller tenants may have an adverse impact on financial condition and our ability to pay distributions to our stockholders. Generally, under bankruptcy law, a debtor tenant has 120 days to exercise the option of assuming or rejecting the obligations under any unexpired lease for nonresidential real property, which period may be extended once by the bankruptcy court. If the tenant assumes its lease, the tenant must cure all defaults under the lease and may be required to provide adequate assurance of its future performance under the lease. If the tenant rejects the lease, we will have a claim against the tenant’s bankruptcy estate. Although rent owing for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owing under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). Moreover, amounts owing under the remaining term of the lease will be capped. Other than equity and subordinated claims, general unsecured claims are the last claims paid in a bankruptcy and therefore funds may not be available to pay such claims in full.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our financial condition, cash flow and the amount available for distributions to our stockholders.

If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on our stockholders’ investment.

We will face competition from various entities for investment opportunities in retail properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of its investments. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties.

A property may incur vacancies either by the expiration of a tenant lease, the continued default of a tenant under its lease or the early termination of a lease by a tenant. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to distribute to stockholders. In addition, the resale value of the property could be diminished because the market value of a particular property depends principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction on the resale value of a property could also reduce the value of our stockholders’ investment.

Changes in supply of or demand for similar real properties in a particular area may increase the price of real properties we seek to purchase and decrease the price of real properties when we seek to sell them.

The real estate industry is subject to market forces. We are unable to predict certain market changes including changes in supply of, or demand for, similar real properties in a particular area. Any potential purchase of an overpriced asset could decrease our rate of return on these investments and result in lower operating results and overall returns to our stockholders.

We may be unable to adjust our portfolio in response to changes in economic or other conditions or sell a property if or when we decide to do so, limiting our ability to pay cash distributions to our stockholders.

Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our properties at a profit. Our inability to sell properties at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to our stockholders and could reduce the value of our stockholders’ investment. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Our inability to sell a property when we desire to do so may cause us to reduce our selling price for the property. Any delay in our receipt of proceeds, or diminishment of proceeds, from the sale of a property could adversely impact our ability to pay distributions to our stockholders.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

A lock-out provision is a provision that prohibits the prepayment of a loan during a specified period of time. Lock-out provisions may include terms that provide strong financial disincentives for borrowers to prepay their outstanding loan balance and exist in order to protect the yield expectations of investors. We expect that many of our properties will be subject to lock-out provisions. Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties when we may desire to do so. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our shares relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

If we sell a property by providing financing to the purchaser, we will bear the risk of default by the purchaser, which could delay or reduce the distributions available to our stockholders.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash; however, in some instances, we may sell our properties by providing financing to purchasers. When we provide financing to a purchaser, we will bear the risk that the purchaser may default, which could reduce our cash distributions to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of the sale to our stockholders, or the reinvestment of the proceeds in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price, and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to pay cash distributions to our stockholders.

Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.

Although we expect that we will invest primarily in properties that have operating histories or whose construction is complete, from time to time we may acquire unimproved real property or properties that are under development or construction. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.

If we contract with a development company for newly developed property, our earnest money deposit made to the development company may not be fully refunded.

We may enter into one or more contracts, either directly or indirectly through joint ventures with affiliates or others, to acquire real property from a development company that is engaged in construction and development of commercial real properties. Properties acquired from a development company may be either existing income-producing properties, properties to be developed or properties under development. We anticipate that we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire such properties. In the case of properties to be developed by a development company, we anticipate that we will be required to close the purchase of the property upon completion of the development of the property. At the time of contracting and the payment of the earnest money deposit by us, the development company typically will not have acquired title to any real property. Typically, the development company will only have a contract to acquire land, a development agreement to develop a building on the land and an agreement with one or more tenants to lease all or part of the property upon its completion. We may enter into such a contract with the development company even if at the time we enter into the contract, we have not yet raised sufficient proceeds in our offering to enable us to close the purchase of such property. However, we may not be required to close a purchase from the development company, and may be entitled to a refund of our earnest money, in the following circumstances:

•	the development company fails to develop the property;

•	all or a specified portion of the pre-leased tenants fail to take possession under their leases for any reason; or

•	we are unable to raise sufficient proceeds from our offering to pay the purchase price at closing.

The obligation of the development company to refund our earnest money will be unsecured, and we may not be able to obtain a refund of such earnest money deposit from it under these circumstances since the development company may be an entity without substantial assets or operations.

Our joint venture partners could take actions that decrease the value of an investment to us and lower our stockholders’ overall return.

We may enter into joint ventures with third parties, including entities that are affiliated with our Advisor, to acquire properties and other assets. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:

•	that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;

•	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•	the possibility that we may incur liabilities as a result of an action taken by such co-venturer, co-tenant or partner;

•

that disputes between us and a co-venturer, co-tenant or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business;

•

the possibility that if we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so; or

•	the possibility that we may not be able to sell our interest in the joint venture if we desire to exit the joint venture.

Under certain joint venture arrangements, neither venture partner may have the power to control the venture and an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to our stockholders. In addition, to the extent that our venture partner or co-tenant is an affiliate of our Advisor, certain conflicts of interest will exist. Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of our stockholders’ investment.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property.

CC&Rs may restrict our ability to operate a property.

We expect that some of our properties will be contiguous to other parcels of real property, comprising part of the same retail center. In connection with such properties, we will be subject to significant covenants, conditions and restrictions, known as “CC&Rs,” restricting the operation of such properties and any improvements on such properties, and related to granting easements on such properties. Moreover, the operation and management of the contiguous properties may impact such properties. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay distributions to our stockholders.

If we set aside insufficient capital reserves, we may be required to defer necessary capital improvements.

If we do not have enough reserves for capital to supply needed funds for capital improvements throughout the life of the investment in a property and there is insufficient cash available from our operations, we may be required to defer necessary improvements to a property, which may cause that property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property. If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted.

Our operating expenses may increase in the future and, to the extent such increases cannot be passed on to tenants, our cash flow and our operating results would decrease.

Operating expenses, such as expenses for fuel, utilities, labor and insurance, are not fixed and may increase in the future. There is no guarantee that we will be able to pass such increases on to our tenants. To the extent such increases cannot be passed on to tenants, any such increase would cause our cash flow and our operating results to decrease.

Our real properties will be subject to property taxes that may increase in the future, which could adversely affect our cash flow.

Our real properties will be subject to real property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. We anticipate that certain of our leases will generally provide that the property taxes, or increases therein, are charged to the lessees as an expense related to the real properties that they occupy, while other leases will generally provide that we are responsible for such taxes. In any case, as the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If real property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes even if otherwise stated under the terms of the lease. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale. In addition, we will generally be responsible for real property taxes related to any vacant space.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our stockholders’ investment.

We will attempt to adequately insure all of our real properties against casualty losses. There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for such losses. Changes in the cost or availability of insurance could expose us to uninsured casualty losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of our stockholders’ investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to stockholders. The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government. We cannot be certain how this act will impact us or what additional cost to us, if any, could result.

Terrorist attacks and other acts of violence or war may affect the markets in which we plan to operate, which could delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.

Terrorist attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. We expect that we will invest in major metropolitan areas. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. The inability to obtain sufficient terrorism insurance or any terrorism insurance at all could limit our investment options as some mortgage lenders have begun to insist that specific coverage against terrorism be purchased by commercial owners as a condition of providing loans.

Costs of complying with governmental laws and regulations related to environmental protection and human health and safety may reduce our net income and the cash available for distributions to our stockholders.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials, and other health and safety-related concerns.

Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Our tenants’ operations, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.

The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Any material expenditures, fines, penalties, or damages we must pay will reduce our ability to make distributions and may reduce the value of our stockholders’ investment.

The costs of defending against claims of environmental liability or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.

Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The costs of defending against claims of environmental liability or of paying personal injury claims could reduce the amounts available for distribution to our stockholders. Generally, we expect that the real estate properties that we will acquire will have been subject to Phase I environmental assessments at the time they were acquired. A Phase I environmental assessment or site assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

Our properties may be subject to the Americans with Disabilities Act of 1990, as amended. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. We are committed to complying with the act to the extent to which it applies. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the ADA or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the ADA. We cannot assure our stockholders that we will be able to acquire properties or allocate responsibilities in this manner. Any funds used for Disabilities Act compliance will reduce our net income and the amount of cash available for distributions to our stockholders.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.

We intend to diversify our cash and cash equivalents among several banking institutions in an attempt to minimize exposure to any one of these entities. However, the Federal Deposit Insurance Corporation, or “FDIC,” only insures amounts up to $250,000 per depositor per insured bank. We expect that we will have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally insured levels. If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over $250,000. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of our stockholders’ investments.

Risks Related to Real Estate-Related Investments

Our investments in mortgage, mezzanine, bridge and other loans as well as our investments in mortgage-backed securities, collateralized debt obligations and other debt may be affected by unfavorable real estate market conditions, which could decrease the value of those assets and the return on your investment.

If we make or invest in mortgage, mezzanine or other real estate-related loans, we will be at risk of defaults by the borrowers on those loans. These defaults may be caused by many conditions beyond our control, including interest rate levels and local and other economic conditions affecting real estate values. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination of those loans. If the values of the underlying properties drop, our risk will increase because of the lower value of the security associated with such loans. Our investments in mortgage-backed securities, collateralized debt obligations and other real estate-related debt will be similarly affected by real estate market conditions.

If we make or invest in mortgage, mezzanine, bridge or other real estate-related loans, our loans will be subject to interest rate fluctuations that will affect our returns as compared to market interest rates; accordingly, the value of your investment would be subject to fluctuations in interest rates.

If we make or invest in fixed-rate, long-term loans and interest rates rise, the loans could yield a return that is lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid because we may not be able to make new loans at the higher interest rate. If we invest in variable-rate loans and interest rates decrease, our revenues will also decrease. For these reasons, if we invest in mortgage, mezzanine, bridge or other real estate-related loans, our returns on those loans and the value of your investment will be subject to fluctuations in interest rates.

We have not established investment criteria limiting geographical concentration of our mortgage investments or requiring a minimum credit quality of borrowers.

We have not established any limit upon the geographic concentration of properties securing mortgage loans acquired or originated by us or the credit quality of borrowers of uninsured mortgage assets acquired or originated by us. As a result, properties securing our mortgage loans may be overly concentrated in certain geographic areas and the underlying borrowers of our uninsured mortgage assets may have low credit quality. We may experience losses due to geographic concentration or low credit quality.

Mortgage investments that are not United States government insured and non-investment grade mortgage assets involve risk of loss.

We may originate and acquire real estate related uninsured and non-investment grade mortgage loans and mortgage assets, including mezzanine loans, as part of our investment strategy. While holding these interests, we will be subject to risks of borrower defaults, bankruptcies, fraud and losses and special hazard losses that are not covered by standard hazard insurance. Also, the costs of financing the mortgage loans could exceed the return on the mortgage loans. In the event of any default under mortgage loans held by us, we will bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the mortgage loan. To the extent we suffer such losses with respect to our investments in mortgage loans, the value of our stockholders’ investments may be adversely affected.

We may invest in non-recourse loans, which will limit our recovery to the value of the mortgaged property.

Our mortgage loan assets may be non-recourse loans. With respect to our non-recourse mortgage loan assets, in the event of a borrower default, the specific mortgaged property and other assets, if any, pledged to secure the relevant mortgage loan, may be less than the amount owed under the mortgage loan. As to those mortgage loan assets that provide for recourse against the borrower and its assets generally, we cannot assure our stockholders that the recourse will provide a recovery in respect of a defaulted mortgage loan greater than the liquidation value of the mortgaged property securing that mortgage loan.

Interest rate fluctuations will affect the value of our mortgage assets, net income and common stock.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations can adversely affect our income in many ways and present a variety of risks including the risk of variances in the yield curve, a mismatch between asset yields and borrowing rates, and changing prepayment rates.

Variances in the yield curve may reduce our net income. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Short-term interest rates are ordinarily lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our assets may bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our mortgage loan assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested in mortgage loans, the spread between the yields of the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

Prepayment rates on our mortgage loans may adversely affect our yields.

The value of our mortgage loan assets may be affected by prepayment rates on investments. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. To the extent we originate mortgage loans, we expect that such mortgage loans will have a measure of protection from prepayment in the form of prepayment lock-out periods or prepayment penalties. However, this protection may not be available with respect to investments that we acquire but do not originate. In periods of declining mortgage interest rates, prepayments on mortgages generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of mortgage investments may, because of the risk of prepayment, benefit less from declining interest rates than from other fixed-income securities. Conversely, in periods of rising interest rates, prepayments on mortgages generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to fully recoup our cost of acquisition of certain investments.

Before making any investment, we will consider the expected yield of the investment and the factors that may influence the yield actually obtained on such investment. These considerations will affect our decision whether to originate or purchase such an investment and the price offered for such an investment. No assurances can be given that we can make an accurate assessment of the yield to be produced by an investment. Many factors beyond our control are likely to influence the yield on the investments, including, but not limited to, competitive conditions in the local real estate market, local and general economic conditions and the quality of management of the underlying property. Our inability to accurately assess investment yields may result in our purchasing assets that do not perform as well as expected, which may adversely affect the value of our stockholders’ investments.

Volatility of values of mortgaged properties may adversely affect our mortgage loans.

Real estate property values and net operating income derived from real estate properties are subject to volatility and may be affected adversely by a number of factors, including the risk factors described in this prospectus relating to general economic conditions and owning real estate investments. In the event its net operating income decreases, a borrower may have difficulty paying our mortgage loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our mortgage loans, which could also cause us to suffer losses.

Mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

We may make and acquire mezzanine loans. These types of mortgage loans are considered to involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property due to a variety of factors, including the loan being entirely unsecured or, if secured, becoming unsecured as a result of foreclosure by the senior lender. We may not recover some or all of our investment in these loans. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans resulting in less equity in the property and increasing the risk of loss of principal.

Our investments in subordinated loans and subordinated mortgage-backed securities may be subject to losses.

We intend to acquire or originate subordinated loans and invest in subordinated mortgage-backed securities. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill periods”), and control decisions made in bankruptcy proceedings relating to borrowers.

The CMBS in which we may invest are subject to all of the risks of the underlying mortgage loans and the risks of the securitization process.

CMBS, or commercial mortgage-backed securities, are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties. In certain instances, third-party guarantees or other forms of credit support can reduce the credit risk.

CMBS are also subject to several risks created through the securitization process. Subordinate CMBS are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes delinquent loans, there is a risk that the interest payment on subordinate CMBS will not be fully paid. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated.

Our investments in real estate-related common equity securities will be subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities, which may result in losses to us.

We expect to make equity investments in other REITs and other real estate companies. We will target a public company that owns commercial real estate or real estate-related assets when we believe its stock is trading at a discount to that company’s net asset value. We may eventually seek to acquire or gain a controlling interest in the companies that we target. We do not expect our non-controlling equity investments in other public companies to exceed 5.0% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. Our investments in real estate-related common equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related common equity securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus.

Real estate-related common equity securities are generally unsecured and may also be subordinated to other obligations of the issuer. As a result, investments in real estate-related common equity securities are subject to risks of: (1) limited liquidity in the secondary trading market, (2) substantial market price volatility resulting from changes in prevailing interest rates, (3) subordination to the prior claims of banks and other senior lenders to the issuer, (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (5) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (6) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding real estate-related common equity securities and the ability of the issuers thereof to make distribution payments.

Risks Associated with Debt Financing

Continued disruptions in the financial markets and deteriorating economic conditions could also adversely affect our ability to secure debt financing on attractive terms and the values of investments we make.

The capital and credit markets have been experiencing extreme volatility and disruption for more than 18 months. Liquidity in the global credit market has been severely contracted by these market disruptions, making it costly to obtain new lines of credit or refinance existing debt. We expect to finance our investments in part with debt. As a result of the ongoing credit market turmoil, we may not be able to obtain debt financing on attractive terms, if at all. As such, we may be forced to use a greater proportion of our offering proceeds to finance our acquisitions and originations, reducing the number of investments we would otherwise make. If the current debt market environment persists, we may modify our investment strategy in order to optimize our portfolio performance. Our options would include limiting or eliminating the use of debt and focusing on those investments that do not require the use of leverage to meet our portfolio goals.

We will incur mortgage indebtedness and other borrowings, which increases our risk of loss due to foreclosure.

We may obtain lines of credit and long-term financing that may be secured by our properties and other assets. Under our charter, we have a limitation on borrowing which precludes us from borrowing in excess of 300% of the value of our net assets. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation or other non-cash reserves, less total liabilities. Generally speaking, the preceding calculation is expected to approximate 75.0% of the aggregate cost of our investments before non-cash reserves and depreciation. We may temporarily borrow in excess of these amounts if such excess is approved by a majority of the independent directors and is disclosed to stockholders in our next quarterly report, along with justification for such excess. In some instances, we may acquire real properties by financing a portion of the price of the properties and mortgaging or pledging some or all of the properties purchased as security for that debt. We may also incur mortgage debt on properties that we already own in order to obtain funds to acquire additional properties. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for U.S. federal income tax purposes, including borrowings to satisfy the REIT requirement that we distribute at least 90.0% of our annual REIT taxable income to our stockholders (computed without regard to the dividends-paid deduction and excluding net capital gain). We, however, can give our stockholders no assurance that we will be able to obtain such borrowings on satisfactory terms.

High debt levels will cause us to incur higher interest charges, which would result in higher debt service payments and could be accompanied by restrictive covenants. If we do mortgage a property and there is a shortfall between the cash flow from that property and the cash flow needed to service mortgage debt on that property, then the amount of cash available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss of a property since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, reducing the value of our stockholders’ investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds.

We may give full or partial guaranties to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties.

We may also obtain recourse debt to finance our acquisitions and meet our REIT distribution requirements. If we have insufficient income to service our recourse debt obligations, our lenders could institute proceedings against us to foreclose upon our assets. If a lender successfully forecloses upon any of our assets, our ability to pay cash distributions to our stockholders will be limited and our stockholders could lose all or part of their investment.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flows from operations and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to our stockholders and may hinder our ability to raise capital by issuing more stock or borrowing more money.

We expect to use leverage in connection with our investments in real estate-related assets, which increases the risk of loss associated with this type of investment.

We may finance the acquisition and origination of certain real estate-related investments with warehouse lines of credit and repurchase agreements. In addition, we may engage in various types of securitizations in order to finance our loan originations. Although the use of leverage may enhance returns and increase the number of investments that we can make, it may also substantially increase the risk of loss. There can be no assurance that leveraged financing will be available to us on favorable terms or that, among other factors, the terms of such financing will parallel the maturities of the underlying assets acquired. If alternative financing is not available, we may have to liquidate assets at unfavorable prices to pay off such financing. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Our debt service payments will reduce our cash flow available for distributions. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. We may utilize repurchase agreements as a component of our financing strategy. Repurchase agreements economically resemble short-term, variable-rate financing and usually require the maintenance of specific loan-to-collateral value ratios. If the market value of the assets subject to a repurchase agreement decline, we may be required to provide additional collateral or make cash payments to maintain the loan-to-collateral value ratio. If we are unable to provide such collateral or cash repayments, we may lose our economic interest in the underlying assets. Further, credit facility providers and warehouse facility providers may require us to maintain a certain amount of cash reserves or to set aside unleveraged assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

We may not be able to access financing sources on attractive terms, which could adversely affect our ability to execute our business plan.

We may finance our assets over the long-term through a variety of means, including repurchase agreements, credit facilities, issuance of commercial mortgage-backed securities, collateralized debt obligations and other structured financings. Our ability to execute this strategy will depend on various conditions in the markets for financing in this manner that are beyond our control, including lack of liquidity and greater credit spreads. We cannot be certain that these markets will remain an efficient source of long-term financing for our assets. If our strategy is not viable, we will have to find alternative forms of long-term financing for our assets, as secured revolving credit facilities and repurchase facilities may not accommodate long-term financing. This could subject us to more recourse indebtedness and the risk that debt service on less efficient forms of financing would require a larger portion of our cash flows, thereby reducing cash available for distribution to our stockholders and funds available for operations as well as for future business opportunities.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan agreements we enter may contain covenants that limit our ability to further mortgage a property, discontinue insurance coverage or replace our advisor. In addition, loan documents may limit our ability to replace a property’s property manager or terminate certain operating or lease agreements related to a property. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives.

Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions to our stockholders.

We expect that we will incur additional debt in the future and increases in interest rates will increase the cost of that debt, which could reduce the cash we have available for distributions. Additionally, if we incur variable rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flows and our ability to pay distributions to our stockholders. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments.

Our derivative financial instruments that we may use to hedge against interest rate fluctuations may not be successful in mitigating our risks associated with interest rates and could reduce the overall returns on our stockholders’ investment.

We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets, but no hedging strategy can protect us completely. We cannot assure our stockholders that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, the use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75.0% or 95.0% REIT income test. See “Certain Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison – ARC Shopping Center REIT, Inc.—Income Tests.”

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions to our stockholders.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT. Any of these results would have a significant, negative impact on our stockholders’ investment.

We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of your investment.

Our policies do not limit us from incurring debt until our borrowings would exceed 75.0% of the cost (before deducting depreciation or other non-cash reserves) of our tangible assets, and we may exceed this limit with the approval of the conflicts committee of our board of directors. During the early stages of this offering, we expect that our conflicts committee will approve debt in excess of this limit. See “Investment Objectives and Criteria—Borrowing Policies.” High debt levels would cause us to incur higher interest charges and higher debt service payments and could also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

U.S. Federal Income Tax Risks

Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.

Prior to the commencement of our offering we expect DLA Piper LLP (US) to render an opinion to us that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable year ending December 31, 2010 (or ending December 31, 2011 if our REIT election is postponed to our taxable year ending December 31, 2011) and that our proposed method of operations will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2010 (or ending December 31, 2011 if our REIT election is postponed to our taxable year ending December 31, 2011). This opinion will be based upon, among other things, our representations as to the manner in which we are and will be owned and the manner in which we will invest in and operate assets. However, our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. DLA Piper LLP (US) will not review our compliance with the REIT qualification standards on an ongoing basis, and we may fail to satisfy the REIT requirements in the future. Also, this opinion will represent the legal judgment of DLA Piper LLP (US) based on the law in effect as of the date of the opinion. The opinion of DLA Piper LLP (US) will not be binding on the Internal Revenue Service or the courts. Future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as REIT, see “Certain Material U.S. Federal Income Tax Considerations.”

Our stockholders may have current tax liability on distributions they elect to reinvest in our common stock.

If our stockholders participate in our dividend reinvestment plan, they will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless our stockholders are a tax-exempt entity, they may have to use funds from other sources to pay their tax liability on the value of the shares of common stock received. See “Description of Shares—Dividend Reinvestment Plan—U.S. Federal Income Tax Consequences of Participation.”

There is a risk that you may receive shares of our common stock as dividends.

We have the ability to declare a large portion of a dividend for the purpose of fulfilling our REIT distribution requirements in shares of our common stock instead of in cash. As long as a portion of such dividend is paid in cash and certain requirements are met, the entire distribution may be treated as a dividend for U.S. federal income tax purposes. As a result, a stockholder would be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our common stock. Stockholders who elect cash may experience greater dilution than other stockholders if we elect to distribute our common stock as a dividend.

Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.

We expect to operate in a manner that is intended to cause us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending on December 31, 2010, although such election may be postponed to our taxable year ending December 31, 2011. However, the U.S. federal income tax laws governing REITs are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of U.S. federal income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to our stockholders.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•

In order to qualify as a REIT, we must distribute annually at least 90.0% of our REIT taxable income to our stockholders (which is determined without regard to the dividends paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on the undistributed income.

•	We will be subject to a 4.0% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85.0% of our ordinary income, 95.0% of our capital gain net income and 100% of our undistributed income from prior years.

•

If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest U.S. federal corporate income tax rate.

•

If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries or the sale met certain “safe harbor” requirements under the Internal Revenue Code.

Our investments in debt instruments may cause us to recognize “phantom income” for U.S. federal income tax purposes even though no cash payments have been received on the debt instruments.

It is expected that we may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. Moreover, pursuant to our involvement in public-private joint ventures, other similar programs recently announced by the federal government, or otherwise, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”), the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. This deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value.

In general, we will be required to accrue original issue discount on a debt instrument as taxable income in accordance with applicable U.S. federal income tax rules even though no cash payments may be received on such debt instrument.

In the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of when their corresponding cash payments are received.

As a result of these factors, there is a significant risk that we may recognize substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90.0% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4.0% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our taxable income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid U.S. federal corporate income tax and the 4.0% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.

To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of our stockholders’ investment.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders incur and may limit the manner in which we conduct securitizations.

We may be deemed to be ourselves, or make investments in entities that own or are themselves deemed to be taxable mortgage pools. Similarly, certain of our securitizations or other borrowings could be considered to result in the creation of a taxable mortgage pool for U.S. federal income tax purposes. As a REIT, provided that we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities that are not subject to tax on unrelated business income, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. In that case, we are authorized to reduce and intend to reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax by the amount of such tax paid by us that is attributable to such stockholder’s ownership. Moreover, we would generally be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for U.S. federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions or other financing arrangements.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a “pension-held REIT,” (3) a tax-exempt stockholder has incurred debt to purchase or hold our common stock or (4) the residual interests in any real estate mortgage investment conduits (“REMICs”), we acquire (if any) generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (3), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Internal Revenue Code. See “Certain Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison – ARC Shopping Center REIT Inc.—Taxable Mortgage Pools and Excess Inclusion Income.”

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75.0% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10.0% of the outstanding voting securities of any one issuer or more than 10.0% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5.0% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25.0% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. See “Certain Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison – ARC Shopping Center REIT Inc.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Characterization of any repurchase agreements we enter into to finance our investments as sales for tax purposes rather than as secured lending transactions would adversely affect our ability to qualify as a REIT.

We may enter into repurchase agreements with a variety of counterparties to achieve our desired amount of leverage for the assets in which we invest. When we enter into a repurchase agreement, we generally sell assets to our counterparty to the agreement and receive cash from the counterparty. The counterparty is obligated to resell the assets back to us at the end of the term of the transaction. We believe that for U.S. federal income tax purposes we will be treated as the owner of the assets that are the subject of repurchase agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreement may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own these assets during the term of the repurchase agreements, in which case we could fail to qualify as a REIT if tax ownership of these assets was necessary for us to meet the income and/or asset tests discussed in “Certain Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison – ARC Shopping Center REIT Inc.”

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75.0% and 95.0% gross income tests if the instrument hedges (1) interest rate risk on liabilities incurred to carry or acquire real estate or (2) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75.0% or 95.0% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75.0% and 95.0% gross income tests. See “Certain Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison – ARC Shopping Center REIT Inc.—Derivatives and Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2010 (or 2011, if our REIT election is postponed to our taxable year ending December 31, 2011), no more than 50.0% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, and certain other entities including private foundations. To preserve our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value of the aggregate outstanding shares of our capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of our common stock. This ownership limit shall be applicable beginning the year after our initial REIT election. This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35.0% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25.0% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries. A domestic taxable REIT subsidiary will pay U.S. federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure our stockholders that we will be able to comply with the 25.0% value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.

We may be subject to adverse legislative or regulatory tax changes.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Dividends payable by REITs do not qualify for the reduced tax rates.

Legislation enacted in 2003 and modified in 2005 generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates to 15.0% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates, to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

If the operating partnership fails to maintain its status as a partnership, its income may be subject to taxation.

We intend to maintain the status of the operating partnership as a disregarded entity or partnership for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the operating partnership as a disregarded entity or partnership, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This would also result in our losing REIT status, and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain REIT status.

Distributions to foreign investors may be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits.

In general, foreign investors will be subject to regular U.S. federal income tax with respect to their investment in our stock if the income derived therefrom is “effectively connected” with the foreign investor’s conduct of a trade or business in the United States. A distribution to a foreign investor that is not attributable to gain realized by us from the sale or exchange of a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), and that we do not designate as a capital gain distribution, will be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income distribution will be subject to a U.S. federal income tax equal to 30% of the gross amount of the distribution, unless this tax is reduced by the provisions of an applicable treaty. See “Certain Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Foreign Stockholders.”

Foreign investors may be subject to FIRPTA tax upon the sale of their shares of our stock.

A foreign investor disposing of a U.S. real property interest, including shares of stock of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to FIRPTA, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50.0% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. While we intend to qualify as a “domestically controlled” REIT we cannot assure you that we will. If we were to fail to so qualify, gain realized by foreign investors on a sale of shares of our stock would be subject to FIRPTA tax, unless the shares of our stock were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5.0% of the value of our outstanding common stock. See “Certain Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Foreign Stockholders.”

Foreign investors may be subject to FIRPTA tax upon the payment of a capital gains dividend.

A capital gains dividend paid to foreign investors, if attributable to gain from sales or exchanges of U.S. real property interests, would not be exempt from FIRPTA and would be subject to FIRPTA tax. See “Certain Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Foreign Stockholders.”

We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a foreign investor.

Retirement Plan Risks

If the fiduciary of an employee pension benefit plan subject to ERISA (such as profit sharing, Section 401(k) or pension plan) or any other retirement plan or account fails to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, the fiduciary could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, Section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) that are investing in our shares. Fiduciaries investing the assets of such a plan or account in our common stock should satisfy themselves that:

•	the investment is consistent with their fiduciary obligations under ERISA and the Internal Revenue Code;

•	the investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	the investment will not impair the liquidity of the plan or IRA;

•	the investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;

•	the value of the assets of the plan can be established annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	the investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a non-exempt prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

Prospective investors with investment discretion over the assets of an IRA, employee benefit plan or other retirement plan or arrangement that is covered by ERISA or Section 4975 of the Internal Revenue Code should carefully review the information in the section of this prospectus entitled “ERISA Considerations.” Any such prospective investors are required to consult their own legal and tax advisors on these matters.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

You should carefully review the “Risk Factors” section of this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS

The following tables set forth information about how we intend to use the proceeds raised in this offering assuming that we sell the minimum of 250,000 shares, a mid-point range of 90,000,000 shares and the maximum of 180,000,000 shares of common stock. Many of the amounts set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Depending primarily upon the number of shares we sell in this offering and assuming a $10.00 purchase price for shares sold in the primary offering, we estimate that we will use approximately 87.20% of the gross proceeds to make investments in real estate properties and other real estate-related loans and securities. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection and acquisition of properties. We expect to use substantially all of the net proceeds from the sale of shares under our dividend reinvestment plan to repurchase shares under our share repurchase program. Though our board has the authority under our organizational documents, our distribution policy is not to use the proceeds of this offering to pay distributions.

	250,000 Shares		90,000,000 Shares
	Minimum Offering ($10.00/share)		Primary Offering (75,000,000 shares) ($10.00/share)		Div. Reinv. Plan (15,000,000 shares) ($9.50/share)
	$	%	$	%	$	%

Gross Offering Proceeds	2,500,000	100.00%	750,000,000	100.00%	142,500,000	100.00%
Selling Commissions	175,000	7.00%	52,500,000	7.00%	0	0.00%
Dealer Manager Fee	75,000	3.00%	22,500,000	3.00%	0	0.00%
Other Organization and Offering Expenses (1)	37,500	1.50%	11,250,000	1.50%	213,750	0.15%

Amount available for Investment (2)	2,212,500	88.50%	663,750,000	88.50%	142,286,250	99.85%
Acquisition Fees (3)	22,125	0.90%	6,637,500	0.90%	0	0.00%
Acquisition Expenses(4)	11,063	0.40%	3,318,750	0.40%	0	0.00%
Amount invested in properties (5)	2,179,312	87.20%	653,793,750	87.20%	142,286,250	99.85%

			180,000,000 Shares
			Primary Offering (150,000,000 shares) ($10.00/share)		Div. Reinv. Plan (30,000,000 shares) ($9.50/share)
			$	%	$	%
	Gross Offering Proceeds		1,500,000,000	100.00%	285,000,000	100.00%
	Selling Commissions		105,000,000	7.00%	0	0.00%
	Dealer Manager Fee		45,000,000	3.00%	0	0.00%
	Other Organization and Offering Expenses (1)		22,500,000	1.50%	427,500	0.15%

	Amount available for Investment (2)		1,327,500,000	88.5%	284,572,500	99.85%
	Acquisition Fees (3)		13,275,000	0.90%	0	0.00%
	Acquisition Expenses(4)		6,637,500	0.40%	0	0.00%
	Amount invested in properties (5)		1,307,587,500	87.20%	284,572,500	99.85%

(1)    Includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, reimbursement to our advisor and sub-advisor for our portion of the salaries and related employment costs of our advisor’s and sub-advisor’s employees who provide services to us (excluding costs related to employees who provide services for which the advisor or sub-advisor, as applicable, receive acquisition or disposition fees), reimbursement to the dealer manager for amounts it may pay to reimburse the bona fide due diligence expenses of broker-dealers, costs in connection with preparing supplemental sales materials, our costs of conducting bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of non-registered officers of the company, our advisor and sub-advisor to attend such meetings) and cost reimbursement for non-registered employees of our affiliates to attend retail seminars conducted by broker-dealers. Our advisor has agreed to reimburse us to the extent the organization and offering expenses incurred by us exceed 1.5% of aggregate gross offering proceeds over the life of the offering. See “Plan of Distribution.” In addition, other organization and offering expenses shall include up to 0.5% for third-party due diligence fees included in a detailed and itemized invoice.

(2)    Until required in connection with investment in real properties or other real estate-related assets, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves, may be invested in short-term, highly liquid investments, including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors.

(3)    This table assumes that we will use all net proceeds from the sale of shares under our dividend reinvestment plan to repurchase shares under our share repurchase program rather than for investments in real estate and real estate-related investments. To the extent we use such net proceeds to invest in real estate and real estate-related loans and securities, our advisor or its subsidiary would earn the related acquisition fees. We will pay our advisor an acquisition fee equal to 1.0% of the cost of the investment acquired or originated by us, including acquisition expenses and any debt attributable to such investment. We may also incur customary third-party acquisition expenses in connection with the acquisition (or attempted acquisition) of a property or real estate-related asset. See note 4 below.

       This table excludes debt proceeds. To the extent we fund our investments with debt, as we expect, the amount available for investment and the amount of acquisition fees will be proportionately greater. If we raise the maximum offering amount and our debt financing is equal to 65.0% of the value of our real estate investments, then acquisition fees would be approximately $37.9 million. If we raise the maximum offering amount and our debt financing is equal to 75.0% of the cost of our real estate investments, then acquisition fees would be approximately $53.1 million.

(4)    Acquisition expenses include legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, evaluation and acquisition of real estate properties, whether or not acquired. For purposes of this table, we have assumed expenses of 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment); however, expenses on a particular acquisition may be higher. Acquisition fees and expenses for any particular property will not exceed 6.0% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 6.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).

(5)    Amount available for investment will include customary third-party acquisition expenses, such as legal fees and expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the acquisition or origination of real estate and real estate-related investments. Includes amounts anticipated to be invested in properties net of fees, expenses and initial working capital reserves. Amount available for investment may also include anticipated capital improvement expenditures and tenant leasing costs.

       Because we expect that the vast majority of leases for the properties acquired by us will provide for tenant reimbursement of operating expenses, we do not anticipate that a permanent reserve for maintenance and repairs of real estate properties will be established. If established, we expect any working capital reserves to be maintained at the property level. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow generated by operating properties or out of the net cash proceeds received by us from any sale or exchange of properties.

MARKET OPPORTUNITY

We are focused on providing an investment vehicle that will allow our stockholders to take advantage of this opportunity to participate in a carefully selected and professionally managed retail real estate portfolio.

Our investment goals are to acquire a portfolio of neighborhood and community shopping centers with one or more of the following attributes:

•	Well-located shopping centers in more densely populated growth markets in the United States;

•	Necessity-based retail typically with 80% or greater occupancy;

•	Diversified portfolio of anchor tenants, geographic locations, tenant mix, and lease expirations;

•	Purchased at a discount to replacement cost with potential for appreciation;

•	Financed at a target leverage of not more than 50% loan to value of the portfolio (calculated once we have invested substantially all of the proceeds from this offering);

•	Generating monthly distributions covered by funds from operations (FFO); and

•	Maximizing total returns through property focus and exit strategy.

The Opportunity

We will invest primarily in well-occupied shopping centers with a mix of national, regional, and local retailers who sell essential goods and services to customers living in the local trade area. These centers will be well-located in more densely populated neighborhoods in the United States, where there are few opportunities for competing shopping centers to enter the market. We will be selective and prudent in investing capital and focus on acquiring higher quality assets with strong anchors in established or growing markets.

We expect to acquire centers where significant opportunities exist to create value through leasing and intensive property management. We believe our advisor’s and sub-advisor’s careful selection and professional management of the shopping centers will allow us to maintain and enhance each property’s financial performance.

We have a seasoned real estate team with experience in acquiring and managing retail properties through all market cycles. We believe that our team’s real estate experience and established network of owners and brokers, combined with what we believe will be an increase in the supply of available shopping center properties meeting our investment criteria, will allow us to acquire assets at a discount to replacement cost.

Established Sourcing Network

Our Phillips Edison sponsor is nationally recognized as one of the largest private owners of grocer-anchored shopping centers in the country. Over the last 18 years, they have acquired over 250 shopping centers through their national, regional and local network of relationships with real estate brokers and existing owners of shopping centers (including individuals, REITs, insurance companies, and other institutional direct owners of real estate). We believe this direct access to a continuous source of investment opportunities, not available to smaller, regional operators, allows us to see nearly all of the marketed opportunities available for sale, as well as a substantial number of off-market deals.

Our Phillips Edison sponsor’s reputation has been established through its acquisition history, consistent presence in the market and relationships with owners and brokers. Our Phillips Edison sponsor’s person-to-person marketing program provides continuous communication and market presence with owners and brokers. The program includes face-to-face meetings at owners’ and brokers’ offices, frequent telephone contact, networking at national and regional industry conferences, quarterly e-blasts to over 90,000 shopping center professionals and e-postcards sent to our proprietary database of over 6,500 accounts with 10,000 contacts.

Volume of Opportunities

We believe our investment strategy is well suited for the current real estate environment. We believe there is a window of opportunity that has been created as a result of events in the economy and the capital markets. This market dislocation is creating buying opportunities not seen since the early 1990s. As the economy and capital markets normalize, we expect a steady volume of acquisition opportunities meeting our investment criteria to appear. We believe several factors contribute to the anticipated volume of properties for acquisition, including:

•

We believe many owners of retail real estate are in distress as a result of debt maturities, are unable to cover their debt service obligations or are incapable of refinancing due to lender demands to resize their loans and are facing increasing pressure to sell.

•

We believe commercial banks, lenders and loan servicers of commercial mortgage-backed securities are culling their portfolios of assets. We expect banks will need to realize the losses from the distressed commercial real estate mortgages on their balance sheets. With current bank earnings quite strong, we believe they will begin to realize these losses by selling assets to manage to a smoother income stream.

•

The ownership of the more than 100,000 shopping centers in the United States is quite fragmented: only 6,783, or 6.6% are owned by the top 20 property owners (as illustrated in the chart below). This fragmentation of the retail shopping center industry has contributed to the long history of a healthy trading volume of shopping centers.

Source: ICSC Research (Apr 09), Retail Traffic (Apr 09)

Retail Outperforms other Real Estate

According to ICSC Research, the retail shopping center industry is comprised of over 100,000 retail shopping centers making retail one of the largest industries in the United States. The retail shopping center industry generates 12.6 million jobs and accounts for approximately 9.5% of the entire U.S. workforce which makes it an important segment of the economy and an important venue for retail commerce. In comparison to other investments, real estate has historically outperformed the S&P 500 during months leading up to and after the three recent recessions. Furthermore, when comparing the National Council of Real Estate Investment Fiduciaries (NCREIF) Property Index (NPI) average annual returns of the four real estate sectors (retail, apartment, office, and industrial), retail real estate has generally outperformed the other real estate sectors during periods of recession and the following years.

The NPI is an unmanaged, market-weighted index of non-traded, unleveraged properties owned by tax exempt entities. NCREIF was established to serve the institutional real estate investment community as a non-partisan collector, processor, validator and disseminator of real estate performance information. NCREIF members are not traded on any public exchange. This means that NCREIF members and their investors are less susceptible to severe market movements. Not being listed on an exchange aligns management and the investors’ incentives to view the investment over a longer investment horizon. NCREIF includes dividends.

The value of the NPI is computed as follows: NCREIF requires that properties included in the NPI be valued at least quarterly, either internally or externally, using standard commercial real estate appraisal methodology. Each property must be independently appraised a minimum of once every three years. The value of the capital component of the NPI return is predominately the product of the real property appraisals discussed below. In addition, property income results are reported quarterly for purposes of determining the income component of the index.

The qualifications for valuation of investments in the NPI are:

•	Operating properties only;

•	Property types — apartments, hotels, industrial properties, office buildings, and retail only;

•	Can be wholly owned or in a joint venture structure;

•	Investment returns are reported on a non-leveraged basis. While there are properties in the index that have leverage, returns are reported to NCREIF as if there is no leverage;

•	Must be owned/controlled by a qualified tax-exempt institutional investor or its designated agent;

•	Existing properties only (no development projects);

•	Calculations are based on quarterly returns of individual properties before deduction of asset management fees;

•	Each property’s return is weighted by its market value;

•	Income and Capital Appreciation changes are also calculated;

•

The NPI is a quarterly time series composite total rate of return measure of investment performance of a very large pool of individual commercial real estate properties acquired in the private market for investment purposes only. All properties in the NPI have been acquired, at least in part, on behalf of tax-exempt institutional investors — the great majority being pension funds. As such, all properties are held in a fiduciary environment;

•

Properties in the NPI are accounted for using market value accounting standards. Data contributed to NCREIF is expected to comply with the Regional Economic Information System (REIS, Inc.). Because the NPI measures performance at the property level without considering investment or capital structure arrangements, information reported to the index will be different from information reported to investors. For example, interest expense reported to investors would not be included in the NPI. However, because the property information reported to the index is expected to be derived from the same underlying books and records, because it is expected to form the underlying basis for investor reporting, and because accounting methods are required to be consistent, fundamentally consistent information expectations exist;

•

NCREIF requires that properties included in the NPI be valued at least quarterly, either internally or externally, using standard commercial real estate appraisal methodology. Each property must be independently appraised a minimum of once every three years; and

•

Because the NPI is a measure of private market real estate performance, the capital value component of return is predominately the product of property appraisals. As such, the NPI is often referred to as an “appraisal based index.”

Stockholders should not expect the same performance as the NPI because the NPI does not factor in the fees or expenses to which we are subject.

Discount to Replacement Cost

Average rental rates have been falling during the most recent recession resulting in lower property values and pricing. In the current acquisition environment, we believe we will be able to acquire properties at values based on current rents which are at a substantial discount to replacement cost and have significant potential for appreciation.

The Portfolio

Once we have substantially invested all of the proceeds of this offering, we expect to have a well-diversified portfolio based upon tenants, geographic locations, tenant mix, and lease expirations. We will target properties in more densely populated locations with established or growing markets and higher barriers to entry. We expect that the properties we acquire will be well-occupied shopping centers that focus on serving the day-to-day needs of the community in the surrounding trade area. Grocers and other necessity-based retailers who supply these goods and services have historically been more resistant to economic fluctuations due to the nature of the goods and services they sell.

Diversified Portfolio

We expect to acquire a well diversified portfolio of properties based on geography, anchor tenant diversity, tenant mix, lease expirations, and other factors. A diversified portfolio reduces the economic risk of any one geographic or tenant-related event to impact the cash flow or value of the portfolio. As the map shows below, our Phillips Edison sponsor’s current portfolio is located in 35 states and has over 3,100 tenants. As of this offering, no one retailer accounts for more than 4.0% of the annual minimum rent of the portfolio. There is no guarantee that our portfolio, once we have invested substantially all of the proceeds of this offering, will be as well diversified geographically or by tenant concentration.

Necessity Based Retail

We will invest primarily in well-occupied shopping centers with a mix of national, regional, and local retailers who sell essential goods and services to the population living in the local trade area. Unlike industries that are routinely affected by cyclical fluctuations in the economy, the grocery and necessity-based retail shopping center industry has been more resistant to economic downturns.

SOURCE: U.S. Census Bureau, December 2009

Grocery- and necessity-anchored shopping centers are tenanted by retailers that provide goods and services necessary for daily life. Many of these retailers also offer products or services that appeal to consumers trying to save money. Items such as food, postal services, discount merchandise, hardware and personal services tend to be required through both economic peaks and troughs and create consistent consumer demand. Even in the current economic environment, many necessity-based retailers have continued to experience same store sales growth.

Due to the resilience of this retail sector, many necessity and discount-retailers have survived the recent recession. We believe these retailers have right-sized and have re-emerged leaner, nimbler and tailored to the new realities. Many of them have strong balance sheets and are expanding in order to take market share from weaker competitors.

In-Fill Locations

As the economy recovers, we expect more industry-wide competition for the finite supply of quality space. In the aggregate, the number of shopping centers has been growing more slowly. Benchmarked against population, total shopping center gross leasable area (GLA) per capita growth declined in 2009. New developments are being cancelled or delayed indefinitely creating a three- to five-year lag in new construction. We believe this lack of new center development is pushing retailers towards existing centers.

Source: Co-Star

The supply fundamentals for infill grocery anchored retail locations are in line with retail demand because grocers and other necessity-based retailers did not over-expand in recent years. These retailers are now benefiting from weaker competition and are expanding selectively. Well-positioned grocery anchored centers are attracting other stronger and expanding tenants. We believe these centers will benefit with increased property values as the economy rebounds and rents increase. We will focus our acquisition efforts on locations in established or growing retail markets in more densely populated locations. These in-fill locations have higher barriers to entry with few opportunities for competing shopping centers to enter the market.

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. The board is responsible for the management and control of our affairs. The board has retained ARC Advisor to manage our operations and our portfolio of real estate properties and real estate-related loans and securities, subject to the board’s supervision. ARC Advisor has entered into a sub-advisory agreement with Phillips Edison Sub-Advisor in which the sub-advisor will manage our day-to-day activities, among other duties. Because of the conflicts of interest created by the relationships among us, our sponsors, ARC Advisor, Phillips Edison Sub-Advisor and their respective affiliates, many of the responsibilities of the board have been delegated to a committee that consists solely of independent directors. This committee is the conflicts committee and is discussed below and under “Conflicts of Interest.”

We will have four independent directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of one of our sponsors or their respective affiliates and has not been so for the previous two years. Our independent directors will meet the director independence standards of the New York Stock Exchange, Inc. and the NASAA Statement of Policy Regarding Real Estate Investment Trusts.

Each director serves until the next annual meeting of stockholders and until his successor has been duly elected and qualified. The presence in person or by proxy of stockholders entitled to cast 50.0% of all the votes entitled to be cast on any matter at any stockholder meeting constitutes a quorum. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Unless otherwise provided by Maryland law, the board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders, provided that the conflicts committee nominates replacements for any vacancies among the independent director positions. A vacancy on the board of directors for any cause will be filled by a majority of the remaining directors, even if such majority is less than a quorum, except that, until we have a class of equity securities registered under the Securities Exchange Act of 1934, as amended, a vacancy that results from the removal of a director may also be filled by a vote of the stockholders.

Our directors are accountable to us and our stockholders as fiduciaries. This means that our directors must perform their duties in good faith and in a manner each director believes to be in our and our stockholders’ best interests. Further, our directors must act with such care as a prudent person in a similar position would use under similar circumstances, including exercising reasonable inquiry when taking actions. However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require. We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

In addition to meetings of the various committees of the board, which committees we describe below, we expect our directors to hold at least four regular board meetings each year. Our board has the authority to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity.

Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and monitor our administrative procedures, investment operations and performance to ensure that our executive officers and advisor follow these policies and that these policies continue to be in the best interests of our stockholders. Unless modified by our directors, we will follow the policies on investments and borrowings set forth in this prospectus.

Committees of the Board of Directors

Our board of directors may delegate many of its powers to one or more committees. Our charter requires that each committee consist of at least a majority of independent directors, and our board has two committees, the audit committee and the conflicts committee, that consist solely of independent directors.

Audit Committee

Our board of directors has established an audit committee that consists solely of independent directors. The audit committee will assist the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our internal and independent auditors.

The audit committee will select the independent registered public accountants to audit our annual financial statements, will review with the independent registered public accountants the plans and results of the audit engagement and will consider and approve the audit and non-audit services and fees provided by the independent registered public accountants. The members of the audit committee are                         ,                             and                             . The board of directors has identified                                  as the audit committee “financial expert” within the meaning of the SEC rules.

Conflicts Committee

In order to reduce or eliminate certain potential conflicts of interest, our charter creates a conflicts committee of our board of directors consisting solely of all of our independent directors, that is, all of our directors who are not affiliated with our sponsors or their respective affiliates. Our charter authorizes the conflicts committee to act on any matter permitted under Maryland law. Both the board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors. See “Conflicts of Interest—Certain Conflict Resolution Measures.”

Our charter requires that the conflicts committee discharge the board’s responsibilities relating to the nomination of independent directors and the compensation of our independent directors. Our conflicts committee also will discharge the board’s responsibilities relating to the compensation of our executives. Subject to the limitations in our charter, the conflicts committee may also create stock-award plans.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age*	Positions
Michael C. Phillips	55	Co-Chairman of the Board
Jeffrey S. Edison	49	Co-Chairman of the Board and Chief Executive Officer
John Bessey	52	President and Chief Executive Officer
Richard J. Smith	59	Chief Financial Officer
William M. Kahane	61	Director
**		Independent Director Nominee
**		Independent Director Nominee
**		Independent Director Nominee
**		Independent Director Nominee

* As of March 1, 2010

** To be named by amendment

Michael C. Phillips – (Co-Chairman of the Board) Mr. Phillips has served as a principal of Phillips Edison since 1991. Prior to forming Phillips Edison, Mr. Phillips was employed by Biggs Hypershoppes, Inc. as Vice President from 1989 until 1990, by May Centers as Senior Development Director from 1988 until 1989, and by The Taubman Company as Development Director from 1986 until 1988 and as a leasing agent from 1984 until 1986. Mr. Phillips received his bachelor’s degree in political science in 1977 from the University of Southern California.

Jeffrey S. Edison – (Co-Chairman of the Board and Chief Executive Officer) Mr. Edison, together with Michael C. Phillips, founded Phillips Edison in 1991 and has served as a principal of Phillips Edison since 1995. From 1991 to 1995, Mr. Edison was employed by Nations Bank’s South Charles Realty Corporation, serving as a Senior Vice President from 1993 until 1995 and as a Vice President from 1991 until 1993. Mr. Edison was employed by Morgan Stanley Realty Incorporated from 1987 until 1990 and The Taubman Company from 1984 until 1987. Mr. Edison received his bachelor’s degree in mathematics and economics from Colgate University in 1982 and a masters in business administration from Harvard Business School in 1984.

John Bessey – (President) Mr. Bessey has served as Chief Investment Officer for Phillips Edison since December 2005. During that time he has managed the placement of over $1.2 billion in 140 individual shopping centers comprising over 14,000,000 square feet. Prior to that, he served Phillips Edison as Vice President of Development from May 1999 starting the ground up development program for the company. During that time he started and completed over 25 projects which included Walgreen’s, Target, Kroger, Winn Dixie, Safeway and Wal-Mart. Prior to joining Phillips Edison, Mr. Bessey was employed by Kimco Realty Corporation as a Director of Leasing from 1995, by Koll Management Services as Director of Retail Leasing and Development from 1991 and by Tipton Associates as Leasing Manager from 1988. Prior to entering retail real estate in 1988, Mr. Bessey worked in the hospitality industry as a Convention Sales Director for the Cincinnati Convention and Visitors Bureau and for Hyatt Hotels in a number of sales management positions in Minneapolis and Cincinnati. Mr. Bessey received his Bachelor’s Degree in Hotel and Restaurant Management from the University of Wisconsin – Stout in 1981.

Richard J. Smith – (Chief Financial Officer) Mr. Smith has served as Chief Financial Officer for Phillips Edison since February 2010. From May 1996 to November 2009, Mr. Smith served as Chief Financial Officer for Ramco Gershenson Properties Trust, a publicly-traded REIT that primarily owns, develops, acquires, manages and leases community shopping centers. Prior to that, Mr. Smith was Vice President of Financial Services of the Hahn Company from January 1996 to May 1996, and served as Chief Financial Officer and Treasurer of Glimcher Realty Trust, an owner, developer and manager of community shopping centers and regional and super regional malls, from 1993 to 1996. From 1978 to 1988, Mr. Smith served as Controller and Director of Financial Services of The Taubman Company, an owner, developer and manager of regional malls. Mr. Smith began his career as a Certified Public Accountant in the Detroit office of Coopers and Lybrand from 1972 to 1978. Mr. Smith’s professional affiliations include the American Institute of Certified Public Accountants, the Michigan Association of Certified Public Accountants, the International Council of Shopping Centers and the National Association of Real Estate Investment Trusts.

William M. Kahane – (Director) Mr. Kahane has served as President, Chief Operating Officer and Treasurer of American Realty Capital Trust, Inc. since its formation. He has been active in the structuring and financial management of commercial real estate investments for over 25 years. He is also President, Chief Operating Officer and Treasurer of American Realty Capital Properties, LLC. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 – 1979. From 1981 – 1992 Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a Managing Director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the Chairman. From 2003 to 2006, Mr. Kahane was a trustee at American Financial Realty Trust, during which time Mr. Kahane served as Chairman of the Finance Committee of the Board of Trustees. Mr. Kahane has been a Managing Director of GF Capital Management & Advisors LLC, a New York based merchant banking firm, where he directs the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5.0 billion of assets under management. Mr. Kahane also was on the Board of Directors of Catellus Development Corp., an NYSE growth-oriented real estate development company, where he served as Chairman.

Compensation of Directors

We compensate each of our independent directors with an annual retainer of $30,000. In addition, we pay independent directors for attending board and committee meetings as follows:

•	$1,000 in cash for each board meeting attended in person or telephonically.

•	$1,000 in cash for each committee meeting attended in person or telephonically.

In addition, the audit committee chair will receive an annual retainer of $5,000 and the conflicts committee chair an annual award of $3,000. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director is also one of our officers, we will not pay any compensation for services rendered as a director.

2010 Independent Director Stock Plan

We have adopted a long-term incentive plan that we will use to attract and retain qualified directors. Our 2010 Independent Director Stock Plan (the “Independent Director Plan”) offers these individuals an opportunity to participate in our growth through awards of shares of restricted common stock subject to time-based vesting. We expect to grant our independent directors an annual award of 2,500 shares of restricted stock.

Our board of directors or a committee appointed by the board of directors will administer the Independent Director Plan, with sole authority to determine all of the terms and conditions of the awards. No awards will be granted under the Independent Director Plan if the grant or vesting of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our board of directors, no award granted under the Independent Director Plan will be transferable except through the laws of descent and distribution.

We have authorized and reserved 200,000 shares for issuance under the Independent Director Plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the Independent Director Plan will be adjusted proportionately and the board of directors will make such adjustments to the Independent Director Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the Independent Director Plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability, all time-based vesting restrictions on his or her outstanding shares of restricted stock will lapse as of the date of termination. Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in our control, all time-based vesting restrictions on outstanding shares of restricted stock will lapse.

Our board of directors may in its sole discretion at any time determine that all or a part of a director’s time-based vesting restrictions on all or a portion of a director’s outstanding shares of restricted stock will lapse, as of such date as the board may, in its sole discretion, declare. Our board may discriminate among participants or among awards in exercising such discretion.

The Independent Director Plan will automatically expire on the tenth anniversary of the date on which it is approved by our board of directors and stockholders, unless extended or earlier terminated by the board of directors. The board of directors may terminate the Independent Director Plan at any time. The expiration or other termination of the Independent Director Plan will not, without the participants’ consent, have an adverse impact on any award that is outstanding at the time the Independent Director Plan expires or is terminated. The board of directors may amend the Independent Director Plan at any time, but no amendment will adversely affect any award without the participant’s consent and no amendment to the Independent Director Plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the Independent Director Plan.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Except as restricted therein or by Maryland law, our charter limits the liability of our directors and our officers to us and our stockholders for monetary damages and requires us to indemnify and advance expenses to our directors, our officers, ARC Advisor or Phillips Edison Sub-Advisor and their respective affiliates. However, we may not indemnify our directors, ARC Advisor or Phillips Edison Sub-Advisor or their respective affiliates for any liability or loss suffered by any of them or hold any of them harmless for any loss or liability suffered by us unless all of the following conditions are met:

•	the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•	in the case of an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the independent director;

•

in the case of a non-independent director, ARC Advisor or Phillips Edison Sub-Advisor or one of their respective affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking exculpation or indemnification; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the common stockholders.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Furthermore, our charter prohibits the indemnification of our directors, ARC Advisor or Phillips Edison Sub-Advisor, their respective affiliates or any person acting as a broker-dealer for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority of a jurisdiction in which the securities were offered or sold as to indemnification for violations of securities laws.

Our charter further provides that the advancement of funds to our directors and to ARC Advisor or Phillips Edison Sub-Advisor and their respective affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the person seeking the advancement affirms in writing a good faith belief of having met the standard of conduct necessary for indemnification;

•

the legal proceeding was initiated by a third party who is not a common stockholder or, if by a common stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•

the person seeking the advancement provides us with written affirmation of such person’s good faith belief that the standard of conduct necessary for indemnification has been met and undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

We will have also purchased and will maintain insurance on behalf of all of our directors and officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Our Advisor and Sub-advisor

Our advisor is ARC Advisor. ARC Advisor is a newly organized limited liability company that was formed in the State of Delaware on December 28, 2009. Our advisor has no operating history and no experience managing a public company. As our advisor, ARC Advisor has contractual and fiduciary responsibilities to us and our stockholders.

Several of the key real estate professionals at ARC Advisor are also our individual ARC sponsors. Mr. Kahane is also a member of our board of directors. For more information regarding the background and experience of Mr. Kahane see “Management—Executive Officers and Directors.” For more information about the background and experience of the key real estate professionals at ARC Advisor who are not also one of our executive officers or directors, see “—Our Sponsors—Our ARC Sponsors.”

The Advisory Agreement

Under the terms of the advisory agreement, ARC Advisor will use its reasonable best efforts to present to us investment opportunities that provide a continuing and suitable investment program for us consistent with our investment policies and objectives as adopted by our board of directors. Pursuant to the advisory agreement, ARC Advisor will ultimately be responsible for the management of our day-to-day operations, retain the property managers for our property investments (subject to the authority of our board of directors and officers) and perform other duties, including, but not limited to, the following:

•	finding, presenting and recommending to us real estate property and real estate-related investment opportunities consistent with our investment policies and objectives;

•	structuring the terms and conditions of our investments, sales and joint ventures;

•	acquiring properties and other investments on our behalf in compliance with our investment objectives and policies;

•	sourcing and structuring our loan originations;

•	arranging for financing and refinancing of properties and our other investments;

•	entering into leases and service contracts for our properties;

•	supervising and evaluating each property manager’s performance;

•	reviewing and analyzing the properties’ operating and capital budgets;

•	assisting us in obtaining insurance;

•	generating an annual budget for us;

•	reviewing and analyzing financial information for each of our assets and the overall portfolio;

•

formulating and overseeing the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of our properties and other investments;

•	performing investor-relations services;

•	maintaining our accounting and other records and assisting us in filing all reports required to be filed with the SEC, the IRS and other regulatory agencies;

•	engaging and supervising the performance of our agents, including our registrar and transfer agent; and

•	performing any other services reasonably requested by us.

See “Compensation Table” for a detailed discussion of the fees payable to ARC Advisor under the advisory agreement. We also describe in that section our obligation to reimburse ARC Advisor and our sub-advisor for organization and offering expenses, the costs of providing services to us (other than for services for which it earns acquisition or disposition fees for sales of properties or other investments) and payments made by ARC Advisor in connection with potential investments, whether or not we ultimately acquire or originate the investment.

The amended and restated advisory agreement, or our advisory agreement, became effective on March 1, 2010 and has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of ARC Advisor and us. Additionally, either party may terminate the advisory agreement without cause or penalty upon 60 days’ written notice and, in such event, ARC Advisor must cooperate with us and our directors in making an orderly transition of the advisory function. By “without penalty,” we mean that we can terminate our advisor without having to compensate our advisor for income lost as a result of the termination of the advisory agreement. The advisory agreement does contain a provision to eliminate the possibility that our advisor could be terminated as a way to avoid having to pay the Subordinated Share of Cash Flows. Based on this provision, upon termination of the agreement, our advisor will be entitled to a subordinated termination fee, as described below.

Upon termination of the advisory agreement, our advisor shall be entitled to a subordinated termination fee. The subordinated termination fee, if any, will equal to the greater of (a) 15.0% of the amount, if any, by which (1) the fair market value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date (excluding stock dividends and distributions paid on repurchased shares), exceeds (2) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the total amount of cash that, if distributed to them as of the termination date, would have provided them an annual 7.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the termination date, or (b) deemed real estate commissions equal to 3.0% of the contract sales price that would have been paid to the advisor or its affiliates (assuming the sale of substantially all the assets of the operating partnership at the date of termination of the advisory agreement at fair market value on such date; provided that in no event may such deemed real estate commissions exceed the aggregate reasonable, customary and competitive real estate commission in light of the size, type and location of the properties). In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing or other liquidity event occurs, including a liquidation, sale of substantially all of our assets or merger in which our stockholders receive in exchange for their shares of our common stock shares of a company that are traded on a national securities exchange.

If our advisor elects to defer its right to receive a subordinated termination fee and there is a listing of the shares of our common stock on a national securities exchange or a merger in which our stockholders receive in exchange for their shares of our common stock shares of a company that are traded on a national securities exchange, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to the greater of (a) 15.0% of the amount, if any, by which the sum of (1) the fair market value of our assets (determined as of the listing date or merger date, as applicable) owned as of the termination of the advisory agreement, plus any assets acquired after such termination for which our advisor would have been entitled to receive an acquisition fee (referred to herein as the “included assets”) less any indebtedness secured by these assets, plus the cumulative distributions made by our operating partnership to us and the limited partners who received partnership units in connection with the acquisition of the included assets, from our inception through the listing date or merger date, as applicable, exceeds (2) the sum of the total amount of capital raised from stockholders and the capital value of partnership units issued in connection with the acquisition of the included assets through the listing date or merger date, as applicable (excluding any capital raised after the completion of this offering) (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan), plus an amount equal to an annual 7.0% cumulative, non-compounded return on the total amount of capital raised from stockholders and the capital value of such partnership units measured for the period from inception through the listing date or merger date, as applicable, or (b) deemed real estate commissions equal to 3.0% of the contract sales price that would have been paid to the advisor or its affiliates (assuming the sale of substantially all the assets of the operating partnership at the date of termination of the advisory agreement at fair market value on such date; provided that in no event may such deemed real estate commissions exceed the aggregate reasonable, customary and competitive real estate commission in light of the size, type and location of the properties).

If our advisor elects to defer its right to receive a subordinated termination fee and there is a liquidation or sale of all or substantially all of the assets of the operating partnership, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to the greater of (a) 15.0% of the net proceeds from the sale of our assets owned as of the termination of the advisory agreement and the included assets, after subtracting the sum of (1) the total amount of capital raised from stockholders and the capital value of partnership units issued in connection with the acquisition of the included assets through the date of the liquidity event plus (2) an amount equal to an annual 7.0% cumulative, non-compounded return on such initial invested capital and the capital value of such partnership units measured for the period from inception through the date of the liquidity event date, or (b) deemed real estate commissions equal to 3.0% of the contract sales price that would have been paid to the advisor or its affiliates (assuming the sale of substantially all the assets of the operating partnership at the date of termination of the advisory agreement at fair market value on such date; provided that in no event may such deemed real estate commissions exceed the aggregate reasonable, customary and competitive real estate commission in light of the size, type and location of the properties). If our advisor receives the subordinated incentive fee, it would no longer be entitled to receive subordinated distributions of net sales proceeds or the subordinated termination fee. If our advisor receives the subordinated termination fee, it would no longer be entitled to receive subordinated distributions of net sales proceeds or the subordinated incentive fee. There are many additional conditions and restrictions on the amount of compensation our advisor and its affiliates may receive.

ARC Advisor and its affiliates engage in other business ventures, and, as a result, they will not dedicate their resources exclusively to our business. However, pursuant to the advisory agreement, ARC Advisor must devote sufficient resources to our business to discharge its obligations to us. ARC Advisor may assign the advisory agreement to an affiliate upon our approval. We may assign or transfer the advisory agreement to a successor entity.

The Sub-advisor

Subject to the terms of the advisory agreement between ARC Advisor and us, ARC Advisor will delegate its advisory duties to a sub-advisor, Phillips Edison Sub-Advisor, which is an indirect, wholly-owned subsidiary of Phillips Edison, one of our sponsors. The sub-advisor will agree to perform the duties of the Advisor as set forth in the Advisory Agreement. Notwithstanding such delegation to the sub-advisor, ARC Advisor retains ultimate responsibility for the performance of all the matters entrusted to it under the advisory agreement.

A portion of the compensation received by ARC Advisor pursuant to the advisory agreement is assigned and distributed to the sub-advisor in accordance with the terms of the sub-advisory agreement.

Based on these determinations, investment recommendations are made by our advisor or sub-advisor to our board of directors and our board of directors, or a majority of the conflicts committee that constitutes a majority of our board of directors, approves all proposed investments.

The advisor and sub-advisor have also agreed that, notwithstanding the delegation of the advisor’s responsibilities to the sub-advisor as described above, certain major decisions will be subject to joint approval of the advisor and sub-advisor. Those major decisions include: (1) decisions to recommend to the Board of Directors that the Company acquire or sell assets; (2) retaining investment banks for the Company; (3) marketing methods for the Company’s sale of its Shares; (4) extending, initiating or terminating this offering or any subsequent offering of the Company’s Shares; (5) issuing certain press releases; and (6) merging or otherwise engaging in any change of control transaction for the Company. Even though joint approval of the above decisions is required, in all cases the Company’s Board of Directors will need to approve such decisions, as well.

However, if there is a disagreement with respect to decisions to recommend to the Board of Directors asset acquisitions or dispositions, then (1) joint approval will not be required, (2) the sub-advisor and the advisor must discuss the proposed transaction before either party makes any recommendation of the proposed transaction to the Board of Directors, and (3) the sub-advisor and the advisor will each give due consideration to the opinions of the other party. If the parties cannot agree as to whether to recommend the proposed transaction to the Board of Directors, the sub-advisor’s decision will govern.

Initial and Continuing Investment by Our Sub-advisor

Our sponsors have invested $200,000 in us through the purchase of 20,000 shares of our common stock at $10.00 per share. Phillips Edison Sub-Advisor is the owner of these 20,000 shares. As of the date of this prospectus, this constitutes 100% of our issued and outstanding stock. Phillips Edison Sub-Advisor has agreed to purchase on a monthly basis 0.10% of the shares sold in this offering at a purchase price of $9.00 per share. Phillips Edison Sub-Advisor may not sell any of these shares during the period it serves as our sub-advisor. Although nothing prohibits Phillips Edison Sub-Advisor or its affiliates from acquiring additional shares of our common stock, Phillips Edison Sub-Advisor currently has no options or warrants to acquire any shares.

Voting Obligations of the Advisor and Sub-Advisor

Phillips Edison Sub-Advisor has agreed to abstain from voting any shares it acquires in any vote regarding (1) the removal of ARC Advisor or any affiliate of ARC Advisor, (2) the removal of Phillips Edison Sub-Advisor or any affiliate of Phillips Edison Sub-Advisor, (3) any transaction between us and ARC Advisor or any of its affiliates and (4) any transaction between us and Phillips Edison Sub-Advisor or any of its affiliates. Phillips Edison Sub-Advisor has agreed to vote any shares of our common stock it owns in favor of any person nominated by ARC Advisor for our board of directors. Any person nominated by ARC Advisor for our board of directors who is elected to the board will have executed an advance letter of resignation from our board immediately effective upon the termination of ARC Advisor as our advisor, if such termination shall ever occur. ARC Advisor has agreed to vote any shares of our common stock it owns in favor of any person nominated by Phillips Edison Sub-Advisor for our board of directors.

If ARC Advisor’s nominee to the board of directors is not elected by our stockholders at anytime during the first five years of this offering, ARC Advisor will appoint an individual to observe meetings of the board of directors and committees. The board observer would not be a member of the board of directors or be entitled to vote on any matters brought before the board or a committee of the board. The board observer would not have access to certain meetings of the independent directors and would not be able to review legally privileged materials presented to the board. The board observer would resign from his or her position upon the earlier to occur of (1) the fifth anniversary of the commencement of this initial public offering and (2) our termination of ARC Advisor as our advisor.

The Property Manager

We expect that a substantial majority of our real properties will be managed and leased by Phillips Edison & Company NTR, LLC, our property manager (the “Phillips Edison Property Manager”), a newly formed Delaware limited liability company indirectly wholly-owned by our Phillips Edison sponsor. Messrs. Phillips, Edison, Bessey and Smith hold key positions at our property manager and it is affiliated with our sub-advisor. For more information about their background and experience, see “—Our Sponsors—Our Phillips Edison Sponsors.”

We will pay our property manager a monthly market-based property management fee of up to 4.5% of the annualized gross revenues generated at our properties for services it provides in connection with operating and managing the property. In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we will pay Phillips Edison Property Manager an oversight fee equal to 1.0% of the annualized gross revenues of the property managed. In no event will we pay both a property management fee and an oversight fee to Phillips Edison Property Manager with respect to any particular property. The property manager may pay some or all of these fees to third parties for management or leasing services.

Our property management agreement with Phillips Edison Property Manager will have a one-year term, and will be subject to successive one-year renewals unless Phillips Edison Property Manager provides written notice of its intent to terminate 30 days’ prior to the expiration of the initial or renewal term. We also will have the right to terminate the agreement upon 30 days’ prior written notice in the event of gross negligence or willful misconduct by the property manager. We and our operating partnership may assign our rights under the property management agreement as to any particular property to a lender or lenders pursuant to the terms of any loan or loans we obtain related to our assets.

Our property manager will hire, direct and establish policies for employees who will have direct responsibility for the operations of each real property it manages, which may include, but is not limited to, on-site managers and building and maintenance personnel. Certain employees of our property manager may be employed on a part-time basis and may also be employed by our advisor, our dealer manager or certain companies affiliated with them. Our property manager will also direct the purchase of equipment and supplies and will supervise all maintenance activity. The management fees we pay to our property manager will include, without additional expense to us, all of our property manager’s general overhead costs.

Our Sponsors

Because our advisor is indirectly owned and controlled by Messrs. Schorsch and Kahane, who are affiliates of American Realty Capital II, LLC, and our Sub-advisor is indirectly owned and controlled by Messrs. Phillips and Edison, who are affiliates of Phillips Edison Limited Partnership, we consider ourselves to be co-sponsored by the individuals who ultimately own and control those entities. In addition to the directors and executive officers listed above, our advisor and sub-advisor will rely on our Phillips Edison and ARC sponsors and on key professionals employed or retained by affiliates of our sponsors. These individuals have extensive real estate industry experience through multiple real estate cycles in their careers and have the expertise gained through hands-on experience in property selection, acquisitions/development, financing, asset and property management, and dispositions.

Our Phillips Edison Sponsors

Our Phillips Edison sponsor has a fully-integrated, scalable, national operating platform. The acquired portfolio of assets will be managed by a seasoned team of more than 160 professionals with extensive knowledge and expertise in the retail sector. Our Phillips Edison sponsor’s 10-member senior management team has an average of 18 years of retail property and related real estate experience, an average tenure of 10 years with the sponsor, and currently manages over $1.8 billion of retail real estate and real estate related assets. Our Phillips Edison sponsor’s management team has institutional experience investing and performing throughout a variety of market conditions and real estate cycles. The management team has long-term relationships with regional and national grocery tenants, other national and necessity-based anchor and junior-anchor tenants and many small store retailers. Their established relationships with these retailers and other necessary players in the industry, including lenders, vendors, brokers and contractors will assist in providing reliable execution of our investment and operating strategies.

Our Phillips Edison sponsor’s national platform enables them to operate in markets throughout the United States. Corporate offices are located in Cincinnati, Ohio; Salt Lake City, Utah; Los Angeles, California; Baltimore, Maryland; Columbia, South Carolina; and Portland, Oregon; with satellite offices in other various cities to ensure that management personnel are located in relatively close proximity to every portfolio property. Property managements’ hub and spoke system allows for centralized control and constant on-site presence at every shopping center.

The national platform is supported with a scalable, state-of-the-art information technology system and disaster recovery system monitored with appropriate controls. Its proprietary document approval system creates efficient, paperless communication and process approval between departments in real time. The system provides secure access to important documents which are stored electronically and are accessible by query.

Fully-integrated Team

Our Phillips Edison sponsor’s in-house operating team is exclusively dedicated to its properties and those of its affiliates, including us. The fully-integrated operating team which includes acquisitions, due diligence, financing, leasing, research, lease administration, property management, and construction control every aspect of the property acquisition, leasing and management process. Key requirements of each group are:

•

Acquisitions: generates constant deal flow, streamlined evaluation process, and disciplined buying. This is enhanced through the advisor’s reputation, longstanding relationships with broker and property owners and a constant market presence.

•

Due Diligence assesses issues and any foreseeable risks associated with a property being acquired which might affect its value and price. This includes site visits, tenant interviews, tenant sales reviews, verification of leases, and review of environmental and property conditions. Upon acquisition, the team disseminates the information to the organization for an effective and efficient transition to operations.

•	Finance builds and leverages lender relationships to secure financing at the lowest cost while managing flexibility, underwrites and finances all new acquisitions and forecasts operating results.

•

Leasing teams are responsible for understanding each center’s market and creating a tailored merchandising plan to obtain a tenant mix that enhances the retail shopping experience and optimize the income stream. Agents are responsible for developing and cultivating relationships with existing and potential tenants through formal and informal meetings, telephone contact, portfolio reviews at tenants’ headquarters and tenant “call-ins.”

•	Research provides information including mapping, demographics, site specific data, market information, and trend and void analyses to every department.

•

Lease Administration negotiates the non-monetary provisions of leases and works closely with the leasing team to draft, review, and negotiate letters of intent, leases, amendments, renewals, and assignments while improving the quality of leases.

•

Property Management maintains an attractive, safe environment where retailers thrive and customers enjoy a pleasant shopping experience. This property-focus includes daily review and supervision of every center through a combination of regional and on-site managers.

•

Construction works closely with leasing and lease administration to provide cost estimating, analysis, conceptual design, and value engineering options. Supervision and management of all construction activities are completed in-house in an effort to minimize cost and time. Bidding and construction is completed through an established network of contractors.

Below is a brief description of the background and experience of our individual Phillips Edison sponsors and the senior real estate professionals employed or retained by Phillips Edison and its affiliates.

Michael C. Phillips, Co-Chairman of the Board, has served as a principal of Phillips Edison since 1991. Prior to forming Phillips Edison, Mr. Phillips was employed by Biggs Hypershoppes, Inc. as Vice President from 1989 until 1990, by May Centers as Senior Development Director from 1988 until 1989, and by The Taubman Company as Development Director from 1986 until 1988 and as a leasing agent from 1984 until 1986. Mr. Phillips received his bachelor’s degree in political science in 1977 from the University of Southern California.

Jeffrey S. Edison, Co-Chairman of the Board and our Chief Executive Officer, has served as a principal of Phillips Edison since 1995. From 1991 to 1995. Mr. Edison was employed by Nations Bank’s South Charles Realty Corporation, serving as a Senior Vice President from 1993 until 1995 and as a Vice President from 1991 until 1993. Mr. Edison was employed by Morgan Stanley Realty Incorporated from 1987 until 1990 and The Taubman Company from 1984 until 1987. Mr. Edison received his bachelor’s degree in mathematics and economics from Colgate University in 1982 and a masters in business administration from Harvard Business School in 1984.

John Bessey, our President, has served as Chief Investment Officer for Phillips Edison since 2005. During that time he has managed the placement of over $1.2 billion in 140 individual shopping centers comprising over 14,000,000 square feet. Prior to that, he served Phillips Edison as Vice President of Development from 1999 starting the ground up development program for the company. During that time he started and completed over 25 projects which included Walgreen’s, Target, Kroger, Winn Dixie, Safeway and Wal-Mart. Prior to joining Phillips Edison, Mr. Bessey was employed by Kimco Realty Corporation as a Director of Leasing from 1995, by Koll Management Services as Director of Retail Leasing and Development from 1991 and by Tipton Associates as Leasing Manager from 1988. Prior to entering retail real estate in 1988, Mr. Bessey worked in the hospitality industry as a Convention Sales Director for the Cincinnati Convention and Visitors Bureau and for Hyatt Hotels in a number of sales management positions in Minneapolis and Cincinnati. Mr. Bessey received his Bachelor’s Degree in Hotel and Restaurant Management from the University of Wisconsin – Stout in 1981.

Richard J. Smith, our Chief Financial Officer, has served as Chief Financial Officer for Phillips Edison since February 2010. From May 1996 to November 2009, Mr. Smith served as Chief Financial Officer for Ramco Gershenson Properties Trust, a publicly-traded REIT that primarily owns, develops, acquires, manages and leases community shopping centers. Prior to that, Mr. Smith was Vice President of Financial Services of the Hahn Company from January 1996 to May 1996, and served as Chief Financial Officer and Treasurer of Glimcher Realty Trust, an owner, developer and manager of community shopping centers and regional and super regional malls, from 1993 to 1996. From 1978 to 1988, Mr. Smith served as Controller and Director of Financial Services of The Taubman Company, an owner, developer and manager of regional malls. Mr. Smith began his career as a Certified Public Accountant in the Detroit office of Coopers and Lybrand from 1972 to 1978. Mr. Smith’s professional affiliations include the American Institute of Certified Public Accountants, the Michigan Association of Certified Public Accountants, the International Council of Shopping Centers and the National Association of Real Estate Investment Trusts.

Our ARC Sponsors

Below is a brief description of the background and experience of our individual ARC sponsors and the senior real estate professionals employed or retained by ARC and its affiliates.

American Realty Capital II, LLC, our ARC sponsor, is owned by Nicholas S. Schorsch, William M. Kahane, one of our directors, Peter M. Budko, Brian S. Block and Michael Weil. Each of these individuals is an executive officer of American Realty Capital Trust, Inc., a non-traded public REIT that focuses on on acquiring a diversified portfolio of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. American Realty Capital II, LLC wholly owns our advisor and our dealer manager.

Nicholas S. Schorsch is the Chairman and Chief Executive Officer of American Realty Capital New York Recovery REIT, Inc. Mr. Schorsch has also been the Chief Executive Officer of American Realty Capital Trust, Inc., American Realty Capital Properties, LLC, and American Realty Capital Advisors, LLC. From September 2006 to July 2007, Mr. Schorsch was Chief Executive Officer of American Realty Capital, LLC, a real estate investment firm. Mr. Schorsch founded and formerly served as President, CEO and Vice-Chairman of American Financial Realty Trust since its inception in September 2002 (and election to be taxed as a REIT beginning in 2002) until August 2006. American Financial Realty Trust was a publicly traded REIT that invested exclusively in offices, operation centers, bank branches, and other operating real estate assets that are net leased to tenants in the financial service industry, such as banks and insurance companies. Through American Financial Resource Group and its successor corporation, American Financial Realty Trust, Mr. Schorsch executed in excess of 1,000 acquisitions, both in acquiring businesses and real estate property with transactional value of approximately $5 billion. In 2003, Mr. Schorsch received an Entrepreneur of the Year award from Ernst & Young. From 1995 to September 2002, Mr. Schorsch served as CEO and President of American Financial Resource Group, American Financial Realty Trust’s predecessor, a private equity firm founded for the purpose of acquiring operating companies and other assets in a number of industries. Prior to American Financial Resource Group, Mr. Schorsch served as President of a non-ferrous metal product manufacturing business, Thermal Reduction. He successfully built the business through mergers and acquisitions and ultimately sold his interests to Corrpro (NYSE) in 1994.

William M. Kahane is the President, Chief Operating Officer and Treasurer of American Realty Capital Trust, Inc., American Realty Capital Properties, LLC and American Realty Capital Advisors, LLC and has been active in the structuring and financial management of commercial real estate investments for over 25 years. Mr. Kahane also is the president and treasurer of American Realty Capital New York Recovery REIT, Inc, as well as the chief operating officer and treasurer of New York Recovery Properties, LLC and New York Recovery Advisors, LLC. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974-1979. From 1981-1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a Managing Director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the Chairman. Mr. Kahane worked very closely with Mr. Schorsch while a trustee at American Financial Realty Trust (2003 to 2006), during which time Mr. Kahane served as Chairman of the Finance Committee of the Board of Trustees. Mr. Kahane has been a Managing Director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the Board of Directors of Catellus Development Corp., an NYSE growth-oriented real estate development company, where he served as Chairman.

Peter M. Budko is the Executive Vice President and Chief Investment Officer of American Realty Capital Trust, Inc. He is also the Executive Vice President of New York Recovery Advisors, LLC, New York Recovery Properties, LLC and Realty Capital Securities, LLC. Mr. Budko also is executive vice president and chief investment officer of the ARCT property manager and the ARCT advisor. Prior to his current position, from January 2007 to July 2007, Mr. Budko was Chief Operating Officer of an affiliated American Realty Capital real estate investment firm. Mr. Budko founded and formerly served as Managing Director and Group Head of the Structured Asset Finance Group, a division of Wachovia Capital Markets, LLC from 1997-2006. The Structured Asset Finance Group structures and invests in real estate that is net leased to corporate tenants. While at Wachovia, Mr. Budko acquired over $5 billion of net leased real estate assets. From 1987-1997, Mr. Budko worked in the Corporate Real Estate Finance Group at NationsBank Capital Market (predecessor to Bank of America Securities), becoming head of the group in 1990.

Brian S. Block has served as Executive Vice President and Chief Financial Officer of American Realty Capital Trust, Inc. since September 2007. He is also the Executive Vice President and Chief Financial Officer of the ARCT property manager and the ARCT advisor. In addition, Mr. Block serves as Executive Vice President and Chief Financial Officer of American Realty Capital New York Recovery REIT, Inc., New York Recovery Properties, LLC and New York Recovery Advisors, LLC. Mr. Block is responsible for the accounting, finance and reporting functions at ARC. He has extensive experience in SEC reporting requirements, as well as REIT tax compliance matters. Mr. Block has been instrumental in developing ARC’s infrastructure and positioning the organization for growth. Mr. Block began his career in public accounting at Ernst & Young and Arthur Andersen from 1994 to 2000. Subsequently, Mr. Block was the Chief Financial Officer of a venture capital-backed technology company for several years prior to joining AFRT in 2002. While at AFRT, Mr. Block served as Senior Vice President and Chief Accounting Officer from 2003 to 2007 and oversaw the financial, administrative and reporting functions of the organization. He is a certified public accountant and is a member of the AICPA and PICPA. Mr. Block serves on the REIT Committee of the Investment Program Association.

Michael Weil is the Executive Vice President and Secretary of American Realty Capital Trust, Inc. He is also the Executive Vice President and Secretary of the ARCT property manager and the ARCT advisor. In addition, Mr. Weil serves as the Executive Vice President and Secretary of American Realty Capital New York Recovery REIT, Inc., New York Recovery Properties, LLC and New York Recovery Advisors, LLC. He was formerly the Senior Vice President of Sales and Leasing for AFRT (AFR, from April 2004 to October 2006), where he was responsible for the disposition and leasing activity for a 33 million square foot portfolio. Under the direction of Mr. Weil, his department was the sole contributor in the increase of occupancy and portfolio revenue through the sales of over 200 properties and the leasing of over 2.2 million square feet, averaging 325,000 square feet of newly executed leases per quarter. After working at AFR, from October 2006 to May 2007, Mr. Weil was managing director of Milestone Partners

Limited and prior to joining AFR, from July 1987 to April 2004, Mr. Weil was president of Plymouth Pump & Systems Co.

Michael A. Happel, the Executive Vice President and Chief Investment Officer of American Realty Capital New York Recovery REIT, Inc., has over 20 years of experience investing in real estate, including office retail, multifamily, industrial, and hotel properties, as well as real estate companies. Mr. Happel also is executive vice president and chief investment officer of New York Recovery Properties, LLC and New York Recovery Advisors, LLC. From 1988 – 2002, he worked at Morgan Stanley & Co., specializing in real estate and becoming co-head of acquisitions for the Morgan Stanley Real Estate Funds, or MSREF, in 1994. While at MSREF, he was involved in acquiring over $10 billion of real estate and related assets in MSREF I and MSREF II. As stated in a report prepared by Wurts & Associates for the Fresno County Employees’ Retirement Association for the period ending September 30, 2008, MSREF I generated approximately a 48% gross IRR for investors and MSREF II generated approximately a 27% gross IRR for investors. In 2002, Mr. Happel left Morgan Stanley & Co. to join Westbrook Partners, a large real estate private equity firm with over $5 billion of real estate assets under management at the time. In 2004, he joined Atticus Capital, a multi-billion dollar hedge fund, as the head of real estate with responsibility for investing primarily in REITs and other publicly traded real estate securities.

Our Dealer Manager

Realty Capital Securities, LLC, our dealer manager, is a member firm of the Financial Industry Regulatory Authority (FINRA). Realty Capital Securities, LLC was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital II, LLC, its affiliates and its predecessors. Realty Capital Securities, LLC is indirectly owned by American Realty Capital II, LLC. Realty Capital Securities, LLC is the dealer manager or is named in the registration statement as the dealer manager in five offerings, including two offerings in which American Realty Capital is the sole sponsor, that are either effective or in registration. Realty Capital Securities, LLC will also serve as our dealer manager. Realty Capital Securities, LLC provides certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It may also sell a limited number of shares at the retail level. The compensation we will pay to Realty Capital Securities, LLC in connection with this offering is described in the section of this prospectus captioned “Compensation Table.” See also “Plan of Distribution — Compensation of Our Dealer Manager and Participating Broker-Dealers.”

Realty Capital Securities, LLC is controlled by among others, Mr. Kahane, one of our directors. Realty Capital Securities, LLC is an affiliate of our advisor. See “Conflicts of Interest.”

The current officers of Realty Capital Securities, LLC are:

Name	Age	Position(s)

Nicholas Corvinus	62	Chief Executive Officer

Louisa Quarto	41	President

Kamal Jafarnia	43	Executive Vice President and Chief Compliance Officer

Alex MacGillivray	48	Senior Vice President and National Sales Manager

The backgrounds of Messrs. Corvinus, Jafarnia and MacGillivray and Ms. Quarto are described below:

Nicholas Corvinus joined Realty Capital Securities, LLC, in April 2008 and currently serves as CEO. Mr. Corvinus brings more than 30 years of financial industry experience in sales, business development and commercial real estate to Realty Capital Securities, LLC. Most recently, he served as Senior Vice President at Behringer Harvard. Additionally, Mr. Corvinus has over 15 years experience at Putnam Retail Management where he last served as Managing Director and was responsible for developing new business, building key relationships with wirehouses and broker-dealers and increasing sales and product recognition. Mr. Corvinus holds FINRA Series 7, 63 and 24 licenses.

Louisa Quarto joined Realty Capital Securities, LLC in April 2008 and currently serves as President. Ms Quarto served as Chief Compliance Officer for Realty Capital Securities, LLC from May 2008 until February 2009. Ms Quarto’s responsibilities include overseeing national accounts, operations and compliance activities for Realty Capital Securities. From February 1996 through April 2008 Ms Quarto was with W. P. Carey & Co. LLC, most recently as Executive Director and Chief Management Officer of Carey Financial, LLC, the broker-dealer subsidiary of W. P. Carey, where she managed relationships with the broker-dealers that were part of the CPA® REIT selling groups. Ms Quarto earned a Bachelor of Arts from Bucknell University and an MBA in Finance and Marketing from The Stern School of Business at New York University. She holds FINRA Series 7, 63 and 24 licenses and is a member of the Investment Program Association’s, or IPA, Executive Committee, its Board of Trustees and serves as the IPA’s Treasurer and Chair of its Finance Committee.

Kamal Jafarnia is Executive Vice President and Chief Compliance Officer for Realty Capital Securities, LLC and is Senior Vice President for American Realty Capital. Mr. Jafarnia joined Realty Capital Securities, LLC in November 2008 and became its Chief Compliance Officer in February 2009. Mr. Jafarnia has more than 15 years experience both as an attorney and as a compliance professional, including 10 years of related industry experience in financial services. Before joining American Realty Capital, he served as Executive Vice President of Franklin Square Capital Partners and as Chief Compliance Officer of FB Income Advisor, LLC, the registered investment adviser to Franklin Square’s proprietary offering, where he was responsible for overseeing the regulatory compliance programs for the firm. Prior to Franklin Square Capital Partners, Mr. Jafarnia was Assistant General Counsel and Chief Compliance Officer for Behringer Harvard and Behringer Securities, LP, respectively, where he coordinated the selling group due diligence and oversaw the regulatory compliance efforts. Prior to Behringer Harvard, Mr. Jafarnia worked as Vice President of CNL Capital Markets, Inc. and Chief Compliance Officer of CNL Fund Advisors, Inc. Mr. Jafarnia earned a Bachelor of Arts from the University of Texas at Austin and his law degree from Temple University School of Law in Philadelphia, PA. He is currently participating in the Masters of Laws degree program in Securities and Finance Regulation at the Georgetown University Law Center in Washington, DC. Mr. Jafarnia holds FINRA Series 6, 7, 24, 63 and 65 licenses.

Alex MacGillivray joined Realty Capital Securities, LLC in June 2009 and currently serves as Senior Vice President and National Sales Manager. Mr. MacGillivray has over 20 years of sales experience and his current responsibilities include sales, marketing, and managing the distribution of all products offered by Realty Capital Securities, LLC. Prior to joining Realty Capital Securities, LLC, he was a Director of Sales at Prudential Financial with responsibility for managing a team focused on variable annuity sales through numerous channels. Before joining Prudential Financial in 2006, he was a National Sales Manager at Lincoln Financial overseeing a team focused on variable annuity sales. Before joining Lincoln Financial in 2003, he was a senior sales executive at AXA/Equitable. Mr. MacGillivray also has prior sales experience at Fidelity Investments and Van Kampen Merritt.

Our Dealer Manager Agreement

Under the terms of the dealer manager agreement, Realty Capital Securities, LLC will use its “best efforts” to sell a minimum of 250,000 shares and a maximum of 180,000,000 shares of our common stock. Because this is a “best efforts” offering, Realty Capital Securities, LLC must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of our shares.

In general, Realty Capital Securities, LLC will receive selling commissions of 7.0% of the gross offering proceeds for shares sold in our primary offering. Our dealer manager will receive 3.0% of the gross offering proceeds as compensation for acting as the dealer manager, except that a reduced dealer manager fee will be paid with respect to certain volume discount sales. We do not pay any selling commissions or dealer manager fees for shares sold under our dividend reinvestment plan or our “friends and family” program. We will also reimburse our dealer manager for reasonable bona fide invoiced due diligence expenses. See “Plan of Distribution.”

Realty Capital Securities, LLC will act as our exclusive dealer manager until the end of our initial public offering or until the dealer manager agreement is terminated by us or them. We have the right to terminate the dealer manager agreement for, among other reasons: (1) cause; (2) a material breach of the agreement by the dealer manager that materially adversely affects its ability to perform its duties; (3) the dealer manager’s voluntary or involuntary bankruptcy; (4) the failure of the dealer manager to attain certain performance thresholds; and (5) the failure of certain key individuals to remain actively involved in the management of our dealer manager. Our dealer manager has the right to terminate the dealer manager agreement for, among other reasons: (1) our voluntary or involuntary bankruptcy; (2) a material change in our business; (3) a material action, suit, proceeding or investigation involving or against us; (4) a material reduction in the rate of any dividend we may pay in the future without our dealer manager’s prior written consent; (5) a suspension or termination of our share repurchase program without our dealer manager’s prior written consent; or (6) a material adverse change in the value of our common shares. In certain cases, either we or the dealer manager, as applicable, would have a certain period of time to cure the event triggering the right to terminate the agreement.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. See “—Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

Management Decisions

The primary responsibility for the investment decisions of ARC Advisor and its affiliates, the negotiation for these investments, and the asset-management decisions resides with Nicholas S. Schorsch, William M. Kahane, Michael A. Happel, Peter M. Budko, Brian Block and Michael Weil. American Realty Capital II Advisors, LLC seeks to invest in commercial properties on our behalf that satisfy our investment objectives. To the extent we invest in properties, a majority of the directors will approve the consideration paid for such properties based on the fair market value of the properties. If a majority of independent directors so determines, or if an asset is acquired from our advisor, one or more of our directors, our sponsor or any of its affiliates, the fair market value will be determined by a qualified independent real estate appraiser selected by the independent directors.

Appraisals are estimates of value and should not be relied on as measures of true worth or realizable value. We will maintain the appraisal in our records for at least five years, and copies of each appraisal will be available for review by stockholders upon their request.

COMPENSATION TABLE

Although we have executive officers who will manage our operations, we have no paid employees. Our advisor, ARC Advisor, will enter into a sub-advisory agreement with our sub-advisor, Phillips Edison Sub-Advisor, which will manage our day-to-day affairs and our portfolio of real estate investments, subject to the board’s supervision. The following table summarizes all of the compensation, fees and expenses that we will pay or reimburse to the respective affiliates of our sponsors including ARC Advisor (and its affiliates) and our dealer manager, Realty Capital Securities, LLC. The table also summarizes fees to be paid to our independent directors. Unless otherwise noted, the fees to be paid and expenses to be reimbursed described in this section will be paid or reimbursed to our advisor, an affiliate of our ARC sponsor. ARC Advisor may then assign such fees or expense reimbursements to our sub-advisor, an affiliate of our Phillips Edison sponsor, in whole or in proportion to the amount of services provided or expenses incurred on our behalf (collectively the advisor and sub-advisor, the “Advisor Entities”) pursuant to the terms of the sub-advisory agreement between those parties. Selling commissions and dealer manager fees may vary for different categories of purchasers as described under “Plan of Distribution.” This table assumes that we sell all shares at the highest possible selling commissions and dealer manager fees (with no discounts to any categories of purchasers) and assumes a $9.50 price for each share sold through our dividend reinvestment plan. No selling commissions or dealer manager fees are payable on shares sold through our dividend reinvestment plan or our “friends and family” program.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)
Organization and Offering Stage

Selling Commissions – Dealer Manager (2)	7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except no selling commissions are payable on shares sold under the dividend reinvestment plan or our “friends and family” program. We expect that the dealer manager will reallow 100% of commissions earned to participating broker-dealers.	$175,000/$105,000,000

Dealer Manager Fee – Dealer Manager (2)	3.0% of gross offering proceeds, except no dealer manager fee is payable on shares sold under the dividend reinvestment plan or our “friends and family” program. The dealer manager may reallow all or a portion of its dealer manager fees to participating broker-dealers.	$75,000/$45,000,000

Other Organization and Offering Expenses (3)	To date, the sub-advisor has paid organization and offering expenses on our behalf. We will reimburse on a monthly basis the sub-advisor for these costs and future organization and offering costs it, our advisor or their respective affiliates may incur on our behalf but only to the extent that the reimbursement would not exceed 1.5% of gross offering proceeds over the life of the offering or cause the selling commissions, the dealer manager fee and such other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement.	$37,500/$22,500,000

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)

Acquisition and Development Stage
Acquisition Fees (4)	We will pay to our Advisor Entities 1.0% of the contract purchase price of each property acquired (including our pro rata share of debt attributable to such property) and 1.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). For purposes of this prospectus, “contract purchase price” means the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case exclusive of acquisition fees and acquisition expenses, but in each case including any indebtedness assumed or incurred in respect of such investment.	$22,125 (minimum offering and no debt)/$13,275,000 (maximum offering and no debt)/$26,550,000 (maximum offering and target leverage of 50.0% of the cost of our investments)/$53,100,000 (maximum offering, assuming leverage of 75.0% of the cost of our investments (which is the maximum leverage permitted under our charter, unless a majority of our conflicts committee approves additional borrowings))

Acquisition Expenses	We will reimburse our Advisor Entities for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. In addition, we also will pay third parties, or reimburse the advisor or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finders fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs regardless of whether we acquire the related assets. We expect these expenses to be approximately 0.5% of the purchase price of each property (including our pro rata share of debt attributable to such property) and 0.5% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment). In no event will the total of all acquisition fees and acquisition expenses payable with respect to a particular investment exceed 6.0% of the contract purchase price of each property (including our pro rata share of debt attributable to such property) or 6.0% of the amount advanced for a loan or other investment (including our pro rata share of debt attributable to such investment).	$11,063/$6,637,500

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)
Development Fee	If we engage an affiliate of one of our sponsors to provide development services with respect to a particular property, we will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project.	We cannot determine these amounts at the present time.

Operational Stage
Asset Management Fee(5)	We will pay our advisor a quarterly fee of 0.25% of the sum of the cost of all real estate and real estate-related investments we own and of our investments in joint ventures, including acquisition fees, acquisition and origination expenses and any debt attributable to such investments until 18 months following the end of this or any follow-on public offering. Thereafter, the quarterly fee will equal 0.25% of the combined fair market value of all real estate and real estate-related investments we own and of our investments in joint ventures. Fair market value shall be determined by the Advisor Entities or by an independent third-party valuation. This fee will be payable quarterly in advance, on January 1, March 1, July 1 and October 1 based on assets held by us during the pervious quarter, adjusted for appropriate closing dates for individual property acquisitions.	The actual amounts depend on the total equity and debt capital we raise and the results of our operations; we cannot determine these amounts at the present time.

Financing Fee (5)	We will pay our advisor a financing fee equal to 0.75% of all amounts made available under any loan or line of credit.	The actual amounts depend on the total debt capital made available to us; we cannot determine these amounts at the present time.

Leasing Fee – Property Manager	If we engage an affiliate of one of our sponsors to provide leasing services with respect to a particular property, we will pay a leasing fee in an amount that is usual and customary for comparable services rendered in the geographic market of the property.	We cannot determine these amounts at the present time.

Construction Oversight Fee	If we engage an affiliate of one of our sponsors to provide construction oversight services with respect to a particular property, we will pay a construction oversight fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the property.	We cannot determine these amounts at the present time.

Other Operating Expenses(5)	We will reimburse the expenses incurred by our Advisor Entities in connection with its provision of services to us, including our allocable share of our Advisor Entities’ overhead, such as rent, personnel costs, utilities and IT costs. Though our Advisor Entities have contractual rights to seek reimbursement for personnel costs, our Advisor Entities do not intend to do so at this time. If our Advisor Entities do decide	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)
to seek reimbursement for personnel costs, such costs include salaries and benefits, but do not include bonuses. Personnel costs are allocated to programs for reimbursement based on the percentage of time devoted by personnel to the program, except that we do not reimburse for the personnel costs of acquisition, financing or disposition personnel. We will also reimburse our Advisor Entities and their respective affiliates for expenses paid on our behalf in connection with investigating and acquiring assets, regardless of whether we acquire the assets. We may not, however, reimburse expenses that exceed the greater of 6.0% of the contract price of any real estate asset or, in the case of a loan, 6.0% of the funds advanced. Reimbursable expenses include items such as property appraisals, environmental surveys, property audit fees, legal fees, asset due diligence review and business travel, such as airfare, hotel, meal and phone charges.

Property Management Fees –Property Manager	Property management fees equal to 4.5% of the annualized gross revenues of the properties managed by Phillips Edison Property Manager, our property manager, will be payable monthly. In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we will pay the property manager an oversight fee equal to 1.0% of the annualized gross revenues of the property managed payable monthly. In no event will we pay both a property management fee and an oversight fee to an affiliated property manager with respect to any particular property. In addition to the property management fee or oversight fee, if our property manager provides leasing services with respect to a property, we will pay our property manager leasing fees in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable property. Our property manager may subcontract the performance of its property management and leasing duties to third parties, and our property manager may pay a portion of its property management or leasing fees to the third parties with whom it subcontracts for these services. We will reimburse the costs and expenses incurred by our property manager on our behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, as well as fees and expenses of third-party accountants. We will not, however, reimburse our property manager for the wages and salaries and other employee-related expenses of on-site employees of our property manager or its subcontractors who are engaged in the operation, management, maintenance or access control of our properties (including taxes, insurance and benefits relating to such employees).	Actual amounts depend on gross revenues of specific properties and actual management fees or property management fees and customary leasing fees and therefore cannot be determined at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)
Independent Director Compensation	We will pay each of our independent directors an annual retainer of $30,000. We will also pay our independent directors for attending meetings as follows: (1) $1,000 for each board meeting attended in person or telephonically and (2) $1,000 for each committee meeting attended in person or telephonically. The audit committee chair will also receive an annual retainer of $5,000 and the conflicts committee chair an annual retainer of $3,000. We expect to grant our independent directors an annual award of 2,500 shares of restricted stock. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.	Actual amounts depend on the total number of board and committee meetings that each independent director attends; we cannot determine these amounts at the present time.

Liquidation/Listing Stage
Disposition Fees(6)	For substantial assistance in connection with the sale of properties or other investments, we will pay our Advisor Entities or their respective affiliates 2.0% of the contract sales price of each property or other investment sold; provided, however, in no event may the disposition fees paid to our Advisor Entities, their respective affiliates and unaffiliated third parties exceed 6.0% of the contract sales price. The conflicts committee will determine whether our Advisor Entities or their affiliates have provided substantial assistance to us in connection with the sale of an asset. Substantial assistance in connection with the sale of a property includes our advisor’s or sub-advisor’s preparation of an investment package for the property (including an investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by the advisor or sub-advisor in connection with a sale. We do not intend to sell properties or other assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor or sub-advisor a disposition fee. Before we sold an asset to an affiliate, the charter would require that our conflicts committee conclude, by a majority vote, that the transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Subordinated Share of Cash Flows (7)(8)	Our Advisor Entities will receive 15.0% of remaining net cash flows after return of capital contributions plus payment to investors of a 7.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ and their respective affiliates’ incentive compensation.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount for Minimum Offering/ Maximum Offering (1)
Subordinated Incentive Fee(7)(8)	Our Advisor Entities will receive 15.0% of the amount by which the sum of our adjusted market value plus distributions exceeds the sum of the aggregate capital contributed by investors plus an amount equal to a 7.0% cumulative, pre-tax, non-compounded annual return to investors. We cannot assure you that we will provide this 7.0% return, which we have disclosed solely as a measure for our Advisor Entities’ and their respective affiliates’ incentive compensation.	Actual amounts depend on the results of our operations; we cannot determine these amounts at the present time.

Termination Fee (9)	Upon termination or non-renewal of the advisory agreement, our advisor shall be entitled to a subordinated termination fee. In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing on a national securities exchange or other liquidity event occurs.	Not determinable at this time. There is no maximum amount of this fee.

(1)

The estimated minimum dollar amounts are based on the sale of the minimum of 250,000 shares to the public and the estimated maximum dollar amounts are based on the sale of the maximum of 180,000,000 shares to the public, including 30,000,000 shares through our dividend reinvestment plan. We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our dividend reinvestment plan.

(2)

All or a portion of the selling commissions will not be charged with regard to shares sold to certain categories of purchasers. A reduced dealer manager fee is payable with respect to certain volume discount sales. See “Plan of Distribution.”

(3)

After raising at least $2,500,000 in gross offering proceeds from persons who are not affiliated with us or our sponsors, we expect to begin incurring some organization and offering expenses directly. Includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, reimbursement to our advisor and sub-advisor for our portion of the salaries and related employment costs of our advisor’s and sub-advisor’s employees who provide services to us (excluding costs related to employees who provide services for which the advisor or sub-advisor, as applicable, receive acquisition or disposition fees), reimbursement to the dealer manager for amounts it may pay to reimburse the bona fide due diligence expenses of broker-dealers, costs in connection with preparing supplemental sales materials, our costs of conducting bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of non-registered officers of the company, our advisor and sub-advisor to attend such meetings, cost reimbursement for non-registered employees of our affiliates to attend retail seminars conducted by broker-dealers. Our advisor has agreed to reimburse us to the extent the organization and offering expenses incurred by us exceed 1.5% of aggregate gross offering proceeds over the life of the offering. See “Plan of Distribution.” In addition, other organization and offering expenses shall include up to 0.5% for third-party due diligence fees included in a detailed and itemized invoice.

(4)

Because the acquisition fees we pay our Advisor Entities are a percentage of the acquisition price of an investment, these fees will be greater to the extent we fund acquisitions and originations through (1) the incurrence of debt (which we expect to represent 50.0% of the total costs of our investments (including capital improvements, tenant improvements/allowances and leasing commissions invested in an asset) if we sell the maximum number of shares offered hereby but may be as high as the maximum permitted leverage of 75.0%), (2) retained cash flow from operations, (3) issuances of equity in exchange for properties and other assets and (4) proceeds from the sale of shares under our dividend reinvestment plan.

(5)

Commencing upon the end of the fourth fiscal quarter after we make our first investment, ARC Advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2.0% of our average invested assets or 25.0% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (1) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (2) interest payments; (3) taxes; (4) non-cash expenditures such as depreciation, amortization and bad debt reserves; (5) reasonable incentive fees based on the gain in the sale of our assets; and (6) acquisition fees, origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (including property management fees and the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

(6)

Although we are most likely to pay disposition fees to our advisor or sub-advisor or their respective affiliates in the event of our liquidation, these fees may also be incurred during our operational stage. Under our charter, a majority of the independent directors would have to approve any increase in the disposition fees payable to our advisor and its affiliates above 2.0% of the contract sales price (if no third-party broker is paid a commission) and one-half of any total brokerage commission paid (if a third-party broker is paid a commission). Our charter also limits the maximum amount of the disposition fees payable to the advisor and its affiliates to 3.0% of the contract sales price.

To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described in note 5 above.

(7)

Our Advisor Entities cannot earn both the subordinated share of cash flows and the subordinated incentive fee. The subordinated share of cash flows or the subordinated incentive fee, as the case may be, will be paid in the form of a non-interest bearing promissory note that will be repaid from the net sale proceeds of each sale after the date of the termination or listing. Any portion of the subordinated share of cash flows that our Advisor Entities receive prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive fee. In no event will the amount paid to our Advisor Entities under the promissory note, if any, exceed the amount considered “presumptively reasonable” by our charter. Under our charter, an interest in gain from the sale of assets is “presumptively reasonable” if it does not exceed 15.0% of the balance of net sale proceeds remaining after investors have received a return of their net capital contributions and a 6.0% per year cumulative, noncompounded return. Our advisory agreement sets a higher threshold for the payment of a subordinated incentive fee than that required by our charter. Any lowering of the threshold set forth in the advisory agreement would require the approval of a majority of the members of the conflicts committee. To the extent the subordinated share of cash flows fee is derived from cash flows other than net sales proceeds, the incentive fee will count against the limit on “total operating expenses” described in note 5 above, as would any amount paid pursuant to the subordinated incentive fee.

(8)

If for any reason our independent directors determine that we should become “self-administered,” including in contemplation of a listing on a national securities exchange, we may acquire the business conducted by our advisor or sub-advisor after a good faith negotiation with our advisor or sub-advisor, as applicable. Alternatively, if at any time the shares become listed on a national securities exchange and our independent directors determine that we should not become “self-administered,” we will negotiate in good faith with our advisor a fee structure appropriate for an entity with a perpetual life. Our independent directors must approve the new fee structure negotiated with our advisor. The market value of our outstanding common stock will be calculated based on the average market value of the shares of common stock issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed or included for quotation. We have the option to pay the subordinated incentive fee in cash or a promissory note or any combination thereof. If any previous payments of the subordinated share of cash flows will offset the amounts due pursuant to the subordinated incentive fee, then we will not be required to pay our Advisor Entities any further subordinated share of cash flows.

(9)

The subordinated termination fee, if any, will equal to the greater of (a) 15.0% of the amount, if any, by which (1) the appraised value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date, exceeds (2) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the total amount of cash that, if distributed to them as of the termination date, would have provided them an annual 7.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the termination date, or (b) deemed real estate commissions equal to 3.0% of the contract sales price that would have been paid to the advisor and its affiliates (assuming the sale of substantially all the assets of the operating partnership at the date of termination of the advisory agreement at fair market value on such date; provided that in no event may such deemed real estate commissions exceed the aggregate reasonable, customary and competitive real estate commission in light of the size, type and location of the properties). In addition, our Advisor Entities may elect to defer their right to receive a subordinated termination fee until either a listing or other liquidity event occurs, including a liquidation, sale of substantially all of our assets or merger in which our stockholders receive in exchange for their shares of our common stock shares of a company that are traded on a national securities exchange.

If our advisor elects to defer its right to receive a subordinated termination fee and there is a listing of the shares of our common stock on a national securities exchange or a merger in which our stockholders receive in exchange for their shares of our common stock shares of a company that are traded on a national securities exchange, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to the greater of (a) 15.0% of the amount, if any, by which (1) the fair market value of our assets (determined as of the listing date or merger date, as applicable) owned as of the termination of the advisory agreement, plus any assets acquired after such termination for which our advisor would have been entitled to receive an acquisition fee (referred to herein as the “included assets”) less any indebtedness secured by these assets, plus the cumulative distributions made by our operating partnership to us and the limited partners who received partnership units in connection with the acquisition of the included assets, from our inception through the listing date or merger date, as applicable, exceeds (2) the sum of the total amount of capital raised from stockholders and the capital value of partnership units issued in connection with the acquisition of the included assets through the listing date or merger date, as applicable (excluding any capital raised after the completion of this offering) (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan), plus an amount equal to an annual 7.0% cumulative, non-compounded return on the total amount of capital raised from stockholders and the capital value of such partnership units measured for the period from inception through the listing date or merger date, as applicable, or (b) deemed real estate commissions equal to 3.0% of the contract sales price that would have been paid to the advisor and its affiliates (assuming the sale of substantially all the assets of the operating partnership at the date of termination of the advisory agreement at fair market value on such date; provided that in no event may such deemed real estate commissions exceed the aggregate reasonable, customary and competitive real estate commission in light of the size, type and location of the properties).

If our advisor elects to defer its right to receive a subordinated termination fee and there is a liquidation or sale of all or substantially all of the assets of the operating partnership, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to the greater of (a) 15.0% of the net proceeds from the sale of our assets owned as of the termination of the advisory agreement and the included assets, after subtracting the sum of (1) the total amount of capital raised from stockholders and the capital value of partnership units issued in connection with the acquisition of the included assets through the date of the liquidity event plus (2) an amount equal to an annual 7.0% cumulative, non-compounded return on such initial invested capital and the capital value of such partnership units measured for the period from inception through the date of the liquidity event date, or (b) deemed real estate commissions equal to 3.0% of the contract sales price that would have been paid to the advisor and its affiliates (assuming the sale of substantially all the assets of the operating partnership at the date of termination of the advisory agreement at fair market value on such date; provided that in no event may such deemed real estate commissions exceed the aggregate reasonable, customary and competitive real estate commission in light of the size, type and location of the properties). If our advisor receives the subordinated incentive fee, it would no longer be entitled to receive subordinated distributions of net sales proceeds or the subordinated termination fee. If our advisor receives the subordinated termination fee, it would no longer be entitled to receive subordinated distributions of net sales proceeds or the subordinated incentive fee. There are many additional conditions and restrictions on the amount of compensation our advisor and its affiliates may receive.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus for each person or group that holds more than 5.0% of our common stock, for each director and executive officer and for our directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and dispositive power with regard to such shares.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of All Shares
Phillips Edison & Company SubAdvisor LLC	20,000	100.0%
Michael C. Phillips(2)	20,000	100.0%
Jeffrey S. Edison(2)	20,000	100.0%
John Bessey	—	—
Richard J. Smith	—	—
William M. Kahane	—	—
Independent director nominee(3)	—	—
Independent director nominee(3)	—	—
Independent director nominee(3)	—	—
Independent director nominee(3)	—	—
All directors and executive officers as a group	—	—

(1)	The address of each beneficial owner listed is 11501 Northlake Drive, Cincinnati, Ohio 45249.

(2)	Because of their indirect ownership and control of Phillips Edison & Company SubAdvisor LLC, Messrs. Phillips and Edison have voting and dispositive control of the shares held by this entity.

(3)	To be included in amendment.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationships with our Phillips Edison and ARC sponsors and their respective affiliates, some of whom serve as our executive officers and directors. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to ameliorate some of the risks posed by these conflicts.

Our Sponsors’ Interests in Other Real Estate Programs

General

All of our executive officers, some of our directors and other key professionals engaged by our advisor to provide services on our behalf are also officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, the sub-advisor, our dealer manager and other Phillips Edison and ARC affiliates that are the sponsors of other real estate programs. In addition, one of our directors is an executive officer of American Realty Capital Trust, Inc. and American Realty Capital New York Recovery REIT, Inc., which are also public, non-traded REITs sponsored by our ARC sponsor, advised by affiliates of our ARC sponsor and for which Realty Capital Securities, LLC acts as dealer manager. American Realty Capital New York Recovery REIT, Inc. is in registration with the SEC and has not yet commenced operations. Realty Capital Securities, LLC is the dealer manager or is named in the registration statement as the dealer manager in five offerings, including the two offerings in which American Realty Capital is the sole sponsor named above. These individuals have legal and financial obligations with respect to those programs, entities and investors that are similar to their obligations to us. In the future, these individuals and other affiliates of our sponsors may organize other real estate programs, serve as the investment advisor to other investors and acquire for their own account real estate properties that may be suitable for us.

Since 1991, investment advisors affiliated with Phillips Edison have sponsored five privately offered real estate programs. Four of these programs are still operating. All of these programs have investment objectives that are similar to ours. Conflicts of interest may arise between us and the programs that have not yet been liquidated, between us and future programs and between us and the investors for which a Phillips Edison entity serves as an investment advisor.

Every transaction that we enter into with our advisor, our sub-advisor, our dealer manager or their respective affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor, our sub-advisor, our dealer manager or any of their respective affiliates.

Competition for Investors

As of the date of this prospectus, American Realty Capital Trust, Inc., an ARC-sponsored program and an affiliate of our advisor and dealer manager, is raising capital in an ongoing public offering of its common stock, which is expected to continue until January 25, 2011. We expect that American Realty Capital Trust, Inc. will be raising capital in its public offering concurrently with our offering. In addition, our sponsors may decide to sponsor future programs that would seek to raise capital through public offerings conducted concurrently with our offering. As a result, we face a conflict of interest due to the potential competition among us and these other programs for investors and investment capital.

Our sponsors generally seek to reduce the conflicts that may arise among their various programs by avoiding simultaneous public offerings by programs that have a substantially similar mix of investment characteristics, including targeted investment types and key investment objectives. Nevertheless, there may be periods during which one or more programs sponsored by our sponsors will be raising capital and which might compete with us for investment capital.

Joint Ventures with Affiliates

We may enter into joint venture agreements with other Phillips Edison- or ARC-sponsored programs for the acquisition, development or improvement of properties or other investments that meet our investment objectives. ARC Advisor, our advisor, has some of the same executive officers and key employees as other affiliates of ARC, and these persons may face conflicts of interest in determining whether and which ARC program or other entity advised by an affiliate of our ARC sponsor should enter into any particular joint venture agreement. Similarly our Phillips Edison sponsor and its affiliates have some of the same executive officers and key real estate professionals as we do, and, as a consequence, these persons may face conflicts of interest in determining whether and which Phillips Edison-sponsored program or other Phillips Edison-advised entity should enter into any particular joint venture agreement with us. These persons may also face a conflict in structuring the terms of the relationship between our interests and the interests of the sponsor-affiliated co-venturer and in managing the joint venture. Any joint venture agreement or transaction between us and a sponsor-affiliated co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. The sponsor-affiliated co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. These co-venturers may thus benefit to our and your detriment.

Allocation of Investment Opportunities

We rely on our Phillips Edison and ARC sponsors, and the executive officers and the real estate professionals of our advisor to identify suitable investments. Messrs. Schorsch and Kahane and other real estate professionals at ARC Advisor are also the advisors to other ARC-sponsored programs. Messrs. Phillips and Edison and other real estate professionals at Phillips Edison Sub-Advisor are also the advisors to the private Phillips Edison-sponsored programs. As such, other ARC-sponsored programs, including American Realty Capital Trust, Inc., American Realty Capital New York Recovery REIT, Inc. and the private Phillips Edison-sponsored programs that are raising funds for investment as of the date of this prospectus, rely on many of the same real estate professionals as will future programs. An investment opportunity that is suitable for us may also be suitable for other Phillips Edison- or ARC-sponsored programs; however, because our primary investment criteria differ from the respective investment criteria of those programs, we do not view ourselves as in direct competition with those programs for investment opportunities. Nevertheless, because it is possible that an investment opportunity may be suitable for more than one program, when these real estate professionals direct an investment opportunity to any Phillips Edison-or ARC-sponsored program, they, in their sole discretion, will offer the opportunity to the program or investor for which the investment opportunity is most suitable based on the investment objectives, portfolio and criteria of each program or investor, subject to the contractual obligation to present certain investments to us first. See “—Restrictions on Competing Business Activities of Our Sponsors.” For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to purchase real estate or any significant asset related to real estate unless the advisor has recommended the investment to us. See “—Certain Conflict Resolution Measures.”

Our advisory agreement with ARC Advisor requires that ARC Advisor inform the conflicts committee each quarter of the investments that have been purchased by other Phillips Edison- or ARC-sponsored programs or by ARC Advisor or Phillips Edison Sub-Advisor or their respective affiliates directly so that the conflicts committee can evaluate whether we are receiving our fair share of opportunities. ARC Advisor’s success in generating investment opportunities for us and the fair allocation of opportunities among Phillips Edison- and ARC-sponsored programs are important factors in the conflicts committee’s determination to continue or renew our arrangements with ARC Advisor and its affiliates. The conflicts committee has a duty to ensure that favorable investment opportunities are not disproportionately allocated to other Phillips Edison- or ARC-sponsored programs and investors. For so long as we are externally advised, our charter provides that it shall not be a proper purpose of the corporation for us to purchase real estate or any significant asset related to real estate unless the advisor has recommended the investment to us.

Competition for Tenants and Others

Conflicts of interest may exist to the extent that we acquire properties in the same geographic areas where other Phillips Edison- or ARC-sponsored programs or affiliated entities own properties. In such a case, a conflict could arise in the leasing of properties in the event that we and another Phillips Edison- or ARC-sponsored program or affiliated entity were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another Phillips Edison- or ARC-sponsored program or affiliated entity were to attempt to sell similar properties at the same time. See “Risk Factors—Risks Related to Conflicts of Interest.” Conflicts of interest may also exist at such time as we or our sponsors’ respective affiliates seek to employ developers, contractors, building managers or other third parties. Our sponsors and their respective affiliates will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. Our sponsors and their respective affiliates will also seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective service providers aware of all properties in need of their services. However, our sponsors and their respective affiliates cannot fully avoid these conflicts because they may establish differing terms for resales or leasing of the various properties or differing compensation arrangements for service providers at different properties.

Allocation of Our Affiliates’ Time

As a result of their interests in other programs, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities on behalf of themselves and others, our executive officers and our Phillips Edison and ARC sponsors face conflicts of interest in allocating their time among us and other Phillips Edison- and ARC-sponsored programs and other business activities in which they are involved. In addition, many of the same key professionals associated with our Phillips Edison and ARC sponsors have existing obligations to other programs sponsored by our sponsors. Our executive officers and the key professionals associated with our sponsors who provide services to us are not obligated to devote a fixed amount of their time to us, but our sponsors believe that our executive officers and the other key professionals have sufficient time to fully discharge their responsibilities to us and to the other business in which they are involved.

We believe that our executive officers will devote the time required to manage our business and expect that the amount of time a particular executive officer devotes to us will vary during the course of the year and depend on our business activities at a given time. For example, our executive officers may spend significantly more time focused on our activities when we are reviewing potential property acquisitions or negotiating a financing arrangement than during times when we are not. Because we have not commenced operations, it is difficult to predict specific amounts of time an executive officer will devote to our company. We believe that our President, Mr. Bessey, will devote a substantial majority of his time to us and that each of our Chief Executive Officer, Mr. Edison, and our Chief Financial Officer, Mr. Smith, may devote significantly less time to us. There is no assurance that our expectations are correct and our executive officers may devote more or less time to us than described above.

Receipt of Fees and Other Compensation by Our Sponsors and Their Respective Affiliates

Our sponsors and their respective affiliates receive substantial fees from us, which fees have not been negotiated at arm’s length. These fees could influence our advisor’s and our sub-advisor’s advice to us as well as the judgment of affiliates of our sponsor, some of whom also serve as our executive officers and directors and the key real estate professionals of our sponsors. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our ARC sponsor’s affiliates, including the advisory agreement and the dealer-manager agreement;

•	public offerings of equity by us, which entitles Realty Capital Securities, LLC to dealer-manager fees and will likely entitle ARC Advisor to increased acquisition and asset-management fees;

•	sales of properties and other investments, which, through ARC Advisor, entitle our sponsors to disposition fees and possible subordinated incentive fees;

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acquisitions of properties and other investments, which through ARC Advisor, entitle our sponsors to acquisition fees and asset management fees and, in the case of acquisitions of investments from other Phillips Edison- or ARC-sponsored programs, might entitle affiliates of our sponsors to disposition fees and possible subordinated incentive fees in connection with its services for the seller;

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borrowings to acquire properties and other investments and to originate loans, which borrowings will generate financing fees and increase the acquisition and asset-management fees payable to our sponsors;

•	whether and when we seek to list our common stock on a national securities exchange, which listing could entitle our sponsors to a subordinated incentive fee;

•	whether and when we seek to sell the company or its assets, which sale could entitle our sponsors to a subordinated incentive fee; and

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whether and when we seek to list or liquidate, if we determine it is in the best interest of our stockholders to list our common stock on a national securities exchange, it may be more likely for us to become self-managed, which decision could lead to our acquisition of entities affiliated with our advisor or sub-advisor at a price resulting in substantial compensation to our advisor.

Our Board’s Loyalties to Current and Possibly to Future Phillips Edison- or ARC-sponsored Programs

Some of our directors are also directors of other Phillips Edison affiliates or ARC-sponsored programs and affiliates. The loyalties of our directors serving on the board of these other entities or possibly on the board of future Phillips Edison- or ARC-sponsored programs may influence the judgment of our board when considering issues for us that also may affect other Phillips Edison- or ARC-sponsored programs, such as the following:

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The conflicts committee of our board of directors must evaluate the performance of ARC Advisor with respect to whether ARC Advisor is presenting to us our fair share of investment opportunities. If our advisor is not presenting a sufficient number of investment opportunities to us because it is presenting many opportunities to another Phillips Edison- or ARC-sponsored program or if our advisor is giving preferential treatment to another Phillips Edison- or ARC-sponsored program in this regard, our conflicts committee may not be well suited to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

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We could enter into transactions with other Phillips Edison- or ARC-sponsored programs, such as property sales, acquisitions, joint ventures or financing arrangements. Decisions of the board or the conflicts committee regarding the terms of those transactions may be influenced by the board’s or committee’s loyalties to such other Phillips Edison- or ARC-sponsored programs.

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A decision of the board or the conflicts committee regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of other Phillips Edison- or ARC-sponsored programs.

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A decision of the board or the conflicts committee regarding the timing of property sales could be influenced by concerns that the sales would compete with those of other Phillips Edison- or ARC-sponsored programs.

Fiduciary Duties Owed by Some of Our Affiliates to Our Advisor, Our Sub-advisor and Their Respective Affiliates

All of our executive officers, some of our directors and the key real estate professionals at our advisor and sub-advisor are also officers, directors, managers, key professionals and/ or holders of a direct or indirect controlling interest in or for one or more of:

•	ARC Advisor, our advisor;

•	Phillips Edison Sub-Advisor, our sub-advisor;

•	Realty Capital Securities, LLC, our dealer manager;

•	other Phillips Edison-sponsored programs (see the “Prior Performance Summary” section of this prospectus); and

•	other ARC-sponsored programs (see the “Prior Performance Summary” section of this prospectus).

As a result, they owe fiduciary duties to each of these programs, their stockholders and members and limited partners advised by Phillips Edison- and ARC-affiliated entities. These fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us.

Affiliated Dealer Manager

Since Realty Capital Securities, LLC, our dealer manager, is an affiliate of ARC Advisor, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Management—Our Dealer Manager” and “Plan of Distribution.”

Certain Conflict Resolution Measures

Conflicts Committee

In order to ameliorate the risks created by conflicts of interest, our charter creates a conflicts committee of our board of directors composed of all of our independent directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of one of our sponsors or their respective affiliates and has not been so for the previous two years. Serving as a director of, or having an ownership interest in, another Phillips Edison- or ARC-sponsored program will not, by itself, preclude independent-director status. Our charter authorizes the conflicts committee to act on any matter permitted under Maryland law. Both the board of directors and the conflicts committee must act upon those conflict-of-interest matters that cannot be delegated to a committee under Maryland law. Our charter also empowers the conflicts committee to retain its own legal and financial advisors. Among the matters we expect the conflicts committee to act upon are:

•	the continuation, renewal or enforcement of our agreements with our ARC sponsor’s affiliates, including the advisory agreement and the dealer-manager agreement;

•	public offerings of securities;

•	sales of properties and other investments;

•	investments in properties and other assets;

•	originations of loans;

•	borrowings;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with our advisor;

•	whether and when we seek to list our shares of common stock on a national securities exchange;

•	whether and when we seek to become self-managed, which decision could lead to our acquisition of entities affiliated with our sponsors at a substantial price; and

•	whether and when we seek to sell the company or its assets.

Our board of directors, or a majority of the conflicts committee that constitutes a majority of our board of directors, approves all proposed investments.

Restrictions on Competing Business Activities of Our Sponsors

The advisor is required to use commercially reasonable efforts to present a continuing and suitable investment program to us that is consistent with our investment policies and objectives. The advisor and sub-advisor will not pursue any opportunity to acquire any real estate properties or real estate-related investments that are directly competitive with our investment strategies, unless and until the opportunity is first presented to us. If we pass on such acquisition, then the advisor, the sub-advisor or their respective affiliates, as applicable, may acquire the subject investment. In addition, if we are presented an investment opportunity by a Phillips Edison sponsored program that also seeks the opportunity for tax planning purposes under Section 1031 of the Code, we have 21 days to respond to the opportunity presented or we are otherwise deemed to have passed on the opportunity.

Our ARC sponsors and its affiliates, including our advisor, may pursue any opportunity in respect of (1) any net leased retail, office and industrial properties or other property consistent with the investment policies of American Reality Capital Trust, Inc., or (2) any commercial real estate or other real estate investments that relate to office, retail, multi-family residential, industrial and hotel property types, located primarily in the New York metropolitan area or other property consistent with the investment policies of American Realty Capital New York Recovery REIT, Inc. However, American Realty Capital New York Recovery REIT, Inc. is in registration with the SEC and has not yet commenced operations.

Other Charter Provisions Relating to Conflicts of Interest

In addition to the creation of the conflicts committee, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation. The conflicts committee evaluates at least annually whether the compensation that we contract to pay to ARC Advisor and its affiliates is reasonable in relation to the nature and quality of services performed and whether such compensation is within the limits prescribed by the charter. The conflicts committee supervises the performance of ARC Advisor and its affiliates and the compensation we pay to them to determine whether the provisions of our compensation arrangements are being carried out. This evaluation is based on the following factors as well as any other factors deemed relevant by the conflicts committee:

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the amount of the fees and any other compensation, including stock-based compensation, if any, paid to ARC Advisor and its affiliates in relation to the size, composition and performance of our investments;

•	whether the expenses incurred by us are reasonable in light of our investment performance, net assets and net income and the fees and expenses of other comparable unaffiliated REITs;

•	the success of ARC Advisor in generating appropriate investment opportunities;

•	the rates charged to other companies, including other REITs, by advisors performing similar services;

•	additional revenues realized by ARC Advisor and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by ARC Advisor and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by ARC Advisor and its affiliates for their own account and for their other clients.

Under our charter, we can only pay ARC Advisor a disposition fee in connection with the sale of a property or other asset if it provides a substantial amount of the services in the effort to sell the property or asset. If a third-party broker is involved in the disposition and ARC Advisor has provided a substantial amount of services in connection with the sale of the assets, ARC Advisor may receive up to one-half of the brokerage commission paid so long as the commission paid does not exceed 3.0% of the sales price of the property or other asset. If no brokerage commission to a third-party broker is paid, ARC Advisor may receive a commission of up to 3.0% of the sales price of the property or other asset. Although our charter limits this commission to 3.0% of the sales price, our advisory agreement provides for a 2.0% fee. The payment of a disposition fee would require the approval of a majority of the members of our conflicts committee. Moreover, our charter also provides that the commission, when added to all other disposition fees paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6.0% of the sales price of the property or other asset. To the extent this disposition fee is paid upon the sale of any assets other than real property, it will count against the limit on “total operating expenses” described below. We do not intend to sell properties or other assets to affiliates. However, if we do sell an asset to an affiliate, our organizational documents would not prohibit us from paying our advisor a disposition fee. Before we sold an asset to an affiliate, our charter would require that the conflicts committee conclude, by a majority vote, that the transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Our charter also requires that any gain from the sale of assets that we may pay our advisor or an entity affiliated with our advisor be reasonable. Such an interest in gain from the sale of assets is presumed reasonable if it does not exceed 15.0% of the balance of the net sale proceeds remaining after payment to common stockholders, in the aggregate, of an amount equal to 100% of the original issue price of the common stock, plus an amount equal to 6.0% of the original issue price of the common stock per year cumulative. Our advisory agreement sets a higher threshold for the payment of a subordinated incentive fee than that required by our charter. Under the advisory agreement, an incentive fee may be paid only if the stockholders first receive a 7.0% per year cumulative, noncompounded return. Any lowering of the threshold set forth in the advisory agreement would require the approval of a majority of the members of the conflicts committee. The subordinated incentive fee payable under the advisory agreement is a subordinated share of cash flows, whether from continuing operations, net sale proceeds or otherwise; however, to the extent that this incentive fee is derived from cash flows other than net sales proceeds, the incentive fee will count against the limit on “total operating expenses” described below.

If we ever decided to become self-managed by acquiring entities affiliated with our advisor, our charter would require that the conflicts committee conclude, by a majority vote, that such internalization transaction is fair and reasonable to us and on terms and conditions no less favorable to us than those available from third parties.

Our charter also limits the amount of acquisition fees and acquisition expenses we can incur to a total of 6.0% of the contract purchase price for the property or, in the case of a loan, our charter limits origination fees and expenses we can incur to 6.0% of the funds advanced. This limit may only be exceeded if the conflicts committee approves (by majority vote) the fees and expenses and finds the transaction to be commercially competitive, fair and reasonable to us. Although our charter permits combined acquisition fees and expenses to equal 6.0% of the purchase price, our advisory agreement limits the acquisition fee to 1.0% of the purchase price (including any acquisition expenses and any debt attributable to such investments). The advisory agreement does not provide for an origination fee. Any increase in the acquisition fee stipulated in the advisory agreement or the creation of an origination fee would require the approval of a majority of the members of the conflicts committee.

Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that we may retain a particular advisor. The conflicts committee or our advisor may terminate our advisory agreement with ARC Advisor without cause or penalty on 60 days’ written notice. By “without penalty,” we mean that we can terminate our advisor without having to compensate our advisor for income lost as a result of the termination of the advisory agreement. The advisory agreement does contain a provision to eliminate the possibility that our advisor could be terminated as a way to avoid having to pay the Subordinated Share of Cash Flows. Based on this provision, upon termination of the agreement, our advisor will be entitled to a subordinated termination fee, as described below. In such event, ARC Advisor must cooperate with us and our directors in making an orderly transition of the advisory function.

Upon termination of the advisory agreement, our advisor shall be entitled to a subordinated termination fee. The subordinated termination fee, if any, will equal to the greater of (a) 15.0% of the amount, if any, by which (1) the fair market value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date (excluding stock dividends and distributions on repurchased shares), exceeds (2) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the total amount of cash that, if distributed to them as of the termination date, would have provided them an annual 7.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the termination date, or (b) deemed real estate commissions equal to 3.0% of the contract sales price that would have been paid to the advisor or its affiliates (assuming the sale of substantially all the assets of the operating partnership at the date of termination of the advisory agreement at fair market value on such date; provided that in no event may such deemed real estate commissions exceed the aggregate reasonable, customary and competitive real estate commission in light of the size, type and location of the properties). In addition, our advisor may elect to defer its right to receive a subordinated termination fee until either a listing or other liquidity event occurs, including a liquidation, sale of substantially all of our assets or merger in which our stockholders receive in exchange for their shares of our common stock shares of a company that are traded on a national securities exchange.

If our advisor elects to defer its right to receive a subordinated termination fee and there is a listing of the shares of our common stock on a national securities exchange or a merger in which our stockholders receive in exchange for their shares of our common stock shares of a company that are traded on a national securities exchange, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to the greater of (a) 15.0% of the amount, if any, by which the sum of (1) the fair market value of our assets (determined as of the listing date or merger date, as applicable) owned as of the termination of the advisory agreement, plus any assets acquired after such termination for which our advisor would have been entitled to receive an acquisition fee (referred to herein as the “included assets”) less any indebtedness secured by these assets, plus the cumulative distributions made by our operating partnership to us and the limited partners who received partnership units in connection with the acquisition of the included assets, from our inception through the listing date or merger date, as applicable, exceeds (2) the sum of the total amount of capital raised from stockholders and the capital value of partnership units issued in connection with the acquisition of the included assets through the listing date or merger date, as applicable (excluding any capital raised after the completion of this offering) (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan), plus an amount equal to an annual 7.0% cumulative, non-compounded return on the total amount of capital raised from stockholders and the capital value of such partnership units measured for the period from inception through the listing date or merger date, as applicable, or (b) deemed real estate commissions equal to 3.0% of the contract sales price that would have been paid to the advisor or its affiliates (assuming the sale of substantially all the assets of the operating partnership at the date of termination of the advisory agreement at fair market value on such date; provided that in no event may such deemed real estate commissions exceed the aggregate reasonable, customary and competitive real estate commission in light of the size, type and location of the properties).

If our advisor elects to defer its right to receive a subordinated termination fee and there is a liquidation or sale of all or substantially all of the assets of the operating partnership, then our advisor will be entitled to receive a subordinated termination fee in an amount equal to the greater of (a) 15.0% of the net proceeds from the sale of our assets owned as of the termination of the advisory agreement and the included assets, after subtracting the sum of (1) the total amount of capital raised from stockholders and the capital value of partnership units issued in connection with the acquisition of the included assets through the date of the liquidity event plus (2) an amount equal to an annual 7.0% cumulative, non-compounded return on such initial invested capital and the capital value of such partnership units measured for the period from inception through the date of the liquidity event date, or (b) deemed real estate commissions equal to 3.0% of the contract sales price that would have been paid to the advisor or its affiliates (assuming the sale of substantially all the assets of the operating partnership at the date of termination of the advisory agreement at fair market value on such date; provided that in no event may such deemed real estate commissions exceed the aggregate reasonable, customary and competitive real estate commission in light of the size, type and location of the properties). If our advisor receives the subordinated incentive fee, it would no longer be entitled to receive subordinated distributions of net sales proceeds or the subordinated termination fee. If our advisor receives the subordinated termination fee, it would no longer be entitled to receive subordinated distributions of net sales proceeds or the subordinated incentive fee. There are many additional conditions and restrictions on the amount of compensation our advisor and its affiliates may receive.

Our Acquisitions. We will not purchase or lease properties in which ARC Advisor, Phillips Edison Sub-Advisor, any of our directors or officers or any of their respective affiliates has an interest without a determination by a majority of the conflicts committee that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the affiliated seller or lessor, unless there is substantial justification for the excess amount. In no event will we acquire any such property at an amount in excess of its current appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction. An appraisal is “current” if obtained within the prior year. If a property with a current appraisal is acquired indirectly from an affiliated seller through the acquisition of securities in an entity that directly or indirectly owns the property, a second appraisal on the value of the securities of the entity shall not be required if (1) the conflicts committee determines that such transaction is fair and reasonable, (2) the transaction is at a price to us no greater than the cost of the securities to the affiliated seller, (3) the entity has conducted no business other than the financing, acquisition and ownership of the property and (4) the price paid by the entity to acquire the property did not exceed the current appraised value.

Mortgage Loans Involving Affiliates. Our charter prohibits us from investing in or making mortgage loans in which the transaction is with ARC Advisor, Phillips Edison Sub-Advisor, our directors or officers or any of their respective affiliates, unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of ARC Advisor, Phillips Edison Sub-Advisor, our directors or officers or any of their respective affiliates.

Other Transactions Involving Affiliates. A majority of our directors, including a majority of the conflicts committee members, not otherwise interested in the transaction must conclude that all other transactions between us and ARC Advisor, Phillips Edison Sub-Advisor, any of our officers or directors or any of their respective affiliates, including any development services fees payable to such affiliates, are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Limitation on Operating Expenses. Commencing upon the earlier to occur of the four fiscal quarters after (1) we make our first investment or (2) six months after the commencement of this offering, ARC Advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2.0% of our average invested assets or 25.0% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding: (1) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (2) interest payments; (3) taxes; (4) non-cash expenditures such as depreciation, amortization and bad debt reserves; (5) reasonable incentive fees based on the gain from the sale of our assets; and (6) acquisition fees, origination fees, acquisition and origination expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, origination, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

Issuance of Options and Warrants to Certain Affiliates. Until our shares of common stock are listed on a national securities exchange, we will not issue options or warrants to purchase our capital stock to ARC Advisor, Phillips Edison Sub-Advisor, our directors, the sponsors or any of their respective affiliates, except on the same terms as such options or warrants, if any, are sold to the general public. We may issue options or warrants to persons other than ARC Advisor, Phillips Edison Sub-Advisor, our directors, the sponsors and their respective affiliates prior to listing our common stock on a national securities exchange, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of the conflicts committee has a market value less than the value of such option or warrant on the date of grant. Any options or warrants we issue to ARC Advisor, Phillips Edison Sub-Advisor, our directors, the sponsors or any of their respective affiliates shall not exceed an amount equal to 10.0% of the outstanding shares of our common stock on the date of grant.

Repurchase of Our Shares. Our charter prohibits us from paying a fee to ARC Advisor, Phillips Edison Sub-Advisor, or our directors or officers or any of their respective affiliates in connection with our repurchase of our capital stock.

Loans. We will not make any loans to ARC Advisor, Phillips Edison Sub-Advisor, or to our directors or officers or any of their respective affiliates. In addition, we will not borrow from these persons unless a majority of our directors, including a majority of the conflicts committee members, not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or ARC Advisor, Phillips Edison Sub-Advisor, or their respective affiliates.

Reports to Stockholders. Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Our directors are required to take reasonable steps to ensure that the annual report complies with our charter provisions. Among the matters that must be included in the annual report or included in a proxy statement delivered with the annual report are:

•	financial statements prepared in accordance with GAAP that are audited and reported on by an independent registered public accounting firm;

•	the ratio of the costs of raising capital during the year to the capital raised;

•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to ARC Advisor and any affiliates of ARC Advisor by us or third parties doing business with us during the year;

•	our total operating expenses for the year stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the conflicts committee that our policies are in the best interests of our common stockholders and the basis for such determination; and

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a separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, which disclosure has been examined and commented upon in the report by the conflicts committee with regard to the fairness of such transactions.

Voting of Shares Owned by Affiliates.  Before becoming a stockholder, our advisor, our sub-advisor, our directors and officers and their respective affiliates must agree not to vote their shares regarding (1) the removal of any of these affiliates or (2) any transaction between any of them and us. In determining the requisite percentage in interest of shares necessary to approve any matter on which our advisor, our sub-advisor, our directors and any of their respective affiliates may not vote or consent, any shares owned by any of them will not be included.

Phillips Edison Sub-Advisor has agreed to abstain from voting any shares it acquires in any vote regarding (1) the removal of ARC Advisor or any affiliate of ARC Advisor, (2) the removal of Phillips Edison Sub-Advisor or any affiliate of Phillips Edison Sub-Advisor, (3) any transaction between us and ARC Advisor or any of its affiliates and (4) any transaction between us and Phillips Edison Sub-Advisor or any of its affiliates. Phillips Edison Sub-Advisor has agreed to vote any shares of our common stock it owns in favor of any person nominated by ARC Advisor for our board of directors. Any person nominated by ARC Advisor for our board of directors who is elected to the board will have executed an advance letter of resignation from our board immediately effective upon the termination of ARC Advisor as our advisor, if such termination shall ever occur. ARC Advisor has agreed to vote any shares of our common stock it owns in favor of any person nominated by Phillips Edison Sub-Advisor for our board of directors.

If ARC Advisor’s nominee to the board of directors is not elected by our stockholders at anytime during the first five years of this offering, ARC Advisor will appoint an individual to observe meetings of the board of directors and committees. The board observer would not be a member of the board of directors or be entitled to vote on any matters brought before the board or a committee of the board. The board observer would not have access to certain meetings of the independent directors and would not be able to review legally privileged materials presented to the board. The board observer would resign from his or her position upon the earlier to occur of (1) the fifth anniversary of the commencement of this initial public offering and (2) our termination of ARC Advisor as our advisor.

Ratification of Charter Provisions.  Our board of directors and the conflicts committee have reviewed and ratified our charter by the vote of a majority of their respective members, as required by our charter.

INVESTMENT OBJECTIVES AND CRITERIA

General

We will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. The shopping centers will have a mix of national, regional, and local retailers who sell essential goods and services to customers who live in the neighborhood. We expect to build a high quality portfolio with the following characteristics:

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Necessity Based Retail – We expect to acquire well-occupied shopping centers that focus on serving the day-to-day shopping needs of the community in the surrounding trade area (e.g. grocery stores, general merchandise stores, discount stores, drug stores, restaurants, and neighborhood service providers);

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Diversified Portfolio – Once we have substantially invested all of the proceeds of this offering, we expect to acquire a well diversified portfolio based on geography, anchor tenant diversity, tenant mix, lease expirations, and other factors;

•	Infill Locations – We will target properties in more densely populated locations with higher barriers to entry which limits additional competition;

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Growth Markets – Our properties will be located in established or growing markets based on trends in population growth, employment, household income, employment diversification, and other key demographic factors; and

•	Discount To Replacement Cost – In the current acquisition environment, we expect to acquire properties at values based on current rents and at a substantial discount to replacement cost.

We will focus on maximizing stockholder value and some of the key elements of our financial strategy include:

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Institutional Seasoned Management – We will acquire and manage the portfolio through our advisor and sub-advisor and their affiliates, including Phillips Edison sponsor’s seasoned team of professional managers with over 180 years of combined operating history and extensive knowledge and expertise in the retail sector;

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National Platform – We will provide reliable execution of the investment and operating strategies through our advisor and sub-advisor and their affiliates who have a fully integrated, scalable, national operating platform with extensive knowledge of the retail marketplace and established national tenant relationships;

•	Property Focus – We will utilize a property-specific focus that combines intensive leasing and merchandising plans with cost containment measures and delivers a more solid and stable income stream;

•	Stable Dividend – We expect to pay monthly distributions to our stockholders that will be covered by FFO;

•	Low Leverage – We will target a prudent leverage strategy with no more than a 50.0% loan to value ratio on our portfolio (calculated once we have invested substantially all of the offering proceeds);

•	Upside Potential – We expect our portfolio to have upside potential from a combination of lease-up, rent growth, cost containment and increased cash flow; and

•	Exit Strategy – We expect to sell our assets, sell or merge our company, or list our company within three to five years after the end of this offering.

Our primary investment objectives are:

•	to provide you with stable cash distributions;

•	to preserve and protect your capital contribution;

•	to realize growth in the value of our assets upon the sale of such assets; and

•

to provide you with the potential for future liquidity through the sale of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction. See “—Exit Strategy—Liquidity Event.”

Necessity- and Grocery-Anchored Retail Properties Focus

We will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. The shopping centers will have a mix of national, regional, and local retailers who sell essential goods and services to customers who live in the neighborhood. We believe necessity- and grocery-anchored retail is one of the most stable asset classes in real estate. Necessity- and grocery-oriented retail creates consistent consumer demand for goods and services typically located within neighborhood and community shopping centers in both economic upturns and downturns. Neighborhood shopping centers typically are between 30,000 and 150,000 square feet and provide consumers with convenience goods such as food and drugs and services for the daily living needs of residents in the immediate neighborhood. Community shopping centers generally are between 100,000 and 350,000 square feet and typically contain multiple anchors and provide facilities for the sale of apparel, accessories, home fashion, hardware or appliances in addition to the convenience goods provided by a grocery-anchored neighborhood retail shopping center. We define “well-located” as retail properties situated in more densely populated locations with higher barriers to entry which limits additional competition. We define “well occupied” as retail properties with typically 80.0% or greater occupancy at the time of purchase. However, there can be no assurance the historical stability of necessity-based retail real estate will continue in the future. See “Risk Factors—General Risks Related to Investments in Real Estate.”

Other Real Estate and Real Estate-Related Loans and Securities

Although not our primary focus, we may, from time to time, make investments in other real estate properties and real estate-related loans and securities. We do not expect these types of assets to exceed 10.0% of the proceeds of this offering, assuming we sell the maximum offering amount. If we raise only the minimum offering amount or substantially less than our maximum offering and we acquire a real estate-related asset early in our offering stage, our investments in real estate-related loans and securities could constitute a greater percentage of our portfolio, although we do not expect those assets to represent a substantial portion of our assets at any one time. With respect to our investments in real estate-related assets, including mortgages, mezzanine, bridge and other loans, debt and derivative securities related to real estate, mortgage-backed securities and any non-controlling equity investments in other public REITs or real estate companies, we will primarily focus on investments in first mortgages secured by retail properties. Our criteria for investing in loans will be substantially the same as those involved in our investment in properties; however, we will also evaluate such investments based on the current income opportunities presented.

Real Estate Properties

We may pursue opportunities to acquire or develop lifestyle and power shopping centers which we believe provide higher average sales per square foot and lower common area maintenance costs compared to a traditional shopping mall. Lifestyle shopping centers typically provide open-air retail space that combine mixed-use commercial development with boutique stores geared to shoppers with higher disposable incomes. Power shopping centers also usually feature open-air retail space and contain three or more “big box” retailers and various smaller retailers. A “big box” retailer is a single-use store, typically between 25,000 and 100,000 square feet or more, such as a large bookstore, office-supply store, pet store, electronics store, sporting goods store, or discount department store.

We may invest in enhanced-return properties, which are higher-yield and higher-risk investments that may not be as well located or well occupied as the substantial majority of our neighborhood and community shopping center investments. Examples of enhanced-return properties that we may acquire and reposition include: properties with moderate vacancies or near-term lease rollovers; poorly managed and positioned properties; properties owned by distressed sellers; and build-to-suit properties. While we expect to focus on shopping center properties and related assets, our charter does not limit our investments to only those assets, and if we believe it to be in the best interests of our stockholders, we may also acquire additional real estate assets, such as office, multi-family, mixed-use, hospital, hospitality and industrial properties. The purchase of any property type will be based upon the best interests of our company and our stockholders as determined by our board of directors and taking into consideration the same factors discussed above. Additionally, we may acquire properties that are under development or construction, undeveloped land, options to purchase properties and other real estate assets. We may enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that if, during a stated period, the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations. In fact, we may invest in whatever types of interests in real estate that we believe are in our best interests.

Although we can purchase any type of interest in real estate, our charter does limit certain types of investments, which we discuss below under “—Investment Limitations.” We do not expect to invest in properties located outside of the United States or in single-purpose properties, such as golf courses or specialized manufacturing buildings. We also do not intend to make loans to other persons (other than the loans described below), to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than interests in real estate properties and real estate-related loans and securities.

Investments in Equity Securities

We may make equity investments in other REITs and other real estate companies that operate assets meeting our investment objectives. We may purchase the common or preferred stock of these entities or options to acquire their stock. We will target a public company that owns commercial real estate or real estate-related assets when we believe its stock is trading at a discount to that company’s net asset value. We may eventually seek to acquire or gain a controlling interest in the companies that we target. We do not expect our non-controlling equity investments in other public companies to exceed

5.0% of the proceeds of this offering, assuming we sell the maximum offering amount, or to represent a substantial portion of our assets at any one time. In addition, we do not expect our non-controlling equity investments in other public companies combined with our investments in real estate properties outside of our target shopping center investments and other real estate-related investments to exceed 10.0% of our portfolio, assuming we sell the maximum offering amount.

Acquisition Policies

Our advisor intends to diversify our portfolio by geographic region, tenant mix, investment size and investment risk so that event risk is minimized to achieve a portfolio of income-producing assets that provide a stable return for investors and preserve stockholders’ capital. We may make investments by acquiring single assets, portfolios of assets, other REITs or real estate companies.

Geography: Our affiliates have a national operating platform with over 25 million square feet comprised of 250 assets located in 35 states. We will initially focus on markets where our advisor’s and sub-advisor’s affiliates have an established market presence, market knowledge and access to potential investments, as well as an ability to efficiently direct property management and leasing operations.

Our initial target markets will have the following characteristics:

•	Infill locations with high barriers-of-entry, such as zoning and land use restrictions; and

•	Growth markets with strong demographic growth, such as employment, household income, and economic diversity.

Initial Target Markets

East	Midwest
Louisville, KY	Chicago, IL
Boston, MA	Indianapolis, IN
New York Metropolitan Area	Des Moines, IA
Raleigh, NC	Minneapolis, MN
Philadelphia, PA	St. Louis, MO
Charleston, SC	Columbus, OH
Columbia, SC	Milwaukee, WI
Greenville, SC
Washington, DC Metropolitan Area

South	West
Jacksonville, FL	Phoenix, AZ
Miami, FL	Riverside, CA
Orlando, FL	San Diego, CA
Tampa, FL	San Francisco, CA
Atlanta, GA	Denver, CO
New Orleans, LA	Boise City, ID
Oklahoma City, OK	Las Vegas, NV
Nashville, TN	Albuquerque, NM
Austin, TX	Portland, OR
Dallas, TX	Salt Lake City, UT
Houston, TX	Seattle, WA
San Antonio, TX

Additionally, our advisor will pursue on a selective basis properties in other markets demonstrating strong fundamentals, national or regional credit tenants, as described below, and attractive pricing. Economic and real estate market conditions vary widely within each region and submarket, and we intend to spread our portfolio investments across the United States.

Tenant Mix:  We expect that the anchor tenants underlying our investments, whether retail properties or real estate-related loans and securities, will be primarily large national or regional companies, or their operating subsidiaries, each with an extensive operating history and a financial profile that satisfies our credit underwriting standards. We refer to these tenants as “credit tenants.” We do not expect our exposure to any one tenant in our portfolio to be more than 10.0% of revenues, assuming revenues generated from a portfolio assembled using the maximum offering proceeds. By diversifying our tenant portfolio, we believe we will minimize our exposure to any single tenant default or bankruptcy, which we refer to as “event risk,” and the negative impact any such event would have on our overall revenues. In addition, we believe our national and regional relationships will serve a mutual benefit to retailers and our assets through both tenant retention and expansion, and efficient management of properties in our portfolio.

Investment Size and Term: We expect the majority of our investments will typically be less than $20.0 million; however, we may make investments above or below this amount to complement our portfolio and meet our investment objectives.

We intend to hold our properties for four to seven years, which we believe is the optimal period to enable us to capitalize on the potential for increased income and capital appreciation of properties. We expect to sell our assets, sell or merge our company, or list our company within three to five years after the end of this offering. However, economic and market conditions may influence us to hold our investments for different periods of time.

Real Property Investment Considerations.  Our advisor or sub-advisor will perform in-depth review of each property acquired in the portfolio, including, but not limited to:

•	geographic location and property type;

•	condition and use of the property;

•	market growth demographics;

•	historical performance;

•	current and projected cash flow;

•	potential for capital appreciation;

•	presence of existing and potential competition;

•	prospects for liquidity through sale, financing or refinancing of the assets; and

•	tax considerations.

Conditions to Closing Real Property Investments.  Our advisor or sub-advisor will perform a diligence review on each property that we purchase. As part of this review, our advisor or sub-advisor will generally obtain an environmental site assessment for each proposed acquisition (which at a minimum will include a Phase I assessment). We will not close the purchase of any property unless we are satisfied with the environmental status of the property. Typically, our property acquisitions will also be supported by an appraisal prepared by a competent, independent appraiser who is a member-in-good standing of the Appraisal Institute. Our investment policy currently provides that the purchase price of each property will not exceed its appraised value at the time we acquire the property. Appraisals, however, are estimates of value and should not be relied upon as measures of true worth or realizable value. We will also generally seek to condition our obligation to close the purchase of any investment on the delivery of certain documents from the seller or developer. Such documents may include, where available:

•	plans and specifications;

•	surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to our advisor or sub-advisor;

•	title and liability insurance policies; and

•	financial statements covering recent operations of properties having operating histories.

Tenant Improvements.  We anticipate that tenant improvements required at the time we acquire a property will be funded from our offering proceeds. However, at such time as a tenant of one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract new tenants, we may be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. We would expect to fund those improvements with offering proceeds, through third-party financings or working capital.

Terms of Leases.  We expect that the vast majority of the leases we enter or acquire will provide for tenant reimbursement of operating expenses. Operating expenses typically include real estate taxes, special assessments, insurance, utilities, common area maintenance and some building repairs. We also intend to include provisions in our leases that increase the amount of base rent payable at various points during the lease term and/or provide for the payment of additional rent calculated as a percentage of a tenant’s gross sales above predetermined thresholds. However, the terms and conditions of any leases we enter into may vary substantially from those described. To the extent material to our operations, we will describe the terms of the leases on properties we acquire by means of a supplement to this prospectus.

Tenant Creditworthiness.  We will execute new tenant leases and tenant lease renewals, expansions and extensions with terms dictated by the current submarket conditions and the creditworthiness of each particular tenant. We will use a number of industry credit rating services to determine the creditworthiness of potential tenants and personal guarantors or corporate guarantors of potential tenants. We will compare the reports produced by these services to the relevant financial data collected from these parties before consummating a lease transaction. Relevant financial data from potential tenants and guarantors include income statements and balance sheets for the current year and for prior periods, net worth or cash flow statements of guarantors and other information we deem relevant.

Real Estate-Related Loans and Securities Considerations. Although not our primary focus, we may, from time to time, make or invest in mortgage, bridge or mezzanine loans, and other loans relating to real property, including loans in connection with the acquisition of investments in entities that own real property. Our criteria for investing in loans will be substantially the same as those involved in our investment in properties; however, we will also evaluate such investments based on the current income opportunities presented. When determining whether to make investments in mortgage and other loans and securities, we will consider such factors as: positioning the overall portfolio to achieve an optimal mix of real estate properties and real estate-related loans and securities; the diversification benefits of the loans relative to the rest of the portfolio; the potential for the investment to deliver high current income and attractive risk-adjusted total returns; and other factors considered important to meeting our investment objectives.

We may acquire or retain loan servicing rights in connection with investments in real estate-related loans that we acquire or originate. If we retain the loan servicing rights, our advisor, our sub-advisor or one of their respective affiliates will service the loan or select a third-party provider to do so. We may structure, underwrite and originate some of the debt products in which we invest. Our underwriting process will involve comprehensive financial, structural, operational and legal due diligence to assess the risks of investments so that we can optimize pricing and structuring.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders, and these requirements may affect our ability to effectuate our proposed investments in loans.

We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our borrowings, would exceed an amount equal to 85.0% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria. We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property. Such mortgages may or may not be insured or guaranteed by a governmental agency or another third party.

Acquisition of Properties from Our Affiliates

We are not precluded from acquiring real properties, directly or through joint ventures, from our affiliates, including acquisitions of real properties from our affiliates or programs sponsored by Phillips Edison or ARC. Any such acquisitions will be approved consistent with the conflict of interest procedures described in this prospectus, including approval by a majority of the conflicts committee and independent third party appraisal of such asset to be acquired.

Joint Ventures /Co-Investments

We will generally hold fee title or a long-term leasehold estate in the properties we acquire. We may also enter into joint ventures, partnerships and other co-ownership arrangements or participations with third parties as well as entities affiliated with our advisor or sub-advisor for the purpose of obtaining interests in real estate properties and other real estate investments. We may also enter into joint ventures for the development or improvement of properties. Joint venture investments permit us to own interests in large properties and other investments without unduly restricting the diversity of our portfolio, allow us to potentially increase the return on invested capital, promote our brand name and increase market share and help us to obtain the participation of sophisticated partners in our real estate decisions. In determining whether to invest in a particular joint venture, our advisor will evaluate the real estate properties and/or real estate-related assets that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our investments.

Our advisor or sub-advisor will also evaluate the potential joint venture partner as to its financial condition, operating capabilities and integrity. If the potential joint venture partner is an affiliate of our advisor or sub-advisor, we will only enter into such joint venture if a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction, approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers.

We have not established the specific terms we will require in the joint venture agreements we may enter. Instead, we will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all of the facts that are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interests owned by other partners in the venture. With respect to any joint venture we enter, we expect to consider the following types of concerns and safeguards:

•

Our ability to manage and control the joint venture – we will consider whether we should obtain certain approval rights in joint ventures we do not control. For proposed joint ventures in which we are to share control with another co-venturer, we will consider the procedures to address decisions in the event of an impasse.

•	Our ability to exit a joint venture – we will consider requiring buy/sell rights, redemption rights or forced liquidation rights.

•

Our ability to control transfers of interests held by other partners to the joint venture – we will consider requiring consent provisions, a right of first refusal and/or forced redemption rights in connection with transfers.

Borrowing Policies

We may use borrowing proceeds to finance acquisitions of new properties or other real estate-related loans and securities; or to originate new loans; to pay for capital improvements, repairs or tenant build-outs to properties; to pay distributions; or to provide working capital. Careful use of debt will help us to achieve our diversification goals because we will have more funds available for investment. Our investment strategy is to utilize primarily secured and possibly unsecured debt to finance our investment portfolio; however, given the current debt market environment, we may elect to forego the use of debt on some or all of our future real estate acquisitions. We may elect to secure financing subsequent to the acquisition date on future real estate properties and initially acquire investments without debt financing. To the extent that we do not finance our properties and other investments, our ability to acquire additional properties and real estate-related investments will be restricted.

Once we have fully invested the proceeds of this offering, we expect our debt financing to be approximately 50.0% of the value of our tangible assets (calculated after the close of this offering). However, our debt financing may be as high as 65.0% of the value of our tangible assets, although the constraints imposed by the current debt market may result in leverage even below our 50.0% target percentage. There is no limit on the amount we may borrow for the purchase of any single asset. Our charter limits our borrowings to 75.0% of the cost (before deducting depreciation or other noncash reserves) of our tangible assets, meaning that our borrowings may exceed 65.0% of the value of our tangible assets without violating the borrowing restrictions in our charter. However, we may exceed the 75.0% limit only if the majority of the conflicts committee approves each borrowing in excess of our charter limitation and we disclose such borrowings to our stockholders in our next quarterly report with an explanation from the conflicts committee of the substantial justification for the excess borrowing. For example purposes only, substantial justification could be found by the conflicts committee: (1) if the value of our portfolio declined and new borrowings were necessary to repay existing obligations; (2) to pay sufficient distributions to maintain our REIT status; or (3) to buy a property where an exceptional acquisition opportunity presents itself and the terms of the debt and nature of the property are such that the debt does not materially increase the risk that we would become unable to meet our financial obligations as they became due. During the early stages of this offering, and to the extent financing in excess of our charter limit is available at attractive terms, the majority of our conflicts committee may approve debt in excess of this limit. In all events, we expect that our secured and unsecured borrowings will be reasonable in relation to the net value of our assets and will be reviewed by our board of directors at least quarterly.

The form of our indebtedness may be long-term or short-term, secured or unsecured, fixed or floating rate or in the form of a revolving credit facility or repurchase agreements or warehouse lines of credit. Our advisor will seek to obtain financing on our behalf on the most favorable terms available. For a discussion of the risks associated with the use of debt, see “Risk Factors—Risks Associated with Debt Financing.”

Except with respect to the borrowing limits contained in our charter, we may reevaluate and change our debt policy in the future without a stockholder vote. Factors that we would consider when reevaluating or changing our debt policy include: then-current economic conditions, the relative cost and availability of debt and equity capital, any investment opportunities, the ability of our properties and other investments to generate sufficient cash flow to cover debt service requirements and other similar factors. Further, we may increase or decrease our ratio of debt to book value in connection with any change of our borrowing policies.

We will not borrow from our advisor or its affiliates to purchase properties or make other investments unless a majority of our directors, including a majority of the conflicts committee members, not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Certain Risk Management Policies

Credit Risk Management.  We may be exposed to various levels of credit and special hazard risk depending on the nature of our underlying assets and the nature and level of credit enhancements supporting our assets. Our advisor or sub-advisor will review and monitor credit risk and other risks of loss associated with each investment. In addition, we will seek to diversify our portfolio of assets to avoid undue geographic and other types of concentrations to the extent consistent with our investment objectives, focus and policies. Our board of directors will monitor the overall portfolio risk and levels of provision for loss.

Interest Rate Risk Management.  Consistent with our intention to qualify as a REIT, we will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to structure the key terms of our borrowings to generally correspond to the interest rate term of our assets and through hedging activities.

Hedging Activities.  Consistent with our intention to qualify as a REIT, we may engage in hedging transactions to protect our investment portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as we determine is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our qualification as a REIT.

We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. We may elect to bear a level of interest rate risk that could otherwise be hedged when we believe, based on all relevant facts, that bearing such risk is advisable.

Equity Capital Policies

Our board of directors may amend our charter to increase or decrease the number of authorized shares of capital stock or the number of shares of stock of any class or series that we have authority to issue without stockholder approval. After your purchase in this offering, our board may elect to: (1) sell additional shares in this or future public offerings, (2) issue equity interests in private offerings, (3) issue shares to our advisor, or its successors or assigns, in payment of an outstanding fee obligation, (4) issue shares to our independent directors pursuant to our 2010 Independent Director Stock Plan or (5) issue shares of our common stock to sellers of assets we acquire in connection with an exchange of limited partnership interests of the operating partnership. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares.

Disposition Policies

We expect to hold real property investments for four to seven years, which we believe is the optimal period to enable us to capitalize on the potential for increased income and capital appreciation. The period that we will hold our investments in real estate-related assets will vary depending on the type of asset, interest rates and other factors. Our advisor or sub-advisor will develop a well-defined exit strategy for each investment we make, initially at the time of acquisition as part of the original business plan for the asset, and thereafter by periodically reviewing each asset to determine the optimal time to sell the asset and generate a strong return. The determination of when a particular investment should be sold or otherwise disposed of will be made after considering relevant factors, including prevailing and projected economic conditions, whether the value of the asset is anticipated to decline substantially, whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives, whether disposition of the asset would allow us to increase cash flow, and whether the sale of the asset would constitute a prohibited transaction under the Internal Revenue Code or otherwise impact our status as a REIT.

Exit Strategy—Liquidity Event

It is our intention to begin the process of achieving a Liquidity Event not later than three to five years after the termination of this primary offering. A “Liquidity Event” could include a sale of all or substantially all of our assets, a sale or merger of our company, a listing of our common stock on a national securities exchange, or other similar transaction.

If we do not begin the process of achieving a Liquidity Event by the fifth anniversary of the termination of this offering, our charter requires either (1) an amendment to our charter to extend the deadline to begin the process of achieving a Liquidity Event or (2) the holding of a stockholders meeting to vote on a proposal for an orderly liquidation of our portfolio.

If we sought and failed to obtain stockholder approval of a charter amendment extending the deadline with respect to a Liquidity Event, our charter requires us to submit a plan of liquidation for the approval of our stockholders, and vice versa. If we sought and failed to obtain stockholder approval of both the charter amendment and our liquidation, we would continue our business. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where our properties are located and the U.S. federal income tax consequences to our stockholders. In making the decision to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

One of the factors our board of directors will consider when making the determination of whether to list our shares of common stock on a national securities exchange is the liquidity needs of our stockholders. In assessing whether to list, our board of directors would likely solicit input from financial advisors as to the likely demand for our shares upon listing. If, after listing, the board believed that it would be difficult for stockholders to dispose of their shares, then that factor would weigh against listing. However, this would not be the only factor considered by the board. If listing still appeared to be in the best long-term interest of our stockholders, despite the prospects of a relatively small market for our shares upon the initial listing, the board may still opt to list our shares of common stock in keeping with its obligations under Maryland law. The board and the conflicts committee would also likely consider whether there was a large pent-up demand to sell our shares when making decisions regarding listing or liquidation. The degree of participation in our dividend reinvestment plan and the number of requests for repurchases under the share repurchase program at this time could be an indicator of stockholder demand to liquidate their investment.

Our board may revise our investment policies, which we describe in more detail below, without our stockholders’ approval. Our conflicts committee must review our investment policies at least annually to determine whether our policies are in the best interests of our stockholders. Our charter requires that the conflicts committee include the basis for its determination in the board of directors’ minutes and in an annual report delivered to stockholders.

Investment Limitations

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. These limitations cannot be changed unless our charter is amended, which requires approval of our stockholders. Unless the charter is amended, we will not:

•	borrow in excess of 75.0% of the aggregate cost (before deducting depreciation or other non-cash reserves) of tangible assets owned by us, unless approved by a majority of the conflicts committee;

•

invest more than 10.0% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•

make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85.0% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•

make an investment in a property if the related acquisition fees and acquisition expenses are not reasonable or exceed 6.0% of the purchase price of the property or, in the case of a loan, acquire or originate a loan if the related origination fees and expenses are not reasonable or exceed 6.0% of the funds advanced, provided that in the case of a property or loan, the investment may be made if a majority of the conflicts committee determines that the transaction is commercially competitive, fair and reasonable to us;

•

acquire equity securities unless a majority of our directors (including a majority of our conflicts committee) not otherwise interested in the transaction approves such investment as being fair, competitive and commercially reasonable, provided that investments in equity securities in “publicly traded entities” that are otherwise approved by a majority of our directors (including a majority of our conflicts committee) not otherwise interested in the transaction shall be deemed fair, competitive and commercially reasonable if we acquire the equity securities through a trade that is effected in a recognized securities market (a “publicly traded entity” shall mean any entity having securities listed on a national securities exchange or included for quotation on an inter–dealer quotation system), and provided further that this limitation does not apply to: (1) real estate acquisitions effected through the purchase of all of the equity securities of an existing entity, (2) the investment in wholly-owned subsidiaries of ours or (3) investments in asset-backed securities;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•

invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	engage in underwriting or the agency distribution of securities issued by others;

•	issue equity securities on a deferred payment basis or similar arrangement;

•

issue debt securities in the absence of adequate cash flow to cover debt service unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance; or

•

issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share repurchase program or the ability of our operating partnership to issue redeemable partnership interests.

In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions, which limitations are described under “Conflicts of Interest.” Our charter also includes restrictions on roll-up transactions, which are described in the section, “Description of Shares.”

Disclosure Policies with Respect to Future Probable Acquisitions

As of the date of this prospectus, we have not acquired or contracted to acquire any specific real estate or real estate-related assets. Our advisor and sub-advisor are continually evaluating various potential investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties and other investments for us. At such time while this offering is pending, if we believe that a reasonable probability exists that we will acquire a specific property or other asset, whether directly or through a joint venture or otherwise, this prospectus will be supplemented to disclose the negotiations and pending acquisition of such property. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific asset, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A supplement to this prospectus will describe any improvements proposed to be constructed thereon and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate. YOU SHOULD UNDERSTAND THAT THE DISCLOSURE OF ANY PROPOSED ACQUISITION CANNOT BE RELIED UPON AS AN ASSURANCE THAT WE WILL ULTIMATELY CONSUMMATE SUCH TRANSACTION OR THAT THE INFORMATION PROVIDED CONCERNING THE PROPOSED TRANSACTION WILL NOT CHANGE BETWEEN THE DATE OF THE SUPPLEMENT AND ANY ACTUAL PURCHASE.

Investment Limitations to Avoid Registration as an Investment Company

We intend to conduct our operations so that neither we nor any of our subsidiaries will be required to register as an investment company under the Investment Company Act. Under the relevant provisions of Section 3(a)(1) of the Investment Company Act, we will not be deemed to be an “investment company” if:

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we are not engaged primarily, nor hold ourselves out as being engaged primarily, nor propose to engage primarily, in the business of investing, reinvesting or trading in securities (the “Primarily Engaged Test”); and

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we are not engaged and do not propose to engage in the business of investing, reinvesting, owning, holding or trading in securities and do not own or propose to acquire “investment securities” having a value exceeding 40% of the value of our total assets on an unconsolidated basis (the “40% Test”). “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

We believe that we and our Operating Partnership will be able to satisfy both tests above. With respect to the 40% Test, we expect that most of the entities through which we and our Operating Partnership own our assets will be majority-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) (relating to private investment companies).

With respect to the Primarily Engaged Test, we and our Operating Partnership are holding companies and do not intend to invest or trade in securities ourselves. Rather, through the majority-owned subsidiaries of our Operating Partnership, we and our Operating Partnership will be primarily engaged in the non-investment company businesses of these subsidiaries. Although the SEC staff has issued little guidance with respect to the Primarily Engaged Test, we are not aware of any court decisions or SEC staff interpretations finding a holding company that satisfies the 40% Test to nevertheless be an investment company under the Primarily Engaged Test.

We expect that a substantial majority of the subsidiaries of our Operating Partnership will similarly satisfy both tests above as these subsidiaries will own real property rather than securities. Those subsidiaries that may purchase real estate related loans or securities will be able to rely on (i) Section

3(c)(5)(C) of the Investment Company Act for an exception from the definition of an investment company or (ii) the exceptions for private investment companies pursuant to Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The SEC staff’s position on Section 3(c)(5)(C) generally requires that an issuer maintain at least 55% of its assets in “mortgages and other liens on and interests in real estate” (“Qualifying Assets”); at least 80% of its assets in Qualifying Assets plus real estate-related assets (“Real Estate-Related Assets”); and no more than 20% of the value of its assets in other than Qualifying Assets and Real Estate-Related Assets.

If we raise the maximum offering amount, we expect real estate related loans or securities to comprise less than 10% of our portfolio. Even if we raise substantially less than the maximum offering amount, we expect real estate related loans and securities to constitute no more than a third of our portfolio. Therefore, the value of the subsidiaries of our Operating Partnership that must rely on Section 3(c)(1) or Section 3(c)(7) should never be greater than 40% of the value of the assets of our Operating Partnership.

Change in Investment Objectives and Limitations

Our charter requires that our conflicts committee review our investment policies at least annually to determine that the policies we follow are in the best interests of our stockholders. Each determination and the basis therefore shall be set forth in the minutes of our board of directors. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment objectives and policies, except as otherwise provided in the organizational documents, may be altered by a majority of our directors, including a majority of the conflicts committee, without the approval of our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

We are a newly organized Maryland corporation that will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million. We define “well-located” as retail properties situated in more densely populated locations with higher barriers to entry which limits additional competition. We define “well occupied” as retail properties with typically 80.0% or greater occupancy at the time of purchase. We plan to diversify our portfolio by investment size and investment risk with the goal of attaining a portfolio of income producing real estate and real estate-related assets that provide stable returns to our investors. Assuming we sell the maximum offering amount, we intend to allocate approximately 90.0% of our portfolio to these types of retail investments and approximately 10.0% of our portfolio to other real estate properties and real estate-related assets such as mortgages, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies. We do not expect our non-controlling equity investments in other public companies to exceed 5.0% of the proceeds of this offering, assuming we sell the maximum offering amount. If we raise only the minimum offering amount or substantially less than our maximum offering and we acquire a real estate-related asset early in our offering stage, our investments in real estate-related loans and securities could constitute a greater percentage of our portfolio, although we do not expect those assets to represent a substantial portion of our assets at any one time. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition. Thus, to the extent that our advisor presents us with good investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio composition may vary from what we initially expect. As of the date of this prospectus, we have not commenced operations nor have we identified any properties or other investments in which there is a reasonable probability that we will invest.

American Realty Capital II Advisors, LLC, an affiliate of our ARC sponsor, is our advisor. As our advisor, ARC Advisor will be responsible for coordinating the management of our day-to-day operations and for identifying and making investments in real estate properties on our behalf, subject to the supervision of our board of directors. Subject to the terms of the advisory agreement between ARC Advisor and us, ARC Advisor will delegate certain duties pursuant to the terms of the sub-advisory agreement between ARC Advisor and Phillips Edison Sub-Advisor, including the management of our day-to-day operations and our portfolio of real estate assets, to Phillips Edison & Company SubAdvisor LLC, which is indirectly wholly-owned by Phillips Edison Limited Partnership, and which we generally refer to throughout this prospectus as the “sub-advisor.” Notwithstanding such delegation to the sub-advisor, ARC Advisor retains ultimate responsibility for the performance of all the matters entrusted to it under the advisory agreement.

We expect that a substantial majority of our real properties will be managed and leased by Phillips Edison Property Manager, a newly formed Delaware limited liability company indirectly wholly-owned by our Phillips Edison sponsor. In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we will engage Phillips Edison Property Manager to provide oversight with respect to such property’s third-party property management. The property manager may also engage third parties for certain management or leasing services. Services to tenants that would threaten the qualification of the rents from such property as rents from real property will be provided by a TRS or an independent contractor from who we would receive no income.

We intend to make an election to be taxed as a REIT under the Internal Revenue Code, beginning with the taxable year ending December 31, 2010, although such election may be postponed to our taxable year ending December 31, 2011. If we qualify as a REIT for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at regular U.S. federal corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2010 (or ending December 31, 2011, if our REIT election is postponed to our taxable year ending December 31, 2011), and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes thereafter.

Liquidity and Capital Resources

We are dependent upon the net proceeds from this offering to conduct our proposed operations. We will obtain the capital required to purchase properties and other investments and conduct our operations from the proceeds of this offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of the date of this prospectus, we have not made any investments in real estate or otherwise, and our total assets consist of $200,000 cash and $942,618 deferred offering costs. For information regarding the anticipated use of proceeds from this offering, see “Estimated Use of Proceeds.”

We will not sell any shares in this offering unless we raise a minimum of $2.5 million in gross offering proceeds from persons who are not affiliated with us or our sponsors. If we are unable to raise substantially more funds in the offering than the minimum offering amount, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. We do not expect to establish a permanent reserve from our offering proceeds for maintenance and repairs of real properties, as we expect the vast majority of leases for the properties we acquire will provide for tenant reimbursement of operating expenses. However, to the extent that we have insufficient funds for such purposes, we may establish reserves from gross offering proceeds, out of cash flow from operations or net cash proceeds from the sale of properties.

We currently have no outstanding debt. Once we have fully invested the proceeds of this offering, we expect our debt financing to be approximately 50.0% of the value of our real estate investments (calculated after the close of this offering) plus the value of our other assets, but may be as high as 65.0%. Our charter does not limit us from incurring debt until our borrowings would exceed 75.0% of the cost (before deducting depreciation or other non-cash reserves) of our tangible assets, though we may exceed this limit under certain circumstances. During the early stages of this offering, we expect that the conflicts committee will approve debt in excess of this limit. In all events, we expect that our secured and unsecured borrowings will be reasonable in relation to the net value of our assets and will be reviewed by our board of directors at least quarterly.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and the dealer manager. During our organization and offering stage, these payments will include payments to the dealer manager for selling commissions and the dealer manager fee. During this stage, we will also make payments to the dealer manager, our advisor and our sub-advisor for reimbursement of certain organization and offering expenses, including the reimbursement of organizational and offering expenses that have already been incurred. However, our advisor has agreed to reimburse us to the extent that selling commissions, the dealer manager fee and other organization and offering expenses incurred by us exceed 15.0% of our gross offering proceeds. During our acquisition and development stage, we expect to make payments to our advisor in connection with the selection and origination or purchase of real estate investments, the management of our assets and costs incurred by our advisor in providing services to us. For a discussion of the compensation to be paid to our advisor and the dealer manager, see “Compensation Table.” The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of ARC Advisor and our conflicts committee.

We intend to elect to be taxed as a REIT and to operate as a REIT beginning with our taxable year ending December 31, 2010, although such election may be postponed to our taxable year ending December 31, 2011. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90.0% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. Once we commence paying distributions, we expect to pay distributions monthly and continue paying distributions monthly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. The timing and amount of distributions will be determined by our board, in its sole discretion, may vary from time to time, and will be influenced in part by its intention to comply with REIT requirements of the Internal Revenue Code. We have not established a minimum distribution level.

Results of Operations

We were incorporated in the State of Maryland on October 13, 2009 and, as of the date of this prospectus, we have not commenced operations. We expect to use substantially all of the net proceeds from this offering to invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million. In addition, we may invest in other retail properties including power and lifestyle shopping centers, multi-tenant shopping centers, free standing single-tenant retail properties, and other real estate and real estate-related loans and securities depending on real estate market conditions and investment opportunities that our board of directors determines are in the best interests of our stockholders. We may also invest in entities that make similar investments. We will not commence any significant operations until we have raised the minimum offering amount of $2.5 million from persons who are not affiliated with us or our sponsors.

Critical Accounting Policies

Below is a discussion of the accounting policies that management believes will be critical once we commence operations. We consider these policies critical because they involve significant management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Real Estate Assets

Depreciation and Amortization.  Investments in real estate will be carried at cost and depreciated using the straight-line method over the estimated useful lives. Third party acquisitions costs will be expensed as incurred. Repair and maintenance costs will be charged to expense as incurred and significant replacements and betterments will be capitalized. Repair and maintenance costs include all costs that do not extend the useful life of the real estate asset. We will consider the period of future benefit of an asset to determine its appropriate useful life. Costs directly associated with the development of land and those incurred during construction will be capitalized as part of the investment basis. We anticipate the estimated useful lives of our assets by class to be generally as follows:

Buildings	30 years
Building improvements	30 years
Land improvements	15 years
Tenant improvements	Shorter of lease term or expected useful life
Tenant origination and absorption costs	Remaining term of related lease
Furniture, fixtures and equipment	5 – 7 years

Real Estate Acquisition Accounting.  In accordance with Statement of ASC 805, Business Combinations (“ASC 805”), we will record real estate, consisting of land, buildings and improvements, at fair value. We will allocate the cost of an acquisition to the acquired tangible assets, identifiable intangibles and assumed liabilities based on their estimated acquisition-date fair values. In addition, ASC 805 requires that acquisition costs be expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period be recorded to income tax expense.

Intangible assets include the value of in-place leases, which represents the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. Acquired in-place lease value will be amortized to expense over the average remaining non-cancelable terms of the respective in-place leases.

We will assess the acquisition-date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it was vacant.

We will record above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We will amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining non-cancelable terms of the respective lease.

We will estimate the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, management will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods.

We will amortize the value of in-place leases to depreciation and amortization expense over the remaining average non-cancelable term of the respective leases.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities will require us to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate estimates would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.

Impairment of Real Estate and Related Intangible Assets.  We will monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets may be impaired. When indicators of potential impairment suggest that the carrying value of real estate and related intangible assets may be greater than fair value, we will assess the recoverability, considering recent operating results, expected net operating cash flow, and plans for future operations. If, based on this analysis, we do not believe that we will be able to recover the carrying value of the real estate and related intangible assets, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets as defined by ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets.

Real Estate Loans Receivable

The real estate loans receivable will be recorded at cost and reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that we will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, is measured by comparing the recorded amount of the loan to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, we would record a reserve for loan losses through a charge to income for any shortfall.

Revenue Recognition

We will recognize minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and we will include amounts expected to be received in later years in deferred rents. Our policy for percentage rental income is to defer recognition of contingent rental income until the specified target (i.e. breakpoint) that triggers the contingent rental income is achieved. We will record property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs in the period the related expenses are incurred. We will make certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. We do not expect the actual results to differ from the estimated reimbursement.

We will make estimates of the collectability of our tenant receivables related to base rents, expense reimbursements and other revenue or income. We will specifically analyze accounts receivable and historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, we will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. These estimates have a direct impact on our net income because a higher bad debt reserve results in less net income.

We will recognize gains on sales of real estate pursuant to the provisions of ASC 605-976, Accounting for Sales of Real Estate (“ASC 605-976”). The specific timing of a sale will be measured against various criteria in ASC 605-976 related to the terms of the transaction and any continuing involvement associated with the property. If the criteria for profit recognition under the full-accrual method are not met, we will defer gain recognition and account for the continued operations of the property by applying the percentage-of-completion, reduced profit, deposit, installment or cost recovery methods, as appropriate, until the appropriate criteria are met.

Interest income from loans receivable will be recognized based on the contractual terms of the debt instrument utilizing the effective interest method. Fees related to any buydown of the interest rate will be deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income. Closing costs related to the purchase of a loan receivable will be amortized over the term of the loan and accreted as an adjustment against interest income.

Distribution Policy

We expect to authorize and declare daily distributions that will be paid on a monthly basis beginning no later than the first calendar month after the calendar month in which we make our first real estate investment. Once we commence paying distributions, we expect to pay distributions monthly and continue paying distributions monthly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. The timing and amount of distributions will be determined by our board, in its sole discretion, may vary from time to time, and will be influenced in part by its intention to comply with REIT requirements of the Internal Revenue Code.

We expect to have little, if any, funds from operations available for distribution until we make substantial investments. Further, because we may receive income from interest or rents at various times during our fiscal year and because we may need funds from operations during a particular period to fund capital expenditures and other expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of funds that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we expect to look to third-party borrowings to fund our distributions. We may also fund such distributions from advances from our advisor or sponsors or from our advisor’s deferral of its fees.

Our distribution policy is not to use the proceeds of this offering to pay distributions. However, our board has the authority under our organizational documents, to the extent permitted by Maryland law, to pay distributions from any source without limit, including proceeds from this offering or the proceeds from the issuance of securities in the future.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90.0% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on the income that we distribute to our stockholders each year.

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

Funds From Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations and funds from operations, or FFO. FFO is not equivalent to our net operating income or loss as determined under GAAP, but rather it is a measure promulgated by the National Association of Real Estate Investment Trusts, or the NAREIT, an industry trade group. The NAREIT’s belief is that FFO is a more accurate reflection of the operating performance of a REIT because of certain unique operating characteristics of real estate companies. We define FFO, consistent with the NAREIT’s definition, as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

The real estate industry, including us, consider FFO to be an appropriate supplemental measure of a REIT’s operating performance because it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, therefore comparisons with other REITs may not be meaningful. Further, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance.

U.S. Federal Income Taxes

We intend to elect to be taxed as a REIT under the Internal Revenue Code and intend to operate as such beginning with our taxable year ending December 31, 2010, although such election may be postponed to our taxable year ending December 31, 2011. We expect to have little or no taxable income prior to electing REIT status. In order to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90.0% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular U.S. federal corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to organize and operate in such a manner as to qualify for treatment as a REIT.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of all real estate programs managed over the last ten years by Messrs. Phillips and Edison, our individual Phillips Edison sponsors, and Messrs. Schorsch and Kahane, our individual ARC sponsors.

Unless otherwise indicated, the information presented below with respect to the historical experience of Phillips Edison and the private real estate funds sponsored by Phillips Edison is as of the 10-years ending October 31, 2009. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by Phillips Edison and ARC and their respective affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the section entitled “Conflicts of Interest” in this prospectus for additional information.

Appendix A includes five tables with information about the public programs and private funds discussed in this section. They present information with respect to (1) the experience of our sponsors in raising and investing in funds, (2) the compensation paid by prior funds to the sponsor and its affiliates, (3) the operating results of prior funds, (4) sales or disposals of properties by prior funds, and (5) results of completed funds. Table VI located in Part II of the registration statement, which is not part of this prospectus, describes acquisitions of properties by prior programs and funds. We will provide a copy of Table VI to you upon written request and without charge. In all cases, the tables presenting information about the historical experience of programs sponsored by Phillips Edison appear first, followed by tables summarizing similar information for ARC.

Private Programs Sponsored by Phillips Edison

Since 1991, Michael C. Phillips and Jeffrey S. Edison, have partnered to acquire, manage and reposition necessity-driven retail properties, primarily grocery anchored neighborhood and community shopping centers across the United States. Phillips Edison has operated with financial partners through both property-specific and multi-asset discretionary funds, and to date, the Company has sponsored five private real estate funds and raised approximately $600 million of equity from high net worth individuals and institutional investors.

During the 10-year period ending October 31, 2009, Phillips Edison managed five private real estate funds, all of which were multi-investor, commingled funds. All of these private funds were limited partnerships for which affiliates of Messrs. Phillips and Edison act or acted as general partner. In all cases, affiliates of Messrs. Phillips and Edison had responsibility for acquiring, investing, managing, leasing, developing and selling the real estate and real estate-related assets of each of the funds.

Two of the five private real estate funds managed by Phillips Edison raised approximately $395 million of equity capital from twelve institutional investors during the 10-year period ending October 31, 2009. The institutional investors investing in the private funds include public pension funds, sovereign wealth funds, insurance companies, financial institutions, endowments and foundations. For more information regarding the experience of our sponsors in raising funds from investors, see Table I and Table II of the Prior Performance Tables contained in Appendix A of this prospectus.

During the 10-year period ending October 31, 2009, Phillips Edison acquired 246 real estate investments and invested over $1.8 billion in these assets (purchase price) on behalf of the five private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these five private funds.

Four of the five private funds managed by Phillips Edison during the 10-year period ending October 31, 2009 have or had investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with stable returns and to preserve and return their capital contributions. In addition, investments in real estate and real estate-related assets involve similar assessments of the risks and rewards of the operation of the underlying real estate and financing thereof as well as an understanding of the real estate and real estate-finance markets. For each of the private funds, Phillips Edison has focused on acquiring a diverse portfolio of real estate investments. Phillips Edison has typically diversified the portfolios of the private funds by geographic region, investment size, and tenant mix. In constructing the portfolios of the five private funds, Phillips Edison specialized in acquiring a mix of value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value.

Phillips Edison has sought to diversify investments in its private funds by geographic region as illustrated by the chart below. The chart below outlines investments of the private funds by amounts invested (purchase price) during the 10-year period ending October 31, 2009. All were within the United States. The geographic dispersion of properties acquired during the 10-year period ending October 31, 2009 is as follows: 41% of the amount was invested in 98 properties located in the Eastern United States, 33% of the amount was invested in 71 properties located in the Southern United States, 15% of the amount was invested in 43 properties located in the Western United States and 11% of the amount was invested in 34 properties located in the Midwestern United States.

PHILLIPS EDISON- PRIVATE PROGRAMS

INVESTMENT BY REGION

In addition to diversifying the private fund portfolios by geographic region, Phillips Edison has primarily focused on necessity-driven retail investments that include the following categories: grocery, general merchandise, discount, health and beauty, and office supply retailers. Unlike industries that are routinely affected by cyclical fluctuations in the economy, shopping centers anchored by these retailers have historically been more resistant to economic downturns. In general, the consistent consumer demand for items such as food, pharmaceutical goods, postal services, general retail and hardware is present in all cycles of the economy.

In seeking to diversify the portfolios of the private funds by investment risk, Phillips Edison has purchased a mix of low risk, high-quality properties and high-quality but under-performing properties in need of repositioning. The majority of the properties purchased by the private funds had prior owners and operators. For more detailed information regarding acquisitions by the private funds in the three years ending December 31, 2008, see Table VI located in Part II of the registration statement, which is not part of this prospectus. We will provide a copy of Table VI to you upon written request and without charge.

During the 10-year period ending October 31, 2009, Phillips Edison sold 27 properties on behalf of these five private funds. Phillips Edison continues to actively manage the remaining unsold properties of these private funds.

Although the private funds managed by Phillips Edison generally have been adversely affected by recent economic conditions, the prior programs have operated with no major adverse business conditions or developments.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with Phillips Edison affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. For more information regarding the fees paid to Phillips Edison affiliates by these private funds and the operating results of these private funds, please see Tables II and III of the Prior Performance Tables in Appendix A of this prospectus.

Prior Investment Programs Sponsored by ARC

American Realty Capital New York Recovery REIT, Inc.

American Realty Capital New York Recovery REIT, Inc. (ARCNYRR), a Maryland corporation, is the second publicly offered REIT sponsored by American Realty Capital. ARCNYRR was organized on October 6, 2009 and intends to elect to be taxed as a REIT beginning with its taxable year ending December 31, 2010. ARCNYRR was formed to acquire quality income-producing commercial real estate, as well as acquiring properties or making other real estate investments that relate to office, retail, multi-family residential, industrial and hotel property types, located primarily in New York City. ARCNYRR filed its initial registration statement with the U.S. Securities and Exchange Commission on November 12, 2009 registering up to 150,000,000 shares of its common stock and filed amendment no. 1 to its registration statement on December 21, 2009. ARCNYRR’s registration statement is not yet effective with the SEC.

American Realty Capital Trust, Inc.

American Realty Capital Trust, Inc. (ARCT), a Maryland corporation, is the first publicly offered REIT sponsored by American Realty Capital. ARCT was organized on August 17, 2007 which qualified as a REIT beginning with the taxable year ended December 31, 2008. ARCT commenced its initial public offering of 150,000,000 shares of common stock on January 25, 2008. As of October 31, 2009, ARCT had received aggregate gross offering proceeds of approximately $106.7 million from the sale of approximately 10.8 million shares in its initial public offering. ARCT has acquired nine portfolios of properties, primarily comprised of freestanding, single-tenant retail and commercial properties that are net leased to investment grade and other creditworthy tenants. As of October 31, 2009, ARCT had total real estate investments, at cost of approximately $241.1 million.

Private Note Programs

ARC Income Properties, LLC implemented a note program that raised aggregate gross proceeds of $19.5 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 65 bank branch properties triple-net leased to RBS Citizens, N.A. and Citizens Bank of Pennsylvania. The purchase price for those bank branch properties also was funded with proceeds received from mortgage loans, as well as equity capital invested by American Realty Capital II, LLC. Such properties contain approximately 323,000 square feet with a purchase price of approximately $98.8 million. The properties are triple-net leased for a primary term of five years and include extension provisions. The notes issued under this note program by ARC Income Properties, LLC were sold by Realty Capital Securities through participating broker-dealers.

ARC Income Properties II, LLC implemented a note program that raised aggregate gross proceeds of $13.0 million. The net proceeds were used to acquire, and pay related expenses in connection with, a portfolio of 50 bank branch properties triple-net leased to PNC Bank. The purchase price for those bank branch properties also was funded with proceeds received from a mortgage loan, as well as equity capital raised by American Realty Capital Trust, Inc. in connection with its public offering of equity securities. The properties are triple-net leased with primary term of ten years with a 10% rent increase after 5 years. The notes issued under this note program by ARC Income Properties II, LLC were sold by Realty Capital Securities through participating broker-dealers.

ARC Growth Partnership, LP

ARC Growth Partnership, LP is a non-public real estate program formed to acquire vacant bank branch properties and opportunistically sell such properties, either vacant or subsequent to leasing the bank branch to a financial institution or other third-party tenant. Total gross proceeds of approximately $7.9 million were used to acquire, and pay related expenses in connection with, a portfolio of vacant bank branches. The purchase price of the properties also was funded with proceeds received from a one-year revolving warehouse facility. The purchase price for each bank branch is derived from a formulated price contract entered into with a financial institution. During the period from July 2008 to January 2009, ARC Growth Partnership acquired 54 vacant bank branches from Wachovia Bank, N.A., under nine separate transactions. Such properties contain approximately 230,000 square feet with a gross purchase price of approximately $63.6 million. As of September 30, 2009, 52 properties were sold, 28 of which were acquired and simultaneously sold, resulting in an aggregate gain of approximately $5.6 million. ARC Growth Partnership, LP mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination. ARC Growth Partnership, LP is currently in the process of selling its remaining assets.

American Realty Capital, LLC

American Realty Capital, LLC began acquiring properties in December 2006. During the period of December 1, 2006 to December 31, 2007 American Realty Capital, LLC acquired 73 properties, totaling just over 1,767,000 square feet for an aggregate purchase price of approximately $407.5 million. These properties included five Hy Vee supermarkets, one CVS distribution center, three CVS drug stores, 10 Rite Aids, 16 Walgreens drug stores, 15 Harleysville bank branches, a portfolio of 15 Logan’s Roadhouse Restaurants, six Tractor Supply Company stores, one Shop N Save supermarket, and one Fed Ex cross dock facility. The underlying leases within these acquisitions ranged from 10 to 25 years before any tenant termination rights, with a dollar weighted average lease term of approximately 21 years based on rental revenue. American Realty Capital, LLC acquired no properties after December 31, 2007.

American Realty Capital, LLC has operated in three (3) capacities; joint-venture partner, or JV, sole investor and advisor.

1.	JV partner: As indicated in the chart below, most of American Realty Capital, LLC’s properties have been acquired in joint venture with other investors, where American Realty Capital, LLC acts as advisor and American Realty Capital, LLC or its principals also act as an equity investor,

2.	Sole Investor: American Realty Capital, LLC has also purchased properties for its own account where it is the sole investor, and

3.	Advisor: American Realty Capital, LLC has acted as an advisor and not invested any of its or its principal’s equity in the property.

No money was raised from investors in connection with the properties acquired by American Realty Capital, LLC. All American Realty Capital, LLC transactions were done with the equity of the principals or joint-venture partners of American Realty Capital, LLC.

In instances where American Realty Capital, LLC was not an investor in the transaction, but rather an advisor, American Realty Capital, LLC typically performed the following advisory services:

•	Identified potential properties for acquisition

•	Negotiated Letters of Intent and Purchase and Sale Contracts

•	Obtained financing

•	Performed due diligence

•	Closed properties

•	Managed properties

•	Sold properties

Information on properties and leasehold interests acquired by American Realty Capital, LLC during the twelve months ended December 31, 2007 (dollar amounts in thousands):

Tenant-Location	Investment Structure	Date	Number of Buildings	Gross Leasable Space	Mortgage Financing	Purchase Price (1)
Hy Vee – Cedar Rapids, IA	ARC-JV	December-06	1	86,240	$11,622	$13,167
Hy Vee – W. Des Moines, IA	ARC-JV	December-06	1	79,634	10,375	11,777
Hy Vee – W. Des Moines, IA	ARC-JV	December-06	1	80,194	12,085	13,669
Hy Vee – Columbus, NE	ARC-JV	December-06	1	77,667	9,243	10,506
Hy Vee – Olathe, KS	ARC-JV	December-06	1	71,312	11,203	12,698
Walgreens – Natchez, MS	ARC-JV	December-06	1	14,820	3,910	4,568
CVS – Vero Beach, FL	ARC-JV	December-06	1	413,747	29,750	33,891
Walgreens – Loganville, GA	ARC-JV	December-06	1	14,490	5,610	6,563
CVS – Chester, NY	ARC-JV	December-06	1	15,521	6,029	7,015
Rite Aid – Shelby Township, MI	ARC-ADVISOR	December-06	1	11,180	3,086	3,928
Rite Aid – Coldwater, MI	ARC-ADVISOR	December-06	1	11,180	2,657	3,308
Walgreens – New Castle, PA	ARC-JV	January-07	1	14,280	4,780	5,476
Walgreens – Holland, MI	ARC-JV	January-07	1	14,658	5,968	6,939
Walgreens – Guynabo, PR	ARC-ADVISOR	January-07	1	15,750	9,700	11,145
Eckerd – McDonough, GA	ARC-ADVISOR	January-07	1	13,824	3,500	4,466
Rite Aid – New Philadelphia, OH	ARC-JV	February-07	1	11,157	4,528	5,553
Walgreens – Clarence, NY	ARC-JV	February-07	1	14,820	4,114	4,639
Walgreens – Carolina, PR	ARC-ADVISOR	March-07	1	15,660	8,100	9,409
Logan’s Roadhouse Portfolio – Various Locations	ARC-JV	April-07	15	119,331	45,200	58,788
Walgreens – Windham, ME	ARC-JV	April-07	1	14,820	6,596	7,392
Tractor Supply Co. – Carthage, TX	ARC-JV	May-07	1	19,097	2,192	2,657
CVS – Douglasville, GA	ARC-JV	May-07	1	14,574	4,420	5,008
Rite Aid – Flatwoods, KY	ARC-JV	June-07	1	11,154	3,600	4,380
Shop N Save – Moline Acres, MO	ARC-JV	June-07	1	51,538	5,675	6,840
CVS – Haverhill, MA	ARC-JV	June-07	1	15,214	6,664	7,812
Tractor Supply Co. – Granbury, TX	ARC-JV	June-07	1	24,764	2,586	3,275
Tractor Supply Co. – Lubbock, TX	ARC-JV	June-07	1	29,954	3,153	3,981
Tractor Supply Co. – Odessa, TX	ARC-JV	July-07	1	22,670	2,871	3,624
Walgreens & Petco – North Andover, MA	ARC-JV	July-07	2	29,512	13,390	15,304
Rite Aid – New Salisbury, IN	ARC-JV	July-07	1	14,703	2,954	3,588
Walgreens – Hampstead, NH	ARC-JV	July-07	1	14,820	5,804	6,601
Tractor Supply Co. – Shreveport, LA	ARC-JV	August-07	1	19,097	3,078	3,769
Bridgestone Firestone – St. Peters, MO	ARC-ADVISOR	August-07	1	7,654	1,290	1,841
Dollar General – Independence, KY	ARC-ADVISOR	August-07	1	9,014	580	870
Dollar General – Florence, KY	ARC-ADVISOR	August-07	1	9,014	566	870
Dollar General – Lancaster, OH	ARC-ADVISOR	August-07	1	9,014	590	888
Fed Ex – Snow Shoe, PA (2)	ARC-JV	August-07	1	53,675	6,965	10,067
Rite Aid – Salem, OH	ARC-JV	August-07	1	14,654	4,928	6,003
Rite Aid – Cadiz, OH (2)	ARC	August-07	1	11,335	1,240	1,695
Rite Aid – Carrollton, OH (2)	ARC	August-07	1	12,613	1,730	2,342
Rite Aid – Lisbon, OH (2)	ARC	August-07	1	10,141	1,090	1,493
Rite Aid – Liverpool, OH (2)	ARC	August-07	1	11,362	1,630	2,217

Walgreens – New Bedford, MA (3)	ARC-JV	August-07	1	15,272	6,564	7,960
Walgreens – South Yarmouth, MA (3)	ARC-JV	August-07	1	9,996	6,355	7,206
Walgreens – Derry, NH (3)	ARC-JV	August-07	1	14,820	6,660	7,514
Walgreens – Staten Island, NY (3)	ARC-JV	August-07	1	11,056	7,905	8,928
Walgreens – Berlin, CT (3)	ARC-JV	August-07	1	14,820	6,715	7,576
Tractor Supply – DeRidder, LA	ARC-JV	September-07	1	20,850	2,580	3,193
Walgreens – Woodbury, NJ (3)	ARC-JV	September-07	1	13,650	6,120	7,149
Walgreens – Prairie Du Chien, WI (3)	ARC-JV	October-07	1	14,820	3,400	3,858
Walgreens – Melrose, MA (3)	ARC-JV	October-07	1	21,405	8,075	9,113
Rite-Aid – Pittsburgh, PA (2)	ARC	October-07	1	14,564	4,111	6,190
Rite-Aid – Carlisle, PA (2)	ARC ADVISOR	October-07	1	14,673	3,008	4,529
Walgreens – Mt. Ephraim, NJ	ARC ADVISOR	October-07	1	14,379	8,033	9,436
Walgreens – Dover, NH	ARC ADVISOR	November-07	1	14,418	6,235	7,226
Walgreens – Worcester, MA	ARC ADVISOR	November-07	1	13,354	8,500	9,812
Walgreens – Brockton, MA	ARC ADVISOR	November-07	1	13,204	8,571	9,743
Walgreens – Providence, RI	ARC ADVISOR	November-07	1	14,491	4,182	4,899
Walgreens – Newcastle, OK	ARC ADVISOR	December-07	1	14,820	3,910	4,428
Walgreens – Branford, CT	ARC ADVISOR	December-07	1	13,548	7,310	8,286
Walgreens – Londonderry, NH	ARC ADVISOR	December-07	1	12,303	6,666	7,578
BOA – Londonderry, NH	ARC ADVISOR	December-07	1	2,812	861	980
Harleysville Bank Portfolio – PA (2)	ARC	December-07	15	178,000	31,000	41,000

Total 12/2006 and 2007 (As of 12/31/2007)			92	1,983,113	421,813	$506,626

(1)	Purchase price includes the cost of the property, closing costs and acquisition fees if applicable.
(2)	Properties were sold to the Company.

(3)	Properties sold to partner in 2007.

ARC-JV — American Realty Capital acted as advisor and American Realty Capital or its principals acted as investor(s) alongside a JV partner

ARC-ADVISOR — American Realty Capital acted as advisor and neither it nor its principals invested alongside the equity

ARC — American Realty Capital acted as advisor and sole investor with no JV partners

Information on properties sold by American Realty Capital, LLC during April 2007 through October 31, 2009 (dollar amounts in thousands):

Tenant-Location	Date Acquired	Date of Sale	Selling Price Net of Closing Costs	Cost of Properties Including Closing and Other Costs	Excess of Property Operating Cash Receipts Over Cash Expenditures	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Total	Original Mortgage Financing	Total Acquisition Cost, Capital Improvement Closing and Soft Costs	Total
Walgreens – Windham (1)	April-07	July-07	7,843	7,392	37	1,008	6,596	7,641	6,596	796	7,392
Walgreens – Hampstead	July-07	July-07	6,794	6,601	22	968	5,804	6,794	5,804	797	6,601
Logans – Murfreesboro	April-07	Dec-07	4,247	3,883	132	1,025	3,090	4,247	3,090	793	3,883
Logans – Beaver Creek	April-07	Dec-07	5,254	4,808	122	1,302	3,830	5,254	3,830	978	4,808
Walgreens – Clarence	February-07	March-08	4,781	4,639	44	653	4,114	4,811	4,114	525	4,639
Walgreens – Logansville	March-06	April-08	6,865	6,563	81	1,234	5,610	6,925	5,610	953	6,563
CVS – Chester	December-06	April-08	7,297	7,015	92	1,214	6,029	7,335	6,029	986	7,015
Logan’s – Savannah	April-07	October-08	4,042	3,918	77	915	3,110	4,102	3,110	808	3,918
Logan’s – Austin	April-07	October-08	3,031	2,929	57	690	2,330	3,077	2,330	599	2,929

(1)	Net selling price includes a $202,000 tax withholding for the state of Maine. These monies will be returned upon filing of state tax returns.

Nicholas S. Schorsch

During the period from 1998 to 2002, our sponsor, Nicholas S. Schorsch, sponsored seven private programs, consisting of First States Properties, L.P., First States Partners, L.P., First States Partners II, First States Partners III, First States Holdings, Chester Court Realty and Dresher Court Realty, which raised approximately $38,300,000 from 93 investors that acquired properties with an aggregate purchase price of approximately $272,285,000. These private programs, or Predecessor Entities, financed their investments with investor equity and institutional first mortgages. These properties are located throughout the United States as indicated in the table below. Ninety-four percent of the properties acquired were bank branches and 6.0% of the properties acquired were office buildings. None of the properties included in the aforesaid figures were newly constructed. The Predecessor Entities properties are located as follows:

State	No. of Properties	Square Feet
PA	34	1,193,741
NJ	38	149,351
SC	3	65,992
KS	1	17,434
FL	4	16,202
OK	2	13,837
MO	1	9,660
AR	4	8,139
NC	2	7,612
TX	1	6,700

American Financial Realty Trust

In 2002, American Financial Realty Trust (AFRT) was founded by Nicholas S. Schorsch. In September and October 2002, AFRT sold approximately 40.8 million common shares in a Rule 144A private placement. These sales resulted in aggregate net proceeds of approximately $378.6 million. Simultaneous with the sale of such shares, AFRT acquired certain real estate assets from a predecessor entity for an aggregate purchase price of $230.5 million, including the assumption of indebtedness, consisting of a portfolio of 87 bank branches and six office buildings containing approximately 1.5 million rentable square feet. Mr. Schorsch was the President, CEO and Vice-Chairman of AFRT since its inception as a REIT in September 2002 until August 2006. Mr. Kahane was the Chairman of the Finance Committee of AFRT’s Board of Trustees since its inception as a REIT in September 2002 until August 2006. AFRT went public on the New York Stock Exchange in June 2003 in what was at the time the second largest real estate investment trust initial public offering in U.S. history, raising over $800 million. Three years following its initial public offering, AFRT was an industry leader, acquiring over $4.3 billion in assets, over 1,110 properties (net of dispositions) in more than 37 states, over 35.0 million square feet, 175 employees and a well diversified portfolio of bank tenants.

The following information has been obtained from AFRT’s public documents filed with the Securities and Exchange Commission.

AFRT is a self-managed, publicly traded REIT and as such does not have the same fee structure as American Realty Capital Trust, Inc. does and being self-managed does not have an external advisor that receives fees. Therefore AFRT is not subject to the same types of fees and expenses that American Realty Capital Trust, Inc. pays to our advisor and its affiliates.

Three-Year Summary of Operations of AFRT (1)

The following table summarizes the operations of AFRT during the years ended December 31, 2006, 2005 and 2004 (amounts in thousands other than number of properties). Messrs. Schorsch and Kahane were at AFRT through August, 2006.

	December 31,
	2006	2005	2004
Total number of properties	1,148	1,107	959
Total real estate investments, at cost (1)	2,617,971	3,556,878	3,054,532
Total debt	2,216,265	3,084,995	2,724,480
Total stockholder’s equity	785,964	907,843	869,959
Leverage ratio (1)	54.6%	71.9%	73.5%

(1)	Leverage ratio is defined as total debt divided by total real estate investments, at cost. Acquisition costs are included in total real estate investments.

Three-Year Summary of Funds Raised by AFRT

The following table presents information of fund raising by AFRT during the years ended December 31, 2006, 2005 and 2004. Messrs. Schorsch and Kahane were at AFRT through August, 2006.

	Year Ended December 31,
Financing Activities – Sources	2006	2005	2004
Proceeds from share issuances, gross	—	$246,421,000.00	$7,554,000.00
Proceeds from exercise of common share options	—	—	—
Proceeds from issuance of convertible senior notes	—	—	445,926,000.00
Contributions by limited partners (2)	—	353,000.00

Gross Proceeds	—	246,774,000.00	453,480,000.00
Offering Expenses
Stock	—	(1,979,000.00)	(2,000.00)
Unsecured Senior Debt	—		(11,896,000.00)
Paid to AFRT Affiliates	—	N/A	N/A
Net Proceeds (1)	0	$244,795,000.00	$441,582,000.00

Total Debt	2,216,265	3,084,995.00	2,724,480.00
Leverage Ratio	54.60%	71.90%	73.50%

(1)

Net proceeds from the issuance of common shares and unsecured convertible senior notes were used to fund a portion of the purchase price relating to the investment properties acquired in such years as outlined in the above asset acquisition tables and for general working capital purposes. Acquisition costs are included in the purchase price of the assets acquired.

(2)

Contributions by limited partners relate to capital provided by a third-party joint venture partner in connection with certain expenditures that were the sole responsibility of the joint venture partner.

    Three-Year Summary of Acquisitions by AFRT

The following table presents information regarding property and leasehold interests acquired by AFRT during the years ended December 31, 2006, 2005 and 2004 (purchase price and initial mortgage balance in thousands). Messrs. Schorsch and Kahane were at AFRT through August 2006.

Property/Seller	Date	Number of Buildings (1)	Purchase Price (2)	Gross Leasable Space	Initial Mortgage Balance
Washington Mutual Bank	Feb. 2006	1	$1,738	N/A	$	N/A
National City	March 2006	16	35,241	N/A		N/A
Hinsdale	March 2006	1	5,383	12,927		3,360
Dripping Springs – Franklin Bank	April 2006	1	3,039	11,344		—
Meadowmont – Wachovia Securities	June 2006	2	3,443	12,816		—
Western Sierra	June 2006	8	14,136	51,103		—
Regions repurchase	July 2006	3	1,900	N/A		N/A
Amsouth Bank Formulated Price Contracts	August 2006	7	3,512	N/A		—
First Charter Bank	August 2006	1	635	N/A		—
Sterling Bank	Dec. 2006	16	28,806	N/A		—
Bank of America Formulated Price Contracts	Various	20	5,136	N/A		—

Property/Seller	Date	Number of Buildings (1)	Purchase Price (2)		Gross Leasable Space	Initial Mortgage Balance
Wachovia Bank Formulated Price Contracts	Various	80	91,719	(3)	N/A	—
Total 2006		156	$194,688		88,190	$3,360

Koll Development Company, LLC	Jan. 2005	3	$89,224		530,032	$66,912
National City Bank Building	Jan. 2005	1	9,506		160,607	6,491
Bank of America – West	March 2005	1	24,033		82,255	17,000
One Montgomery Street	April 2005	1	37,346		75,880	19,000
801 Market Street	April 2005	1	68,078		365,624	42,814
Bank of Oklahoma	May 2005	1	20,328		234,115	—
First Charter Bank	May 2005	1	558		2,160	—
Regions Bank	June 2005	111	111,645		2,986,298	—
Charter One Bank	Various	35	40,714		569,504	—
Household	July 2005	1	24,660		158,000	15,709
Fireman’s Fund Insurance Company	Aug. 2005	1	283,653		710,330	190,688
One Citizens Plaza	Oct. 2005	1	60,082		224,089	51,255
One Colonial Plaza	Nov. 2005	1	25,267		163,920	21,250
Bank of America Formulated Price Contracts	Various	26	16,047		N/A	—
Wachovia Bank Formulated Price Contracts	Various	101	108,172	(3)	N/A	—
Land	Various	—	480		—	—

Total 2005		286	$919,793		6,262,814	$431,119
State Street Financial Center	Feb. 2004	1	$706,898		1,024,998	$520,000
Potomac Realty – Bank of America	Feb. 2004	5	9,557		50,982	—
215 Fremont Street and Harborside	June 2004	2	135,806		661,308	133,900
101 Independence Center	July 2004	1	106,196		526,205	80,000
Wachovia Bank, N.A.	Sept. 2004	140	510,409		7,441,850	234,000
Bank of America, N.A.	Oct. 2004	250	575,776		7,071,825	270,000
Bank of America Formulated Price Contracts	Various 2004	12	2,184		N/A	—
Wachovia Formulated Price Contracts	Various 2004	18	11,120		N/A	—
Other	Various 2004	7	6,216		N/A	—

Total 2004		436	$2,064,162		16,777,168	$1,237,900

(1)	Includes the assumption of leasehold interests and parking facilities.

(2)	Includes all acquisition costs and the value of acquired intangible assets and assumed liabilities. Excludes non-real estate assets acquired.
(3)	Includes the cash paid for land parcels.

    Three-Year Summary of Sales by AFRT

The following table presents information regarding property dispositions, including land parcels and leasehold interests, completed by AFRT during the years ended December 31, 2006, 2005 and 2004. Messrs. Schorsch and Kahane were at AFRT through August 2006.

	Number of Buildings and Land Parcels (1)	Sale Proceeds, Net	Gain (2)
Total 2006	154	$1,421,501	$239,599
Total 2005	143	124,643	21,790
Total 2004	57	185,898	11,488

(1)

Includes the sale of five parcels of land and eight leasehold interest terminations during the year ended December 31, 2005, the sale of two parcels of land and seven leasehold terminations during the year ended December 31, 2004 and seven leasehold terminations during the year end December 31, 2003.

(2)	Net of provision for income taxes and allocation of minority ownership interest.

    Three-Year Summary of AFRT Dividends

	Year Ended December 31,
	2006	2005	2004
Cash dividends paid per share (1)	$0.92	$1.08	$1.02
Dividend yield (2)	8.10%	7.50%	6.70%

(1)	Based on the declaration date.
(2)	Based on the average closing share price during each respective calendar year.

Adverse Business Developments and Conditions

AFRT maintained a leveraged balance sheet. Net total debt to total real estate investments as of December 31, 2006 was approximately 55%, with $233.9 million of variable rate debt. As of June 30, 2007, according to published information provided by the National Association of Real Estate Investment Trusts, Inc, or NAREIT, the debt ratio of all office REITs covered by the NAREIT’s REIT WATCH was approximately 44%. The amount of indebtedness may adversely affect their ability to repay debt through refinancings. If they are unable to refinance indebtedness on acceptable terms, or at all, they might be forced to dispose of one or more of their properties on unfavorable terms, which might result in losses to them and which might adversely affect cash available for distributions to shareholders. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, interest expense would increase, which could have a material adverse effect on their operating results and financial condition and their ability to pay dividends to shareholders at historical levels or at all.

Attached hereto as Appendices A-1 and A-2 is further prior performance information on AFRT and Nicholas S. Schorsch, respectively.

Other than as disclosed above or due to the recent general economic conditions, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in our common stock. The law firm of DLA Piper LLP (US) has acted as our tax counsel and reviewed this summary. For purposes of this section under the heading “Certain Material U.S. Federal Income Tax Considerations,” references to “Phillips Edison – ARC Shopping Center REIT Inc.,” “we,” “our” and “us” mean only Phillips Edison – ARC Shopping Center REIT Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department (the “Treasury Regulations”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we and our subsidiaries and affiliates will operate in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts, or those holding interests in such entities;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•	“S” corporations;

•	and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the U.S. federal income tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” See “—Taxation of Phillips Edison – ARC Shopping Center REIT Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” A similar tax may be payable by persons who hold our stock as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of Phillips Edison – ARC Shopping Center REIT Inc.

We intend to elect to be taxed as a REIT, commencing with our taxable year ending December 31, 2010, although such election may be postponed to our taxable year ending December 31, 2011. We believe that we have been organized and expect to operate in such a manner as to qualify for taxation as a REIT. Note that these rules will not generally apply to our taxable years prior to any such REIT election.

The law firm of DLA Piper LLP (US), acting as our tax counsel in connection with this offering, will render an opinion, (i) assuming that the actions described in this section are completed on a timely basis and we timely filed the requisite elections, that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2010 (or ending December 31, 2011, if our REIT election is postponed to our taxable year ending December 31, 2011) and (ii) that our operating partnership will be treated as a partnership, and not an association or publicly traded partnership (within the meaning of Section 7704 of the Code) subject to tax as a corporation, for U.S. federal income tax purposes, beginning with its first taxable year. It must be emphasized that the opinion of DLA Piper LLP (US) will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued and will not cover subsequent periods. Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our stockholders and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

For tax years through 2010, most domestic stockholders that are individuals, trusts or estates are taxed on corporate distributions at a maximum rate of 15.0% (the same as long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35.0% through 2010. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35.0%).

•

If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a REMIC), we could be subject to corporate level U.S. federal income tax at a 35.0% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—

Taxable Mortgage Pools and Excess Inclusion Income” below. “Disqualified organizations” are any organization described in Section 860E(e)(5) of the Code, including: (1) the United States; (2) any state or political subdivision of the United States; (3) any foreign government and (4) certain other organizations.

•

If we should fail to satisfy the 75.0% gross income test or the 95.0% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35.0%) if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (a) 85.0% of our REIT ordinary income for such year, (b) 95.0% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4.0% excise tax on the excess of the required distribution over the sum of (1) the amounts that we actually distributed and (2) the amounts we retained and upon which we paid U.S. federal income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•

If we acquire (or are deemed to acquire via a REIT election) appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the subchapter C corporation.

•

The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are generally subject to U.S. federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50.0% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

7.	which elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

8.	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, will be 2010 or 2011). Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy requirements (5) and (6). In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Shares—Restrictions on Ownership of Shares.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year-end, and thereby satisfy this requirement.

Finally, a REIT cannot have retained any C corporation earnings and profits at the end of any REIT taxable year. When we elect to be taxed as a REIT, we will have to determine whether we have any retained earnings and profits from years prior to the first year for which we would be taxed as a REIT and, if so, make arrangements to promptly distribute any such earnings and profits.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10.0% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. For any period of time that we own 100% of our operating partnership, all of the operating partnership’s assets and income will be deemed to be ours for U.S. federal income tax purposes.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10.0% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Corporate Subsidiaries. In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries (“TRSs”). A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35.0% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10.0% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25.0% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50.0% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50.0% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may own TRSs that are organized outside of the United States. For example, we may hold certain investments and instruments through TRSs to the extent that direct ownership by us could jeopardize our compliance with the REIT qualification requirements, and we may make TRS elections with respect to certain offshore issuers of CDOs and/or other instruments to the extent that we do not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See “—Income Tests” below. A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no U.S. federal income tax. There is a specific exemption from U.S. federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We currently expect that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to U.S. federal income tax on their net income at the entity level.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75.0% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets, any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95.0% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify, and as well as specified income from temporary investments. Second, at least 95.0% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75.0% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of both gross income tests. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.

Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•

except for rents received from a taxable REIT subsidiary as discussed below, rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10.0% or more of the REIT, actually or constructively owns, in the case of a corporate tenant, 10.0% or more of the stock by vote or value of such tenant, and, in the case of any other tenant, 10.0% or more of the profits or capital of such tenant;

•

if such rent is received from a taxable REIT subsidiary with respect to any property, no more than 10.0% of the leased space at the property may be leased to taxable REIT subsidiaries and related party tenants and rents received from such property must be substantially comparable to rents paid by other tenants, except related party tenants, of the REIT’s property for comparable space;

•

if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15.0% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as “rents from real property;” and

•

for rents received to qualify as “rents from real property,” the REIT generally must not furnish or render services to the tenants of the property, subject to a 1.0% de minimis exception, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property.

We do not and will not, and as the general partner of the operating partnership will not permit the operating partnership to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above;

•	lease any property to a related party tenant unless we determine that the income from such lease would not jeopardize our status as a REIT;

•

lease any property to a taxable REIT subsidiary, unless we determine not more than 10.0% of the leased space at such property is leased to related party tenants and our taxable REIT subsidiaries and the rents received from such lease are substantially comparable to those received from other tenants, except rent from related party tenants, of us for comparable space;

•

derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15.0% of the total rent received under the lease; or

•

perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the operating partnership derives no revenue or through a taxable REIT subsidiary, unless we determine that the income from such services would not jeopardize our qualification as a REIT.

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (1) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (2) an amount that is based on the income or profits of a borrower where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date of our commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. Note that a “significant modification” of a debt instrument may result in a new debt instrument which requires new tests of the value of the underlying real estate. The portion of the interest income that will not be qualifying income for purposes of the 75.0% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

Interest, including original issue discount or market discount that we accrue on our real estate related debt investments generally will be qualifying income for purposes of both gross income tests. However, some of our investments may not be secured by mortgages on real property or interests in real property. Our interest income from those investments will be qualifying income for purposes of the 95.0% gross income test but not the 75.0% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our investments is less than the principal amount of the underlying loan as of a certain testing date, a portion of the income from that investment will be qualifying income for purposes of the 95.0% gross income test but not the 75.0% gross income test.

We and our subsidiaries may also invest in REMICs, and we may invest in other types of commercial mortgage-backed securities. See below under “—Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95.0% gross income test, but not for purposes of the 75.0% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95.0% and 75.0% income tests.

If we fail to satisfy one or both of the 75.0% or 95.0% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75.0% or 95.0% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75.0% or 95.0% gross income test for such taxable year in accordance with Treasury Regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75.0% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75.0% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5.0% of the value of our total assets.

Third, we may not own more than 10.0% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5.0% and 10.0% asset tests do not apply to securities of taxable REIT subsidiaries and qualified REIT subsidiaries and the 10.0% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10.0% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 25.0% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10.0% asset test, as explained below).

We do not currently own interests in real properties but we intend to own such interests in the future. We anticipate that substantially all of our gross income will be from sources that will allow us to satisfy the income tests described above. Further, our purchase contracts for such real properties will apportion no more than 5% of the purchase price of any property to property other than “real property,” as defined in the Internal Revenue Code. However, there can be no assurance that the IRS will not contest such purchase price allocation. If the IRS were to prevail, resulting in more than 5% of the purchase price of property being allocated to other than “real property,” we may be unable to continue to qualify as a REIT under the 75% asset test, and may also be subject to additional taxes, as described below. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% asset test. Therefore, our investment in real properties will constitute “real estate assets” and should allow us to meet the 75% asset test.

We believe that most of the real estate related securities that we expect to hold will be qualifying assets for purposes of the 75.0% asset test. However, our investment in other asset-backed securities, bank loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75.0% asset test.

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if: (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35.0%) and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10.0% and 5.0% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1.0% of the REIT’s total assets and $10,000,000 and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10.0% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1.0% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10.0% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75.0% gross income test described above under “—Income Tests.” In applying the 10.0% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

Any interests that we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95.0% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30.0%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to U.S. federal corporate-level income tax in our hands, whether or not it is distributed.

To the extent that we hold mortgage participations or commercial mortgage-backed securities that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75.0% real estate asset test and the 10.0% vote or value test. We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10.0% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we: (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:

(a) the sum of

(1)	90.0% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and

(2)	90.0% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90.0% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). Note that will be subject to these rules to the extent we own assets, if any, that have appreciated while we were taxable as a “C” corporation.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either: (1) declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration or (2) declared in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (1) are taxable to the stockholders of our common stock in the year in which paid, and the distributions in clause (2) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90.0% distribution requirement.

In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90.0%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (1) 85.0% of our REIT ordinary income for such year, (2) 95.0% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4.0% excise tax on the excess of such required distribution over the sum of (1) the amounts actually distributed, plus (2) the amounts of income we retained and on which we have paid U.S. federal corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) our actual receipt of cash, including receipt of distributions from our subsidiaries and (2) our inclusion of items in income for U.S. federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•

loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. There is an exception to this rule for the sale of property that: (i) is a real estate asset under the 75% Asset Test; (ii) has been held for at least two years; (iii) has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price; (iv) in some cases, was held for production of rental income for at least two years; (v) in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and (vi) when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year, or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property). No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the tax apply to sales which qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35.0%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75.0% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75.0% gross income test, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75.0% or 95.0% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75.0% or 95.0% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75.0% or 95.0% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50.0% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury Regulations, if less than 80.0% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to U.S. federal corporate income tax, and the TMP classification does not directly affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP, which might be noncash accrued income, could be treated as excess inclusion income. Section 860E(c) of the Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (1) the amount of income we accrue on our investment in the TMP over (2) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable for that year. Under recently issued IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to distributions paid. We are required to notify our stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of our excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax; and

•

results in the application of U.S. federal income tax withholding at the maximum rate (30.0%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “—Taxation of Stockholders.” To the extent that excess inclusion income is allocated from a TMP to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35.0%). In this case, we are authorized to reduce and intend to reduce distributions to such stockholders by the amount of such tax paid by the REIT that is attributable to such stockholder’s ownership. Treasury Regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, remains unclear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes and potentially could be subject to U.S. federal corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs (including whether a TRS election might be made in respect of any such TMP) in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential U.S. federal income tax rates (i.e., the 15.0% maximum federal rate through 2010) for qualified distributions received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to U.S. federal corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “—Taxation of Phillips Edison – ARC Shopping Center REIT Inc. — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20.0% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15.0% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35.0% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25.0% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash and certain requirements are met, the entire distribution may be treated as a dividend for U.S. federal income tax purposes. As a result, a stockholder will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of Phillips Edison – ARC Shopping Center REIT Inc.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Taxation of Phillips Edison – ARC Shopping Center REIT Inc. —Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

Dispositions of Our Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum U.S. federal income tax rate of 15.0% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35.0% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35.0%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of the Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of distributions received by non-U.S. holders: (1) that is payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30.0%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30.0% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “—Taxation of Phillips Edison – ARC Shopping Center REIT Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30.0% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10.0% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will generally be required to withhold tax equal to 35.0% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30.0% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30.0% tax on his or her capital gains.

A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the recipient non-U.S. holder does not own more than 5.0% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. At the time you purchase shares in this offering, our shares will not be publicly traded and we can give you no assurance that our shares will ever be publicly traded on an established securities market. Therefore, these rules will not apply to our capital gain distributions.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50.0% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing 50.0% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50.0% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. If our stock constitutes a USRPI and we do not constitute a domestically controlled qualified investment entity, but our stock becomes “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5.0% or less of the outstanding stock at all times during a specified testing period. However, as mentioned above, we can give you no assurance that our shares will ever be publicly traded on an established securities market.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10.0% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30.0% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours, is) deemed to be a TMP, or if we hold residual interests in a REMIC, a portion of the distributions paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. We anticipate that our investments may generate excess inclusion income.

If excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, such as governmental investors, we will be subject to corporate level tax on such income, and, in that case, we are authorized to reduce and intend to reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “—Taxation of Phillips Edison – ARC Shopping Center REIT Inc.—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10.0% of our stock could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25.0% of the value of our stock or (2) a group of pension trusts, each individually holding more than 10.0% of the value of our stock, collectively owns more than 50.0% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10.0% of the value of our stock and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Tax Aspects of Investments in Partnerships

We anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership was the sole owner) or treated as partnerships for U.S. federal income tax purposes. The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, for entities formed after January 1, 1997, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law after January 1, 1997 and will have two or more partners, the operating partnership will be treated as a partnership for U.S. federal income tax purposes. Additionally, we do not expect that the operating partnership (and any partnership invested in by the operating partnership) will be treated as a publicly traded partnership within the meaning of Section 7704 of the Code, which is taxed as a corporation for U.S. federal income tax purposes. The interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of our actual operations.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable requirements under U.S. federal income tax laws discussed above for maintaining REIT status. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to U.S. federal corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Internal Revenue Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our status as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

The operating partnership will be considered as having terminated for U.S. federal income tax purposes if either: (i) no part of any business of the partnership continues to be carried on, or (ii) within a 12 month period there is a sale or exchange of units representing 50% or more of the total ownership in the operating partnership. The operating partnership would be considered as having terminated solely for tax purposes and the termination would not result in an actual liquidation or dissolution of the operating partnership for state law purposes. It is unlikely that the operating partnership would terminate as a result of a sale of 50% or more of the operating partnership’s total ownership. Provisions in the operating partnership agreement specifically prohibit transfers of units (and any exercise of exchange rights) that would cause such a termination.

The termination of the operating partnership for U.S. federal income tax purposes would cause its taxable year to close. This may cause a “bunching” of income if the operating partnership’s taxable year is different from that of its partners; however, both we and the operating partnership intend to use the calendar taxable year. Additional tax consequences may result from a deemed termination. A deemed termination may also cause the operating partnership to reset its periods for depreciation and amortization, and to remake other tax elections, all of which could result in further tax consequences. Termination of the operating partnership generally would also cause a deemed termination of every non-corporate entity in which the operating partnership had a majority interest, with similar consequences.

Backup Withholding and Information Reporting

We will report to our domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Other Tax Considerations

Distribution Reinvestment Program

Stockholders who participate in the distribution reinvestment program will recognize taxable dividend income in the amount they would have received had they elected not to participate, even though they receive no cash. These deemed dividends will be treated as actual dividends from us to the participating stockholders and will retain the character and U.S. federal income tax effects applicable to all dividends. See the “Taxation of Taxable Domestic Stockholders” portion of this section above. Stock received under the program will have a holding period beginning with the day after purchase, and a U.S. federal income tax basis equal to its cost, which is the gross amount of the deemed distribution.

Share Repurchase Program

A repurchase of our shares will be treated under Section 302 of the Code as a taxable dividend (to the extent of our current or accumulated earnings and profits), unless the repurchase satisfies certain tests set forth in Section 302(b) of the Code enabling the repurchase to be treated as a sale or exchange of our shares. The repurchase will satisfy such test if it (i) is “substantially disproportionate” with respect to the stockholder, (ii) results in a “complete termination” of the stockholder’s stock interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code are satisfied with respect to any particular stockholder of our shares will depend upon the facts and circumstances existing at the time the determination is made, prospective investors are advised to consult their own tax advisors to determine such tax treatment. If a repurchase of our shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such repurchased shares would be transferred to the stockholder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

ERISA CONSIDERATIONS

The following is a summary of certain additional considerations associated with an investment in our shares by a qualified employee pension benefit plan, an IRA or certain other retirement plans or accounts. This summary is based on provisions of ERISA and the Internal Revenue Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS, and is designed only to provide a general conceptual understanding of certain basic issues relevant to an employee benefit plan or IRA investor. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment. This discussion should not be considered legal advice and prospective investors are required to consult their own legal advisors on these matters.

Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit sharing, Section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Internal Revenue Code, such as an IRA, seeking to invest plan assets in our shares must, taking into account the facts and circumstances of each such plan or IRA (“Benefit Plan”), consider, among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;

•

whether the investment will produce an unacceptable amount of “unrelated business taxable income” (“UBTI”) to the Benefit Plan (see “Certain Material U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Tax-Exempt Stockholders”); and

•	the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan;

•	to ensure that plan investments are made in accordance with plan documents; and

•	to consider whether an investment would constitute or give rise to a non-exempt prohibited transaction under ERISA or the Internal Revenue Code.

ERISA also requires that, with certain exceptions, the assets of an employee benefit plan be held in trust.

Prohibited Transactions

Generally, both ERISA and the Internal Revenue Code prohibit Benefit Plans from engaging in certain transactions involving plan assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, plan assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code. These definitions generally include certain “persons providing services” to the Benefit Plan, as well as employer sponsors of the Benefit Plan, fiduciaries and certain other individuals or entities affiliated with the foregoing. For this purpose, a person generally is a fiduciary with respect to a Benefit Plan if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to plan assets. Under Department of Labor regulations, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Benefit Plan based on its particular needs. Thus, if we are deemed to hold plan assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing Benefit Plans. Whether or not we are deemed to hold plan assets, if we or our affiliates are affiliated with a Benefit Plan investor, we might be a disqualified person or party-in-interest with respect to such Benefit Plan investor, resulting in a prohibited transaction merely upon investment by such Benefit Plan in our shares.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as discussed herein, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. Prior to the passage of the Pension Protection Act of 2006, or the PPA, neither ERISA nor the Internal Revenue Code contained a definition of “plan assets.” After the passage of the PPA, new Section 3(42) of ERISA now defines “plan assets” in accordance with Department of Labor regulations with certain express exceptions. A Department of Labor regulation, referred to in this discussion as the Plan Assets Regulation, as modified or deemed to be modified by the express exceptions noted in the PPA, provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute “plan assets.” Under the Plan Assets Regulation, the assets of an entity in which a Benefit Plan makes an equity investment (such as a REIT) generally will be deemed to be assets of such Benefit Plan unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;

•	in “publicly-offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;

•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or

•	in an entity in which equity participation by “benefit plan investors” is not “significant.”

We believe that we will satisfy one or more of these exceptions.

In the event that our underlying assets were treated as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder and an investment in our shares might constitute an ineffective delegation of fiduciary responsibility to ARC Advisor, our advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by ARC Advisor of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If ARC Advisor or its affiliates were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Internal Revenue Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with persons that are affiliated with or related to us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve.

If a prohibited transaction were to occur, the Internal Revenue Code imposes an excise tax equal to 15.0% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, ARC Advisor and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, could cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Internal Revenue Code.

Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company. Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Exception for “Publicly-Offered Securities”

If a Benefit Plan acquires “publicly-offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Assets Regulation. A publicly-offered security must be:

•

sold as part of a public offering registered under the Securities Act of 1933, as amended, and be part of a class of securities registered under the Securities Exchange Act of 1934, as amended, within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, and are part of a class that will be registered under the Securities Exchange Act of 1934, as amended, within the specified period. In addition, we anticipate having in excess of 100 independent stockholders; however, having 100 independent stockholders in not a condition to our selling shares in this offering.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. The Plan Assets Regulation provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. Where the minimum investment in a public offering of securities is $10,000 or less, the presence of the following restrictions on transfer will not ordinarily affect a determination that such securities are “freely transferable”:

•

any restriction on, or prohibition against, any transfer or assignment that would either result in a termination or reclassification of the entity for federal or state tax purposes or that would violate any state or federal statute, regulation, court order, judicial decree or rule of law;

•

any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor;

•	any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor; and

•	any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment.

We have been structured with the intent to satisfy the “freely transferable” requirement set forth in the Plan Assets Regulation with respect to our shares, although there is no assurance that our shares will meet such requirement. Our shares are subject to certain restrictions on transfer intended to ensure that we continue to qualify for U.S. federal income tax treatment as a REIT and to comply with state securities laws and regulations with respect to investor suitability. The minimum investment in our shares is less than $10,000; thus, these restrictions should not cause the shares to be deemed not “freely transferable.”

Assuming that no other facts and circumstances other than those referred to in the preceding paragraphs exist that restrict transferability of shares of our common stock and the offering takes place as described in this prospectus, shares of our common stock should constitute “publicly-offered securities” and, accordingly, we believe that our underlying assets should not be considered “plan assets” under the Plan Assets Regulation.

Exception for Insignificant Participation by Benefit Plan Investors

The Plan Assets Regulation provides that the assets of an entity will not be deemed to be the assets of a Benefit Plan if equity participation in the entity by “benefit plan investors,” including Benefit Plans, is not “significant.” The Plan Assets Regulation provides that equity participation in an entity by “benefit plan investors” is “significant” if at any time 25.0% or more of the value of any class of equity interest is held by benefit plan investors. The term “benefit plan investor” is defined for this purpose under Section 3(42) of ERISA and includes any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan subject to Section 4975 of the Internal Revenue Code, and any entity whose underlying assets include plan assets by reasons of a plan’s investment in such entity. In calculating the value of a class of equity interests, the value of any equity interests held by us or any of our affiliates must be excluded. It is not clear whether we will qualify for this exception since we do expect to have equity participation by “benefit plan investors” that may be in excess of 25.0%, which would be deemed to be significant, as defined above.

Exception for Operating Companies

The Plan Assets Regulation provides an exception with respect to securities issued by an operating company, which includes a “real estate operating company” or a “venture capital operating company.” Generally, we will be deemed to be a real estate operating company if during the relevant valuation periods at least 50.0% of our assets are invested in real estate that is managed or developed and with respect to which we have the right to participate substantially in management or development activities. To constitute a venture capital operating company, 50.0% or more of our assets must be invested in “venture capital investments” during the relevant valuation periods. A venture capital investment is an investment in an operating company, including a “real estate operating company,” as to which the investing entity has or obtains direct management rights. If an entity satisfies these requirements on the date it first makes a long-term investment (the “initial investment date”), or at any time during the entity’s first annual valuation period, it will be considered a real estate operating company for the entire period beginning on the initial investment date and ending on the last day of the first annual valuation period. Because this is a blind pool offering, we cannot assure you that we will be a real estate or venture capital operating company within the meaning of the Plan Assets Regulation.

Other Prohibited Transactions

Whether or not we are deemed to hold plan assets, a prohibited transaction could occur if we, ARC Advisor, any selected broker-dealer or any of their respective affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to the Benefit Plan or “plan assets” or provides investment advice for a fee with respect to “plan assets.” Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (1) that the advice will serve as the primary basis for investment decisions and (2) that the advice will be individualized for the Benefit Plan based on its particular needs.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value, assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA.

Unless and until our shares are listed on a national securities exchange, we do not expect that a public market for our shares will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the fair market value of shares when the fair market value of such shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities, we intend to have our advisor prepare annual reports of the estimated value of our shares.

We expect that we will engage our advisor to value our shares, though in the future we may hire a third-party valuation firm for that purpose. Until we have completed our offering stage, our advisor has indicated that it intends to use the most recent price paid to acquire a share in the primary offering (ignoring purchase price discounts for certain categories of purchasers) or a follow-on public or private offering as its estimated per share value of our shares. Although this approach to valuing our shares represents the most recent price at which most investors are willing to purchase shares in this offering, this reported value is likely to differ from the price at which a stockholder could resell his or her shares because: (1) there is no public trading market for the shares at this time; (2) the estimated value does not reflect, and is not derived from, the fair market value of our properties and other assets, nor does it represent the amount of net proceeds that would result from an immediate liquidation of those assets, because the amount of proceeds available for investment from this primary offering is net of selling commissions, dealer manager fees, other organization and offering costs and acquisition and origination fees and expenses; (3) the estimated value does not take into account how market fluctuations affect the value of our investments, including how the current disruptions in the financial and real estate markets may affect the values of our investments; and (4) the estimated value does not take into account how developments related to individual assets may have increased or decreased the value of our portfolio. We will consider our offering stage complete when we are no longer publicly offering equity securities – whether through this offering or follow-on public offerings – and have not done so for one year. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the operating partnership).

When determining the estimated per share value of our shares by methods other than the last price paid to acquire a share in this offering, our advisor, or another firm we choose for that purpose, will estimate the value of our shares based upon a number of assumptions that may not be accurate or complete. We do not currently anticipate obtaining appraisals for our investments and, accordingly, the estimates should not be viewed as an accurate reflection of the fair market value of our investments nor will they represent the amount of net proceeds that would result from an immediate sale of our assets. For these reasons, the estimated valuations should not be utilized for any purpose other than to assist plan fiduciaries in fulfilling their annual valuation and reporting responsibilities. Even after our advisor no longer uses the most recent offering price as the estimated value of our shares, you should be aware of the following:

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the estimated values may not be realized by us or by you upon liquidation (in part because estimated values do not necessarily indicate the price at which assets could be sold and because the estimates may not take into account the expenses of selling our assets);

•	you may not realize these values if you were to attempt to sell your shares; and

•	the estimated values, or the method used to establish values, may not comply with the ERISA or IRA requirements described above.

Reporting

Based on certain revisions to the Form 5500 Annual Return, or Form 5500, that generally became effective on January 1, 2009, Benefit Plan investors may be required to report certain compensation paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500. To the extent any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to the Form 5500.

DESCRIPTION OF SHARES

Our charter authorizes the issuance of 1,010,000,000 shares of capital stock, of which 1,000,000,000 shares are designated as common stock with a par value of $0.01 per share and 10,000,000 shares are designated as preferred stock with a par value of $0.01 per share. In addition, our board of directors may amend our charter without stockholder approval to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Common Stock

Subject to the restrictions on ownership and transfer of stock contained in our charter and except as may otherwise be specified in the terms of any class or series of common stock, the holders of our common stock are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of our outstanding common shares can elect our entire board of directors. Except as our charter may provide with respect to any series of preferred stock that we may issue in the future, the holders of our common stock will possess exclusive voting power.

Holders of our common stock will be entitled to receive such distributions as authorized from time to time by our board of directors and declared by us out of legally available funds, subject to any preferential rights of any preferred stock that we issue in the future. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of shares of our common stock do not have preemptive rights, which means that you will not have an automatic option to purchase any new shares of common stock that we issue, nor do holders of our shares of common stock have any preference, conversion, exchange, sinking fund or redemption rights. Holders of shares of our stock will not have appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights. Our common stock shall be nonassessable by us upon our receipt of the consideration for which our board of directors authorized its issuance.

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock into other classes or series of stock. Prior to issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board of directors has authorized the issuance of shares of our capital stock without certificates. We expect that, until our shares are listed on a national securities exchange, we will not issue shares in certificated form. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to stockholders upon request and without charge.

We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares noted therein until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders. Prior to issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock but may do so at any time in the future without stockholder approval. However, the issuance of preferred stock must be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel.

Meetings and Special Voting Requirements

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer or our president and must be called by our secretary upon the written request of stockholders entitled to cast at least 10.0% of the votes entitled to be cast on any issue proposed to be considered at the special meeting. Upon receipt of a written request of stockholders entitled to cast at least 10.0% of the votes entitled to be cast stating the purpose of the special meeting, our secretary will provide all of our common stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 days or more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast 50.0% of all the votes entitled to be cast on any matter at any stockholder meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.

Our charter provides that the concurrence of the board is not required in order for the common stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that Maryland General Corporation Law does require board approval in order to amend our charter or dissolve. Generally, without the approval of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, the board of directors may not:

•	amend the charter to adversely affect the rights, preferences and privileges of the stockholders;

•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

•	cause our liquidation or dissolution after our initial investment in property;

•	sell all or substantially all of our assets other than in the ordinary course of business; or

•	cause our merger or similar reorganization.

Our advisory agreement with ARC Advisor will have a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of ARC Advisor and us. Our independent directors annually review our advisory agreement with ARC Advisor. Although the stockholders do not have the ability to vote to replace ARC Advisor or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the shares entitled to vote on such matter, to remove a director from our board.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

In order for a stockholder to nominate a director or propose new business at the annual stockholders’ meeting, our bylaws generally require that the stockholder give notice of the nomination or proposal not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual stockholders’ meeting, unless such nomination or proposal is made pursuant to the company’s notice of the meeting or by or at the direction of our board of directors. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Restriction on Ownership of Shares

Ownership Limit

To maintain our REIT qualification, not more than 50.0% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences need not be met during a corporation’s initial tax year as a REIT. We intend to elect to be taxed as a REIT commencing with our taxable year ended December 31, 2010, although such election may be postponed to our taxable year ending December 31, 2011. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.

To help ensure that we meet these tests, among other purposes, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% in value of our aggregate outstanding shares or more than 9.8% in value or number of shares, whichever is more restrictive, of our aggregate outstanding common stock unless exempted by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person (prospectively or retroactively) if the board receives evidence that ownership in excess of the limit will not jeopardize our REIT status and certain other representations and undertakings required by our charter. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.

Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit or would result in our shares being beneficially owned by fewer than 100 persons will be null and void or will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The prohibited transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the share trust.

Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or other distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and other distributions on the shares held in trust and will hold such dividends or other distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust. Subject to Maryland law, the trustee will also have the authority: (1) to rescind as void any vote cast by the prohibited transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of: (1) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited transferee by the amount of distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trust, the shares are sold by the prohibited transferee, then: (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of: (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee. We may reduce the amount payable to the prohibited transferee by the amount of distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

Any person who acquires shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must give us immediate written notice of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized and certain other representations and undertakings required by our charter.

Within 30 days after the end of each taxable year, every owner of 5.0% or more of our outstanding capital stock will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner shall also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.

These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.

Suitability Standards and Minimum Purchase Requirements

State securities laws and our charter require that purchasers of our common stock meet standards regarding (1) net worth or income and (2) minimum purchase amounts. These standards are described above at “Suitability Standards” immediately following the cover page of this prospectus and below at “Plan of Distribution — Minimum Purchase Requirements.” Subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards, and unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These suitability and minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares. We cannot assure you that our shares of common stock will ever be listed on a national securities exchange.

Distributions

We expect to authorize and declare distributions based on daily record dates and expect to pay distributions on a monthly basis beginning no later than the first calendar month after the calendar month in which we make our first real estate investment. We intend to use daily record dates for the determination of who is entitled to a distribution so that investors may generally begin earning distributions immediately upon our acceptance of their subscription.

Once we commence paying distributions, we expect to pay distributions monthly and continue paying distributions monthly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. The timing and amount of distributions will be determined by our board, in its sole discretion, may vary from time to time, and will be influenced in part by its intention to comply with REIT requirements of the Internal Revenue Code.

We expect to have little, if any, funds from operations available for distribution until we make substantial investments. During our offering stage, when we may raise capital in this offering (and possibly future offerings) more quickly than we acquire income-producing assets and for some period after our offering stage, we may not be able to pay distributions solely from our cash flow from operations or funds from operations, in which case distributions may be paid in part from debt financing. Further, because we may receive income at various times during our fiscal year and because we may need funds from operations during a particular period to fund expenses, we expect that at least during the early stages of our development and from time to time during our operational stage, we will declare distributions in anticipation of funds that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds. In these instances, we also expect to look to third-party borrowings to fund our distributions. We may also fund such distributions from advances from our advisor or sponsors or from our advisor’s deferral of its fees under the advisory agreement.

Our distribution policy is not to use the proceeds of this offering to pay distributions. However, our board has the authority under our organizational documents, to the extent permitted by Maryland law, to pay distributions from any source without limit, including proceeds from this offering or the proceeds from the issuance of securities in the future. If we pay distributions from offering proceeds, or from any sources other than our funds from operations, we will have less funds available for investment in properties, the overall return to our stockholders may be reduced and subsequent investors may experience dilution.

To maintain our qualification as a REIT, we must make aggregate annual distributions to our stockholders of at least 90.0% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). If we meet the REIT qualification requirements, we generally will not be subject to U.S. federal income tax on the income that we distribute to our stockholders each year. See “Certain Material U.S. Federal Income Tax Considerations—Taxation of Phillips Edison – ARC Shopping Center REIT Inc.—Annual Distribution Requirements.” Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant.

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders.

Inspection of Books and Records

As a part of our books and records, we maintain at our principal office an alphabetical list of the names of our common stockholders, along with their addresses and telephone numbers and the number of shares of common stock held by each of them. We update this stockholder list at least quarterly and it is available for inspection at our principal office by a common stockholder or his or her designated agent upon request of the stockholder. We will also mail this list to any common stockholder within 10 days of receipt of his or her request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes. The purposes for which stockholders may request this list include matters relating to their voting rights and the exercise of stockholder rights under the federal proxy laws. Each common stockholder who receives a copy of the stockholder list shall keep such list confidential and shall sign a confidentiality agreement to the effect that such stockholder will keep the stockholder list confidential and share such list only with its employees, representatives or agents who agree in writing to maintain the confidentiality of the stockholder list.

If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the common stockholder list as requested, our advisor and/ or board, as the case may be, shall be liable to the stockholder requesting the list for the costs, including attorneys’ fees, incurred by any common stockholder for compelling the production of the stockholder list and any actual damages suffered by the stockholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose (such as to solicit the purchase of our shares) other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.

Business Combinations

Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, and, in circumstances specified in the statute, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (1) any person who beneficially owns ten percent or more of the voting power of the corporation’s voting stock or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80.0% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.

If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that we will be governed by the fourth bullet above with respect to vacancies on the board as soon as we are eligible, which we expect will occur as early as April 2011. Although our board has no current intention to opt in to any of the other above provisions permitted under Maryland law, our charter does not prohibit our board from doing so. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities.

Tender Offers

Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.

In order for any person to conduct a tender offer for shares of our stock, our charter requires that the person comply with most of the provisions of Regulation 14D of the Securities Exchange Act of 1934, as amended, and provide the Company notice of such tender offer at least 10 business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any person initiating a tender offer to provide:

•	Specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

•	The ability to allow stockholders to withdraw tendered shares while the offer remains open;

•	The right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and

•	That all stockholders of the subject class of shares be treated equally.

In addition to the foregoing, there are certain ramifications to any person who attempts to conduct a noncompliant tender offer. If any person initiates a tender offer without complying with the provisions set forth above, in our sole discretion, we shall have the right to repurchase such noncompliant person’s shares and any shares acquired in such tender offer. The noncomplying person shall also be responsible for all of our expenses in connection with that person’s noncompliance.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan pursuant to which you may elect to have your dividends and other distributions reinvested in additional shares of our common stock. The following discussion summarizes the principal terms of this plan. Appendix C to this prospectus contains the full text of our dividend reinvestment plan as is currently in effect.

Eligibility

All of our common stockholders are eligible to participate in our dividend reinvestment plan; however, we may elect to deny your participation in the dividend reinvestment plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

At any time prior to the listing of our shares on a national stock exchange, you must cease participation in our dividend reinvestment plan if you no longer meet the suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the subscription agreement. Participants must agree to notify us promptly when they no longer meet these standards. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix B.

Election to Participate

You may elect to participate in the dividend reinvestment plan by completing the subscription agreement or other approved enrollment form available from the dealer manager or a participating broker-dealer. Your participation in the dividend reinvestment plan will begin with the next distribution made after receipt of your enrollment form. You can choose to have all or a portion of your distributions reinvested through the dividend reinvestment plan. You may also change the percentage of your distributions that will be reinvested at any time by completing a new enrollment form or other form provided for that purpose. You must make any election to increase your level of participation through your participating broker-dealer or the dealer manager.

Stock Purchases

Shares will be purchased under the dividend reinvestment plan promptly after the date of each monthly distribution payment. The purchase of fractional shares is a permissible and likely result of the reinvestment of distributions under the dividend reinvestment plan.

The purchase price for shares purchased under the dividend reinvestment plan will initially be $9.50 per share. Once we establish an estimated value per share that is not based on the price to acquire a share in the primary offering or a follow-on public or private offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public or private offering upon the completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities—whether through this offering or follow-on public or private offerings—and have not done so for 18 months. (For purposes of this definition, we will not consider “equity offerings” to include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership.)

Account Statements

You or your designee will receive a confirmation of your purchases under the dividend reinvestment plan no less than quarterly. Your confirmation will disclose the following information:

•	each distribution reinvested for your account during the period;

•	the date of the reinvestment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

In addition, within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year. We will also provide to all participants in the plan, without charge, all supplements to and updated versions of this prospectus, as required under applicable securities laws.

Fees and Commissions and Use of Proceeds

No selling commissions or dealer manager fees are payable on shares sold under the dividend reinvestment plan. We expect to use the net proceeds from the sale of shares under our dividend reinvestment plan for general corporate purposes, including, but not limited to, the following:

•	the repurchase of shares under our share repurchase program;

•	capital expenditures, tenant improvement costs and leasing costs related to our investments in real estate properties;

•	reserves required by any financings of our investments;

•	funding obligations under any of our real estate loans receivable;

•	investments in real estate properties and real estate-related loans and securities, which would include payment of acquisition fees to our advisor (see “Compensation Table”); and

•	the repayment of debt.

We cannot predict with any certainty how much, if any, dividend reinvestment plan proceeds will be available for specific purposes.

Voting

You may vote all shares, including fractional shares, that you acquire through the dividend reinvestment plan.

U.S. Federal Income Tax Consequences of Participation

If you elect to participate in the dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the dividend reinvestment plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, to the extent you purchase shares through our dividend reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.

At least until we establish an estimated value per share not based on the last price paid to acquire a share in this offering or a follow-on public or private offering, we expect that: (1) we will sell shares under the dividend reinvestment plan at $9.50 per share, (2) no secondary trading market for our shares will develop and (3) our advisor will estimate the fair market value of a share to be $10.00. Therefore, at least until we establish an estimated value per share not based on the last price paid to acquire a share in this offering or a follow-on public or private offering, participants in our dividend reinvestment plan will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our dividend reinvestment plan. You will be taxed on the amount of such distribution (including the discount from fair market value) as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain distribution. See “Certain Material U.S. Federal Income Tax Considerations—Taxation of Stockholders.” We will withhold 28.0% of the amount of dividends or other distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or distributions or fail to certify that you are not subject to withholding.

Termination of Participation

Once enrolled, you may continue to purchase shares under our dividend reinvestment plan until we have sold all of the shares registered in this offering, have terminated this offering or have terminated the dividend reinvestment plan. You may terminate your participation in the dividend reinvestment plan at any time by providing us with written notice. For your termination to be effective for a particular distribution, we must have received your notice of termination at least 10 business days prior to the last day of the fiscal period to which the distribution relates. Any transfer of your shares will effect a termination of the participation of those shares in the dividend reinvestment plan. We will terminate your participation in the dividend reinvestment plan to the extent that a reinvestment of your distributions would cause you to violate the ownership limit contained in our charter, unless you have obtained an exemption from the ownership limit from our board of directors.

Amendment or Termination of Plan

We may amend or terminate the dividend reinvestment plan for any reason at any time upon 10 days’ written notice to the participants. We may provide notice by including such information (a) in a current report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants.

Reallocation of Available Shares

We reserve the right to reallocate the shares of common stock we are offering between the primary offering and our dividend reinvestment plan.

Share Repurchase Program

Our board of directors has adopted a share repurchase program that may enable you to sell your shares of common stock to us in limited circumstances. In its sole discretion, our board of directors could choose to terminate or suspend the program or to amend its provisions without stockholder approval. Unless the shares are being repurchased in connection with a stockholder’s death, “qualifying disability” (as defined below) or “determination of incompetence” (as defined below), the prices at which we will repurchase shares are as follows:

•	The lower of $9.25 or 92.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least one year;

•	The lower of $9.50 or 95.0% of the price paid to acquire the shares from us for stockholders who have held their shares for at least two years;

•	The lower of $9.75 or 97.5% of the price paid to acquire the shares from us for stockholders who have held their shares for at least three years; and

•	The lower of $10.00 or 100% of the price paid to acquire the shares from us for stockholders who have held their shares for at least four years.

Notwithstanding the above, once we establish an estimated value per share of our common stock that is not based on the price to acquire a share in our primary offering or a follow-on public or private offering, the repurchase price per share for all stockholders would be equal to the estimated value per share, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share upon completion of our offering stage. We will consider our offering stage complete when we are no longer offering equity securities—whether through this offering or follow-on public or private offerings—and have not done so for 18 months. We would report this repurchase price to you in our annual report and the three quarterly reports that we publicly file with the SEC. (For purposes of this definition, we will not consider “equity offerings” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in the operating partnership).

There are several limitations on our ability to repurchase shares under the program:

•

Unless the shares are being repurchased in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence,” we may not repurchase shares unless the stockholder has held the shares for one year.

•	During any calendar year, we may repurchase no more than 5.0% of the weighted-average number of shares outstanding during the prior calendar year.

•

We have no obligation to repurchase shares if the repurchase would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

In addition, our board of directors may consider limiting the number of shares we may repurchase to those that we could purchase with the net proceeds from the sale of shares under our dividend reinvestment plan during the prior calendar year, or from other income as determined by the board of directors after a review of our revenues and expenses generally. We will repurchase shares on the last business day of each month (and in all events on a date other than a dividend payment date). The program administrator must receive your written request for repurchase at least five business days before that date in order for us to repurchase your shares that month. If we could not repurchase all shares presented for repurchase in any month, we would attempt to honor repurchase requests on a pro rata basis. We will deviate from pro rata purchases in two minor ways: (1) if a pro rata repurchase would result in you owning less than half of the minimum purchase amount described below under “Plan of Distribution — Minimum Purchase Requirements,” then we will repurchase all of your shares and (2) if a pro rata repurchase would result in you owning more than half but less than all of the minimum purchase amount, then we will not repurchase any shares that would reduce your holdings below the minimum purchase amount. In the event that you were repurchasing all of your shares, there would be no holding period requirement for shares purchased pursuant to our dividend reinvestment plan.

If we did not completely satisfy a stockholder’s repurchase request at month-end because the program administrator did not receive the request in time or because of the restrictions on the number of shares we could repurchase under the program, we would treat the unsatisfied portion of the repurchase request as a request for repurchase at the next repurchase date funds are available for repurchase unless the stockholder withdrew his or her request before the next date for repurchases. Any stockholder could withdraw a repurchase request upon written notice to the program administrator if such notice were received by us at least five business days before the date for repurchases.

In several respects we would treat repurchases sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” differently from other repurchases:

•	there is no one-year holding requirement;

•

until we establish an estimated value per share, which we expect to be upon the completion of our offering stage (described above), the repurchase price is the amount paid to acquire the shares from us; and

•	once we have established an estimated value per share, the repurchase price would be the estimated value of the shares, as determined by our advisor or another firm chosen for that purpose.

In order for a disability to entitle a stockholder to the special repurchase terms described above (a “qualifying disability”): (1) the stockholder would have to receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be repurchased and (2) such determination of disability would have to be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”). The “applicable governmental agencies” would be limited to the following: (1) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the applicable governmental agency would be the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (2) if the stockholder did not pay Social Security benefits and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency would be the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management or (3) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the applicable governmental agency would be the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums would not entitle a stockholder to the special repurchase terms described above. Repurchase requests following an award by the applicable governmental agency of disability benefits would have to be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the applicable governmental agency that we would deem acceptable and would demonstrate an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities would not qualify for the special repurchase terms, except in the limited circumstances when the investor would be awarded disability benefits by the other “applicable governmental agencies” described above.

In order for a determination of incompetence or incapacitation (a “determination of incompetence”) to entitle a stockholder to the special repurchase terms, a state or federal court located in the United States must declare, determine or find the stockholder to be (i) mentally incompetent to enter into a contract, to prepare a will or to make medical decisions or (ii) mentally incapacitated. In both cases such determination must be made by the court after the date the stockholder acquired the shares to be repurchased. A determination of incompetence or incapacitation by any other person or entity, or for any purpose other than those listed above, will not entitle a stockholder to the special repurchase terms. Repurchase requests following a “determination of incompetence” must be accompanied by the court order, determination or certificate declaring the stockholder incompetent or incapacitated.

Our board of directors may amend, suspend or terminate the program upon 30 days’ notice. We may provide notice by including such information (a) in a current report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the stockholders. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as required under federal securities laws.

Our share repurchase program only provides stockholders a limited ability to have shares repurchased for cash until a secondary market develops for our shares, at which time the program would terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Qualifying stockholders who desire to have their shares repurchased would have to give written notice to us at Phillips Edison – ARC Shopping Center REIT Inc., c/o DST Systems, Inc. (contact information immediately below).

Registrar and Transfer Agent

We will engage a third party to serve as the registrar and transfer agent for our common stock. The name and address of our transfer agent is as follows:

DST Systems, Inc.

430 W 7th St

Kansas City, MO 64105-1407

Phone (866) 771-2088

Fax (877) 694-1113

To ensure that any account changes are made promptly and accurately, all changes (including your address, ownership type and distribution mailing address) should be directed to the transfer agent.

Restrictions on Roll-Up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of a Roll-up Transaction, which we refer to as a Roll-up Entity. This term does not include:

•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or

•

a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of our common stockholders, the term of our existence, the compensation to our advisor or our investment objectives.

In connection with any proposed Roll-up Transaction, an appraisal of all our assets will be obtained from a competent independent appraiser. Our assets will be appraised on a consistent basis, and the appraisal will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:

(1) accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2) one of the following:

(A)	remaining as stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or
(B)	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•

that would result in our common stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws, including rights with respect to the election and removal of directors and the other voting rights of our stockholders, annual reports, annual and special meetings of stockholders, the amendment of our charter and our dissolution;

•

that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•

in which investors’ rights of access to the records of the Roll-up Entity would be less than those provided in our charter and described in the section of this prospectus entitled “Description of Shares — Meetings and Special Voting Requirements;” or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by our common stockholders.

THE OPERATING PARTNERSHIP AGREEMENT

General

We expect to own substantially all of our assets and conduct our operations through Phillips Edison – ARC Shopping Center Operating Partnership, L.P., which we refer to as the operating partnership. Our wholly-owned subsidiary, Phillips Edison Shopping Center OP GP LLC, is the sole general partner of the operating partnership and, as of the date of this prospectus, we are the sole limited partner of the operating partnership. We have the exclusive power to manage and conduct the business of the operating partnership through our ownership of the sole general partner.

As we accept subscriptions for shares in this offering, we transfer substantially all of the net proceeds of the offering to our operating partnership as a capital contribution in exchange for units of limited partnership interest; however, we are deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. The operating partnership is deemed to have simultaneously paid the selling commissions and other costs associated with the offering.

As a result of this structure, we are considered an UPREIT, or an umbrella partnership real estate investment trust. An UPREIT is a structure that REITs often use to acquire real property from sellers on a tax-deferred basis because the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such sellers may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT, the REIT’s proportionate share of the assets and income of the operating partnership will be deemed to be assets and income of the REIT.

If we ever decide to acquire properties in exchange for units of limited partnership interest in the operating partnership, we expect to amend and restate the partnership agreement to provide substantially as set forth below.

Capital Contributions

We would expect the partnership agreement to require us to contribute the proceeds of any offering of our shares of stock to the operating partnership as an additional capital contribution. If we did contribute additional capital to the operating partnership, we would receive additional partnership units and our percentage interest in the operating partnership would be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. We also expect that the partnership agreement would allow us to cause the operating partnership to issue partnership interests for less than their fair market value if we conclude in good faith that such issuance is in the best interest of the operating partnership and us. The operating partnership would also be able to issue preferred partnership interests in connection with acquisitions of property or otherwise. These preferred partnership interests could have priority over common partnership interests with respect to distributions from the operating partnership, including priority over the partnership interests that we would own as a limited partner. If the operating partnership would require additional funds at any time in excess of capital contributions made by us or from borrowing, we could borrow funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds.

Operations

We would expect the partnership agreement to provide that, so long as we remain qualified as a REIT, the operating partnership would be operated in a manner that would enable us to satisfy the requirements for being classified as a REIT for U.S. federal income tax purposes. We would also have the power to take actions to ensure that the operating partnership would not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code. Classification as a publicly traded partnership could result in the operating partnership being taxed as a corporation, rather than as a partnership.

Distributions and Allocations of Profits and Losses

The partnership agreement would provide that the operating partnership would distribute cash flow from operations to its partners in accordance with their respective percentage interests on at least a monthly basis in amounts that we determine. The effect of these distributions would be that a holder of one unit of limited partnership interest in our operating partnership would receive the same amount of annual cash flow distributions as the amount of annual distributions paid to the holder of one of our shares of common stock.

Similarly, the partnership agreement would provide that the operating partnership would allocate taxable income to its partners in accordance with their respective percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the corresponding Treasury Regulations, the effect of these allocations would be that a holder of one unit of limited partnership interest in the operating partnership would be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares of common stock. Losses, if any, would generally be allocated among the partners in accordance with their respective percentage interests in the operating partnership. Losses could not be passed through to our stockholders.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the operating partnership, including partner loans, any remaining assets of the operating partnership would be distributed to its partners in accordance with their respective positive capital account balances.

Rights, Obligations and Powers of the General Partner

Through our wholly-owned subsidiary, Phillips Edison Shopping Center OP GP LLC, the sole general partner of the operating partnership, we generally would have complete and exclusive discretion to manage and control the operating partnership’s business and to make all decisions affecting its assets. Under an amended and restated partnership agreement, we would also expect to have the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other assets;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow or loan money;

•	originate and service loans;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine the operating partnership with another entity.

Under an amended and restated partnership agreement, we expect that the operating partnership would continue to pay all of the administrative and operating costs and expenses it incurs in acquiring and operating real properties. The operating partnership would also pay all of our administrative costs and expenses and such expenses would be treated as expenses of the operating partnership. Such expenses would include:

•	all expenses relating to our organization and continuity of existence;

•	all expenses relating to the public offering and registration of our securities;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

The only costs and expenses we could incur that the operating partnership would not reimburse would be costs and expenses relating to assets we may own outside of the operating partnership. We would pay the expenses relating to such assets directly.

Exchange Rights

We expect that an amended and restated partnership agreement would also provide for exchange rights. We expect the limited partners of the operating partnership would have the right to cause the operating partnership to redeem their units of limited partnership interest for cash equal to the value of an equivalent number of our shares, or, at our option, we could purchase their units of limited partnership interest for cash or by issuing one share of our common stock for each unit redeemed. Limited partners, however, would not be able to exercise this exchange right if and to the extent that the delivery of our shares upon such exercise would:

•	result in any person owning shares in excess of the ownership limit in our charter (unless exempted by our board of directors);

•	result in our shares being beneficially owned by fewer than 100 persons;

•	result in our shares being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	cause us to own 10.0% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code.

Furthermore, limited partners could exercise their exchange rights only after their units of limited partnership interest had been outstanding for one year. A limited partner could not deliver more than two exchange notices each calendar year and would not be able to exercise an exchange right for less than 1,000 units of limited partnership interest, unless such limited partner held less than 1,000 units. In that case, he would be required to exercise his exchange right for all of his units.

Change in General Partner

We expect that Phillips Edison Shopping Center OP GP LLC generally would not be able to withdraw as the general partner of the operating partnership or transfer its general partnership interest in the operating partnership (unless transferred to us or another wholly-owned subsidiary of ours). The principal exception to this would be if we merged with another entity and: (1) the holders of a majority of partnership units (including those we held) approved the transaction; (2) the limited partners received or had the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction; (3) we were the surviving entity and our stockholders did not receive cash, securities or other property in the transaction; or (4) the successor entity contributed substantially all of its assets to the operating partnership in return for an interest in the operating partnership and agreed to assume all obligations of the general partner of the operating partnership. If we voluntarily sought protection under bankruptcy or state insolvency laws, or if we were involuntarily placed under such protection for more than 90 days, Phillips Edison Shopping Center OP GP LLC would be deemed to be automatically removed as the general partner. Otherwise, the limited partners would not have the right to remove Phillips Edison Shopping Center OP GP LLC as general partner.

Transferability of Interests

With certain exceptions, the limited partners would not be able to transfer their interests in the operating partnership, in whole or in part, without the written consent of Phillips Edison Shopping Center OP GP LLC.

Amendment of Limited Partnership Agreement

We expect amendments to the amended and restated partnership agreement would require the consent of the holders of a majority of the partnership units including the partnership units we and our affiliates held. Additionally, we, as general partner through Phillips Edison Shopping Center OP GP LLC, would be required to approve any amendment. We expect that certain amendments would have to be approved by a majority of the units held by third-party limited partners.

PLAN OF DISTRIBUTION

General

We are publicly offering a minimum of 250,000 shares and a maximum of 180,000,000 shares of our common stock on a “best efforts” basis through Realty Capital Securities, LLC, our dealer manager. Because this is a “best efforts” offering, Realty Capital Securities, LLC must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of our shares. We are offering up to 150,000,000 shares of common stock in our primary offering at $10.00 per share, with discounts available for certain categories of purchasers as described below.

We are also offering up to 30,000,000 shares pursuant to our dividend reinvestment plan at a purchase price initially equal to $9.50 per share. Once we establish an estimated value per share that is not based on the price to acquire a share in the primary offering or a follow-on public or private offering, shares issued pursuant to our dividend reinvestment plan will be priced at the estimated value per share of our common stock, as determined by our advisor or another firm chosen for that purpose. We expect to establish an estimated value per share not based on the price to acquire a share in the primary offering or a follow-on public or private offering upon the completion of our offering stage. We will consider our offering stage complete when we are no longer publicly offering equity securities—whether through this offering or follow-on public or private offerings—and have not done so for 18 months. (For purposes of this definition, we do not consider “public equity offerings” to include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership.)

We expect to sell the 150,000,000 shares offered in our primary offering over a two-year period, or by             , 2012. If we have not sold all of the shares within two years, we may continue the primary offering for an additional year until             , 2013. Under rules promulgated by the SEC, should we determine to register a follow-on offering, we may extend this offering up to an additional 180 days beyond             , 2013. If we decided to continue our primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. At the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Realty Capital Securities, LLC, our dealer manager, is a member firm of the Financial Industry Regulatory Authority (FINRA). Realty Capital Securities, LLC was organized on August 29, 2007 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by American Realty Capital II, LLC, its affiliates and its predecessors. Realty Capital Securities, LLC is indirectly owned by American Realty Capital II, LLC. Realty Capital Securities, LLC is the dealer manager or is named in the registration statement as the dealer manager in five offerings, including two offerings in which American Realty Capital is the sole sponsor, that are either effective or in registration. We have agreed to retain Realty Capital Securities, LLC as our dealer manager for this offering and subsequent offerings occurring within nine months of the termination of our primary offering unless we terminate Realty Capital Securities as our dealer manager for cause, or for other reasons set forth in the dealer manager agreement. These termination provisions are described under “Management – Our Dealer Manager – Our Dealer Manager Agreement.” For additional information about our dealer manager, including information related to its affiliation with us and our advisor, see “Management—Dealer

Manager,” “Conflicts of Interest—Affiliated Dealer Manager” and “—Certain Conflict Resolution Measures.”

Compensation of Our Dealer Manager and Participating Broker-Dealers

Except as provided below, Realty Capital Securities, LLC will receive selling commissions of 7.0% of the gross offering proceeds for shares sold in our primary offering. Our dealer manager will receive 3.0% of the gross offering proceeds as compensation for acting as the dealer manager, except that a reduced dealer manager fee will be paid with respect to certain volume discount sales. We do not pay any selling commissions or dealer manager fees for shares sold under our dividend reinvestment plan or our “friends and family” program. We will also reimburse our dealer manager for reasonable bona fide invoiced due diligence expenses as described below.

We expect the dealer manager to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our shares. Except as provided below, our dealer manager will reallow all of its selling commissions attributable to a participating broker-dealer.

We may also sell shares at a discount to the primary offering price of $10.00 per share through the following distribution channels in the event that the investor:

•	pays a broker a single fee, e.g., a percentage of assets under management, for investment advisory and broker services, which is frequently referred to as a “wrap fee;”

•

has engaged the services of a registered investment advisor with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice (other than a registered investment advisor that is also registered as a broker-dealer who does not have a fixed or “wrap fee” feature or other asset fee arrangement with the investor); or

•	is investing through a bank acting as trustee or fiduciary.

If an investor purchases shares through one of these channels in our primary offering, we will sell the shares at a 7.0% discount, or at $9.30 per share, reflecting that selling commissions are not being paid in connection with such purchases. We will receive substantially the same net proceeds for sales of shares through these channels. Neither our dealer manager nor its affiliates will compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in us.

The dealer manager may reallow to any participating broker-dealer up to 3.0% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee based upon such factors as the volume of sales of such participating broker-dealers, the level of marketing support provided by such participating broker-dealers and the assistance of such participating broker-dealers in marketing the offering, or to reimburse representatives of such participating broker-dealers for the costs and expenses of attending our bona fide training and education meetings. For volume discount sales of $3,000,000 or more, the dealer manager fee is reduced as set forth below. The amount of the dealer manager fee reallowed to a participating broker-dealer in that instance will be negotiated on a transaction by transaction basis. The marketing fee paid to participating broker-dealers would be paid by the dealer manager out of its dealer manager fee. In addition to selling commissions and marketing fees, and subject to the limits described below, we may reimburse the dealer manager for reimbursements it may make to broker-dealers for reasonable bona fide due diligence expenses incurred which are supported by a detailed and itemized invoice.

The table below sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all of the shares offered hereby. To show the maximum amount of dealer manager and participating broker-dealer compensation that we may pay in this offering, this table assumes that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.

Dealer Manager and Participating

Broker-Dealer Compensation

Selling commissions (maximum)	$105,000,000
Dealer manager fee (maximum)	45,000,000

Total	$150,000,000

We will reimburse our dealer manager for reimbursements it may make to broker-dealers for reasonable bona fide due diligence expenses incurred which are supported by a detailed and itemized invoice. Such reimbursements are subject to the limitations on organization and offering expenses described below.

Under the rules of FINRA, total underwriting compensation in this offering, including selling commissions and the dealer manager fee, may not exceed 10.0% of our gross offering proceeds from the sale of shares in our primary offering. In addition to the limits on underwriting compensation, FINRA and many states also limit our total organization and offering expenses to 15.0% of gross offering proceeds. The company has agreed to reimburse organization and offering expenses (excluding selling commissions and dealer manager fees) incurred by the advisor and sub-advisor or their respective affiliates on a monthly basis to the extent those expenses do not exceed 1.5% of the gross offering proceeds from this offering over the life of the offering. We expect our total organization and offering expenses to be approximately 1.5% of our gross offering proceeds, assuming we raise the maximum offering amount.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. See “Management—Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

The dealer manager has agreed to sell up to approximately $50.0 million in shares of our common stock in our primary offering, assuming we sell the maximum number of shares, to persons to be identified by us at a discount from the public offering price. We intend to use this “friends and family” program to sell shares to our directors, officers, business associates and others to the extent consistent with applicable laws and regulations. We will require all such purchasers to represent that they are purchasing shares for investment only and to enter into one-year lock-up agreements with respect to the purchased shares. The purchase price for such shares will be $9.00 per share, reflecting that selling commissions in the amount of $0.70 per share and the dealer manager fee in the amount of $0.30 per share will not be payable in connection with such sales. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares. Purchases under this “friends and family” program will not count toward meeting the minimum offering threshold.

We may sell shares to participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and qualified plans of their representatives at a purchase price of $9.00 per share, reflecting that selling commissions in the amount of $0.70 per share and the dealer manager fee in the amount of $0.30 per share will not be payable in consideration of the services rendered by such broker-dealers and representatives in the offering. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in law or brother- or sister-in-law. The net proceeds to us from the sales of these shares will be substantially the same as the net proceeds we receive from other sales of shares.

We are offering volume discounts to investors who purchase $1,000,000 or more of shares through the same participating broker-dealer in our primary offering. The net proceeds to us from a sale eligible for a volume discount will be the same, but the selling commissions and, in some cases, the dealer manager fees we pay will be reduced. Because we expect that the dealer manager will reallow all selling commissions, the amount of commissions participating broker-dealers receive for such sales will be reduced.

The following table shows the discounted price per share and the reduced selling commissions and dealer manager fees payable for volume sales of our shares.

Dollar Volume Shares Purchased			Sales Commissions (Based on $10.00 Price Per Share)	Dealer Manager Fee (Based on $10.00 Price Per Share)	Price Per Share to Investor

$ 0	to	$ 999,999	7.0%	3.0%	$10.00
$1,000,000	to	$1,999,999	6.0%	3.0%	$ 9.90
$2,000,000	to	$2,999,999	5.0%	3.0%	$ 9.80
$3,000,000	to	$3,999,999	4.0%	2.5%	$ 9.65
$4,000,000	to	$9,999,999	3.0%	2.0%	$ 9.50
$10,000,000	and above		2.0%	2.0%	$ 9.40

We will apply the reduced selling price, selling commission and dealer manager fee to the entire purchase. All commission rates and dealer manager fees are calculated assuming a price per share of $10.00. For example, a purchase of 250,000 shares in a single transaction would result in a purchase price of $2,450,000 ($9.80 per share), selling commissions of $125,000 and dealer manager fees of $75,000.

Once you qualify for a volume discount, you will be eligible to receive the benefit of such discount for subsequent purchases of shares in our primary offering through the same participating broker-dealer. If a subsequent purchase entitles an investor to an increased reduction in sales commissions and/or the dealer manager fee, the volume discount will apply only to the current and future investments.

To the extent purchased through the same participating broker-dealer, the following persons may combine their purchases as a “single purchaser” for the purpose of qualifying for a volume discount:

•	an individual, his or her spouse, their children under the age of 21 and all pension or trust funds established by each such individual;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code; and

•	all commingled trust funds maintained by a given bank.

In the event a person wishes to have his or her order combined with others as a “single purchaser,” that person must request such treatment in writing at the time of subscription setting forth the basis for the discount and identifying the orders to be combined. Any request will be subject to our verification that the orders to be combined are made by a single purchaser. If the subscription agreements for the combined orders of a single purchaser are submitted at the same time, then the commissions payable and discounted share price will be allocated pro rata among the combined orders on the basis of the respective amounts being combined. Otherwise, the volume discount provisions will apply only to the order that qualifies the single purchaser for the volume discount and the subsequent orders of that single purchaser.

Only shares purchased in our primary offering are eligible for volume discounts. Shares purchased through our dividend reinvestment plan will not be eligible for a volume discount nor will such shares count toward the threshold limits listed above that qualify you for the different discount levels.

Volume discounts for California residents will be available in accordance with the foregoing table of uniform discount levels. However, with respect to California residents, no discounts will be allowed to any group of purchasers and no subscriptions may be aggregated as part of a combined order for purposes of determining the dollar amount of shares purchased.

Subscription Procedures

We will not sell any shares unless we raise a minimum of $2.5 million by                         , 2011 from persons who are not affiliated with us or our sponsors. Until we have raised this amount, all subscription payments will be placed in an account held by the escrow agent,                         , in trust for subscribers’ benefit, pending release to us. You are entitled to receive the interest earned on your subscription payment while it is held in the escrow account. Once we have raised the applicable minimum offering amount and instructed the escrow agent to disburse the funds in the account, funds representing the gross purchase price for the shares will be distributed to us and the escrow agent will disburse directly to you, without reduction for fees, any interest earned on your subscription payment while it was held in the escrow account. If we do not raise at least $2.5 million by                         , 2011, we will promptly return all funds in the escrow account (including interest), and we will stop offering shares. We will not deduct any fees if we return funds from the escrow account because we are unable to raise the minimum offering amount. Different escrow procedures apply to Pennsylvania investors. Because of the higher minimum offering requirement for Pennsylvania investors, subscription payments made by Pennsylvania investors will not count toward the $2.5 million minimum offering for all other jurisdictions. See “—Special Notice to Pennsylvania Investors” below.

To purchase shares in this offering, you must complete and sign a subscription agreement (in the form attached to this prospectus as Appendix B) for a specific number of shares and pay for the shares at the time of your subscription. Until such time as we have raised the minimum offering amount, you should make your check payable to “                         , as agent for Phillips Edison – ARC Shopping Center REIT Inc.” Once we have raised $2.5 million, you should make your check payable to “Phillips Edison – ARC Shopping Center REIT Inc.,” except that Pennsylvania investors should follow the instructions below under “—Special Notice to Pennsylvania Investors.” Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. After we have raised the minimum offering amount, subscription payments will be deposited into a special account in our name until such time as we have accepted or rejected the subscriptions. We will accept or reject subscriptions within 30 days of our receipt of such subscriptions and, if rejected, we will return all funds to the rejected subscribers within ten business days. If accepted, the funds will be transferred into our general account. You will receive a confirmation of your purchase. We generally admit stockholders on a daily basis.

You are required to represent in the subscription agreement that you have received a copy of this prospectus. In order to ensure that you have had sufficient time to review this prospectus, we will not accept your subscription until at least five business days after your receipt of the final prospectus.

Investors who desire to purchase shares in this offering at regular intervals may be able to do so by electing to participate in the automatic investment program by completing an enrollment form that we will provide upon request. Alabama and Ohio investors are not eligible to participate in the automatic investment program. Only investors who have already met the minimum purchase requirement may participate in the automatic investment program. The minimum periodic investment is $100 per month. We pay dealer manager fees and selling commissions in connection with sales under the automatic investment program to the same extent that we pay those fees and commissions on shares sold in the primary offering outside of the automatic investment program. If you elect to participate in both the automatic investment program and our dividend reinvestment plan, distributions earned from shares purchased pursuant to the automatic investment program will automatically be reinvested pursuant to the dividend reinvestment plan. For a discussion of the dividend reinvestment plan, see “Description of Shares—Dividend Reinvestment Plan.”

You will receive a confirmation of your purchases under the automatic investment program no less than quarterly. The confirmation will disclose the following information:

•	the amount invested for your account during the period;

•	the date of the investment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

To qualify for a volume discount as a result of purchases under the automatic investment program, you must notify us in writing when you initially become eligible to receive a volume discount and at each time your purchase of shares through the program would qualify you for an additional reduction in the price of shares under the volume discount provisions described in this prospectus. For a discussion of volume discounts, see “—Compensation of Our Dealer Manager and Participating Broker-Dealers.”

You may terminate your participation in the automatic investment program at any time by providing us with written notice. If you elect to participate in the automatic investment program, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or in the subscription agreement, you will promptly notify us in writing of that fact and your participation in the plan will terminate. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix B.

Suitability Standards

Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering have the responsibility to make every reasonable effort to determine that your purchase of shares in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet the minimum income and net worth standards set forth under “Suitability Standards” immediately following the cover page of this prospectus;

•	can reasonably benefit from an investment in our shares based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this prospectus of an investment in our shares; and

•	have apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our shares;

•	the restrictions on transferability of our shares;

•	the background and qualifications of our sponsors and their respective affiliates; and

•	the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation and other investments as well as any other pertinent factors. Our sponsor, those selling shares on our behalf and participating broker-dealers and registered investment advisors recommending the purchase of shares in this offering must maintain, for a six-year period, records of the information used to determine that an investment in shares is suitable and appropriate for you.

Until our shares of common stock are listed on a national securities exchange, subsequent purchasers, i.e., potential purchasers of your shares, must also meet the net worth or income standards.

Minimum Purchase Requirements

You must initially invest at least $2,500 in our shares to be eligible to participate in this offering. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of ERISA and/or the Internal Revenue Code. If you own the minimum investment in shares in any future Phillips Edison- or ARC-sponsored public program, or with respect to ARC, any current ARC-sponsored program, you may invest less than the minimum amount set forth above, but in no event less than $100.

If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $100. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our dividend reinvestment plan.

Unless you are transferring all of your shares, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers without consideration: transfers by gift, transfers by inheritance, intrafamily transfers, family dissolutions, transfers to affiliates and transfers by operation of law. These minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for you to sell your shares. We cannot assure that our shares of common stock will ever be listed on a national securities exchange.

Special Notice to Pennsylvania Investors

Because the minimum offering of our common stock is less than $100 million, we caution you to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds. Notwithstanding our $2.5 million minimum offering amount for all other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $50.0 million in gross offering proceeds (including sales made to residents of other jurisdictions) prior to                         , 2012. In the event we do not raise gross offering proceeds of $50.0 million by                         , 2012, we will promptly return all funds held in escrow for the benefit of Pennsylvania investors (in which case, Pennsylvania investors will not be required to request a refund of their investment). Pending satisfaction of this condition, all Pennsylvania subscription payments will be placed in a separate account held by the escrow agent,                         , in trust for Pennsylvania subscribers’ benefit, pending release to us. Purchases by persons affiliated with us or our advisor will not count toward satisfaction of the Pennsylvania minimum.

If we have not reached this $50.0 million threshold within 120 days of the date that we first accept a subscription payment from a Pennsylvania investor, we will, within 10 days of the end of that 120-day period, notify Pennsylvania investors in writing of their right to receive refunds, with interest. If a Pennsylvania investor requests a refund within 10 days of receiving that notice, we will arrange for the escrow agent to promptly return by check that investor’s subscription amount with interest. Amounts held in the Pennsylvania escrow account from Pennsylvania investors not requesting a refund will continue to be held for subsequent 120-day periods until we raise at least $50.0 million or until the end of the subsequent escrow periods. At the end of each subsequent escrow period, we will again notify each Pennsylvania investor of his or her right to receive a refund of his or her subscription amount with interest. Until we have raised $50.0 million, Pennsylvania investors should make their checks payable to “ , as agent for Phillips Edison – ARC Shopping Center REIT Inc.” Once we have reached the Pennsylvania minimum, Pennsylvania investors should make their checks payable to “Phillips Edison – ARC Shopping Center REIT Inc.”

Investments by Qualified Accounts

Funds from qualified accounts will be accepted if received in installments that together meet the minimum or subsequent investment amount, as applicable, so long as the total subscription amount was indicated on the subscription agreement and all funds are received within a 90-day period.

Investments through IRA Accounts

Both                                               and                                          have agreed to act as IRA custodians for purchasers of our common stock who would like to purchase shares through an IRA account and desire to establish a new IRA account for that purpose.

We will pay the fees related to the establishment of investor accounts with                                          and the first-year annual IRA maintenance fee. Thereafter, investors will be responsible for the annual IRA

maintenance fees charged by                                         . We will also pay the first calendar year base fee for investors that establish accounts with                         . After we pay the first calendar year base fee, investors will be responsible for the annual IRA maintenance fees charged by                                 , charged at the beginning of each calendar year. Further information about custodial services is available through your broker or through our dealer manager at                                         .

SUPPLEMENTAL SALES MATERIAL

In addition to the prospectus, we are using supplemental sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of the prospectus. The supplemental sales material does not contain all of the information material to an investment decision and should only be reviewed after reading the prospectus. The sales material currently used in permitted jurisdictions includes:

•	investor sales promotion brochures;

•	cover letters transmitting the prospectus;

•	brochures containing a summary description of the offering;

•	fact sheets describing the general nature of Phillips Edison – ARC Shopping Center REIT Inc. and our investment objectives;

•	asset flyers describing our recent acquisitions;

•	broker updates;

•	online investor presentations;

•	web site material;

•	electronic media presentations; and

•	client seminars and seminar advertisements and invitations.

All of the foregoing material is prepared by our advisor or its affiliates with the exception of the third-party article reprints. In certain jurisdictions, some or all of such sales material may not be available. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

We are offering shares only by means of the prospectus. Although the information contained in our supplemental sales materials will not conflict with any of the information contained in the prospectus, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in the prospectus, or the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby has been passed upon for us by DLA Piper LLP (US), Raleigh, North Carolina. DLA Piper LLP (US) has also reviewed the statements relating to certain U.S. federal income tax matters that are likely to be material to U.S. holders of our common stock under the caption “Certain Material U.S. Federal Income Tax Considerations” and has passed upon our qualification as a REIT for federal income tax purposes. Proskauer Rose LLP, New York, New York has served as counsel for our adviser and dealer manager and their affiliates.

EXPERTS

The consolidated balance sheet of Phillips Edison – ARC Shopping Center REIT Inc. as of December 31, 2009 included in this Prospectus and included elsewhere in this registration statement has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and included elsewhere in this registration statement. Such consolidated balance sheet is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in this offering. This prospectus is a part of that registration statement and, as permitted by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We will file annual, quarterly and current reports, proxy statements and other information with the SEC. We will furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and any of these filings will be, available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Phillips Edison – ARC Shopping Center REIT Inc.

Cincinnati, Ohio

We have audited the accompanying consolidated balance sheet of Phillips Edison – ARC Shopping Center REIT Inc. and subsidiaries (the “Company”) as of December 31, 2009. This consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Phillips Edison – ARC Shopping Center REIT Inc. and subsidiaries as of December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 1, 2010

Phillips Edison – ARC Shopping Center REIT Inc.

Consolidated Balance Sheet

December 31, 2009

ASSETS
Cash and cash equivalents	$200,000
Deferred offering costs	942,618

Total assets	$1,142,618

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities and accrued expenses	$942,618
Commitments and Contingencies (Note 6)
Stockholder’s equity:
Preferred stock, $0.01 par value per share, 10,000,000 shares authorized; zero shares issued and outstanding
Common stock, $0.01 par value per share, 1,000,000,000 shares authorized; 20,000 shares issued and outstanding	200
Additional paid-in capital	199,800

Total stockholder’s equity	$200,000

Total liabilities and stockholder’s equity	$1,142,618

The accompanying notes are an integral part of this consolidated balance sheet.

Phillips Edison – ARC Shopping Center REIT Inc.

Notes to Consolidated Balance Sheet

December 31, 2009

1. ORGANIZATION

Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) was formed as a Maryland corporation on October 13, 2009 and intends to qualify as a real estate investment trust (“REIT”). Substantially all of the Company’s business is expected to be conducted through Phillips Edison – ARC Shopping Center Operating Partnership, L.P. (the “Operating Partnership”), a Delaware limited partnership formed on December 3, 2009. The Company is the sole limited partner of the Operating Partnership, and the Company’s wholly-owned subsidiary, Phillips Edison Shopping Center OP GP LLC, is the sole general partner of the Operating Partnership. As the Company accepts subscriptions for shares in its continuous public offering, it will transfer all of the net proceeds of the offering to the Operating Partnership as a capital contribution in exchange for units of limited partnership interest; however, the Company is deemed to have made capital contributions in the amount of the gross offering proceeds received from investors.

The Company intends to offer to the public pursuant to a registration statement to be filed $1,785,000,000 in shares of common stock. The offer will be for $1,500,000,000 in shares offered to investors at a price of $10.00 per share and $285,000,000 in shares offered to stockholders pursuant to a distribution reinvestment plan at a price of $9.50 per share (the “Offering”). The Company has the right to reallocate the shares of common stock offered between the primary offering and the distribution reinvestment plan.

The Company’s advisor is American Realty Capital II Advisors, LLC (the “Advisor”), a newly organized limited liability company that was formed in the State of Delaware on December 28, 2009 that is indirectly wholly-owned by American Realty Capital, LLC (“ARC sponsor”). Under the terms of the advisory agreement between the Advisor and the Company, the Advisor will ultimately be responsible for the management of the day-to-day activities of the Company and the implementation of its investment strategy. The Advisor will delegate certain duties, including the management of our day-to-day operations and our portfolio of real estate assets, to Phillips Edison & Company SubAdvisor LLC (the “Sub-advisor”), which is indirectly wholly-owned by Phillips Edison Limited Partnership (“Phillips Edison sponsor”). Notwithstanding such delegation to the Sub-advisor, American Realty Capital II Advisors, LLC retains ultimate responsibility for the performance of all the matters entrusted to it under the advisory agreement.

The Company will invest primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. In addition, the Company may invest in other retail properties including power and lifestyle shopping centers, multi-tenant shopping centers, free standing single-tenant retail properties, and other real estate and real estate-related loans and securities depending on real estate market conditions and investment opportunities that it determines are in the best interests of its stockholders. The Company expects that retail properties primarily would underlie or secure the real estate-related loans and securities in which it may invest.

As of December 31, 2009, the Company and the Operating Partnership have neither purchased nor contracted to purchase any assets, nor has the Advisor identified any assets in which there is a reasonable probability the Company and the Operating Partnership will invest.

The Company has evaluated subsequent events through the date the financial statements were issued.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The accompanying consolidated balance sheet of the Company includes the accounts of Phillips Edison – ARC Shopping Center REIT Inc. and the Operating Partnership (over which the Company exercises financial and operating control). The balance sheet of the Operating Partnership is prepared using accounting policies consistent with the Company. All significant intercompany balances and transactions are eliminated upon consolidation.

Use of Estimates – The preparation of the consolidated balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents – The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts. There are no restrictions on the use of the Company’s cash balances.

Organizational and Offering Costs – The Sub-advisor has paid offering expenses on the Company’s behalf. The Company will reimburse on a monthly basis the Sub-advisor for these costs and future organization and offering costs it, the Advisor, or any of their respective affiliates may incur on the Company’s behalf but only to the extent that the reimbursement would not exceed 1.5% of gross offering proceeds over the life of the offering or cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by the Company to exceed 15.0% of gross offering proceeds as of the date of the reimbursement. These offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by the Company in connection with the offering, including legal, accounting, printing, mailing and filing fees, charges of the escrow holder and transfer agent, reimbursement to the Advisor and Sub-advisor for the Company’s portion of the salaries and related employment costs of the Advisor’s and Sub-advisor’s employees who provide services to the Company (excluding costs related to employees who provide services for which the Advisor or Sub-advisor, as applicable, receive acquisition or disposition fees), reimbursement to the Dealer Manager for amounts it may pay to reimburse the bona fide due diligence expenses of broker-dealers, costs in connection with preparing supplemental sales materials, the Company’s costs of conducting bona fide training and education meetings held (primarily the travel, meal and lodging costs of non-registered officers of the Company, the Advisor and Sub-advisor to attend such meetings, cost reimbursement for non-registered employees of the company’s affiliates to attend retail seminars conducted by broker-dealers. These offering costs include travel services provided to the Advisor or Sub-advisor by a related party of the sponsors. Costs associated with the offering are deferred and charged against the gross proceeds of the Offering upon closing. Under the terms of the agreement to be executed with the Advisor, only upon the sale of at least $2.5 million of shares of common stock to the public, will the Company will be obligated to reimburse the Advisor or Sub-advisor or their respective affiliates for organization and offering costs. Future organizational costs will be expensed as incurred by the Company, the Advisor, Sub-advisor or their respective affiliates on behalf of the Company.

Investment Property and Lease Intangibles – Real estate assets acquired directly by the Company will be stated at cost less accumulated depreciation. Depreciation will be computed using the straight-line method. The estimated useful lives for computing depreciation will generally be 5-7 years for furniture, fixtures and equipment, 15 years for land improvements and 30 years for buildings and building improvements. Tenant improvements will be amortized over the shorter of the respective lease term or the expected useful life of the asset. Major replacements that extend the useful life of the assets will be capitalized and maintenance and repair costs will be expensed as incurred.

Real estate assets will be reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the projected operating cash flows of each property on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to estimated fair values to reflect impairment in the value of the asset.

Acquisitions of properties will be accounted for utilizing the acquisition method and, accordingly, the results of operations of acquired properties will be included in the Company’s results of operations from their respective dates of acquisition. Estimates of future cash flows and other valuation techniques that the Company believes are similar to those used by independent appraisers will be used to record the purchase of identifiable assets acquired and liabilities assumed such as land, buildings and improvements, equipment and identifiable intangible assets and liabilities such as amounts related to in-place leases, acquired above- and below-market leases, tenant relationships, asset retirement obligations, mortgage notes payable and any goodwill or gain on purchase. Values of buildings and improvements will be determined on an as if vacant basis. Initial valuations will be subject to change until such information is finalized, no later than 12 months from the acquisition date.

The estimated fair value of acquired in-place leases will be the costs the Company would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, the Company will evaluate the time period over which such occupancy levels would be achieved. Such evaluation will include an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition will be amortized over the remaining lease terms.

Acquired above-and below-market lease values will be recorded based on the present value (using an interest rate that reflects the risks associated with the lease acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of the fair value lease rates for the corresponding in-place leases. The capitalized above- and below-market lease values will be amortized as adjustments to rental revenue over the remaining terms of the respective leases, which include periods covered by bargain renewal options. Should a tenant terminate its lease, the unamortized portion of the in-place lease value will be charged to amortization expense and the unamortized portion of above-and-below market lease value will be charged to rental revenue.

Acquired above- and below-market ground lease values will be recorded based on the difference between the present values (using an interest rate that reflects the risks associated with the lease acquired) of the contractual amounts to be paid pursuant to the ground leases and management’s estimate of the fair value of land under the ground leases. The capitalized above- and below-market lease values will be amortized as adjustments to ground lease expense over the lease term.

Management will estimate the fair value of assumed mortgage notes payable based upon indications of then-current market pricing for similar types of debt with similar maturities. Assumed mortgage notes payable will be initially recorded at their estimated fair value as of the assumption date, and the difference between such estimated fair value and the note’s outstanding principal balance will be amortized over the life of the mortgage note payable as an adjustment to interest expense.

Investments in Real Estate Loans – Investments in real estate loans will be recorded at cost, net of loan loss reserves, and reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, would be measured by comparing the carrying amount of the loan receivable to the present value of the expected cash flows or the fair value of the collateral. If a loan was deemed to be impaired, the Company would record a reserve for loan losses through a charge to income for any shortfall.

The reserve for loan losses is a valuation allowance that will reflect management’s estimate of loan losses inherent in the loan portfolio as of the balance sheet date. The reserve will be increased through a charge to income and will be decreased by charge-offs to specific loans when losses are confirmed. The reserve for loan losses will include a portfolio-based component and an asset-specific component.

The asset-specific reserve component will relate to reserves for losses on loans considered impaired. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. A reserve will be established when the present value of payments expected to be received, observable market prices, or the estimated fair value of the collateral (for loans that are dependent on the collateral for repayment) of an impaired loan is lower than the carrying value of that loan.

The portfolio-based reserve component will cover the pool of loans that do not have asset-specific reserves. A provision for loan losses will be recorded when available information as of each balance sheet date indicates that it is probable that the pool of loans will recognize a loss and the amount of the loss can be reasonably estimated. Required reserve balances for this pool of loans will be derived from estimated probabilities of default and estimated loss severities assuming a default occurs. On a quarterly basis, the Company’s management will assign estimated probabilities of default and loss severities to each loan in the portfolio based on factors such as the debt service coverage of the underlying collateral, the estimated fair value of the collateral, the significance of the borrower’s investment in the collateral, the financial condition of the borrower and/or its sponsors, the likelihood that the borrower and/or its sponsors would allow the loan to default, the Company’s willingness and ability to step in as owner in the event of default, and other pertinent factors.

Investment in Marketable Securities – A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in an impairment to reduce the carrying amount to fair value. The impairment will be charged to earnings and a new cost basis for the security will be established. To determine whether an impairment is other-than-temporary, the Company will consider whether the Company has the ability and intent to hold the investment until a market price recovery and consider whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in. The Company will consider the following factors in evaluating our securities for impairments that are other than temporary:

•	declines in the REIT and overall stock market relative to our security positions;

•	the estimated net asset value (“NAV”) of the companies in which the Company invests relative to their current market prices;

•	future growth prospects and outlook for companies using analyst reports and company guidance, including dividend coverage, NAV estimates and growth in “funds from operations,” or “FFO;” and

•	duration of the decline in the value of the securities.

When the Company holds an other-than-temporarily impaired security that it does not intend to sell and where it is not more likely than not that the Company will be required to sell the security prior to the anticipated recovery of its amortized cost basis, the Company will separate the other-than-temporary impairment loss into a credit component and a component related to other factors (e.g., market fluctuations). The Company will calculate the credit component of the other-than-temporary impairment as the difference between the amortized cost basis of the security and the present value of its estimated cash flows discounted at the yield used to recognize interest income. The credit component will be charged to earnings and the component related to other factors will be recorded to other comprehensive income (loss).

Revenue Recognition – The Company will commence revenue recognition on our leases based on a number of factors. In most cases, revenue recognition under a lease will begin when the lessee takes possession of or controls the physical use of the leased asset. Generally, this will occur on the lease commencement date. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. If the Company is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete.

If the Company concludes that it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset will be the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives which reduces revenue recognized over the term of the lease. In these circumstances, the Company will begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. The Company will consider a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retains legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease; and

•	who constructs or directs the construction of the improvements.

The Company will recognize rental income on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts and rents receivable. Due to the impact of the straight-line basis, rental income generally will be greater than the cash collected in the early years and decreases in the later years of a lease. The Company’s policy for percentage rental income is to defer recognition of contingent rental income until the specified target (i.e. breakpoint) that triggers the contingent rental income is achieved. The Company periodically will review the collectability of outstanding receivables. Allowances will be taken for those balances that the Company deems to be uncollectible, including any amounts relating to straight-line rent receivables.

Reimbursements from tenants for recoverable real estate tax and operating expenses will be accrued as revenue in the period the applicable expenses are incurred. The Company will make certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. The Company does not expect the actual results to differ from the estimated reimbursement.

The Company will recognize lease termination income if there is a signed termination letter agreement, all of the conditions of the agreement have been met, collectability is reasonably assured and the tenant is no longer occupying the property. Upon early lease termination, the Company will provide for losses related to unrecovered intangibles and other assets.

Income Taxes – The Company intends to elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the taxable year ending December 31, 2010, although such election may be postponed to our taxable year ending December 31, 2011. The Company’s qualification and taxation as a REIT depends on its ability, on a continuing basis, to meet certain organizational and operational qualification requirements imposed upon REITs by the Code. If the Company fails to qualify as a REIT for any reason in a taxable year, it will be subject to tax on its taxable income at regular corporate rates. The Company would not be able to deduct distributions paid to stockholders in any year in which it fails to qualify as a REIT. The Company will also be disqualified for the four taxable years following the year during which qualification was lost unless the Company is entitled to relief under specific statutory provisions.

Repurchase of Common Stock – The Company will offer a share repurchase program which will allow certain stockholders to have their shares repurchased subject to approval and certain limitations and restrictions (see Note 3). The Company will account for those financial instruments that represent a mandatory obligation of the Company to repurchase shares as liabilities to be reported at settlement value. Management believes that shares tendered for repurchase by the holder under the Company’s share repurchase program will not represent a mandatory obligation until such repurchases are approved. At such time, the Company will reclassify such obligations from equity to a liability based upon their respective settlement values.

Recent Accounting Pronouncements – In June 2009, the FASB issued a new accounting standard which will require more information about transfers of financial assets, including securitization transactions, and where entities have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures. This standard is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. The Company is currently evaluating the impact that this standard may have on its consolidated financial statements.

In June 2009, the FASB issued a new accounting standard which changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. This standard is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. The Company is currently evaluating the impact that this standard may have on its consolidated financial statements.

3. STOCKHOLDER’S EQUITY

General – The Company has the authority to issue a total of 1,000,000,000 shares of common stock with a par value of $0.01 per share and 10,000,000 shares of preferred stock, $0.01 par value per share. As of December 31, 2009, the Company has issued 20,000 shares of common stock to the Sub-advisor, in exchange for $200,000 in cash at a price of $10.00 per share. The holders of shares of the common stock are entitled to one vote per share on all matters voted on by stockholders, including election of the board of directors. Phillips Edison – ARC Shopping Center REIT Inc.’s charter does not provide for cumulative voting in the election of directors.

Dividend Reinvestment Plan – The Company has adopted a dividend reinvestment plan that will allow stockholders to have dividends and other distributions invested in additional shares of its common stock at a price equal to $9.50 per share. Stockholders who elect to participate in the distribution reinvestment plan, and who are subject to U.S. federal income taxation laws, will incur a tax liability on an amount equal to the fair value on the relevant distribution date of the shares of the Company’s common stock purchased with reinvested distributions, even though such stockholders have elected not to receive the distributions used to purchase those shares of common stock in cash.

Share Repurchase Program – The Company’s share repurchase program may provide a limited opportunity for stockholders to have shares of common stock repurchased, subject to certain restrictions and limitations, at a price equal to or at a discount from the purchase price paid for the shares being repurchased.

The discount will vary based upon the length of time that the shares of the Company’s common stock subject to repurchase have been held. Unless the shares are being repurchased in connection with a stockholder’s death or “qualifying disability”, the prices at which the Company will repurchase shares are as follows:

•	The lower of $9.25 or 92.5% of the price paid to acquire the shares for stockholders who have held their shares for at least one year;

•	The lower of $9.50 or 95.0% of the price paid to acquire the shares for stockholders who have held their shares for at least two years;

•	The lower of $9.75 or 97.5% of the price paid to acquire the shares for stockholders who have held their shares for at least three years; and

•	The lower of $10.00 or 100% of the price paid to acquire the shares for stockholders who have held their shares for at least four years.

Notwithstanding the above, once the Company establishes an estimated value per share of its common stock that is not based on the price to acquire a share in the primary offering or a follow-on public or private offering, the repurchase price per share for all stockholders would be equal to the estimated value per share, as determined by the Advisor or another firm chosen for that purpose.

Repurchase of shares of common stock will be made monthly upon written notice received by the Company at least five days prior to the end of the applicable month. Stockholders may withdraw their repurchase request at any time up to five business days prior to the repurchase date.

The board of directors may, in its sole discretion, amend, suspend, or terminate the share repurchase program at any time. If the board of directors decides to amend, suspend or terminate the share repurchase program, stockholders will be provided with no less than 30 days’ written notice.

2010 Independent Director Stock Plan – The Company will adopt a long-term incentive plan that it will use to attract and retain qualified directors. The Company’s 2010 Independent Director Stock Plan (the “Independent Director Plan”) will offer these individuals an opportunity to participate in the Company’s growth through awards of shares of restricted common stock subject to time-based vesting. The Company expects to grant its independent directors an annual award of 2,500 shares of restricted stock.

The Company’s board of directors or a committee appointed by the board of directors will administer the Independent Director Plan, with sole authority to determine all of the terms and conditions of the awards. No awards will be granted under the Independent Director Plan if the grant or vesting of the awards would jeopardize the Company’s status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under the Company’s charter.

The Company’s board of directors may in its sole discretion at any time determine that all or a part of a director’s time-based vesting restrictions on all or a portion of a director’s outstanding shares of restricted stock will lapse, as of such date as the board may, in its sole discretion, declare. The Company’s board may discriminate among participants or among awards in exercising such discretion.

The Independent Director Plan will automatically expire on the tenth anniversary of the date on which it is approved by the Company’s board of directors and stockholders, unless extended or earlier terminated by the board of directors. The board of directors may terminate the Independent Director Plan at any time.

4. RELATED PARTY TRANSACTIONS

Advisory Agreement – Pursuant to the Advisory Agreement, the Advisor is entitled to specified fees for certain services, including managing the day-to-day activities and implementing the Company’s investment strategy. The Advisor will enter into a sub-advisory agreement with the Sub-advisor, which will manage the Company’s day-to-day affairs and the Company’s portfolio of real estate investments, subject to the board’s supervision and certain major decisions requiring the consent of both the Advisor and Sub-advisor. The fees to be paid and expenses to be reimbursed to the Advisor and Sub-advisor will be paid or reimbursed, respectively, in whole or in proportion to the amount of services provided or expenses incurred on the Company’s behalf by the Advisor and Sub-advisor, respectively.

Organization and Offering Costs – Under the terms of the Advisory Agreement, the Company will reimburse on a monthly basis the Advisor, the Sub-advisor or their respective affiliates for cumulative organization and offering costs and future organization and offering costs they may incur on the Company’s behalf but only to the extent that the reimbursement would not exceed 1.5% of gross offering proceeds over the life of the offering or cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by the Company to exceed 15.0% of gross offering proceeds as of the date of the reimbursement.

Acquisition Fee – The Company will pay the Advisor an acquisition fee related to services provided in connection with the selection and purchase or origination of real estate and real estate-related investments. The acquisition fee will be equal to 1.0% of the cost of investments acquired or originated by the Company, including acquisition or origination expenses and any debt attributable to such investments.

Asset Management Fee – The Company will pay the Advisor an asset management fee for the asset management services it provides pursuant to the advisory agreement with the Company and the Operating Partnership. The asset management fee, payable quarterly in advance (based on assets held by the Company during the previous quarter) on January 1, March 1, July 1 and October 1 will be equal to 0.25% of the sum of the cost of all real estate and real estate-related investments the Company owns and of its investments in joint ventures, including acquisition fees, acquisition and origination expenses and any debt attributable to such investments until 18 months following the end of this offering or any follow-on public offering. Thereafter, the quarterly fee will be 0.25% of the combined fair value of all real estate and real estate-related investments the Company owns and of the Company’s investments in joint ventures. Fair value shall be determined by the Advisor, Sub-advisor, by an independent third-party valuation, or by a combination thereof.

Development Fee – If the Company engages an affiliate of one of its sponsors to provide development services with respect to a particular property, the Company will pay a development fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the project.

Financing Fee – The Company will pay its Advisor or Sub-advisor a financing fee equal to 0.75% of all amounts made available under any loan or line of credit.

Leasing Fee – If the Company engages an affiliate of one of its sponsors to provide leasing services with respect to a particular property, the Company will pay a leasing fee in an amount that is usual and customary for comparable services rendered in the geographic market of the property.

Construction Oversight Fee – If the Company engages an affiliate of one of its sponsors to provide construction oversight services with respect to a particular property, the Company will pay a construction oversight fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the property.

Disposition Fee – For substantial assistance in connection with the sale of properties or other investments, the Company will pay the Advisor, Sub-advisor or their respective affiliates 2.0% of the contract sales price of each property or other investment sold. The conflicts committee will determine whether the Advisor, Sub-advisor or their respective affiliates have provided substantial assistance to the Company in connection with the sale of an asset. Substantial assistance in connection with the sale of a property includes the Advisor’s or Sub-Advisor’s preparation of an investment package for the property (including an investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by the Advisor or Sub-advisor in connection with a sale.

Subordinated Share of Cash Flows – After investors who have not redeemed their shares have received a return of their net capital contributions and an 7.0% per year cumulative, noncompounded return, the Advisor is entitled to receive 15.0% of the Company’s net cash flows, whether from continuing operations, net sale proceeds or otherwise. This fee is payable only if the Company is not listed on an exchange.

Subordinated Incentive Fee – Upon the listing of the Company’s common stock on a national securities exchange, the Company will pay to the Advisor a fee equal to 15.0% of the amount by which (i) the market value of the outstanding stock plus distributions paid by the Company prior to listing to investors who have not redeemed their shares exceeds (ii) the sum of the total amount of capital raised from investors who have not redeemed their shares and the amount of cash flow necessary to generate an 7.0% per year cumulative, noncompounded return to those investors.

Property Manager – All of the Company’s real properties may be managed and leased by Phillips Edison & Company NTR, LLC (“Property Manager”), an affiliated property manager. The Property Manager is indirectly wholly-owned by the Company’s Phillips Edison sponsor and was organized on December 9, 2009 to lease and manage real properties acquired by the Phillips Edison affiliates or other third parties.

The Company will pay to the Property Manager monthly property management fees equal to 4.5% of the annualized gross revenues of the properties managed by the Property Manager. In the event that the Company contracts directly with a non-affiliated third-party property manager in respect of a property, it will pay the Property Manager a monthly oversight fee equal to 1.0% of the annualized gross revenues of the property managed. In addition to the property management fee or oversight fee, if the Property Manager provides leasing services with respect to a property, the Company will pay the Property Manager leasing fees in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable property. The Company will reimburse the costs and expenses incurred by the Property Manager on its behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, as well as fees and expenses of third-party accountants.

The Property Manager will hire, direct and establish policies for employees who will have direct responsibility for the operations of each real property it manages, which may include, but is not limited, to on-site managers and building and maintenance personnel. Certain employees of the Property Manager may be employed on a part-time basis and may also be employed by the Sub-advisor or certain of its affiliates. The Property Manager will also direct the purchase of equipment and supplies and will supervise all maintenance activity.

Dealer Manager – The Company’s current dealer manager is Realty Capital Securities, LLC (“Dealer Manager”). The Dealer Manager is a member firm of the Financial Industry Regulatory Authority (FINRA) and was organized on August 29, 2007. The Dealer Manager is indirectly wholly-owned by the Company’s ARC sponsor and will provide certain sales, promotional and marketing services in connection with the distribution of the shares of common stock offered. Excluding shares sold pursuant to the “friends and family” program, the Dealer Manager will be paid a sales commission equal to 7.0% of the gross proceeds from the sale of shares of the common stock sold in the primary offering and a dealer manager fee equal to 3.0% of the gross proceeds from the sale of shares of the common stock sold in the primary offering.

Share Purchases by Sub-advisor – The Sub-advisor has agreed to purchase on a monthly basis 0.10% of the shares sold in the Company’s initial public offering at a purchase price of $9.00 per share, reflecting no dealer manager fee or selling commissions being paid on such shares. The Sub-advisor may not sell any of these shares while serving as the Sub-advisor.

5. ECONOMIC DEPENDENCY

The Company will be dependent on the Advisor, Sub-advisor or their respective affiliates, and the Property Manager for certain services that are essential to the Company, including the sale of the Company’s shares of common stock, asset acquisition and disposition decisions, and other general and administrative responsibilities. In the event that the Advisor and/or the Property Manager are unable to provide such services, the Company would be required to find alternative service providers.

6. COMMITMENTS AND CONTINGENCIES

The Company is not subject to any material litigation nor, to management’s knowledge, is any material litigation threatened against the Company.

APPENDIX A

PRIOR PERFORMANCE TABLES

The following prior performance tables (“Tables”) provide information relating to the real estate investment programs sponsored by: 1) Phillips Edison and its affiliates, four of which have investment objectives similar to ours and 2) ARC. Each of Phillips Edison’s previous programs and investments and some of ARC’s prior programs and investments were conducted through privately-held entities not subject to the up-front commissions, fees and expenses associated with this offering or all of the laws and regulations in which Phillips Edison – ARC Shopping Center REIT Inc. will be subject. In addition, Phillips Edison – ARC Shopping Center REIT Inc., is Phillips Edison’s first publicly-offered investment program and Phillips Edison has never operated a public REIT before. Because of these facts, investors in Phillips Edison – ARC Shopping Center REIT Inc. should not assume that the prior performance of programs sponsored by Phillips Edison or ARC will be indicative of Phillips Edison – ARC Shopping Center REIT Inc.’s future performance.

The Tables below provide information on the performance of a number of private programs of Phillips Edison and public and private programs of ARC. This information should be read together with the summary information included in the “Prior Performance Summary” section of this prospectus.

The inclusion of the Tables does not imply that we will make investments comparable to those reflected in the Tables or that investors in our shares will experience returns comparable to the returns experienced in the programs referred to in the Tables. In addition, you may not experience any return on your investment. If you purchase our shares, you will not acquire any ownership in any of the programs to which the Tables relate.

The following tables are included herein for each of Phillips Edison and ARC:

TABLE I Experience in Raising and Investing Funds

TABLE II Compensation to Sponsor

TABLE III Operating Results of Prior Programs

TABLE IV Results of Completed Programs

TABLE V Sales or Disposals of Properties

Additional information relating to the acquisition of properties by Phillips Edison’s and ARC’s prior programs is contained in Table VI, which is included in Part II of the registration statement of which this prospectus is a part, which Phillips Edison – ARC Shopping Center REIT Inc. has filed with the Securities and Exchange Commission. Copies of any and all such information will be provided to prospective investors at no charge upon request.

Our determination as to which of Phillips Edison’s and ARC’s prior programs have investment objectives similar to ours was based primarily on the type of real estate in which the programs invested, whether through acquisitions or development of properties. Generally, we consider programs invested primarily in neighborhood and community shopping centers to have investment objectives similar to ours.

Table I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table I provides a summary of the experience of Phillips Edison in raising and investing in funds for programs that have had an offering close during the three years ended December 31, 2008. Information is provided as to the manner in which the proceeds of the offering have been applied. Phillips Edison Shopping Center Fund IV, LP (“Fund IV”) has investment objectives similar to ours. In construction of Fund IV, Phillips Edison was (is) focused on the acquisition of value-added and enhanced return assets. We intend to allocate approximately 90.0% of our portfolio to investments primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate related assets. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

	Similar Programs		Other Program
(in thousands)	Phillips Edison Shopping Center Fund III, LP	Phillips Edison Shopping Center Fund IV, LP	Phillips Edison Strategic Investment Fund LLC

Dollar amount offered	200,000	500,000	50,000
Dollar amount raised	275,000	119,910	65,760
Dollar amount raised (100%)	138%	24%	132%

Less offering expenses:
Selling commissions and discounts	-	-	-
Organizational and offering expenses	816	906	77
Reserve for operations	-	-	-
Other (please footnote)	-	-	-

Percent available for investment	99.7%	99.2%	99.9%

Acquisition costs:
Cash down payment	322,300	22,020	3,354
Acquisition fees	-	-	-
Other (1)	12,331	649	139
Mortgage loan	659,945	52,242	2,763

Total acquisition costs	994,576	74,911	6,256

Percent leveraged	66%	70%	44%

Date offering began	Jan-05	Sep-07	Jan-07

Length of offering (in months)	12	20	4

Months to invest 90% available for investment (measured from date of offering) (2)	20	NA	NA

(1) Includes legal fees, environmental studies, title and other closing costs.

(2) As of this offering, Fund IV and the Strategic Investment Fund are currently in their investment periods and have not invested 90% of their committed capital. As assets are identified for investment equity, capital will be called to fund acquisitions throughout the remainder of the investment period.

Table II

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table II provides the amount and type of compensation paid to Phillips Edison affiliates during the three years ended December 31, 2008 in connection with each program sponsored by a Phillips Edison investment advisor that had offerings close during this period. All but one of the programs below have investment objectives similar to ours. In constructing the programs for the private portfolios, Phillips Edison was focused on the acquisition of value-added and enhanced return assets. We intend to allocate approximately 90% of our portfolio to investments primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million. We intend to allocate approximately 10% of our assets to enhanced return and other real estate related assets. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. All figures are as of December 31, 2008.

	Similar Programs		Other Program
(in thousands)	Phillips Edison Shopping Center Fund III, LP	Phillips Edison Shopping Center Fund IV, LP	Phillips Edison Strategic Investment Fund LLC

Date offering commenced	Jan-05	Sep-07	Jan-07
Dollar amount raised	$275,000	$119,910	$65,760

Amount paid to sponsor from proceeds of offering:
Underwriting fees	-	-	-
Acquisition fees:
Real estate commissions	-	-	-
Advisory fees	-	-	-
Other	-	-	-

Total amount paid to sponsor	-	-	-

Dollar amount of cash generated from operations before deducting payments to sponsor	70,690	680	114

Amount paid to sponsor from operations:
Property management fees	8,899	94	-
Partnership management fees	12,866	1,838	1,796
Reimbursements	2,612	60	-
Leasing commissions	5,909	123	-
Acquisition fees	-	-	250
Development fees	1,165	11	-

Totals	34,063	2,186	2,046

Dollar amount of sales and refinancing before deducting payments to sponsor:
Cash	1,365	-	-
Notes	-	-	-

Amount paid to sponsor from sales and refinancing:
Selling commissions	21	-	-
Incentive fees	-	-	-
Other	-	-	-

Totals	21	-	-

Table III

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table III summarizes the operating results of programs sponsored by Phillips Edison that have had offerings close during the five years ended December 31, 2008. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash generated from operations, sales and refinancings; and information regarding cash distributions. All but one of these programs has investment objectives similar to ours. In constructing the programs for the private portfolios, Phillips Edison was focused on the acquisition of value-added and enhanced return assets. We intend to allocate approximately 90.0% of our portfolio to investments primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate related assets. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. All figures are as of December 31 of the year indicated.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Limited Partnership(4)
(in thousands)	2004	2005	2006	2007	2008

Gross revenues	70,460	85,295	113,282	175,683	211,102
Profit on sale of properties	90	6,104	7,889	3,620	264
Other income (loss)	163	(4,165)	(40)	(122)	(1,156)

Less: Operating expenses (1)	26,086	34,359	44,092	71,678	96,550
Interest expense	22,955	32,341	45,514	84,444	110,219
Depreciation and amortization	16,867	29,325	40,002	71,955	93,655

Net income (loss) before minority interest	4,805	(8,791)	(8,477)	(48,896)	(90,214)

Net loss (income) allocated to minority interest holders	-	-	9,817	31,802	55,112

Net income (loss) - GAAP basis	4,805	(8,791)	1,340	(17,094)	(35,102)

Taxable income: (2)
- from operations	(1,045)	(1,377)	4,182	3,180	(8,273)
-from gain on sale	-	-	476	2,043	379

Cash generated (deficiency) from operations	16,746	13,787	22,154	32,135	35,272
Cash generated (deficiency) from sales	1,864	22,011	35,614	27,603	20,497
Cash generated from refinancing (3)	100,712	104,799	309,327	688,314	82,652

Total cash generated from operations, sales and refinancing	119,322	140,597	367,095	748,052	138,421

Less: Cash distributions to investors:
-from operating cash flow	16,746	13,787	16,760	17,675	18,617
-from sales and refinancing	6,910	1,764	-	-	-
-from other	-	-	-	-	-

Cash generated (deficiency) after cash distributions (3)	95,666	125,046	350,335	730,377	119,804

Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	95,666	125,046	350,335	730,377	119,804

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
- from operations	(4.69)	(6.18)	18.79	14.29	(62.57)
- from recapture	-	-	-	-	-
Capital gain (loss)	-	-	2.14	9.18	2.87
Cash distributions to investors
Source (on a GAAP basis)
- from investment income	6.60	-	5.60	-	-
- from return of capital	25.90	65.00	64.40	74.00	74.00

Total distribution on GAAP basis	$32.50	$65.00	$70.00	$74.00	$74.00

Source (on cash basis)
- from sales	2.56	7.37	-	-	-
- from refinancings	6.93	-	-	-	-
- from operations	23.01	57.63	70.00	74.00	74.00

Total distributions on cash basis	$32.50	$65.00	$70.00	$74.00	$74.00

Amounts (in percentage terms) remaining in program properties as of December 31, 2008					70%

(1) Operating expenses include all general and administrative expenses.

(2) Program is compromised of partnerships, limited liability companies, real estate investment trusts and subchapter S corporations, which file tax returns for which the partners/members and stockholders are taxed on their respective shares of entity income, and accordingly, no provision for income taxes is included in the consolidated financial statements.

(3) Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.

(4) Consolidated audited financial statements of Phillips Edison Limited Partnership and its subsidiaries. As well as being the general partner in all Phillips-Edison sponsored programs the Phillips Edison Limited Partnership has limited partner interests in the programs reported.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Shopping Center Fund III, L.P.
(in thousands)	2005	2006	2007	2008

Gross revenues	1,035	20,293	76,076	106,570
Profit on sale of properties	-	-	-	264
Other income (loss)	-	-	(30)	(1,156)

Less: Operating expenses (1)	2,164	11,415	29,115	40,360
Interest expense	560	9,161	42,131	62,373
Depreciation and amortization	349	9,653	38,015	57,185

Net income (loss) - GAAP basis	(2,038)	(9,936)	(33,215)	(54,240)

Taxable Income: (2)
-from operations	(494)	(422)	8,549	4,940
-from gain on sale	-	-	-	-

Cash generated (deficiency) from operations	(1,415)	(104)	14,939	21,792
Cash generated (deficiency) from sales	-	-	-	1,778
Cash generated from refinancing (3)	33,895	275,380	582,575	(13,637)

Total cash generated from operations, sales and refinancing	32,480	275,276	597,514	9,933

Less: Cash distributions to investors:
-from operating cash flow	-	-	-	-
-from sales and refinancing	-	-	22,500	-
-from other	-	-	-	-

Cash generated (deficiency) after cash distributions	32,480	275,276	575,014	9,933

Less: Special items (not including sales and refinancing)	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	32,480	275,276	575,014	9,933

Tax and distribution Data per $1,000 invested
U.S. federal income tax results:
Ordinary income (loss)
- from operations	(46.68)	(3.45)	31.09	18.43
- from recapture	-	-	-	-
Capital gain (loss) (4)	-	-	-	-
Cash distributions to investors
Source (on a GAAP basis)
- from investment income	-	-	56.55	-
- from return of capital	-	-	25.27	-

Total distribution on GAAP basis	$-	$-	$81.82	$-

Source (on cash basis)
- from sales	-	-	-	-
- from refinancings	-	-	27.49	-
- from operations	-	-	54.32	-

Total distributions on cash basis	$-	$-	$81.82	$-

Amounts (in percentage terms) remaining in program properties as of December 31, 2008				97%

(1) Operating expenses include all general and administrative expenses.

(2) Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. As such, the program is generally not subject to U.S. federal income tax to the extent it distributes its REIT taxable income to its stockholders.

(3) Cash generated from financing / refinancing includes original mortgage proceeds and capital contributions when assets were acquired.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Shopping Center Fund IV, L.P.
(in thousands)	2007	2008

Gross revenues	-	2,950
Profit on sale of properties	-	-
Other income (loss)	-	-

Less: Operating expenses (1)	33	4,066
Interest expense	-	1,533
Depreciation and amortization	475	1,351

Net income (loss) - GAAP basis	(509)	(4,000)

Taxable Income: (2)
-from operations	(17)	559
-from gain on sale	-	-

Cash generated (deficiency) from operations	(509)	(1,473)
Cash generated (deficiency) from sales	-	-
Cash generated from refinancing (3)	-	49,524

Total cash generated from operations, sales and refinancing	(509)	48,051

Less: Cash distributions to investors:
-from operating cash flow	-	-
-from sales and refinancing	-	913
-from other	-	-

Cash generated (deficiency) after cash distributions (3)	(509)	47,138

Less: Special items (not including sales and refinancing)	-	-

Cash generated (deficiency) after cash distributions and special items	(509)	47,138

Tax and distribution data per $1,000 invested
U.S. federal income tax results:
Ordinary income(loss)
- from operations	-	25.39
- from recapture	-	-
Capital gain (loss)	-	-
Cash distributions to investors (4)
Source (on a GAAP basis)
- from investment income	-	41.45
- from return of capital	-	-

Total distribution on GAAP basis	$-	$41.45

Source (on cash basis)
- from sales	-	-
- from refinancings	-	41.45
- from operations	-	-

Total distributions on cash basis	$-	$41.45

Amounts (in percentage terms) remaining in program properties as of December 31, 2008		100%

(1) Operating expenses include all general and administrative expenses.

(2) Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. To qualify as a REIT, the program must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of the ordinary taxable income and to distribute to stockholders or pay tax on 100% of capital gains and to meet certain asset and income tests.

(3) Cash generated from financing / refinancing includes original mortgage financing and subsequent financings.

(4) As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment equity, capital will be called to fund the acquisition throughout the remainder of the investment period.

Table III

OPERATING RESULTS OF PRIOR PROGRAMS (Continued)

(UNAUDITED)

Prior Performance is not Indicative of Future Results

	Phillips Edison Strategic Investment Fund
(in thousands)	2007	2008

Gross revenues	-	-
Profit on sale of properties	-	-
Other income (loss)	6	10

Less: Operating expenses (1)	22	1,840
Interest expense	-	9
Depreciation and amortization	77	-

Net income (loss) – GAAP Basis	(93)	(1,839)

Taxable income: (2)
-from operations	-	-
-from gain on sale	-	-

Cash generated (deficiency) from operations	(93)	(1,839)
Cash generated (deficiency) from sales	-	-
Cash generated from financing / refinancing (3)	-	2,736

Total cash generated from operations, sales and refinancing	(93)	897

Less: Cash distributions to investors:	-	-
-from operating cash flow	-	-
-from sales and refinancing	-	-
-from other	-	-

Cash generated (deficiency) after cash distributions (3)	(93)	897

Less: Special items (not including sales and refinancing)

Cash generated (deficiency) after cash distributions and special items	(93)	897

Tax and distribution Data per $1,000 Invested
U.S. federal income tax results:
Ordinary income(loss)
- from operations	-	-
- from recapture	-	-
Capital gain (loss)	-	-
Cash distributions to investors
Source (on a GAAP basis)
- from investment income	-	-
- from return of capital	-	-

Total distribution on GAAP basis	-	-

Source (on cash basis)
- from sales	-	-
- from refinancings	-	-
- from operations	-	-

Total distributions on cash basis	-	-

Amounts (in percentage terms) remaining in program properties as of December 31, 2008		100%

(1) Operating expenses include all general and administrative expenses.

(2) Program qualifies as a REIT under the Internal Revenue Code for U.S. federal income tax purposes. As such, the program is generally not subject to U.S. federal income tax to the extent it distributes its REIT taxable income to its stockholders.

(3) Cash generated from financing / refinancing includes original mortgage proceeds when assets were acquired.

(4) As of this offering, this commingled fund is currently in its investment period and has not invested its entire committed capital. As such, as assets are identified for investment equity, capital will be called to fund the acquisition throughout the remainder of the investment period.

Table IV

RESULTS OF COMPLETED PROGRAMS

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table IV summarizes the results of the programs sponsored by Phillips Edison that have completed its operations and sold all of its properties during the five years ended December 31, 2008. The programs represented in the table below had investment objectives that were similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core properties and other real estate-related assets. We intend to allocate approximately 90.0% of our portfolio to investments primarily in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate related assets. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

(in thousand, except per units)	Phillips Edison Shopping Center Opportunity Fund, LLC (1)	Phillips Edison Shopping Center Opportunity Fund II, LLC (2)

Dollar amount raised	19,880	57,203

Number of properties purchased	14	45

Date of closing of final offering	May-00	Mar-03

Date of first sale of property	Jul-04	Jul-04

Date of final sale of property	Jul-04	Jul-04

Tax and distribution data per $1,000 investment
U.S. federal income tax results:
Ordinary income (loss)
-from operations	113.41	(114.55)
-from recapture	-	-

Capital gain (loss)	2.23	-

Deferred gain
Capital	-	-
Ordinary	-	-

Cash distributions to investors:
Source (on GAAP basis)
-Investment income	1,036	259
-Return of capital	1,000	1,000

	2,036	1,259

Source (on cash basis)
-Sales	1,059	1,152
-Refinancing	977	107
-Operations	-	-
-Other	-	-

(1) This program was a multi-investor, commingled fund that made investments through a limited liability company for which an affiliate of Messrs. Phillips and Edison served as the general partner. The investors in this partnership contributed a total of $19.9 million between May 2000 and October 2001.

(2) This program was a multi-investor, commingled fund that made investments through a limited liability company for which an affiliate of Messrs. Phillips and Edison served as the general partner. The investors in this partnership contributed a total of $57.2 million between January 2002 and June 2004.

TABLE V

SALES AND DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties sponsored by Phillips Edison during the three years ended December 31, 2008. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core properties and other real estate-related assets.

We intend to allocate approximately 90% of our portfolio to investments in core properties with a diverse mix of tenants dispersed across the United States, and 10% of our assets to enhanced return and other real estate related assets. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

				Selling Price, Net of Closing Costs and GAAP Adjustments						Costs of Properties Including Closing and Soft Costs
	Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvement closing and soft costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures total
Phillips Edison Shopping Center Fund III, LP
	Chuck E Cheese	6/27/07	6/8/08	617,012	747,500	-	-	1,364,512	747,500	360,758	1,108,258	(27,807)
Phillips Edison Limited Partnership
	York and Walker	11/4/2004	1/13/06	1,828,569	4,407,940	-	-	6,236,509	1,766,759	2,801,515	4,568,274	-
	Lee Airport	11/9/2005	2/3/06	1,493,735	3,112,913	-	-	4,606,648	98,153	3,883,242	3,981,395	-
	Richey and Ordinance	2/24/2005	2/3/06	935,012	2,270,908	-	-	3,205,920	614,000	1,706,397	2,320,397	-
	Springville	4/27/2005	4/5/06	1,949,504	3,913,957	-	-	5,863,461	1,971,849	2,025,137	3,996,986	-
	Rexburg Walgreens	11/1/2006	12/20/06	885,581	3,899,275	-	-	4,784,855	1,441,605	2,594,349	4,035,953	-
	24th & Myers	12/12/2005	2/22/07	1,121,381	4,946,150	-	-	6,067,531	1,559,782	3,471,051	5,030,834	-
	O’Reilly Auto Parts	4/7/2006	5/7/07	870,604	-	-	-	870,604	-	875,406	875,406	23,664

			Selling Price, Net of Closing Costs and GAAP Adjustment						Costs of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvement closing and soft costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures total
O’Reilly Auto Parts	5/4/2006	5/31/07	751,348	-	-	-	751,348	-	904,038	904,038	-
Heber City Walgreens	12/12/2006	12/10/07	1,577,936	4,594,220	-	-	6,172,155	1,969,967	2,610,953	4,580,920	-
Reisterstown Staples	6/28/2006	12/28/07	1,551,154	4,140,780	-	-	5,691,934	4,120,000	1,034,034	5,154,034	93,519
Oak Harbor	11/15/2006	2/7/08	274,519	6,230,938	-	-	6,505,457	2,822,200	3,464,265	6,286,465	-
301& Hawthorne	7/18/2007	4/30/08	830,746	4,793,499	-	-	5,624,244	1,676,279	4,049,395	5,725,674	21,121
Saratoga	5/1/2005	8/22/08	1,354,630	4,085,361	-	-	5,439,991	967,838	2,892,658	3,860,497	-

			$16,041,728	$47,143,441	$-	$-	$63,185,169	$19,755,932	$32,673,199	$52,429,130	$110,497

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR PUBLIC PROGRAM

PROPERTIES

Table I provides a summary of the experience of American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds for American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through June 30, 2009. Information is provided as to the manner in which the proceeds of the offerings have been applied and the timing and length of this offering. Proceeds raised by American Realty Capital Trust, Inc. have been invested over time as investment opportunities have arisen. American Realty Capital Trust, Inc. is an ongoing offering through January 25, 2011 and proceeds are currently being raised through the offering period.

		Percentage of total Dollar Amount Raised
Dollar amount offered (total equity)	$1,500,000,000
Dollar amount raised from investors	42,050,937
Dollar amount raised from sponsor and affiliates from sale of special partnership units, and 20,000 shares of common stock	200,000

Total dollar amount raised	42,250,937
Less offering expenses:
Selling commissions and discounts retained by affiliates	3,030,786	7.17%
Organizational expenses	2,090,817	4.95%

Available for investment	$37,129,334	87.88%

Acquisition costs:
Cash down payment – (deposit)	$38,133,957
Proceeds from mortgage financings, net	112,249,667
Acquisition expenses	3,615,706
Acquisition fees paid to sponsor	1,507,369

Total acquisition costs	$155,506,699	368.06%

Cash used for acquisition costs and loans made secured by real estate	$152,424,179

Percentage leverage (mortgage financing divided by total acquisition costs)	72.2%
Date offering began	3/10/2008
Number of offerings in the year	1
Length of offering (in months)	33
Months to invest 90% of amount available for investment(1)	NA

(1)	As of this offering, American Realty Capital Trust, Inc. is currently in its investment period and has not invested 90% of amount offered. Assets are acquired as equity becomes available.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM

PROPERTIES

Table I provides a summary of the experience of the American Realty Capital II, LLC and its affiliates as a sponsor in raising and investing funds in ARC Income Properties LLC from its inception on June 5, 2008 to December 31, 2008 and ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2008. Information is provided as to the manner in which the proceeds of the offerings have been applied, the timing and length of this offering and the time period over which the proceeds have been invested.

	ARC Income Properties, LLC			ARC Income Properties II, LLC
			Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised
Dollar amount offered (unsecured debt)	$19,500,000			$13,000,000
Dollar amount raised from investors	10,680,494			1,089,500
Dollar amount raised from sponsor and affiliates	1,067,514

Total dollar amount raised	$11,748,008			$1,089,500
Less offering expenses:
Selling commissions and discounts retained by affiliates	$838,549		7.14%	$379,888	34.87%
Organizational expenses	—		0.00%	—	0.00%

Available for investment	$10,909,459		92.86%	$709,612	65.13%

Acquisition costs and loans made secured by real estate:
Cash down payment – (deposit)	$9,242,912		78.68%	$3,380,877	310.27%

Proceeds from mortgage financings	45,356,248	(1)	386.08%	33,398,902	3065.53%
Acquisition expenses	1,931,900		16.44%	1,904,684	174.82%

Acquisition fees paid to sponsor	1,645,303		14.00%	422,857	38.81%

Financing coordination fees paid to sponsor	565,497		4.81%	332,570	30.53%

Total acquisition costs	$58,741,860		500.02%	$39,439,390	3619.95%

Cash used for acquisition costs	$58,176,363			$39,106,820

Percentage leverage (mortgage financing divided by total acquisition costs)	77.21%			84.68%
Date offering began	6/09/2008			9/17/2008
Number of offerings in the year	1			1

	ARC Income Properties, LLC		ARC Income Properties II, LLC
		Percentage of total Dollar Amount Raised		Percentage of total Dollar Amount Raised
Length of offering (in months)	7		4
Months to invest 90% of amount available for investment	7		4

(1)	Represent mortgage note assumed for ARC Income Properties, LLC

N/A — not applicable no amounts have been raised from investors as of June 30, 2009.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS FOR NON-PUBLIC PROGRAM

PROPERTIES – (continued)

Table I provides a summary of the experience of the ARC Growth Fund, LP and its affiliates as a sponsor in raising and investing funds from its inception on July 24, 2008 to December 31, 2008. Information is provided as to the manner in which the amount raised have been applied, the timing and length to raise funds and the time period over which the proceeds have been invested.

	ARC Growth Fund, LP
		Percentage of Total Dollar Amount Raised
Dollar amount offered	7,850,000
Dollar amount raised from investors	$7,850,000
Dollar amount raised from sponsor and affiliates	—

Total dollar amount raised	$7,850,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	—	0.00%
Organizational expenses	—	0.00%

Available for investment	$15,700,000	100.00%

Acquisition costs and loans made secured by real estate:
Cash down payment (deposit)	$40,509,007	266.69%
Proceeds from mortgage financings	19,324,975	123.09%
Acquisition expenses	1,062,508	6.77%
Acquisition fees paid to sponsor	1,290,018	8.22%
Financing coordination fees paid to sponsor	45,000	0.29%

Total acquisition costs	$62,231,508	405.05%

Cash used for acquisition costs
Percentage leverage (mortgage financing divided by total acquisition costs)	30.39%
Date offering began	7/24/08
Number of offerings in the year	1
Length of offering in months	1
Months to invest 90% of amount available for investment	1

TABLE II

COMPENSATION TO SPONSOR FROM PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates by American Realty Capital Trust, Inc. as of and for the period from its inception on August 17, 2007 through June 30, 2009.

Date offering commenced	3/10/2008
Dollar amount raised	$42,050,937

Amount paid to sponsor from proceeds of offering
Underwriting fees	$3,030,786
Acquisition fees:
Real estate commissions	$—
Advisory fees – acquisition fees	$1,507,369
Other – organizational and offering costs	$2,090,817
Other – financing coordination fees	$1,131,015
Dollar amount of cash generated from operations before deducting payments to sponsor	$(531,488)
Actual amount paid to sponsor from operations:
Property management fees	$4,230
Partnership management fees	—
Reimbursements	—
Leasing commissions	—
Other (explain)	—

Total amount paid to sponser from operations	$4,230

Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	$—
Notes	$—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	$—
Incentive fees	$—
Other	$—

TABLE II

COMPENSATION TO SPONSOR FROM NON-PUBLIC PROGRAM PROPERTIES

Table II summarizes the amount and type of compensation paid to American Realty Capital II, LLC and its affiliates for ARC Income Properties, LLC from its inception on June 5, 2008 to December 31, 2008 and the ARC Income Properties II, LLC from its inception on August 12, 2008 to December 31, 2008.

	ARC Income Properties, LLC	ARC Income Properties II, LLC	ARC Growth Fund, LP
Date offering commenced	6/09/2008	9/17/2008	7/24/08
Dollar amount raised	$11,748,008	$1,089,500	$7,850,000

Amount paid to sponsor from proceeds of offering
Underwriting fees	$838,549	$379,888	—
Acquisition fees
Real estate commissions	$—	$—	—
Advisory fees – acquisition fees	$1,645,303	$422,857	$1,290,018
Other – organizational and offering costs	$—	$—	—
Other – financing coordination fees	$565,497	$332,570	$45,000
Dollar amount of cash generated from operations before deducting payments to sponsor	$1,154,129	$3,428,133	$—
Actual amount paid to sponsor from operations:
Property management fees	$—	$—	$—
Partnership management fees	—	—	—
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other (explain)	—	—	—

Total amount paid to sponser from operations	$—	$—	$—

Dollar amount of property sales and refinancing before deducting payment to sponsor
Cash	—	—	$11,158
Notes	—	—	—
Amount paid to sponsor from property sale and refinancing:
Real estate commissions	—	—	—
Incentive fees	—	—	—
Disposition fees			$1,169,386
Other	—	—	—

TABLE III

OPERATING RESULTS OF PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of American Realty Capital Trust, Inc. as of the dates indicated.

	Six Months ended June 30, 2009	Year ended December 31, 2008	Period from August 17, 2007 (date of inception) to December 31, 2007
Gross revenues	$6,415,954	$5,549,268	$—
Profit (loss) on sales of properties	—
Less:
Operating expenses	197,610	2,002,010	500
Interest expense	4,770,129	4,773,593	—
Depreciation	2,738,535	2,534,394	—
Amortization	721,284	522,055	—

Net income – GAAP Basis	$(2,011,604)	$(4,282,784)	$(500)
Taxable income (loss)
from operations	$(2,011,604)	$(4,279,784)	$(500)
from gain (loss) on sale	—	—	—
Cash generated from (used by) operations (1)	$(4,344,227)	$4,012,739	$(200,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—

Cash generated from operations, sales and refinancing	$(4,344,227)	$4,012,739	$(200,000)
Less: Cash distribution to investors
from operating cash flow	$395,182	$295,558	$—
from sales and refinancing	$—	$—	$—
from other	$—	$—	$—
Cash generated after cash distributions	$(4,739,409)	$3,717,181	$(200,000)
Less: Special items
Cash generated after cash distributions and special items	$(4,739,409)	$3,717,181	$(200,000)
Tax and distribution data per $1,000 invested (2) (3)
Federal income tax results:
Ordinary income (loss)
from operations	—	$(0.33)
from recapture	—
Capital gain (loss)	—
Cash distributions to investors
Source (on GAAP Basis)
Investment income	—
Return of capital	—	$1.22
Source (on GAAP basis)
Sales	—
Refinancing	—
Operations	—	$1.22
Other	—

(1)

Amount includes cash paid for interest of $4,909,397 for the six months ended June 30, 2009, $4,097,672 for the year ended December 31, 2008 and $0 for the period from August 11, 2007 (date of inception) to December 31, 2007.

(2)	Based on the amount of $42,250,937 raised as of June 30, 2009.

(3)	Federal income tax information for the six months ended June 30, 2009 will not be finalized until the full year results are available.

ARC Income Properties II, LLC, a private offering of debt securities, is included in the consolidated operating results of American Realty Capital Trust, Inc.

TABLE III

OPERATING RESULTS OF NON-PUBLIC PROGRAM PROPERTIES

Table III summarizes the consolidated operating results of ARC Income Property, LLC and ARC Income Property II, LLC., as of the dates indicated.

	ARC Income Properties, LLC Period from June 5, 2008 (Date of Inception) to December 31, 2008	ARC Income Properties II, LLC Period from August 12, 2008 (Date of Inception) to December 31, 2008	ARC Growth Fund, LP Period from July 25, 2008 to December 31, 2008
Gross revenues	$1,340,629	$337,033	$8,676
Profit (loss) on sales of properties	—		9,745,927
Less:
Operating expenses	4,875	—	2,004,355
Interest expense	1,608,503	172,530	597,238
Depreciation	909,140	200,106	344,169
Amortization	—	—	—

Net income – Tax Basis	$(1,181,889)	$(35,603)	$6,808,841
Taxable income (loss)
from operations	$(1,181,889)	$(35,603)	$(2,937,086)
from gain (loss) on sale	$—	$—	$9,745,927
Cash generated from (used by) operations (1)	$1,154,129	$4,012,739	$(3,226,004)
Cash generated from sales	—	—	11,158,000
Cash generated from refinancing	—	—	—

Cash generated from operations, sales and refinancing	$1,154,129	$4,012,739	$7,931,996
Less: Cash interest payments made to investors
from operating cash flow	$—	$—	$—
from sales and refinancing	$—	$—	$—
from other	$—	$—	$—
Cash generated after cash distributions	$1,154,129	$4,012,739	$7,931,996
Less: Special items
Cash generated after cash distributions and special items	$1,154,129	$4,012,739	$7,931,996

Note – non-public programs are combined with other entities for federal income tax reporting purposes. Therefore, federal income tax results for these programs are not presented.

(1)	Includes interest expense.

TABLE IV

RESULTS OF COMPLETED PUBLIC PROGRAMS OF THE ARC SPONSOR AND ITS

AFFILIATES

Not applicable.

TABLE IV

RESULTS OF COMPLETED NON-PUBLIC PROGRAMS OF THE ARC SPONSOR AND

ITS AFFILIATES

Not applicable.

TABLE V

SALES OR DISPOSALS OF ARC PUBLIC PROGRAM PROPERTIES

Not applicable.

TABLE V

SALES OR DISPOSALS OF ARC NON-PUBLIC PROGRAM PROPERTIES

Table V provides summary information on the results of sales or disposals of properties by non-public prior programs having similar investment objectives to ours. All figures below are through October 31, 2009

ARC Growth Partnership, LP

			Selling Price Net of Closing Costs and GAAP Adjustments					Costs of properties Including Closing Costs and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received (cash deficit) Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting From Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Costs, Capital Improvement Costs, Closing and Soft Costs	Total	Excess (Deficit) of Property Operating Cash Receipts Over Cash Expenditures

Bayonet Point, FL	July-08	July-08	$628$	-	$-	$-	$628	$-	$642	$642	$-
Boca Raton, FL	July-08	July-08	2,434	-	-	-	2,434	-	2,000	2,000	-
Bonita Springs, FL	July-08	May-09	(459)	1,207	-	-	748	1,207	543	1,750	(29)
Clearwater, FL	July-08	September-08	253	539	-	-	792	539	371	910	(3)
Clearwater, FL	July-08	October-08	(223)	582	-	-	359	582	400	982	(3)
Destin, FL	July-08	July-08	1,358	-	-	-	1,358	-	1,183	1,183	-
Englewood, FL	July-08	November-08	138	929	-	-	1,067	929	632	1,561	(13)
Fort Myers, FL	July-08	July-08	2,434	-	-	-	2,434	-	1,566	1,566	-
Naples, FL	July-08	July-08	2,727	-	-	-	2,727	-	1,566	1,566	-
Palm Coast, FL	July-08	September-08	891	1,770	-	-	2,661	1,770	-530	1,240	(8)
Pompano Beach, FL	July-08	October-08	1,206	2,162	-	-	3,368	2,162	-411	1,751	(8)
Port St. Lucie, FL	July-08	August-09	(60)	654	-	-	594	654	648	1,302	(40)
Punta Gorda, FL	July-08	July-08	2,337	-	-	-	2,337	-	2,143	2,143	-
Vero Beach, FL	July-08	February-09	87	830	-	-	917	830	565	1,395	(13)
Cherry Hill, NJ	July-08	July-08	1,946	-	-	-	1,946	-	2,225	2,225	-
Cranford, NJ	July-08	July-08	1,453	-	-	-	1,453	-	725	725	-
Warren, NJ	July-08	July-08	1,375	-	-	-	1,375	-	1,556	1,556	-
Westfield , NJ	July-08	July-08	2,539	-	-	-	2,539	-	2,230	2,230	-
Lehigh Acres, FL	July-08	August-09	(207)	758	-	-	551	758	752	1,510	(28)
Alpharetta, GA	July-08	December-08	98	914	-	-	1,012	914	617	1,531	(9)
Atlanta, GA	July-08	September-08	825	1,282	-	-	2,107	1,282	862	2,144	(27)
Columbus, GA	July-08	December-08	(43)	111	-	-	68	111	85	196	(3)
Duluth, GA	July-08	July-08	1,851	-	-	-	1,851	-	1,457	1,457	-
Oakwood, GA	July-08	September-08	49	898	-	-	947	898	607	1,505	(1)
Riverdale, GA	July-08	August-09	(104)	471	-	-	367	471	286	757	(12)
Laurinburg, NC	July-08	July-08	188	-	-	-	188	-	197	197	-
Haworth, NJ	July-08	July-08	1,781	-	-	-	1,781	-	1,834	1,834	-
Fredericksburg, VA	August-08	August-08	2,432	-	-	-	2,432	-	2,568	2,568	-
Dallas, PA	August-08	August-08	1,539	-	-	-	1,539	-	366	366	-
Virginia Beach, VA	August-08	August-08	1,210	-	-	-	1,210	-	930	930	-
Baytown, TX	August-08	August-08	3,205	-	-	-	3,205	-	1,355	1,355	-
Bradenton, FL	November-08	November-08	778	-	-	-	778	-	748	748	-
Sarasota, FL	November-08	November-08	1,688	-	-	-	1,688	-	867	867	-
Tuscaloosa, AL	November-08	November-08	580	-	-	-	580	-	242	242	-
Palm Harbor, FL	November-08	November-08	1,064	-	-	-	1,064	-	790	790	-
Reading, PA	November-08	November-08	137	-	-	-	137	-	248	248	-
St. Augustine, FL	November-08	November-08	1,936	-	-	-	1,936	-	1,428	1,428	-
Cumming, GA	December-08	December-08	1,227	-	-	-	1,227	-	810	810	-
Suffolk, VA	December-08	February-09	115	172	-	-	287	172	129	301	(1)
Titusville, FL	December-08	December-08	321	-	-	-	321	-	260	260	-
West Caldwell, NJ	December-08	September-09	(24)	357	-	-	333	357	358	715	15
Palm Coast, FL	December-08	December-08	507	-	-	-	507	-	599	599	-
Mableton, GA	December-08	December-08	676	-	-	-	676	-	696	696	-
Warner Robins, GA	January-09	January-09	149	-	-	-	149	-	257	257	-
			$43,042	$13,636	$-	$-	$56,678.00	$13,636.00	$37,402	$51,038.00	$(183)

APPENDIX A-1: PRIOR PERFORMANCE OF AMERICAN FINANCIAL REALTY

TRUST

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2006, 2005 and 2004

(In thousands, except per share data)

(unaudited)

	Year Ended December 31,
	2006	2005	2004
Revenues:
Rental income	$253,485	$329,865	$223,160
Operating expense reimbursements	166,712	185,244	93,520
Interest and other income, net	6,425	5,240	3,195

Total revenues	426,622	520,349	319,875

Expenses:
Property operating	229,014	258,414	139,905
Property writedown – hurricane	—	949	—
Property damage recoverable – hurricane	—	(949)	—
Marketing, general and administrative	24,934	24,144	23,888
Broken deal costs	176	1,220	227
Repositioning	9,065
Amortization of deferred equity compensation	8,687	10,411	9,078
Outperformance plan – cash component	—	—	—
Outperformance plan – contingent restricted share component	—	—	(5,238)
Severance and related accelerated amortization of deferred compensation	21,917	4,503	1,857
Interest expense on mortgages and other debt	142,432	157,608	89,417
Depreciation and amortization	126,307	163,923	103,808

Total expenses	562,532	620,223	362,942

Loss before net gain on sale of land and minority interest in a property, net interest income on residential mortgage-backed securities, net loss on investments, minority interest and discontinued operations	(135,910)	(99,874)	(43,067)
Gain on sale of land and minority interest in a property, net	2,043	1,596	17,773
Equity in loss from joint venture	(1,397)	—	—
Interest income from residential mortgage-backed securities, net of interest expense on reverse repurchase agreements of $4,355 for the year ended December 31, 2003	—	—	—
Net loss on investments	—	(530)	(409)

Loss from continuing operations before minority interest	(135,264)	(98,808)	(25,703)
Minority interest	2,686	4,518	1,192

Loss from continuing operations	(132,578)	(94,290)	(24,511)

Discontinued operations:
Loss from operations before yield maintenance fees, net of minority interest of $1850, $528, $197 and $98 for the years ended December 31, 2006, 2005, 2004 and 2003, respectively	(79,174)	(18,952)	(6,084)
Yield maintenance fees, net of minority interest of $15,564, $16 and $103 for the years ended December 31, 2006, 2005, and 2004, respectively	(46,402)	(567)	(3,060)
Net gains on disposals, net of minority interest of $74,046, $562, $374 and $382 for the years ended December 31, 2005, 2004 and 2003, respectively; net of income taxes	237,556	20,194	11,410

Income from discontinued operations	111,980	675	2,266

Net loss	$(20,598)	$(93,615)	$(22,245)

Basic and diluted income (loss) per share:

	Year Ended December 31,
	2006	2005	2004
from continuing operations	$(1.04)	$(0.79)	$(0.24)
from discontinued operations	0.87	0.01	0.02

Total basic and diluted loss per share	$(0.17)	$(0.78)	$(0.22)

AMERICAN FINANCIAL REALTY TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006, 2005 and 2004

(In thousands)

(unaudited)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(20,598)	$(93,615)	$(22,245)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	137,420	138,990	93,241
Minority interest	53,946	(4,500)	(1,118)
Amortization of leasehold interests and intangible assets	36,351	38,887	18,145
Amortization of above- and below-market leases	1,160	(120)	1,539
Amortization of deferred financing costs	13,708	12,656	5,006
Amortization of deferred compensation	13,031	13,440	10,273
Amortization of discount on pledged treasury securities	(359)	—	—
Non-cash component of Outperformance Plan	—	—	(5,238)
Non-cash compensation charge	273	262	244
Impairment charges	65,116	3,581	4,060
Net equity in loss from joint venture	1,397	—	—
Net gain on sales of properties and lease terminations	(315,077)	(23,006)	(30,076)
Net loss on sales of investments	—	530	409
Increase in restricted cash	(3,792)	(17,646)	(21,246)
Leasing costs	(18,154)	(8,404)	(17,349)
Payments received from tenants for lease terminations	1,947	440	2,061
Decrease (increase) in operating assets:
Tenant and other receivables, net	(23,405)	(19,601)	(22,055)
Prepaid expenses and other assets	(2,777)	(81)	(16,466)
Increase (decrease) in operating liabilities:
Accounts payable	4,447	(709)	3,138
Accrued expenses and other liabilities	(3,034)	(10,469)	44,972
Deferred revenue and tenant security deposits	31,711	50,002	71,325

Net cash (used in) provided by operating activities	(26,689)	80,637	118,620

Cash flows from investing activities:
Payments for acquisitions of real estate investments, net of cash acquired	(192,669)	(806,951)	(2,006,703)
Capital expenditures	(50,043)	(41,559)	(15,786)
Proceeds from sales of real estate and non-real estate assets	1,421,613	125,583	245,990
(Increase) decrease in restricted cash	590	1,601	(10,461)
Investment in joint venture	(23,300)	—	—
Sales of investments	1,116	21,240	52,880
Purchases of investments	(33,082)	(659)	(10,032)

Net cash provided by (used in) investing activities	1,124,225	(700,745)	(1,744,112)

Cash flows from financing activities:
Repayments of mortgages, bridge notes payable and credit facilities	(1,207,580)	(594,063)	(274,398)
Proceeds from mortgages, bridge notes payable and credit facilities	327,878	1,108,652	1,531,425
Proceeds from issuance of convertible senior notes, net	—	—	434,030
Payments for deferred financing costs, net	(2,118)	(838)	(25,758)
Proceeds from common share issuances, net	1,185	244,442	7,552
Redemption of Operating Partnership units	—	(4,405)	(31,112)
Contributions by limited partners	—	353	—
Dividends and distributions	(221,140)	(134,395)	(116,799)

Net cash (used in) provided by financing activities	(1,101,775)	619,746	1,524,940

Decrease in cash and cash equivalents	(4,239)	(362)	(100,552)

	Year Ended December 31,
	2006	2005	2004
Cash and cash equivalents, beginning of year	110,245	110,607	211,159

Cash and cash equivalents, end of year	$106,006	$110,245	$110,607

Supplemental cash flow and non-cash information:
Cash paid for interest	$248,170	$166,533	$76,582

Cash paid for income taxes	$687	$24	$1,693

Debt assumed in real estate acquisitions	$—	$78,645	$48,072

Operating Partnership units issued to acquire real estate	$—	$—	$35,867

Non-cash acquisition costs	$—	$2,367	$—

APPENDIX A-2: RESULTS OF NICHOLAS S. SCHORSCH’S COMPLETED

PROGRAMS

(unaudited)

Year	Number of Properties Acquired	Aggregate Purchase Price of Properties Acquired	Number of Properties Sold	Aggregate Gross Proceeds from Sale of Properties	Aggregate Net Gain on Sales	Number of Properties Sold to AFR	Aggregate Gross Proceeds from Sale of Properties to AFR	Aggregate Net Gain on Sales to AFR
1998	105	$22,373,000	15	$8,054,000	$4,227,000	—	$—	$—
1999	33	18,825,000	16	8,418,000	4,468,000	—	—	—
2000	8	142,931,000	33	21,871,000	8,934,000	—	—	—
2001	71	24,126,000	45	22,921,000	4,107,000	—	—	—
2002	59	64,030,000	63	32,130,000	11,377,000	93	230,500,000	N/A	(1)
2003	—	—	11	54,347,000	2,567,000	—	—	—

Total	276	$272,285,000	183	$147,741,000	$35,680,000	93	$230,500,000	$—

(1)

“The consideration received was principally limited partnership units in AFR’s operating partnership and some cash. The net aggregate gain on the sale to AFR can not be determined since the registrant has no information as to what each investor did with his or her limited partnership units after the initial transfer to AFR in 2002.”

APPENDIX B

FORM OF SUBSCRIPTION AGREEMENT

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

INSTRUCTION PAGE

In no event may a subscription of shares be accepted until at least five business days after the date the subscriber receives the final prospectus. You will receive a confirmation of your purchase.

PLEASE MAIL the properly completed and executed ORIGINALS of the subscription agreement with your check made payable to: “                                         , Escrow Agent for Phillips Edison – ARC Shopping Center REIT Inc.”

Mail completed documents to:

Phillips Edison – ARC Shopping Center REIT Inc.

c/o DST Systems, Inc.

430 W. 7 th Street

Kansas City, MO 64105-1407

Phone (866) 771-2088

Fax (877) 694-1113

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

If you have any questions, please call your registered representative or Realty Capital Securities, LLC at 1-877-373-2522.

Instructions to Subscribers

Section 1: Indicate investment amount (Make all checks payable to “                                         , National Association, Escrow Agent for Phillips Edison – ARC Shopping Center REIT Inc.” )

Section 2: Choose type of ownership

Non-Custodial Ownership

—	Accounts with more than one owner must have ALL PARTIES SIGN where indicated on page 3.

—	Be sure to attach copies of all plan documents for Pension Plans, Trusts or Corporate Partnerships required in section 2.

Custodial Ownership

For New IRA/Qualified Plan Accounts, please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.

For existing IRA Accounts and other Custodial Accounts, information must be completed BY THE CUSTODIAN . Have all documents signed by the appropriate officers as indicated in the Corporate Resolution (which are also to be included).

Section 3: All names, addresses, Dates of Birth, Social Security or Tax I.D. numbers of all investors or Trustees

Section 4: Choose Dividend Allocation option

Section 5: To be signed and completed by your Financial Advisor (be sure to include CRD number for FA and BD Firm and the Branch Manager’s signature)

Section 6: Have ALL owners initial and sign where indicated on Page 3

Section 7: All investors must complete and sign the substitute W9

TABLE OF CONTENTS

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

SUBSCRIPTION AGREEMENT

1. YOUR INITIAL INVESTMENT All subscription payments (other than those from Pennsylvania residents) will be placed in an account held by the escrow agent,                     , in trust for subscribers’ benefit, and will be released to us only if we have sold a minimum of 250,000 shares to the public by     , 2011, which is one year from the effective date of this offering. We will not sell any shares to Pennsylvania residents unless we sell a minimum of 5,000,000 shares, to all investors pursuant to this offering by     , 2011, which is one year from the effective date of this offering. Pending a satisfaction of this condition, all subscription payments from Pennsylvania residents will be placed in an account held by the escrow agent,                     , in trust for subscribers’ benefit, pending release to us. Funds in escrow will be invested in short-term investments that mature on or before     , 2011, which is one year from the effective date of this offering, or that can be readily sold or otherwise disposed of for cash by such date without any dissipation of the offering proceeds invested.

Make all checks payable to “                     , Escrow Agent for Phillips Edison – ARC Shopping Center REIT Inc.”

Investment Amount $                                         Brokerage Account Number

                                The minimum initial investment is 250 shares ($2,500)                             (If applicable)

Cash, cashier’s checks/official bank checks in bearer form, foreign checks, money orders, third party checks, or traveler’s checks will not be accepted.

☐ I/WE AM/ARE EMPLOYEE(S) OF REALTY CAPITAL SECURITIES, LLC, AN AFFILIATE, BROKER AND/OR AN IMMEDIATE FAMILY MEMBER OF ONE OF THE ABOVE. I/WE ACKNOWLEDGE THAT I/WE WILL NOT BE PAID A COMMISSION FOR THIS PURCHASE, BUT WILL RECEIVE ADDITIONAL SHARES OR FRACTIONS THEREOF.

☐ CHECK HERE IF ADDITIONAL PURCHASE AND COMPLETE NUMBER 3 BELOW.

2. FORM OF OWNERSHIP (Select only one)

Non-Custodial Ownership	Custodial Ownership

____ Individual

____ Joint Tenant (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated)

____ Tenants in Common

____ TOD – Optional designation of beneficiaries for individual joint owners with rights of survivorship or tenants by the entireties.(Please complete Transfer on Death Registration Form. You may download the form at www.americanrealtycap.com/materials

____ Uniform Gift/Transfer to Minors (UGMA/UTMA)

Under the UGMA/UTMA of the State of

____ Pension Plan (Include Plan Documents)

____ Trust (Include title and signature pages of Trust Documents)

____ Corporation or Partnership (Include Corporate Resolution or Partnership Agreement, as applicable)

____ Other __________________ (Include title and signature pages)

Third Party Administered Custodial Plan

(new IRA accounts will require an additional application)

☐ IRA ☐ ROTH/IRA ☐ SEP/IRA

☐ SIMPLE ☐ OTHER

Name of Custodian

Mailing Address

City, State Zip

Custodian Information (To be completed by Custodian above)

Custodian Tax ID #

Custodian Account #

Custodian Phone

3. INVESTOR INFORMATION (Please print name(s) in which Shares are to be registered.)

A. Individual/Trust/Beneficial Owner

First Name:                                                              Middle Name:

Last Name:                                                              Tax ID or SS# :

Street Address:                                                               City:                              State:                              Zip:

Date of Birth: (mm/dd/yyyy)         /        /             If Non-U.S. Citizen, specify Country of Citizenship:

Daytime Phone #:                             U. S. Driver’s License Number (if available):                              State of Issue:

CALIFORNIA INVESTORS: ALL CERTIFICATES REPRESENTING SHARES WHICH ARE SOLD IN THE STATE OF CALIFORNIA WILL BEAR THE FOLLOWING LEGEND CONDITIONS: IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS FOR THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

Any subscriber seeking to purchase shares pursuant to a discount offered by us must submit such request in writing and set forth the basis for the request.

Any such request will be subject to our verification.

B. Joint Owner/Co-Trustee/Minor

First Name:                                                              Middle Name:

Last Name:                                                              Tax ID or SS# :

Street Address:                                                               City:                              State:                              Zip:

Date of Birth: (mm/dd/yyyy)         /        /             If Non-U.S. Citizen, specify Country of Citizenship:

Daytime Phone #:

C. Residential Street Address (This section must be completed for verification purposes if mailing address in section 3A is a P.O. Box)

Street Address:

City:                                          State:                      Zip:

D. Trust/Corporation/Partnership/Other (Trustee’s information must be provided in sections 3A and 3B)

Date of Trust:         /        /

Entity Name/Title of Trust:                                                      Tax ID Number:

E. Government ID (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy.

Place of Birth:                     City                                          State/Providence                                          Country

Immigration Status: Permanent resident   ☐     Non-permanent resident   ☐     Non-resident   ☐

Check which type of document you are providing:

☐  US Driver’s License    ☐  INS Permanent resident alien card    ☐  Passport with U.S. Visa    ☐  Employment Authorization Document

☐  Passport without U.S. Visa Bank Name (required):                         Account No. (required):

☐  Foreign national identity documents Bank address (required):     Phone No. required:

Number for the document checked above and country of issuance:

F. Employer:                                 Retired: ☐

4. DISTRIBUTIONS (Select only one)

Complete this section to enroll in the Distribution Reinvestment Plan or to elect how you wish to receive your dividend distributions.

IRA accounts may not direct distributions without the custodian’s approval.

I hereby subscribe for Shares of Phillips Edison – ARC Shopping Center REIT Inc. and elect the distribution option indicated below:

A.          Reinvest/Distribution Reinvestment Plan (see the final prospectus for details)

B.          Mail Check to the address of record

C.          Credit Dividend to my IRA or Other Custodian Account

D.          Cash/Direct Deposit ( Please attach a pre-printed voided check ( Non-Custodian Investors only). I authorize Phillips Edison – ARC Shopping Center REIT Inc. or its agent to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify Phillips Edison – ARC Shopping Center REIT Inc. in writing to cancel it. If Phillips Edison – ARC Shopping Center REIT Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.)

Name/Entity Name/Financial Institution:

Mailing Address:     City: State:     Zip:

Account Number:     Your Bank’s ABA/Routing Nbr:

Your Bank’s Account Number:     Checking Acct:                 Savings Acct:

PLEASE ATTACH COPY OF VOIDED CHECK TO THIS FORM IF FUNDS ARE TO BE SENT TO A BANK

*	The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature

5. BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated at the investor’s legal residence.

BROKER DEALER                                         Financial Advisor Name/RIA

Advisor Mailing Address

City                                                               State

                                                                                                                          Zip

Advisor No.                     Branch No.

                                                                                  Telephone No.

Email Address                                                  Fax No.

Broker Dealer CRD Number                         Financial Advisor CRD Number

☐ AFFILIATED REGISTERED INVESTMENT ADVISOR (RIA): All sales of securities must be made through a Broker-Dealer. If an RIA introduces a sale, the sale must be conducted through the RIA in his or her capacity as a Registered Representative of Broker-Dealer (Section 5 must be filled in).

I acknowledge that by checking the above box, I WILL NOT RECEIVE A COMMISSION.

The undersigned FINANCIAL ADVISOR further represents and certifies that in connection with this subscription for Shares, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and /or RIA Signature: Date:

Branch Manager Signature: Date:

6. SUBSCRIBER SIGNATURES

The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf) the following: ( you must initial each of the representations below)

Owner	Co-Owner	a) I/We have a minimum net worth (not including home, home furnishings and personal automobiles) of at least $70,000 and estimate that (without regard to Phillips Edison – ARC Shopping Center REIT Inc.) I/we have a gross income due in the current year of at least $70,000; or I/we have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, and such higher suitability as may be required by certain states and set forth on the reverse side hereof; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.
Owner	Co-Owner	b) I/We have received the final prospectus of Phillips Edison – ARC Shopping Center REIT Inc.
Owner	Co-Owner	c) I/We am/are purchasing shares for my/our own account.
Owner	Co-Owner	d) I/We acknowledge that shares are not liquid.
Owner	Co-Owner	e) If an affiliate of Phillips Edison – ARC Shopping Center REIT Inc., I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.

Owner Signature: Date:

Co-Owner Signature: Date:

Signature of Custodian(s) or Trustee(s) (if applicable). Current Custodian must sign if investment is for an IRA Account

Authorized Signature (Custodian or Trustee): Date:

CERTAIN STATES HAVE IMPOSED SPECIAL FINANCIAL SUITABILITY STANDARDS FOR SUBSCRIBERS WHO PURCHASE SHARES

General Standards for all Investors

•	Investors must have either (a) a net worth of at least $250,000 or (b) an annual gross income of $70,000 and a minimum net worth of $70,000.

Kentucky

•

Investors must have either (a) a net worth of $250,000 or (b) a gross annual income of at least $70,000 and a net worth of at least $70,000, with the amount invested in this offering not to exceed 10% of the Kentucky investor’s liquid net worth.

Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania and Washington

•

Investors must have either (a) a minimum net worth of at least $250,000 or (b) an annual gross income of at least $70,000 and a net worth of at least $70,000. The investor’s maximum investment in the issuer and its affiliates cannot exceed 10% of the Massachusetts, Michigan, Ohio, Iowa, Oregon, Pennsylvania or Washington resident’s net worth.

Tennessee

•	In addition to the suitability requirements described above, investors’ maximum investment in our shares and our affiliates shall not exceed 10% of the resident’s net worth.

Kansas

•

In addition to the suitability requirements described above, it is recommended that investors should invest no more than 10% of their liquid net worth in our shares and securities of other real estate investment trusts. “Liquid net worth” is defined as that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Missouri

•

In addition to the suitability requirements described above, no more than ten percent (10%) of any one (1) Missouri investor’s liquid net worth shall be invested in the securities registered by us for this offering with the Securities Division.

California

•

In addition to the suitability requirements described above, investors’ maximum investment in our shares will be limited to 10% of the investor’s net worth (exclusive of home, home furnishings and automobile).

Alabama and Mississippi

•

In addition to the suitability standards above, shares will only be sold to Alabama and Mississippi residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

What Number to Give the Requester. – Social Security numbers (“SSN”) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (“EIN”) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” means the Internal Revenue Service.

For this type of account:	Give the SSN of:
1. An individual’s account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)
4. (a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee (1)
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner (1)
5. Sole proprietorship or single-owner LLC	The owner (3)

For this type of account:	Give the EIN of:
6. Sole proprietorship or single-owner LLC	The owner (3)
7. A valid trust, estate, or pension trust	The legal entity (4)
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s SSN.

(3)

You must show your individual name and you also may enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.

(4)

List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note. If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf . You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

•

An organization exempt from tax under Section 501(a), an individual retirement account (“IRA”), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).

•	The United States or any of its agencies or instrumentalities.

•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

•	A foreign government or any of its political subdivisions, agencies or instrumentalities.

•	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

•	A corporation.

•	A foreign central bank of issue.

•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

•	A futures commission merchant registered with the Commodity Futures Trading Commission.

•	A real estate investment trust.

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A common trust fund operated by a bank under Section 584(a).

•	A financial institution.

•	A middleman known in the investment community as a nominee or custodian.

•	A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. Check the “Exempt TIN” box in Part 4 of the attached Substitute Form W-9, furnish your TIN, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

•

Failure to Furnish TIN . If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

•	Civil Penalty for False Information With Respect to Withholding . If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
•	Criminal Penalty for Falsifying Information . Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
•	Misuse of TINs . If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

7. SUBSTITUTE W-9

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 3 is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS. See the guidelines below for instructions on how to fill out the Substitute W-9.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)	Part 1 – PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social security number OR Employer Identification Number

Part 2 – Certification – Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);

(2) I am not subject to backup withholding because (a) I am exempt from withholding or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3) I am a U.S. person (including a U.S. resident alien)

CERTIFICATION INSTRUCTIONS – YOU MUST CROSS OUT ITEM (2) IN PART 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURNS. HOWEVER, IF AFTER BEING NOTIFIED BY THE IRS STATING THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING YOU RECEIVED ANOTHER NOTIFICATION FROM THE IRS STATING YOU ARE NO LONGER SUBJECT TO BACKUP WITHHOLDING, DO NOT CROSS OUT ITEM (2). IF YOU ARE EXEMPT FROM BACKUP WITHHOLDING, CHECK THE BOX IN PART 4.

SIGNATURE: DATE:

Name (Please Print):

Address (Please Print):

Part 3 – Awaiting TIN ☐ Part 4 – Exempt TIN ☐

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT

IN

BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU FROM THE ESCROW

ACCOUNT.

PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER

IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN

PART 3 OF

SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me and that either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center for Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

SIGNATURE:                          Date:

APPENDIX C

DIVIDEND REINVESTMENT PLAN

Phillips Edison – ARC Shopping Center REIT Inc., a Maryland corporation (the “Company”), has adopted a Dividend Reinvestment Plan (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1.	Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 30,000,000.

2.	Participants. “Participants” are holders of the Company’s shares of Common Stock who elect to participate in the DRP.

3.	Distribution Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. Such shares will be sold through the broker-dealer and/or dealer manager through whom the Company sold the underlying shares to which the Distributions relate unless the Participant makes a new election through a different distribution channel. The Company will not pay selling commissions on shares of Common Stock purchased in the DRP.

4.	Procedures for Participation. Qualifying stockholders may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the dealer manager or participating broker-dealers. To increase their participation, Participants must complete a new enrollment form and make the election through the dealer manager or the Participant’s broker-dealer, as applicable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP promptly after the date that the Company makes a Distribution. Distributions will be paid monthly as authorized by the Company’s board of directors and declared by the Company.

5.	Purchase of Shares. Until the Company establishes an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public or private offering, Participants will acquire Common Stock at a price of $9.50 per share. Once the Company establishes an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public or private offering, Participants will acquire Common Stock at a price equal to the estimated value of the Company’s Common Stock, as estimated by the Company’s advisor or other firm chosen by the board of directors for that purpose. The Company expects to establish an estimated value per share of Common Stock that is not based on the price to acquire a share of Common Stock in the Company’s primary offering or a follow-on public or private offering after the completion of the Company’s offering stage. The Company’s offering stage will be complete when the Company is no longer offering equity securities – whether through its initial public offering or follow-on public or private offerings – and has not done so for 18 months. For the purpose of determining when the Company’s offering stage is complete, equity offerings do not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan or the redemption of interests in Phillips Edison – ARC Shopping Center Operating Partnership, L.P., the Company’s operating partnership. Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s charter, as amended.

C-1

6.	Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.

7.	Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.

8.	Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRP.

9.	Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer, in order for the dealer manager or participating broker-dealer to meet its obligations to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.

10.	Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least ten business days prior to the last day of the month to which the Distribution relates. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

11.	Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason upon ten days’ written notice to the Participants. The Company may provide notice by including such information (a) in a current report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to the participants.

12.	Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.

13.	Governing Law. The DRP shall be governed by the laws of the State of Maryland.

C-2

Phillips Edison — ARC Shopping Center REIT Inc.

Maximum Offering of

1,800,000,000 Shares

of Common Stock

Minimum Offering of

250,000 Shares of

Common Stock

PROSPECTUS

                    , 2010

Until         , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as soliciting dealers.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Our shares are not FDIC insured, may lose value and are not bank guaranteed. See “Risk Factors” beginning on page 31, to read about risks you should consider before buying shares of our common stock.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) in connection with the distribution of the securities being registered other than selling commissions and the dealer manager fee.

Item	Amount

SEC registration fee	$127,271
FINRA filing fee	75,500
Legal fees and expenses	*
Expense reimbursements for retail conferences, bona fide training and education meetings and industry conferences	*
Blue sky fees and expenses	*
Accounting fees and expenses	*
Sales and advertising expenses	*
Issuer costs regarding bona fide training and education meetings and retail seminars	*
Printing	*
Postage and delivery of materials	*
Transfer agent and escrow fees	*
Due diligence expenses (retailing)	*
Legal fees—underwriter portion	*
Telephone	*
Promotional items	*
Expense reimbursement for broker-dealer technology and other costs	*
Miscellaneous expenses	*

Total	*

* To be filed by amendment.

Item 32. Sales to Special Parties

The Company’s directors and officers and (to the extent consistent with applicable laws and regulations) the employees of our advisor, our sub-advisor and their respective affiliated entities, business associates and others purchasing pursuant to the Company’s “friends and family” program, participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and qualified plans of their representatives will be allowed to purchase shares in the Company’s primary offering at a discount from the public offering price. The Company expects to sell up to approximately $50.0 million in shares of our common stock in our primary offering, assuming we sell the maximum number of shares, pursuant to the Company’s “friends and family” program. The purchase price for such shares will be $9.00 per share, reflecting the fact that selling commissions in the amount of $0.70 per share and the Dealer Manager fee in the amount of $0.30 per share will not be payable in connection with such sales. The net proceeds to the Company from such sales made net of commissions will be substantially the same as the net proceeds the Company receives from other sales of share in the primary offering.

Item 33. Recent Sales of Unregistered Securities

In connection with its organization, on December 3, 2009, the Company issued 20,000 shares of its common stock to Phillips Edison & Company SubAdvisor LLC at a purchase price of $10.00 per share for an aggregate purchase price of $200,000. We expect to make a capital contribution to Phillips Edison – ARC Shopping Center Operating Partnership, L.P., our operating partnership, in the amount of $200,000 in exchange for 20,000 limited partner units of the operating partnership. No sales commission or other consideration will be paid in connection with such sales, which will be consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as transactions not involving any public offering.

Item 34. Indemnification of Directors and Officers

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Except as restricted by Maryland law or the conditions set forth below, the Company’s charter limits the liability of the Company’s directors and officers to the Company and its stockholders for money damages.

Except as restricted by Maryland law or the conditions set forth below, the charter also requires that the Company (a) indemnify a director, an officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity and (b) pay or reimburse their reasonable expenses in advance of the final disposition of a proceeding.

However, under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it hold an Indemnitee harmless for any loss or liability suffered by the Company, unless all of the following conditions are met: (1) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (2) the Indemnitee was acting on behalf of or performing services for the Company; (3) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (4) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its common stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (1) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular Indemnitee; (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee and (3) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “SEC”) and of the published position of any state securities regulatory authority of a jurisdiction in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

The charter further provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (1) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (2) the legal action is initiated by a third party who is not a common stockholder or the legal action is initiated by a common stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (3) the Indemnitee provides the Company with written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.

It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company will also purchase and maintain insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Item 35. Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36. Financial Statements and Exhibits

(a) Financial Statements. See Index to Consolidated Balance Sheet and Prior Performance Tables.

(b) Exhibits. The following exhibits are filed as part of this registration statement:

Ex.	Description

1.1*	Exclusive Dealer Manager Agreement
1.2**	Soliciting Dealers Agreement
3.1	Form of Articles of Amendment and Restatement
3.2	Form of Amended and Restated Bylaws
4.1	Form of Subscription Agreement, included as Appendix B to prospectus
4.2	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates)

4.3	Dividend Reinvestment Plan, included as Appendix C to prospectus
4.4	Share Repurchase Program
4.5**	Form of Amended and Restated Escrow Agreement
5.1**	Opinion of DLA Piper LLP (US) re legality
8.1**	Opinion of DLA Piper LLP (US) re tax matters
10.1	Amended and Restated Advisory Agreement
10.2**	Form of Property Management Agreement
10.3	Form of 2010 Independent Director Stock Plan
21.1*	Subsidiaries of the Company
23.1	Consent of Deloitte & Touche LLP
23.2**	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24.1*	Power of Attorney, included on the Signature Page of the registration statement
99.1**	Consent of Independent Director Nominee
99.2**	Consent of Independent Director Nominee
99.3**	Consent of Independent Director Nominee
99.4**	Consent of Independent Director Nominee

*	Previously filed.
**	To be filed by amendment

Item 37. Undertakings

(a)     The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20.0% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)     The Registrant undertakes (i) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the SEC in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c)     The Registrant undertakes that, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)     For the purpose of determining liability of the Registrant under the Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant, and (iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(e)     The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transaction with the Advisor or its affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the Advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(f)     The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the Advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for the significant properties acquired during the distribution period if such financial statements have been filed or would be due under Items 2.01 and 9.01 of Form 8-K.

(g)     The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10.0% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(h)     The Registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations.

(i)     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(j)     The Registrant undertakes to provide to the dealer manager at the closings specified in the dealer manager agreement the following: (i) if the securities are certificated, certificates in such denominations and registered in such names as required by the dealer manager to permit prompt delivery to each purchaser or (ii) if the securities are not certificated, a written statement of the information required on certificates that is required to be delivered to stockholders to permit prompt delivery to each purchaser.

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2008. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core or core-plus real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core or core-plus properties and other real estate properties and real estate-related loans and securities. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate properties and real estate-related loans and securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

	Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing(1)	Cash Down Payment	Cash Purchase Price plus Acquisition Fee	Other Capitalized Costs	Total Costs

Phillips Edison Shopping Center Fund IV, LP
	Hermiston Plaza	OR	Retail	150,396	1/25/08	$7,267,427	$3,732,573	$11,000,000	$55,311	$11,055,311
	Deerfield Place	NE	Retail	129,812	4/25/08	4,356,200	2,293,800	6,650,000	125,957	6,775,957
	Village Shoppes at East Cherokee	GA	Retail	128,667	8/22/08	15,784,000	2,516,000	18,300,000	176,353	18,476,353
	Plaza North	NE	Retail	203,250	10/10/08	7,680,496	4,019,504	11,700,000	114,169	11,814,169
	Silver State	NV	Retail	155,647	12/5/08	9,702,030	4,997,970	14,700,000	111,415	14,811,415

						44,790,153	17,559,847	62,350,000	583,204	62,933,204

Phillips Edison Shopping Center Fund III, LP
	Fountain Park Station	GA	Retail	107,105	1/5/2006	4,774,549	2,525,451	7,300,000	90,810	7,390,810
	Cox Creek Station	AL	Retail	100,501	1/6/2006	4,526,183	2,338,817	6,865,000	90,093	6,955,093

	Cross Pointe Station	VA	Retail	73,788	1/17/2006	2,684,343	1,415,657	4,100,000	63,524	4,163,524
	Crestview Corners	FL	Retail	116,983	1/23/2006	132,157	7,217,843	7,350,000	102,032	7,452,032
	Cumberland Station	TN	Retail	98,155	1/23/2006	62,056	3,367,944	3,430,000	72,073	3,502,073

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2008. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core or core-plus real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core or core-plus properties and other real estate properties and real estate-related loans and securities. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate properties and real estate-related loans and securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing(1)	Cash Down Payment	Cash Purchase Price plus Acquisition Fee	Other Capitalized Costs	Total Costs
Edgewood Square	SC	Retail	228,204	1/23/2006	107,335	5,857,665	5,965,000	87,714	6,052,714
Holly Springs Station	NC	Retail	155,559	1/23/2006	165,874	9,124,126	9,290,000	79,573	9,369,573
Indian Hills Station	GA	Retail	133,130	1/23/2006	155,835	8,554,165	8,710,000	93,154	8,803,154
Tellico Station	TN	Retail	114,195	1/23/2006	96,838	5,293,162	5,390,000	75,982	5,465,982
Weis Station	PA	Retail	118,361	3/21/2006	3,502,809	1,707,191	5,210,000	137,804	5,347,804
Stadium Station	MI	Retail	92,437	5/11/2006	3,052,445	1,397,555	4,450,000	75,026	4,525,026
Liberty Station	NC	Retail	53,750	5/15/2006	2,076,027	923,973	3,000,000	94,236	3,094,236
Alexandria Station	KY	Retail	207,606	5/17/2006	9,692,145	4,807,855	14,500,000	107,936	14,607,936
Delevan Station	WI	Retail	140,382	5/22/2006	4,344,471	493,942	4,838,413	100,179	4,938,592
Westdayl Station	WI	Retail	173,529	5/22/2006	4,344,471	1,255,978	5,600,449	114,921	5,715,370
La Plata South	MD	Retail	8,000	5/31/2006	-	1,681,521	1,678,556	2,965	1,681,521
Montgomery Commons	AL	Retail	95,300	6/6/2006	6,465,835	3,294,165	9,760,000	83,263	9,843,263
Montgomery Town Ctr	AL	Retail	176,361	6/6/2006	9,393,210	4,801,790	14,195,000	95,069	14,290,069
Riverchase Station	AL	Retail	178,510	6/6/2006	26,379,579	13,490,421	39,870,000	274,568	40,144,568
Tower Station	GA	Retail	89,990	6/22/2006	2,687,742	1,312,258	4,000,000	83,043	4,083,043
Lakeway Station	NM	Retail	75,616	6/28/2006	2,357,248	1,142,752	3,500,000	90,088	3,590,088
Geyer Springs	AR	Retail	151,390	7/27/2006	3,844,529	1,880,471	5,725,000	97,693	5,822,693
Cedar South	UT	Retail	132,969	8/2/2006	3,273,746	1,676,254	4,950,000	142,474	5,092,474
Richfield Station	UT	Retail	112,954	8/2/2006	3,864,838	865,162	4,730,000	151,045	4,881,045

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2008. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core or core-plus real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core or core-plus properties and other real estate properties and real estate-related loans and securities. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate properties and real estate-related loans and securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing(1)	Cash Down Payment	Cash Purchase Price plus Acquisition Fee	Other Capitalized Costs	Total Costs
River Mall Station	NY	Retail	164,661	8/11/2006	3,445,932	1,604,068	5,050,000	198,997	5,248,997
Hillsboro Station	OR	Retail	108,553	9/15/2006	7,015,871	3,584,129	10,600,000	102,196	10,702,196
Rivergate Square	TN	Retail	83,408	9/21/2006	5,190,816	1,659,184	6,850,000	166,013	7,016,013
Windsor Hills Station	OK	Retail	201,046	9/22/2006	6,953,945	3,446,055	10,400,000	128,378	10,528,378
La Grande Station	OR	Retail	140,315	9/29/2006	3,715,717	1,884,284	5,600,000	76,128	5,676,128
Pulaski Station	VA	Retail	112,340	10/30/2006	2,930,462	1,439,538	4,370,000	106,146	4,476,146
Currier Station	CA	Retail	131,167	12/12/2006	7,956,280	3,843,720	11,800,000	264,270	12,064,270
Ferry Pass Station	FL	Retail	115,198	12/15/2006	4,293,712	2,246,288	6,540,000	81,763	6,621,763
Ashland Station	OH	Retail	213,785	12/20/2006	2,236,771	1,013,229	3,250,000	67,106	3,317,106
Chapman Station	TN	Retail	53,591	12/20/2006	2,961,431	1,488,569	4,450,000	68,853	4,518,853
Cloverdale Station	AL	Retail	59,407	12/20/2006	1,898,343	951,657	2,850,000	57,004	2,907,004
D&F Station	NY	Retail	194,457	12/20/2006	5,349,217	2,615,783	7,965,000	194,987	8,159,987
Fashion Station	SC	Retail	149,493	12/20/2006	2,176,147	923,853	3,100,000	65,227	3,165,227
Habersham Station	GA	Retail	147,182	12/20/2006	3,525,065	1,774,935	5,300,000	71,016	5,371,016
Heritage Station	OH	Retail	181,732	12/20/2006	4,158,787	2,026,213	6,185,000	83,773	6,268,773
Holly Station	FL	Retail	116,096	12/20/2006	4,993,394	2,506,606	7,500,000	116,080	7,616,080
Irving Station	TX	Retail	69,411	12/20/2006	2,549,199	1,250,801	3,800,000	63,060	3,863,060
Palmetto Crossroads	SC	Retail	40,910	12/20/2006	1,782,833	842,167	2,625,000	64,489	2,689,489
Silver Hills Station	FL	Retail	109,001	12/20/2006	2,884,983	1,415,017	4,300,000	92,991	4,392,991
Stanly Station	NC	Retail	63,637	12/20/2006	1,938,335	961,665	2,900,000	62,629	2,962,629

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2008. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core or core-plus real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core or core-plus properties and other real estate properties and real estate-related loans and securities. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate properties and real estate-related loans and securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing(1)	Cash Down Payment	Cash Purchase Price plus Acquisition Fee	Other Capitalized Costs	Total Costs
Stella Station	TX	Retail	99,727	12/20/2006	4,725,396	2,424,604	7,150,000	74,641	7,224,641
Town Fair Station	IN	Retail	119,439	12/20/2006	1,684,596	790,404	2,475,000	52,138	2,527,138
Village Station	NC	Retail	87,869	12/20/2006	3,104,763	1,545,237	4,650,000	59,709	4,709,709
Walled Lake	MI	Retail	90,875	1/7/2007	6,280,227	3,269,773	9,550,000	104,053	9,654,053
Blaine International	WA	Retail	127,444	5/7/2007	7,702,459	4,047,541	11,750,000	71,317	11,821,317
Creekview Center	UT	Retail	194,583	5/7/2007	6,051,552	5,423,448	11,475,000	233,946	11,708,946
Sandy Marketplace	OR	Retail	101,192	5/7/2007	6,578,193	3,421,807	10,000,000	74,054	10,074,054
Acworth Avenue	GA	Retail	16,130	6/27/2007	2,437,500	1,270,085	3,707,585	41,621	3,749,206
Alamosa Plaza	CO	Retail	19,875	6/27/2007	975,000	483,689	1,458,689	37,619	1,496,308
Beacon Heights	GA	Retail	105,849	6/27/2007	3,087,500	1,614,783	4,702,283	42,969	4,745,252
Bear Road Plaza	NY	Retail	59,483	6/27/2007	3,380,000	1,726,938	5,106,938	90,362	5,197,300
Boulevard Plaza	NY	Retail	16,549	6/27/2007	3,224,000	1,634,456	4,858,456	100,694	4,959,150
Bridgewater Marketplace	FL	Retail	57,960	6/27/2007	6,688,000	2,112,000	8,800,000	109,465	8,909,465
Cedar Springs Crossing	SC	Retail	86,570	6/27/2007	9,437,000	1,863,000	11,300,000	67,760	11,367,760
Chuck E Cheese	NY	Retail	11,300	6/27/2007	747,500	360,758	1,108,258	41,223	1,149,481
Columbia Promenade	FL	Retail	65,883	6/27/2007	9,037,000	3,263,000	12,300,000	123,871	12,423,871
Concord Crossing	NC	Retail	55,930	6/27/2007	5,098,000	(98,000)	5,000,000	58,274	5,058,274
Cross Creek	MS	Retail	65,269	6/27/2007	4,225,000	2,228,874	6,453,874	40,983	6,494,857
CVS Center	OH	Retail	33,270	6/27/2007	650,000	314,934	964,934	33,558	998,492

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2008. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core or core-plus real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core or core-plus properties and other real estate properties and real estate-related loans and securities. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate properties and real estate-related loans and securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing(1)	Cash Down Payment	Cash Purchase Price plus Acquisition Fee	Other Capitalized Costs	Total Costs
D&L Plaza	NY	Retail	148,245	6/27/2007	16,424,000	4,776,000	21,200,000	341,676	21,541,676
Decatur Marketplace	IL	Retail	22,775	6/27/2007	2,223,000	1,155,253	3,378,253	37,285	3,415,538
Del-Ton Plaza	NY	Retail	55,473	6/27/2007	3,770,000	1,915,893	5,685,893	111,579	5,797,472
Eastwood Shopping Ctr	NY	Retail	155,761	6/27/2007	3,705,000	1,945,769	5,650,769	45,422	5,696,191
Fairview Square	VA	Retail	85,209	6/27/2007	9,987,000	913,000	10,900,000	66,898	10,966,898
Family Place At Las Vegas	NV	Retail	27,300	6/27/2007	3,705,000	1,961,616	5,666,616	32,054	5,698,670
Forestdale Plaza	NC	Retail	53,239	6/27/2007	5,167,500	2,747,771	7,915,271	32,250	7,947,521
Freeway Junction	GA	Retail	162,778	6/27/2007	8,645,000	4,575,604	13,220,604	72,057	13,292,661
Genito	VA	Retail	79,407	6/27/2007	5,167,500	2,725,537	7,893,037	53,311	7,946,348
Hamburg Village Sq.	NY	Retail	92,717	6/27/2007	8,450,000	4,327,259	12,777,259	218,430	12,995,689
Hannaford	NY	Retail	191,718	6/27/2007	12,350,000	6,393,438	18,743,438	249,316	18,992,754
Henrietta Jefferson Plaza	NY	Retail	159,517	6/27/2007	11,212,500	5,804,478	17,016,978	233,022	17,250,000
Henrietta Plaza	NY	Retail	245,426	6/27/2007	21,792,000	5,408,000	27,200,000	369,980	27,569,980
Horizon Park	FL	Retail	215,713	6/27/2007	18,915,000	9,945,003	28,860,003	186,506	29,046,509
Houston Square	GA	Retail	60,799	6/27/2007	4,718,000	1,582,000	6,300,000	75,744	6,375,744
Keller Plaza	MO	Retail	63,876	6/27/2007	3,900,000	2,057,288	5,957,288	38,098	5,995,386
Kensington Place	TN	Retail	70,607	6/27/2007	6,418,000	2,757,000	9,175,000	67,240	9,242,240
Lafayette Center	GA	Retail	78,422	6/27/2007	2,437,500	1,266,883	3,704,383	41,964	3,746,347

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2008. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core or core-plus real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core or core-plus properties and other real estate properties and real estate-related loans and securities. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate properties and real estate-related loans and securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing(1)	Cash Down Payment	Cash Purchase Price plus Acquisition Fee	Other Capitalized Costs	Total Costs
Lake Olympia Square	FL	Retail	87,556	6/27/2007	9,837,000	6,463,000	16,300,000	131,317	16,431,317
Lakeview Plaza	FL	Retail	54,788	6/27/2007	4,968,000	3,132,000	8,100,000	96,050	8,196,050
Memorial Square	VA	Retail	143,299	6/27/2007	5,720,000	3,019,485	8,739,485	53,801	8,793,286
Merchants Square	FL	Retail	74,837	6/27/2007	5,980,000	3,120,866	9,100,866	80,745	9,181,611
Metro Station	MS	Retail	52,617	6/27/2007	2,275,000	1,188,340	3,463,340	31,726	3,495,066
Monroe Shopping Ctr	NC	Retail	45,080	6/27/2007	2,015,000	1,053,573	3,068,573	29,361	3,097,934
Mooresville Marketplace	NC	Retail	60,314	6/27/2007	3,835,000	2,032,193	5,867,193	29,986	5,897,179
Pine Plaza	NY	Retail	83,273	6/27/2007	7,345,000	3,795,048	11,140,048	156,108	11,296,156
Pointe at Tampa Palms	FL	Retail	20,258	6/27/2007	5,070,000	2,650,938	7,720,938	72,546	7,793,484
Ridgeview Place	NY	Retail	64,783	6/27/2007	5,850,000	3,006,630	8,856,630	140,288	8,996,918
Shoppes at Citiside	NC	Retail	75,485	6/27/2007	10,696,000	(296,000)	10,400,000	61,320	10,461,320
Shoppes at Turnberry	OH	Retail	61,872	6/27/2007	4,745,000	2,508,418	7,253,418	43,795	7,297,213
Shoppes of Augusta	GA	Retail	21,000	6/27/2007	5,525,000	2,921,302	8,446,302	52,586	8,498,888
South Main Street Plaza	OH	Retail	52,399	6/27/2007	4,099,000	801,000	4,900,000	69,959	4,969,959
Southside Plaza	NY	Retail	63,140	6/27/2007	6,088,000	3,632,000	9,720,000	158,545	9,878,545
Squirewood Village	TN	Retail	46,122	6/27/2007	4,438,000	262,000	4,700,000	60,284	4,760,284
Stockbridge Plaza	GA	Retail	10,800	6/27/2007	2,210,000	1,152,049	3,362,049	37,403	3,399,452
The Crossroads	FL	Retail	63,894	6/27/2007	2,795,000	1,418,945	4,213,945	69,040	4,282,985

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2008. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core or core-plus real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core or core-plus properties and other real estate properties and real estate-related loans and securities. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate properties and real estate-related loans and securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing(1)	Cash Down Payment	Cash Purchase Price plus Acquisition Fee	Other Capitalized Costs	Total Costs
Tops Plaza Cortland	NY	Retail	134,223	6/27/2007	17,424,000	6,076,000	23,500,000	273,619	23,773,619
Tops Plaza Erie	PA	Retail	106,331	6/27/2007	15,225,000	2,775,000	18,000,000	249,657	18,249,657
Turfway Plaza	KY	Retail	133,985	6/27/2007	10,626,000	3,474,000	14,100,000	68,332	14,168,332
Wegman’s Plaza	NY	Retail	122,876	6/27/2007	7,150,000	3,685,204	10,835,204	156,120	10,991,324
Bi-Lo Center	NC	Retail	54,319	8/15/2007	6,925,000	575,000	7,500,000	79,079	7,579,079
Eastridge Crossing	NC	Retail	159,429	8/15/2007	4,250,000	250,000	4,500,000	111,224	4,611,224
North Aiken Bi-Lo	SC	Retail	59,204	8/15/2007	5,750,000	450,000	6,200,000	112,467	6,312,467
Redbud Commons	NC	Retail	63,937	8/15/2007	8,700,000	1,700,000	10,400,000	107,577	10,507,577
Thompson Square Mall	NY	Retail	241,052	8/15/2007	18,400,000	6,136,231	24,536,231	253,156	24,789,387
University Plaza	NY	Retail	162,879	8/15/2007	9,975,000	5,225,000	15,200,000	286,649	15,486,649
Pasco Square	FL	Retail	135,421	8/20/2007	9,685,000	(1,848,993)	7,836,007	99,301	7,935,308
Tops Plaza Canandaigua	NY	Retail	57,498	8/20/2007	5,102,233	5,322,532	10,424,765	99,568	10,524,333
Athens	AL	Retail	209,124	9/14/2007	8,540,976	2,574,850	11,115,826	171,417	11,287,243
Northgate	TX	Retail	196,590	11/1/2007	13,822,517	1,577,483	15,400,000	117,265	15,517,265
Airport Village	PA	Retail	70,531	12/1/2007	3,445,000	1,815,000	5,260,000	125,749	5,385,749

					$648,553,913	$305,508,100	$954,059,048	$11,953,499	$966,012,547

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2008. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core or core-plus real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core or core-plus properties and other real estate properties and real estate-related loans and securities. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate properties and real estate-related loans and securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

	Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing(1)	Cash Down Payment	Cash Purchase Price plus Acquisition Fee	Other Capitalized Costs	Total Costs
Phillips Edison Strategic Investment Fund
	Post Falls	ID	Retail	463,815	10/11/07	—	6,116,720	6,116,720	138,569	6,255,289
Phillips Edison Limited Partnership
	Vernal	UT	Retail	13,650	3/28/2006	2,518,641	1,232,766	3,751,407	5,861	3,757,268
	East Pointe Plaza	SC	Retail	274,208	4/1/2006	6,997,151	2,752,849	9,750,000	202,496	9,952,496
	O’Reilly Auto Parts	SC	Retail	7,000	4/7/2006	—	857,332	857,332	15,364	872,696
	O’Reilly Auto Parts	SC	Retail	7,000	5/4/2006	—	880,390	880,390	23,648	904,038
	Northlake Office	OH	Office	106,290	10/6/2006	4,678,125	1,371,875	6,050,000	119,857	6,169,857
	Rexburg Walgreens	ID	Retail	14,820	11/1/2006	3,799,275	108,654	3,907,929	111,793	4,019,721
	Heber City Walgreens	UT	Retail	14,550	12/12/2006	3,991,014	794,452	4,785,466	5,857	4,791,323
	Old Bridge	VA	Retail	12,000	12/27/2006	—	2,593,868	2,593,868	15,056	2,608,925
	Village at Mooresville	IN	Retail	171,646	1/1/2007	4,639,797	1,225,203	5,865,000	168,949	6,033,949
	Oak Harbor	WA	Retail	14,738	2/23/2007	5,136,634	1,075,065	6,211,699	74,766	6,286,465
	Quincy	IA	Retail	141,816	3/1/2007	3,518,751	986,249	4,505,000	176,901	4,681,901
	Country Club Station	NM	Retail	57,635	4/1/2007	4,847,107	1,452,893	6,300,000	82,214	6,382,214

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2008. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core or core-plus real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core or core-plus properties and other real estate properties and real estate-related loans and securities. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate properties and real estate-related loans and securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing(1)	Cash Down Payment	Cash Purchase Price plus Acquisition Fee	Other Capitalized Costs	Total Costs
Powell Villa	OR	Retail	61,908	6/1/2007	6,293,500	1,906,500	8,200,000	62,046	8,262,046
Idaho Falls	ID	Retail	14,820	6/1/2007	4,710,000	656,527	5,366,527	39,222	5,405,750
301& Hawthorne	MD	Retail	14,740	7/18/2007	4,793,499	906,810	5,700,309	25,364	5,725,674
Mayfair Village	TX	Retail	232,534	7/23/2007	17,681,166	5,368,834	23,050,000	98,866	23,148,866
Southern Hills	OK	Retail	204,082	8/6/2007	7,828,469	2,396,531	10,225,000	60,979	10,285,979
Buckingham	TX	Retail	64,773	8/17/2007	3,300,000	978,960	4,278,960	79,775	4,358,735
12 West Marketplace	MN	Retail	82,911	8/23/2007	2,942,674	857,326	3,800,000	104,985	3,904,985
Lassen	CA	Retail	79,187	11/1/2007	—	4,300,000	4,300,000	44,845	4,344,845
Hillside	UT	Retail	13,192	11/13/2007	2,674,308	140, 109	2,814,417	26,515	2,840,932
New Market Madison	NC	Retail	169,343	12/1/2007	—	6,000,000	6,000,000	69,580	6,069,580
Reisterstown Staples	MD	Retail	35,961	6/28/2006	4,140,780	977,987	5,118,767	35,267	5,154,034
Commerce Square	TX	Retail	165,391	1/1/2008	—	10,000,000	10,000,000	68,663	10,068,663
Upper Deerfield	NJ	Retail	110,488	1/1/2008	—	6,500,000	6,500,000	109,985	6,609,985
Orchard Plaza	PA	Retail	86,099	3/1/2008	3,480,108	265,892	3,746,000	121,885	3,867,885
Renton	WA	Retail	14,820	3/3/2008	6,678,540	323,420	7,001,960	39,194	7,041,154
Albuquerque	NM	Retail	16,510	6/27/2008	5,057,379	1,158,300	6,215,678	28,914	6,244,592
24/Market	MD	Retail	12,547	7/11/2008	2,352,512	382,259	2,734,771	44,813	2,779,584
Lake Steven	WA	Retail	15,004	10/3/2008	5,848,595	1,064,753	6,913,348	64,472	6,977,821
Brierhill	MD	Retail	12,649	12/2/2008	4,340,101	(1,654)	4,338,448	71,781	4,410,229

Table VI

ACQUISITIONS OF PROPERTIES

(UNAUDITED)

Prior Performance is not Indicative of Future Results

Table VI presents summary information with respect to acquisitions of properties sponsored by Phillips Edison during the three years ended December 31, 2008. Each of the programs represented in the table have or had investment objectives similar to ours. Phillips Edison diversified the portfolios by geographic region and tenant mix as well as investment size and investment risk. In constructing the portfolios for these programs, Phillips Edison specialized in acquiring a mix of value-added, enhanced-return and core or core-plus real estate assets with a focus primarily on value-added and enhanced-return assets. Like these funds, we will also seek to diversify our assets by investment risk by making investments in core or core-plus properties and other real estate properties and real estate-related loans and securities. We intend to allocate approximately 90.0% of our portfolio to investments in necessity-based neighborhood and community shopping centers throughout the United States with a focus on well-located grocery anchored shopping centers that are well occupied at the time of purchase and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our assets to enhanced return and other real estate properties and real estate-related loans and securities. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities.

Property	State	Property Type	Gross Leasable Space	Date Acquired	Total Financing(1)	Cash Down Payment	Cash Purchase Price plus Acquisition Fee	Other Capitalized Costs	Total Costs
					$122,248,126	$62,314,151	$184,562,276	$2,200,506	$186,762,782

(1) Total financing at date of acquisition.

TABLE VI

ACQUISITIONS OF PROPERTIES BY ARC PUBLIC PROGRAMS

The table below presents information concerning the acquisition of properties from its inception on August 17, 2007 to December 31, 2007 and for the year ended December 31, 2008 and the six month period from January 1, 2009 to June 30, 2009 by American Realty Capital Trust, Inc. sponsored by American Realty Capital II, LLC and its predecessor entities and affiliates.

Name	Federal Express Distribution Center	Harleysville National Bank Portfolio	Rockland Trust Company Portfolio	PNC Bank	Rite Aid Portfolio	PNC Bank Portfolio
Location	Pennsylvania	Pennsylvania	Massachusetts	Florida	Pennsylvania and Ohio	New Jersey, Ohio, Pennsylvania
Type of Property	Distribution Center	Retail Bank Branches	Retail Bank Branches	Retail Bank Branches	Retail Drug Stores	Retail Bank Branches
Number of properties	1	15	18	2	6	50
Date of purchase	March 2008	March 2008	May 2008	September and October 2008	September 2008	November 2008
Contract purchase price plus acquisition fee	$10,147,995	$41,385,980	$32,509,880	$6,730,424	$18,761,484	$42,708,571
Cash down payment	$3,242,674	$10,675,721	$8,704,919	$2,353,419	$6,031,127	$11,414,172
Mortgage financing at date of purchase	$6,965,000	$31,000,000	$24,412,500	$4,500,000	$12,808,265	$33,398,902
Other cash expenditures expensed	$—	$—	$—	$—	$—	$—
Other cash expenditures capitalized	$59,679	$289,741	$607,539	$122,995	$77,908	$2,104,503
Total acquisition cost	$10,207,674	$41,675,721	$33,117,419	$6,853,419	$18,839,392	$44,813,074
Amount raised from investors	$160,159	$10,675,721	$8,704,919	$2,353,419	$6,031,127	$11,414,172
Amount raised from sponsor	$3,082,520	$—	$—	$—	$—	$—

TABLE VI

ACQUISITIONS OF PROPERTIES BY ARC NON-PUBLIC PROGRAMS

The table below presents information concerning the acquisition of properties from non-public programs from their inception to December 31, 2008, sponsored by American Realty Capital II, LLC and its predecessor entities and affiliates.

Name	PNC Bank Portfolio	Citizens Bank Portfolio	ARC Growth Fund, LP (1)
Location	New Jersey, Ohio, Pennsylvania	Various	Various
Type of Property	Retail Bank Branches	Retail Bank Branches	Retail Bank Branches
Number of properties	50	35	52
Date of purchase	November 2008	July 2008 to December 2008	July 2008 to December 2008
Contract purchase price plus acquisition fee	$42,708,571	$54,426,486	$61,124,000
Cash down payment	$11,414,172	$10,822,138	$40,504,007
Mortgage financing at date of purchase	$33,398,902	$45,356,248	$19,324,975
Other cash expenditures expensed	$ —	$ —	$ —
Other cash expenditures capitalized	$ 2,104,503	$ 1,751,900	$ 1,107,508
Total acquisition cost	$44,813,074	$56,178,386	$62,231,508
Amount raised from investors	$11,414,172	$10,680,294	$ 7,850,000
Amount raised from sponsor	$ —	$ 141,844	$ —

(1)

ARC Growth Partnership, LP mutually terminated the contractual agreement with Wachovia Bank, N.A. in March 2009, and has not acquired any vacant bank branches following this termination. ARC Growth Partnership, LP is currently in the process of selling its remaining assets.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, State of Ohio, on March 1, 2010.

Phillips Edison – ARC Shopping Center REIT Inc.

By: *
Jeffrey S. Edison Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	*	Co-Chairman of the Board	March 1, 2010
Michael C. Phillips

	*	Co-Chairman of the Board and	March 1, 2010
	Jeffrey S. Edison	Chief Executive Officer (Principal Executive Officer)

	/s/ Richard J. Smith	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 1, 2010
Richard J. Smith

	*	Director	March 1, 2010
William M. Kahane

*By:	/s/ John Bessey	President
John Bessey
Attorney-in-fact